   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 29, 1997

                                                     REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                 ------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                 ------------
                       HYPERION TELECOMMUNICATIONS, INC.
            (Exact name of registrant as specified in its charter)

        DELAWARE                     4813                       25-1669404
     (State or other      (Primary Standard Industrial       (I.R.S. Employer
     jurisdiction of       Classification Code Number)      Identification No.)
    incorporation or
      organization)
                                 ------------

                             MAIN AT WATER STREET
                        COUDERSPORT, PENNSYLVANIA 16915
                                (814) 274-9830
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 ------------
                         DANIEL R. MILLIARD, PRESIDENT
                       HYPERION TELECOMMUNICATIONS, INC.
                             MAIN AT WATER STREET
                        COUDERSPORT, PENNSYLVANIA 16915
                                (814) 274-9830
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 ------------

                PLEASE ADDRESS A COPY OF ALL COMMUNICATIONS TO:

                      CARL E. ROTHENBERGER, JR., ESQUIRE
                              BUCHANAN INGERSOLL
                           PROFESSIONAL CORPORATION
                         21ST FLOOR, 301 GRANT STREET
                        PITTSBURGH, PENNSYLVANIA 15219
                                (412) 562-8826

  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                           PROPOSED
                                            PROPOSED       MAXIMUM
 TITLE OF EACH CLASS OF                     MAXIMUM       AGGREGATE      AMOUNT OF
    SECURITIES TO BE       AMOUNT TO BE  OFFERING PRICE    OFFERING     REGISTRATION
       REGISTERED           REGISTERED    PER UNIT(1)      PRICE(1)         FEE
-------------------------------------------------------------------------------------
 12 7/8% Series B Senior
  Exchangeable
  Redeemable Preferred
  Stock
  due 2007..............   $200,000,000       100%       $200,000,000    $60,607.00
 12 7/8% Series B Senior
  Subordinated
  Debentures due 2007 ..   $200,000,000        --             --            --    (2)

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1)Estimated solely for purposes of calculating the registration fee.
(2) Pursuant to Rule 457(i), no additional consideration will be received in connection with the exchange; therefore no registration fee will be required.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                       HYPERION TELECOMMUNICATIONS, INC.

CROSS REFERENCE SHEET PURSUANT TO RULE 404(a) AND ITEM 501 OF REGULATION S-K, SHOWING THE LOCATION IN THE PROSPECTUS OF THE INFORMATION REQUIRED TO BE INCLUDED THEREIN IN ACCORDANCE WITH PART I OF FORM S-4.

                     FORM S-4
             ITEM NUMBER AND CAPTION              LOCATION OR HEADING IN THE PROSPECTUS
     ----------------------------------------  -------------------------------------------
  1. Forepart of Registration Statement and
     Outside Front Cover Page of Prospectus..  Forepart of Registration Statement; Outside
                                               Front Cover Page of Prospectus
  2. Inside Front and Outside Back Cover
     Pages of Prospectus.....................  Inside Front and Outside Back Cover Pages
                                               of Prospectus
  3. Risk Factors, Ratio of Earnings to Fixed
     Charges and Other Information...........  Forepart of Prospectus; Prospectus Summary;
                                               Risk Factors; Selected Consolidated
                                               Financial Data
  4. Terms of the Transaction................  Prospectus Summary; The Exchange Offer;
                                               Description of Notes; Certain Federal
                                               Income Tax Considerations; Risk Factors
  5. Pro Forma Financial Information.........  *
  6. Material Contracts with Company Being
     Acquired................................  *
  7. Additional Information Required for
     Reoffering by Persons and Parties Deemed
     to be Underwriters......................  Plan of Distribution
  8. Interests of Named Experts and Counsel..  *
  9. Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities.............................  *
 10. Information with Respect to S-3
     Registrants.............................  *
 11. Incorporation of Certain Information by
     Reference...............................  *
 12. Information with Respect to S-2 or S-3
     Registrants.............................  *
 13. Incorporation of Certain Information by
     Reference...............................  *

                     FORM S-4
             ITEM NUMBER AND CAPTION              LOCATION OR HEADING IN THE PROSPECTUS
     ----------------------------------------  -------------------------------------------
 14. Information with Respect to Registrants
     Other Than S-3 or S-2 Registrants.......  Prospectus Summary; Selected Consolidated
                                               Financial Data; Management's Discussion and
                                               Analysis of Financial Condition and Results
                                               of Operations; Business; Regulation
 15. Information with Respect to S-3
     Companies...............................  *
 16. Information with Respect to S-2 or S-3
     Companies...............................  *
 17. Information with Respect to Companies
     Other Than S-3 or S-2 Companies.........  *
 18. Information if Proxies, Consents or
     Authorizations are to be Solicited......  *
 19. Information if Proxies, Consents or
     Authorizations are not to be Solicited
     or in an Exchange Offer.................  Management; Certain Relationships and
                                               Transactions; The Exchange Offer

--------
* Item is omitted because the answer is negative or the item is inapplicable.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED OCTOBER 29, 1997

                               OFFER TO EXCHANGE

    12 7/8% SERIES B SENIOR EXCHANGEABLE REDEEMABLE PREFERRED STOCK DUE 2007 FOR ANY AND ALL OUTSTANDING 12 7/8% SENIOR EXCHANGEABLE REDEEMABLE PREFERRED
                                 STOCK DUE 2007
                                       OF
                       HYPERION TELECOMMUNICATIONS, INC.

                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
             NEW YORK CITY TIME, ON         , 1997, UNLESS EXTENDED

  Hyperion Telecommunications, Inc. ("Hyperion", the "Company", the
"Registrant" or the "Issuer") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange one share of its 12 7/8% Series B Senior Exchangeable Redeemable Preferred Stock due 2007 of the Registrant (the "New Preferred Stock") for each outstanding share of its 12 7/8% Senior Exchangeable Redeemable Preferred Stock due 2007 (the "Old Preferred Stock," and collectively with the New Preferred Stock, the "Preferred Stock"). As of the date of this Prospectus, 200,000 shares of Old Preferred Stock were outstanding. The terms of the New Preferred Stock and the Old Preferred Stock are substantially identical in all material respects, except for certain transfer restrictions and registration rights; and except that holders of Old Preferred Stock are entitled to receive Liquidated Damages (as defined) if (a) the Registrant fails to file any of the registration statements required by the Registration Rights Agreement (as defined) on or before the date specified for such filing, (b) any of such registration statements is not declared effective by the Securities and Exchange Commission (the "Commission") on or prior to the date specified for such effectiveness
(the "Effectiveness Target Date"), (c) the Registrant fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer registration statement, or (d) a shelf registration statement or the registration statement of which this Prospectus forms a part (the "Exchange Offer Registration Statement") is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities (as defined) during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above is a "Registration Default"). In the event of a Registration Default, the Registrant is required to pay Liquidated Damages to each holder of Transfer Restricted Securities for the period that the Registration Default continues, with respect to the first 90-day period immediately following the occurrence of such Registration Default, at a rate of 0.25% per annum on the principal amount of Transfer Restricted Securities held by such holder. Such dividend rate will increase by an additional 0.25% per annum at the beginning of each subsequent 90-day period up to a maximum aggregate increase of 1.0% per annum until such Registration Defaults have been cured, at which time the dividend rate borne by the Old Preferred Stock will be reduced to the original dividend rate. See "Description of the Exchange Debentures--Registration Rights; Liquidated Damages."
                                                   (Continued on following page)

  SEE "RISK FACTORS" BEGINNING ON PAGE 18 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PARTICIPANTS IN THE EXCHANGE OFFER.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

                                  -----------

                   THE DATE OF THIS PROSPECTUS IS      , 1997

  The Exchange Offer is being made to satisfy certain obligations of the Registrant under the Registration Rights Agreement, dated as of October 9, 1997, among the Registrant and the Initial Purchaser (the "Registration Rights Agreement"). Upon consummation of the Exchange Offer, holders of Old Preferred Stock that were not prohibited from participating in the Exchange Offer and did not tender their Old Preferred Stock will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Preferred Stock and, accordingly, such Old Preferred Stock will continue to be subject to the restrictions on transfer contained in the legend thereon.

  Based on interpretations by the staff of the Commission with respect to similar transactions, including no action letters, the Registrant believes that the New Preferred Stock issued pursuant to the Exchange Offer in exchange for Old Preferred Stock may be offered for resale, resold and otherwise transferred by any holder of such New Preferred Stock (other than any such holder which is an "affiliate" of the Registrant within the meaning of Rule 405 under the Securities Act of 1933, as amended (the "Securities Act")) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Preferred Stock is acquired in the ordinary course of such holder's business, such holder has no arrangement or understanding with any person to participate in the distribution of such New Preferred Stock and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Preferred Stock. Each broker-dealer that receives New Preferred Stock for its own account in exchange for Old Preferred Stock must acknowledge that it will deliver a prospectus in connection with any resale of its New Preferred Stock. A broker-dealer who acquires Old Preferred Stock directly from the Registrant cannot exchange such Old Preferred Stock in the Exchange Offer. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the New Preferred Stock received in exchange for the Old Preferred Stock acquired by the broker-dealer as a result of market-making activities or other trading activities. The Registrant has agreed that they will make this Prospectus available to any broker-dealer for use in connection with any such resale for a period of 365 days after the Exchange Date (as defined) or, if earlier, until all participating broker-dealers have so resold. See "Plan of Distribution."

  The New Preferred Stock will evidence the same equity interests as the Old Preferred Stock and will be entitled to the benefits of the Certificate of Designation (as defined) which governs both the Old Preferred Stock and the New Preferred Stock. For a more complete description of the terms of the New Preferred Stock, see "Description of Securities" and "Description of the Exchange Debentures." There will be no cash proceeds to the Registrant from the Exchange Offer. The Preferred Stock will rank junior in right of payment to all indebtedness and other obligations of the Company, its Subsidiaries and Joint Ventures (as defined). As of June 30, 1997, as adjusted to give effect to the issuance and sale by the Company of its 12 1/4% Senior Secured Notes due 2004 (the "Senior Secured Notes"), the Preferred Stock would have been junior in right of payment to $529.4 million of indebtedness (excluding trade payables and other accrued liabilities) of the Company, its Subsidiaries and Joint Ventures, such amount at September 30, 1997 would increase by approximately $6.8 million related to the Accreted Value (as defined) with respect to the Senior Secured Notes. See "Description of Securities-- Description of Preferred Stock--Ranking." Subject to compliance with the law, the Company will have the ability to issue additional shares of Preferred Stock to pay dividends. See "Description of Securities--Description of Preferred Stock--Ranking."

  The Old Preferred Stock was originally issued and sold on October 9, 1997 in an offering of 200,000 shares of Old Preferred Stock at $1,000 liquidation preference per share (the "Offering"). The Offering was exempt from registration under the Securities Act in reliance upon the exemptions provided by Rule 144A, Section 4(2) and Regulation S of the Securities Act. Accordingly, the Old Preferred Stock may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an exemption from the registration requirements of the Securities Act and applicable state securities laws is available.

  The Registrant has not entered into any arrangement or understanding with any person to distribute the New Preferred Stock to be received in the Exchange Offer, and to the best of the Registrant's information and belief, each person participating in the Exchange Offer is acquiring the New Preferred Stock in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the New Preferred Stock to be received in the Exchange Offer. Any person participating in the Exchange Offer who does not acquire the New Preferred Stock in the ordinary course of business: (i) cannot rely on the above referenced no action letters; (ii) cannot tender its Old Preferred Stock in the Exchange Offer; and
(iii) must comply with the registration and prospectus delivery requirements of the Securities Act.

  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange. The Exchange Offer will
expire at 5:00 p.m., New York City time, on            , 1997, unless extended
(as it may be so extended, the "Expiration Date"), provided that the Exchange Offer shall not be extended beyond 30 business days from the date of this Prospectus. The date of acceptance for exchange of the Old Preferred Stock for the New Preferred Stock (the "Exchange Date") will be the first business day following the Expiration Date or as soon as practicable thereafter. Old Preferred Stock tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date; otherwise such tenders are irrevocable.

  Prior to this Exchange Offer, there has been no public market for the Preferred Stock. The Old Preferred Stock has traded on the PORTAL Market. If a market for the New Preferred Stock should develop, the New Preferred Stock could trade at a discount from its initial offering price. The Company does not intend to apply for listing of the New Preferred Stock on any securities exchange or in any automated quotation system. There can be no assurance that an active trading market for the New Preferred Stock will develop.

                               ----------------

                             AVAILABLE INFORMATION

  The Company has filed with the Commission in Washington, D.C. a Registration Statement on Form S-4 under the Securities Act with respect to the Exchange Offer. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Exchange Offer, reference is made to such Registration Statement and the exhibits and schedules filed as part thereof. The Registration Statement and the exhibits and schedules thereto filed with the Commission may be inspected without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and will also be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048, and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission upon payment of certain prescribed fees. Electronic registration statements made through the Electronic Data Gathering, Analysis, and Retrieval system are publicly available through the Commission's Web site (http://www.sec.gov), which is maintained by the Commission and which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

  THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE REGISTRANT ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD PREFERRED STOCK IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES LAWS OF SUCH JURISDICTION.

                               PROSPECTUS SUMMARY

  The following information is qualified in its entirety by the more detailed information and financial statements and notes thereto, appearing elsewhere in this Prospectus or incorporated by reference herein. For a description of certain terms used in this Prospectus, see the Glossary attached to this Prospectus as Appendix A. Unless the context otherwise requires, references in this Prospectus (i) to the "Company" or "Hyperion" mean Hyperion Telecommunications, Inc. together with its subsidiaries, and (ii) to the "networks," the "Company's networks" or the "Operating Companies' networks" mean the 22 telecommunications networks in which the Company, as of September 1, 1997, had ownership interests through 17 Operating Companies (which, as defined herein, are (a) wholly owned or majority-owned subsidiaries of the Company or (b) joint ventures, partnerships, corporations or limited liability companies managed by the Company and in which the Company holds an equity interest of 50% or less). Unless otherwise specified, information regarding the networks that is contained in this Prospectus is as of September 1, 1997, at which time the Company had ownership interests in 22 networks, including the networks in Albany and Binghamton, New York (in which, however, the Company no longer holds an ownership interest as a result of the consummation of the TWEAN Agreement on September 12, 1997; see "--Recent Developments"). As of the date of this Prospectus, 17 of the networks were 50% or less owned by the Company. As described more fully herein, the Company designs, constructs, manages and operates networks on behalf of the Operating Companies, and it is through these networks that the Company and the Operating Companies provide telecommunications services. See "--Ownership of the Company and the Operating Companies." The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included or incorporated by reference in this Prospectus, including Management's Discussion and Analysis of Financial Condition and Results of Operations, is forward-looking, such as information relating to the effects of future regulation, future capital commitments and the effects of competition. Such forward-looking information involves important risks and uncertainties that could significantly affect expected results in the future from those expressed in any forward-looking statements made by, or on behalf of, the Company. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials, inventories and programming, technological developments and changes in the competitive environment in which the Company operates. Persons participating in this Exchange Offer are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, persons participating in this Exchange Offer should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward looking statements. Persons participating in this Exchange Offer should carefully consider the factors set forth herein under the caption "Risk Factors."

                                  THE COMPANY

  The Company is a leading facilities-based provider of local telecommunications services with state-of-the-art fiber optic networks located in regionally clustered markets primarily within the eastern half of the United States. As of June 30, 1997, Hyperion's 17 operating networks served 35 cities with approximately 3,640 route miles of fiber optic cable connecting 1,603 buildings and 106 local exchange carrier ("LEC") central offices. The Company's 22 networks (which includes five under construction) have generally been developed by partnering with a local cable operator or utility provider (the "Local Partner"), which has enabled the Company to finance its network expansion at a significantly lower cost than other competitive local exchange carriers ("CLECs") and to rapidly construct high-capacity fiber optic networks which provide the Company broader coverage than other CLECs in its markets. According to Company estimates, this broad network coverage enables the Company to directly reach approximately 60% of the business access lines currently in service in its markets. In the markets where the Company's 22 networks are operating or under construction, as of June 30, 1997, the Company believes its addressable market opportunity was approximately $16.2 billion annually, substantially all of which is currently serviced by the incumbent LECs and interexchange carriers ("IXCs"). This addressable market estimate does not include the enhanced data services market which the Company has entered, or the Internet access market which it plans to enter in the near future.

  The Company's current service offerings include switched local dial tone (in 13 markets), enhanced data services (in seven markets), including frame relay, high speed Internet access, video conferencing, dedicated access and long distance access. The Company also plans to be an Internet Service Provider ("ISP") in a majority of its markets by the end of fiscal 1998. In addition, the Company will begin selling long distance services by the end of 1997 through a resale agreement with an IXC and expects to begin offering facilities-based long distance services through the regional interconnection of the Company's networks in the near future. With 75% of all U.S. telecommunications intraLATA and interLATA toll traffic terminating, on average, within 300 miles of its origination point, the Company believes that the breadth of its networks, their regional clustering, and the current and planned interconnection of the networks will enable the Company to originate and terminate a significant proportion of its customers' communications traffic over its own networks, rather than relying primarily on the network of the incumbent LEC.

  Hyperion's targeted customer base consists of small, medium and large businesses, governmental and educational end users and IXCs. Some of these end user customers include America Online, Sprint, Hershey Medical Center and HCA International. The Company services its customers through a dedicated sales force of approximately 70 highly trained professionals focused on selling the Company's portfolio of service offerings. The Company expects to increase its sales force and marketing efforts significantly by the end of the fiscal year. Management believes that the Company's ability to utilize its extensive network clusters to offer a single source solution for all of its customers' telecommunications needs provides it with a significant competitive advantage over other CLECs. Further, Hyperion believes it can continue to attract end user customers by offering (i) a single point of contact for billing, installation and service coordination, (ii) high-capacity fiber optic network connection directly to all or substantially all of a customer's premises due to the breadth of the Company's network coverage and (iii) high quality, solutions-oriented customer service. The Company also believes that major IXCs such as AT&T, MCI and Sprint will seek to offer their business customers an integrated package of switched local and long distance services using the networks of CLECs such as Hyperion. The Company believes that it is well positioned to capitalize on this opportunity as its networks generally offer the broadest coverage in their markets, which is attractive to both end user customers and major IXCs.


  The Company initiated its switched services deployment plan in 1997 and currently provides switched services in 13 markets, nine of which were placed in operation during the last five months, with switching for the remaining two operating markets (excluding Albany and Binghamton, New York) expected to be operational by the end of 1997. In the markets it currently serves, the Company estimates that there are approximately 11 million business access lines in service. The Company has experienced initial success in the sale of access lines with approximately 16,000 access lines sold as of September 30, 1997, of which approximately 5,500 lines are installed and the remainder are scheduled for service by the end of 1997. The timing of certain installations may be extended due to necessary upgrading of customer facilities, the complexity of installation or customer scheduling requirements. Delivery of on-network switched services is expected to provide faster, more reliable access line provisioning and more responsive customer service and monitoring. The Company believes that its large upfront capital investment in its networks, coupled with the selective use of unbundled network elements, will provide higher operating margins than can be achieved by other CLECs.

  Since inception in October 1991 through June 30, 1997, the Company and its partners have invested approximately $339.4 million to build and develop the network infrastructure and to fund operations. As of June 30, 1997, the gross property, plant and equipment of the Company, its networks and the Company's Network Operations and Control Center (the "NOCC"), including the Company's investment in Telergy (see "--Recent Developments"), was approximately $286.0 million. The Company anticipates that its future capital expenditure requirements will be largely based on a selective network build-out strategy that combines both on-network and off-network connections to customers.

  The Company has increased, and intends to continue to increase, its ownership interests in Operating Companies when it can do so on attractive economic terms. This goal has been facilitated by the substantial completion of a number of Hyperion's networks along with the desire of certain of its current Local Partners to reduce their telecommunications investments and focus on their core cable operations. For example, the Company has entered into agreements to increase or has recently increased its ownership interest to 100% in Operating Companies in five of its markets. See "--Ownership of the Company and the Operating Companies." As a result, since December 31, 1995, the Company's weighted average ownership interest (based on gross property, plant and equipment) in its Operating Companies has, after giving effect to pending definitive agreements, increased to 66.4% from 34.5%.

GROWTH STRATEGY

  The Company's objective is to be the leading local telecommunications services provider to small, medium and large businesses, governmental and educational end users and IXCs within its markets. To achieve this objective, the Company has pursued a facilities-based strategy to provide extensive, high capacity network coverage and to broaden the range of telecommunications products and services it offers to targeted customers. The principal elements of the Company's growth strategy include the following:

  Provide Bundled Package of Telecommunications Services. The Company believes that a significant portion of business and government customers prefer a single-source telecommunications provider that delivers a full range of efficient and cost effective solutions to meet their telecommunications needs. These customers require reliability, high quality, broad geographic coverage, end-to-end service, solutions-oriented customer service and the timely introduction of new and innovative services. The Company believes it will be able to continue to compete effectively for end users by offering superior reliability, product diversity, service and custom solutions to end user needs at competitive prices. The Company also offers its local services to IXCs and has entered into national service agreements with AT&T and MCI to be their preferred supplier of dedicated access and switched access transport services. See "Business--AT&T Certification" and "--Recent Developments--Preferred Provider Alliance with MCI."

  Expand Solutions-Oriented Sales Effort. The Company provides an integrated solutions approach to satisfy its end users' communications requirements through a well trained and focused team of direct sales and engineering support professionals. In its marketing efforts, the Company emphasizes its extensive fiber optic network, which provides the reach and capacity to address the needs of its customers more effectively than many of its competitors who rely solely upon leased facilities or who have limited network build-outs in their markets. The Company intends to double the size of its current direct sales force of over 70 persons by the end of the year and increase the number of its customer care professionals from 44 to approximately 70 as it increases the breadth of its product offerings to satisfy the growing communications needs of its customers. Further, by the end of 1997, the Company expects to initiate direct marketing and sales of local communications services on an unbundled loop basis to retail and small business customers in certain markets, generally offering such services under either the Hyperion name or a co-branded name that includes the name of the particular Local Partner.

  Continue to Increase Broad Based Network Clusters and Interconnect
Networks. The Company intends to build on its extensive networks by (i) expanding its networks into nearby areas that are under-served by its competitors, (ii) establishing new networks in close proximity to existing markets and (iii) interconnecting the networks within its regional clusters. The Company believes that clustering and interconnecting its large networks enables it to (i) carry a greater amount of traffic on its own networks, which leverages the fixed cost structure of its networks, thereby increasing revenues and margins, (ii) take advantage of economies of scale in management, network operations and sales and marketing, (iii) increase the number of customers that the Company's networks can service and (iv) increase the networks' ability to provide reliable, end-to-end connectivity on a regionally focused basis.

  Create Additional Partnerships with Utility Companies. The Company intends to continue to construct new networks either through partnerships or long-term fiber lease agreements with utility companies, which significantly reduces the cost and time required to construct a fiber optic network. This approach enables the

Company to offer services more rapidly as well as lower the overhead costs associated with operating and maintaining a network. Utility companies are attractive partners for the Company due to their (i) contiguous and broad geographic coverage with extensive conduits and rights-of-way in both business and residential areas, (ii) significant access to capital resources, (iii) existing relationships with business and residential customers and (iv) reputation for reliability and quality customer service. In turn, the Company believes that it is an attractive partner for utility companies because it can offer them a significant stake in its networks, both from a financial and operational perspective, and provide network operations management expertise.

RECENT DEVELOPMENTS

  12 7/8% Senior Exchangeable Redeemable Preferred Stock Offering. On October 9, 1997, Hyperion issued $200.0 million aggregate liquidation preference of 12 7/8% Senior Exchangeable Redeemable Preferred Stock due 2007 (the "Preferred Stock") primarily to qualified institutional investors in a private placement (the "Preferred Stock Offering" or the "Offering"). The net proceeds of approximately $194.5 million from this issuance will be used to fund the acquisition of increased ownership interests in certain of its networks, for capital expenditures, including the construction and expansion of new and existing networks, and for general corporate and working capital purposes. Pending such uses, the net proceeds will be invested in cash, short-term investments and other cash equivalents. Through October 15, 2002, dividends on the Preferred Stock may be paid, at Hyperion's option, in cash or additional shares of Preferred Stock. The Preferred Stock is the subject of the within described Exchange Offer.

  Offering of Senior Secured Notes. On August 27, 1997, the Company announced the sale of $250.0 million aggregate principal amount of 12 1/4% Senior Secured Notes due 2004 (the "Senior Secured Notes") in a private placement exempt from registration (the "Senior Secured Note Offering"). The Company secured the Senior Secured Notes through the pledge of the common stock of certain of its wholly-owned subsidiaries. Of the net proceeds of the Senior Secured Note Offering of approximately $243.3 million, $83.4 million was placed in an escrow account to provide for payment in full when due of the first six scheduled interest payments on the Senior Secured Notes, with the remainder of the net proceeds to be used to fund the acquisition of increased ownership interests in certain of its networks, the continued expansion of its networks, and working capital.

  Preferred Provider Alliance with MCI. On June 13, 1997, the Company entered into agreements (collectively, the "MCI Preferred Provider Agreement") with MCImetro Access Transmission Services, Inc. (together with its affiliate, MCI Communications, "MCI"). Pursuant to these agreements, the Company is designated MCI's preferred provider of new end user dedicated access circuits and of end user dedicated access circuits resulting from conversions from the incumbent LEC in the Company's markets. In addition, Hyperion has a right of first refusal to provide MCI all new dedicated local network access circuits such as POP-to-POP or POP-to-LSO connections.

  Entergy Agreement. On April 24, 1997, the Company and Entergy Corporation ("Entergy") formed three joint ventures in which the Company, through three of its wholly owned Subsidiaries, and Entergy each own a 50% interest (the "Entergy-Hyperion Joint Ventures"). The Entergy-Hyperion Joint Ventures will offer competitive telecommunications services primarily to commercial customers in the Little Rock, Arkansas, Jackson, Mississippi, and Baton Rouge, Louisiana, metropolitan areas (the "Entergy Networks"). In addition, they intend to offer a full range of switched telecommunications services, dedicated access to long distance carriers and private line services.

  Fiber Interconnection of Northeast Cluster. Pursuant to agreements with Telergy, Inc. ("Telergy"), the Company will lease dark fiber to connect certain of its New York networks. Telergy has commenced construction of a fiber optic backbone network which is scheduled to be completed in stages, with completion of Buffalo to Syracuse in September 1997, completion of Syracuse to Albany expected by the end of 1997, and final completion of Albany to New York City expected by the end of 1999.

  Changes in Network Ownership.

  . On August 11, 1997, the Company entered into agreements (collectively, the "TCI Agreement") with certain subsidiaries of Tele-Communications, Inc. ("TCI") pursuant to which the Company will purchase all of TCI's interest in the Operating Company that owns the Louisville and Lexington networks.

  . On August 4, 1997, the Company entered into an agreement with Lenfest Telephony ("Lenfest") to increase its interest in the Harrisburg Operating Partnership to 100%.

  . On May 8, 1997, the Company entered into agreements (collectively, the "TWEAN Agreement") with Time Warner Entertainment Advance/Newhouse and Advance/Newhouse Partnership (collectively "TWEAN") to, among other things, consolidate the Company's interests in New York state by increasing its ownership interest in the Syracuse network to 100%. On September 12, 1997, the Company consummated the TWEAN Agreement and thereby (i) increased its ownership interests in the Buffalo and Syracuse networks to 60% and 100%, respectively, and (ii) eliminated its ownership interests in the Albany and Binghamton networks.

  . Upon the consummation of the TCI Agreement, the Company will increase its ownership interest in the Buffalo network to 100%.

  These transactions are consistent with the Company's goal to own at least a 50% interest in each of its Operating Companies and to dispose of its interests in those in which acquiring a controlling interest is not economically attractive. The Company may consider similar transactions from time to time in its other markets. For an additional discussion of Recent Developments, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Recent Developments."

OWNERSHIP OF THE COMPANY AND THE OPERATING COMPANIES

  The Company is an 88% owned subsidiary of Adelphia Communications Corporation ("Adelphia"), the seventh largest cable television company in the United States which, as of June 30, 1997, owned or managed cable television systems that served approximately 1.9 million subscribers in 12 states. The balance of the Company is currently owned by senior executives of the Company. As of September 1, 1997, the Company's 22 networks were owned through (i) partnerships or limited liability companies with Local Partners (the "Operating Partnerships"),
(ii) three wholly owned subsidiaries of the Company, (iii) one corporation in which the Company is a minority shareholder and (iv) one company in which the Company is the majority equityholder (the entities described in clauses (ii), (iii) and (iv) are collectively referred to as the "Operating Corporations," and the Operating Corporations and the Operating Partnerships are collectively referred to as the "Operating Companies"). The Company is responsible for the network design, construction, management and operation of the Operating Companies, for which it receives management fees.

  The Company's executive offices are located at Main at Water Street, Coudersport, Pennsylvania 16915, and its telephone number is (814) 274-9830.

  The following is an overview of the Company's networks and respective ownership interests as of September 1, 1997.

                                ACTUAL OR     ACTUAL   PRO FORMA
                              EXPECTED DATE  HYPERION  HYPERION
COMPANY NETWORKS             OF OPERATION(A) INTEREST INTEREST(B)        LOCAL PARTNER(S)
----------------             --------------- -------- -----------  ----------------------------
     Northeast Cluster
Vermont....................       11/94       100.0%     100.0%(h) (c)
Syracuse, NY...............        8/92        50.0      100.0(h)  Time Warner/Advance(d)
Buffalo, NY................        1/95        40.0      100.0(h)  Tele-Communications, Inc.
                                                                   Time Warner/Advance(c)
Albany, NY.................        2/95        50.0        --      Time Warner/Advance(d)
Binghamton, NY.............        3/95        20.0        --      Time Warner/Advance(d)
   Mid-Atlantic Cluster
Charlottesville, VA........       11/95       100.0      100.0     (c)
Scranton/Wilkes-Barre, PA..       12/97       100.0      100.0     (c)
Harrisburg, PA.............        4/95        50.0      100.0     Lenfest Telephony
Philadelphia, PA...........        8/96        50.0       50.0     PECO Energy(e)
Allentown/Bethlehem/Easton/
 Reading, PA ("ABER")......       12/97        50.0       50.0     PECO Energy(e)
York, PA...................        5/97        50.0       50.0     Susquehanna Cable
Richmond, VA...............        9/93        37.0       37.0     Media One
Morristown, NJ.............        7/96        19.7       19.7     Tele-Communications, Inc.(f)
New Brunswick, NJ..........       11/95        19.7       19.7     Tele-Communications, Inc.(f)
     Mid-South Cluster
Lexington, KY..............        6/97        50.0      100.0(h)  Tele-Communications, Inc.(g)
Louisville, KY.............        3/95        50.0      100.0(h)  Tele-Communications, Inc.(g)
Nashville, TN..............       11/94        95.0       95.0(h)  InterMedia Partners
Baton Rouge, LA............       12/97        50.0       50.0     Entergy
Jackson, MS................       12/97        50.0       50.0     Entergy
Little Rock, AR............       12/97        50.0       50.0     Entergy
      Other Networks
Wichita, KS................        9/94        49.9       49.9     Gannett
Jacksonville, FL...........        9/92        20.0       20.0(h)  Media One
Weighted Average
Ownership(i)...............                    56.8       66.4

--------
(a) Refers to the date on which (i) the network is connected to at least one IXC POP, (ii) the network is capable of accepting traffic from IXCs and end users, (iii) the Company's central office is fully functional and (iv) the initial network SONET fiber ring has been completed.

(b) Gives effect to pending agreements which provide for the Company to increase or decrease its ownership interests in its networks. The Company is permitted to reenter the markets in which it has eliminated its ownership interests and intends to reenter the Albany market by April 1998. As of the consummation of the TWEAN Agreement on September 12, 1997, the Company's interests in the Buffalo and Syracuse networks increased to 60% and 100%, respectively, and the Company's interests in the Albany and Binghamton networks were eliminated. See "Recent Developments."

(c) Adelphia or its affiliates lease fiber capacity to the Operating Companies in these networks.

(d) The interests in the Albany, Binghamton and Syracuse networks are all owned by one Operating Company.

(e) The interests in the Philadelphia and ABER networks are owned by one Operating Company.

(f) The interests in the Morristown and New Brunswick networks are owned by one Operating Company. Sutton Capital Associates also owns a minority interest in the Operating Company.

(g) The interests in the Lexington and Louisville networks are owned by one Operating Company.

(h) Represents a network that is owned by an Operating Company or a subsidiary, all of the Capital Stock of which is or will be pledged by the Company as security for the Senior Secured Notes.

(i) Based upon gross property, plant and equipment of the Company and the Operating Companies.

                               THE EXCHANGE OFFER

Securities Offered..........  Up to $200,000,000 aggregate liquidation preference of 12 7/8% Series B Senior
                              Exchangeable Redeemable Preferred Stock due
                              2007 of the Company (the "New Preferred
                              Stock," and collectively with the Old
                              Preferred Stock, the "Preferred Stock"). The terms of the New Preferred Stock and the Old Preferred Stock are substantially identical in all material respects, except for certain transfer restrictions, registration rights and liquidated damages ("Liquidated Damages") for Registration Defaults relating to the Old Preferred Stock which will not apply to the New Preferred Stock. See "Description of Securities" and "Description of the Exchange Debentures."

The Exchange Offer..........  The Registrant is offering to exchange one share of New Preferred Stock for each share of Old Preferred Stock. See "The Exchange Offer" for a description of the procedures for tendering Old Preferred Stock. The Exchange Offer satisfies the registration obligations of the Registrant under the Registration Rights Agreement. Upon consummation of the Exchange Offer, holders of Old Preferred Stock that were not prohibited from participating in the Exchange Offer and did not tender their Old Preferred Stock will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Preferred Stock and, accordingly, such Old Preferred Stock will continue to be subject to the restrictions on transfer contained in the legend thereon.

Tenders, Expiration Date;
 Withdrawal; Exchange Date..  The Exchange Offer will expire at 5:00 p.m.,
                              New York City time, on             , 1997, or
                              such later date and time to which it is
                              extended (as it may be so extended, the
                              "Expiration Date"), provided that the
                              Exchange Offer shall not be extended beyond
                              30 business days from the date of this
                              Prospectus. Tender of Old Preferred Stock pursuant to the Exchange Offer may be withdrawn and retendered at any time prior to the Expiration Date. Any Old Preferred Stock not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the Exchange Offer. The date of acceptance for exchange of all Old Preferred Stock properly tendered and not withdrawn for New Preferred Stock (the "Exchange Date") will be the first business day following the Expiration Date or as soon as practicable thereafter.

Accumulated Dividends on
 the New Preferred Stock....  The New Preferred Stock will be entitled to dividends from the most recent date to which dividends have been paid on the Old Preferred Stock or, if no such payment has been made, from October 9, 1997.

Federal Income Tax
Considerations..............  The Exchange Offer will not result in any income, gain or loss to the holders of
                              Preferred Stock or the Company for federal income tax purposes. See "Certain Federal Income Tax Considerations."

Use of Proceeds.............  There will be no proceeds to the Company from the exchange of New Preferred Stock for the Old Preferred Stock pursuant to the Exchange Offer.

Exchange Agent..............  American Stock Transfer and Trust Company,
                              the Transfer Agent, is serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer.

 CONSEQUENCES OF EXCHANGING OR FAILURE TO EXCHANGE OLD PREFERRED STOCK PURSUANT
                             TO THE EXCHANGE OFFER

  Generally, holders of Old Preferred Stock (other than any holder who is an "affiliate" of the Registrant within the meaning of Rule 405 under the Securities Act) who exchange their Old Preferred Stock for New Preferred Stock pursuant to the Exchange Offer may offer their New Preferred Stock for resale, resell their New Preferred Stock, and otherwise transfer their New Preferred Stock without compliance with the registration and prospectus delivery provisions of the Securities Act, provided such New Preferred Stock is acquired in the ordinary course of the holder's business, such holders have no arrangement with any person to participate in a distribution of such New Preferred Stock and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Preferred Stock. A broker-dealer who acquired Old Preferred Stock directly from the Registrant cannot exchange such Old Preferred Stock in the Exchange Offer. Each broker-dealer that receives New Preferred Stock for its own account in exchange for Old Preferred Stock must acknowledge that it will deliver a prospectus in connection with any resale of its New Preferred Stock. See "Plan of Distribution." To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register the New Preferred Stock prior to offering or selling such New Preferred Stock. The Company is required, under the Registration Rights Agreement, to register the New Preferred Stock in any jurisdiction requested by the holders, subject to certain limitations. Upon consummation of the Exchange Offer, holders that were not prohibited from participating in the Exchange Offer and did not tender their Old Preferred Stock will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Preferred Stock, and accordingly, such Old Preferred Stock will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, Old Preferred Stock may not be offered or sold, unless registered under the Securities Act and applicable state securities laws. See "The Exchange Offer--Consequences of Failure to Exchange."

  SUMMARY DESCRIPTION OF EXCHANGEABLE PREFERRED STOCK AND EXCHANGE DEBENTURES

The Exchangeable Preferred Stock

Issuer..............    Hyperion Telecommunications, Inc.

Securities Offered..    200,000 shares of 12 7/8% Senior Exchangeable
                        Redeemable Preferred Stock due 2007 (the "New
                        Preferred Stock", and collectively with the Old
                        Preferred Stock, the "Preferred Stock").

Liquidation
Preference..........    $1,000 per share.

Mandatory
Redemption..........    The Company is required to redeem all of the shares of
                        Preferred Stock outstanding on October 15, 2007 at a redemption price equal to 100% of the Liquidation
                        Preference thereof, plus, without duplication, accumulated and unpaid dividends to the date of purchase, subject to the legal availability of funds therefor.

Optional
Redemption..........    The Company may redeem the shares of Preferred
                        Stock at its option; (i) in whole or in part, at any time on or after October 15, 2002 at the redemption prices set forth herein, plus, without duplication, accumulated and unpaid dividends to the date of redemption; and (ii) prior to October
                        15, 2000, in part, out of the net cash proceeds of one or more Qualified Equity Offerings (as defined) in an amount not to exceed 35% of the initial aggregate Liquidation Preference of the Preferred
                        Shares originally issued in the Offering at a redemption price equal to 112.875% of the Liquidation Preference thereof, plus, without duplication, accumulated and unpaid dividends to the date of redemption; provided that after any such redemption, there are outstanding shares of Preferred Stock having an aggregate Liquidation
                        Preference of at least 65% of the initial aggregate
                        Liquidation Preference of the Preferred Stock originally issued in the Offering.

Dividends...........    Dividends will accrue from the Issue Date (as
                        defined) and will be payable quarterly commencing
                        January 15, 1998 at a rate per annum of 12 7/8% of the Liquidation Preference thereof. Dividends may be paid, at the Company's option, on any Dividend
                        Payment Date occurring on or before October 15, 2002 either in cash or by issuing additional fully paid and nonassessable shares of Preferred Stock with an aggregate Liquidation Preference equal to the amount of such dividends. After October 15, 2002, dividends are payable only in cash.

Voting..............    Each share of Preferred Stock will be entitled to
                        one vote per share on all matters to be voted on generally by stockholders. In addition, under certain circumstances, including (i) amending certain rights of the holders of the Preferred
                        Stock and (ii) the issuance of any class of equity securities that ranks senior to or, in certain circumstances, on a parity with the Preferred
                        Stock, the Preferred Stock will be entitled to vote as a class. The Certificate of Designation (as defined) will also provide that, if: (i) the Company fails to pay dividends in cash or, to the extent permitted by the Certificate of Designation, by the issuance of additional Preferred Stock in respect of six or more quarters in the aggregate
                        (whether or not consecutive); (ii) the Company fails to comply with the Change of Control covenant contained in the Certificate of Designation; or
                        (iii) the Company fails to comply with the other covenants contained in the Certificate of Designation or make certain payments on its indebtedness, holders of a majority of the outstanding Preferred Stock, voting as a class, will be entitled to elect a number of directors of the Company equal to the lesser of two directors or that number of directors constituting at least 25% of the board of directors of the Company.

Exchange Provision..    The Preferred Stock will be exchangeable for
                        Exchange Debentures, at the Company's option, subject to certain conditions, in whole, but not in part, on any scheduled Dividend Payment Date.

Ranking.............    The Preferred Stock will, with respect to dividend
                        rights and rights upon liquidation, winding-up and dissolution of the Company, rank senior to all Common Stock (as defined) of the Company.

Change of Control...    In the event of a Change of Control, the Company
                        will be required to offer to purchase all outstanding shares of Preferred Stock at a purchase price equal to 101% of the Liquidation Preference thereof, plus, without duplication, accumulated and unpaid dividends to the date of purchase. The
                        Company does not currently have adequate financial resources to effect a repurchase of the Preferred
                        Stock upon a Change of Control, and there can be no assurance that the Company will have such resources in the future. In addition, there are currently and may be in the future restrictions contained in the instruments evidencing indebtedness incurred by the Company or its Subsidiaries which restrict or prohibit the ability of the Company to effect any repurchase of Preferred Stock required in connection with a Change of Control.

Certain Covenants...    The Certificate of Designation will contain
                        covenants that limit the ability of the Company, its Subsidiaries and Joint Ventures to incur
                        Indebtedness and the ability of the Company to merge or consolidate with or sell all or substantially all of its assets to any other person. The Certificate of Designation will contain provisions that allow for the modification and amendment of the covenants contained in the Certificate of Designation by a vote of holders owning a majority of the outstanding Preferred
                        Stock, including the covenant relating to a Change of Control, except during the pendency of an Offer to Purchase. In addition, the holders of a majority of the outstanding shares of Preferred Stock, on behalf of all holders of Preferred Stock, may waive compliance by the Company with certain provisions of the Certificate of Designation.

Registration
Rights..............    Hyperion has entered into a registration rights
                        agreement with the Initial Purchaser (the
                        "Registration Rights Agreement") pursuant to which Hyperion agreed to file a registration statement
                        (the "Exchange Offer Registration Statement") with respect to an offer to exchange the Old Preferred
                        Stock for a new issue of preferred stock of Hyperion (the "New Preferred Stock") registered under the Securities Act, with terms substantially identical to those of the Old Preferred Stock (the
                        "Exchange Offer").

The Exchange Debentures

Issue...............    12 7/8% Senior Subordinated Debentures due 2007
                        (the "Exchange Debentures") issuable in exchange for the Preferred Stock in an aggregate principal amount equal to the then aggregate Liquidation
                        Preference of the Preferred Stock, plus, without duplication, accumulated and unpaid dividends to the date fixed for the exchange thereof (the
                        "Exchange Date"), plus any additional Exchange
                        Debentures issued in lieu of cash interest.

Interest............    Interest on the Exchange Debentures will be payable
                        semiannually in cash or, at the option of the Company, on or prior to October 15, 2002 in additional Exchange Debentures, in arrears on each April 15 and October 15, commencing on the first such date.

Maturity............    October 15, 2007.

Ranking.............    The Exchange Debentures will be subordinated to all
                        existing and future Senior Debt (as defined) of the Company and effectively subordinated to obligations of the Company's Subsidiaries and Joint Ventures.
                        As of June 30, 1997, as adjusted for the issuance of the Senior Secured Notes there was approximately
                        $469.8 million of Senior Debt outstanding (such amount at September 30, 1997 would increase by approximately $6.8 million related to the Accreted
                        Value (as defined) with respect to the Senior
                        Notes), and $59.6 million of additional obligations of the Company, its Subsidiaries and Joint Ventures
                        (excluding trade payables and accrued liabilities).

Optional
Redemption..........    The Company may, at its option, redeem the Exchange
                        Debentures: (i) in whole or in part, at any time on or after October 15, 2002 at the redemption prices set forth herein, plus, without duplication, accrued and unpaid interest to the date of redemption; and (ii) prior to October 15, 2000, in part, out of the net cash proceeds of one or more
                        Qualified Equity Offerings in an amount up to an aggregate principal amount of Exchange Debentures equal to 35% of the initial aggregate Liquidation
                        Preference of the Preferred Stock originally issued in the Offering at a redemption price equal to 112.875% of the principal amount thereof, plus, without duplication, accrued and unpaid interest to the date of redemption; provided, however, that after any such redemption, the aggregate principal amount of the Exchange Debentures outstanding must equal at least 65% of the initial aggregate
                        Liquidation Preference of the Preferred Stock originally issued in the Offering.

Change of Control...    In the event of a Change of Control, the Company
                        will be required to offer to purchase all outstanding Exchange Debentures at a purchase price equal to 101% of the principal amount thereof, plus, without duplication, accrued and unpaid interest to the date of purchase. The Company does not currently have adequate financial resources to effect a repurchase of the Exchange Debentures upon a Change of Control, and there can be no assurance that the Company will have such resources in the future. In addition, there are currently and may be in the future restrictions contained in the instruments evidencing indebtedness incurred by the Company or its Subsidiaries which restrict or prohibit the ability of the Company to effect any repurchase of Exchange Debentures required in connection with a Change of Control.

Certain Covenants...    The Indenture pursuant to which the Exchange
                        Debentures would be issued (the "Indenture") will contain certain covenants that, among other things, limit the ability of the Company, its Subsidiaries and Joint Ventures to (i) incur additional indebtedness, (ii) pay dividends or make certain other restricted payments, (iii) permit restrictions on the ability of subsidiaries to pay dividends or make certain payments to the Company,
                        (iv) sell assets, (v) create certain liens, (vi) enter into certain transactions with affiliates or
                        (vii) merge or consolidate with or sell all or substantially all of its assets to any other
                        Person. The Indenture will contain provisions that allow for the modification and amendment of the covenants contained in the Indenture by a vote of holders owning a majority of the Exchange
                        Debentures, including the covenant relating to a Change of Control, except during the pendency of an Offer to Purchase. In addition, the holders of a majority in aggregate principal amount of the Exchange Debentures, on behalf of all holders of Exchange Debentures, may waive compliance by the Company with certain restrictive provisions of the Indenture. See "Description of the Exchange
                        Debentures--Amendment, Supplement and Waiver."

Registration
Rights..............    See "Description of the Exchange Debentures--
                        Registration Rights; Liquidated Damages" for a description of the registration rights of the Exchange Debentures.

                                  RISK FACTORS

  Prospective participants in the Exchange Offer should consider all of the information contained in this Prospectus in connection with the Exchange Offer. In particular, prospective participants should consider the factors set forth herein under "Risk Factors."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
  The following summary consolidated financial data for each of the four years in the period ended March 31, 1997 have been derived from the audited consolidated financial statements of the Company and the related notes thereto. The unaudited information for the fiscal year ended March 31, 1993 is derived from other Company information. These data should be read in conjunction with the consolidated financial statements and related notes thereto for each of the three years in the period ended March 31, 1997 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The statement of operations data with respect to the fiscal year ended March 31, 1994 have been derived from audited consolidated financial statements of the Company not included herein. The data as of June 30, 1997 and for the three months ended June 30, 1996 and 1997 are unaudited; however, in the opinion of management, such data reflect all adjustments (consisting only of normal recurring adjustments) necessary to fairly present the data for such interim periods. Operating results for the three months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ending March 31, 1998.

                                                                             THREE MONTHS
                                    FISCAL YEAR ENDED MARCH 31,             ENDED JUNE 30,
                          ----------------------------------------------  ------------------
                           1993     1994      1995      1996      1997      1996      1997
                          -------  -------  --------  --------  --------  --------  --------
                                             (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
DATA (A)(B):
 Telecommunications
  service and management
  fee revenue...........  $    89  $   417  $  1,729  $  3,322  $  5,088  $  1,102  $  1,520
 Operating expenses:
 Network operations.....       19      330     1,382     2,690     3,432       859     1,180
 Selling, general and
  administrative........      921    2,045     2,524     3,084     6,780     1,027     2,380
 Depreciation and
  amortization..........       30      189       463     1,184     3,945       695     1,372
                          -------  -------  --------  --------  --------  --------  --------
 Operating loss.........     (881)  (2,147)   (2,640)   (3,636)   (9,069)   (1,479)   (3,412)
 Gain on sale of
  investment............       --       --        --        --     8,405     8,405        --
 Interest income........       --       17        39       199     5,976     1,433       763
 Interest expense and
  fees .................       --   (2,164)   (3,321)   (6,088)  (28,377)   (6,169)   (8,077)
 Equity in net loss of
  joint ventures........     (194)    (528)   (1,799)   (4,292)   (7,223)   (1,636)   (2,540)
 Net (loss) income......   (1,075)  (4,725)   (7,692)  (13,620)  (30,547)      551   (13,266)
OTHER COMPANY DATA (A):
 EBITDA (c).............  $  (851) $(1,958) $ (2,177) $ (2,452) $ (5,124) $   (784) $ (2,040)
 Capital expenditures
  and Company
  investments (d).......    3,891    8,607    10,376    18,899    79,396     6,568    36,797
 Cash used in operating
  activities............     (725)  (2,121)   (2,130)     (833)   (4,823)   (2,657)   (2,407)
 Cash (used in) provided
  by investing
  activities............   (3,806)  (8,607)  (10,376)  (18,899)  (72,818)    5,050   (36,797)
 Cash provided by
  financing activities..    4,645   10,609    12,506    19,732   137,455   129,749       698

                                       AS OF JUNE 30, 1997
                                     -------------------------
                                      ACTUAL   AS ADJUSTED (E)
                                     --------  ---------------
                                      (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA (A):
 Cash and cash equivalents.........  $ 21,308     $375,708
 Restricted cash (f)...............        --       83,400
 Total assets......................   169,907      614,407
 Long term debt and exchangeable
  redeemable preferred stock.......   222,251      666,751
 Stockholders' equity (deficiency).   (63,493)     (63,493)

--------
(a) Financial information for the Company and its consolidated Subsidiaries. As of June 30, 1997, 18 of the Company's networks were owned by joint ventures in which it owns an interest of 50% or less, and for which the Company reports its interest pursuant to the equity method of accounting consistent with generally accepted accounting principles.
(b) Statement of Operations Data does not reflect the issuance of the Senior Secured Notes or the Offering. Interest expense and fees on a pro forma basis, assuming the issuance of the Senior Secured Notes occurred on April 1, 1996 would have been $59.0 and $15.7 million for the year ended March 31, 1997 and the three months ended June 30, 1997, respectively. Preferred stock dividends on a pro forma basis, assuming the Offering occurred on April 1, 1996 and 1997 would have been $27.0 and $6.4 million for the year ended March 31, 1997 and the three months ended June 30, 1997, respectively.
(c) Earnings before interest expense, income taxes, depreciation and amortization, other non-cash charges, gain on sale of investment, interest income and equity in net loss of joint ventures ("EBITDA") and similar measurements of cash flow are commonly used in the telecommunications industry to analyze and compare telecommunications companies on the basis of operating performance, leverage, and liquidity. While EBITDA is not an alternative indicator of operating performance to operating income or an alternative to cash flows from operating activities as a measure of liquidity as defined by generally accepted accounting principles, and while EBITDA may not be comparable to other similarly titled measures of other companies, the Company's management believes EBITDA is a meaningful measure of performance.
(d) For the fiscal years ended March 31, 1993, 1994, 1995, 1996 and 1997 and the three months ended June 30, 1996 and 1997, the Company's capital expenditures (including capital expenditures relating to its wholly owned Operating Companies) were $2.0, $3.1, $2.9, $6.1, $24.6, $1.8 and $18.8 million, respectively, and the Company's investments in its less than wholly owned Operating Companies and the South Florida Partnership were $1.9, $5.5, $7.5, $12.8, $34.8, $4.8 and $18.0 million, respectively, for the same periods. Furthermore, during the fiscal year ended March 31, 1997, the Company invested $20.0 million in fiber assets and a senior secured note. See the Company's consolidated financial statements and notes thereto appearing elsewhere in this Prospectus.
(e) As adjusted to give effect to the Offering and the issuance of the Senior Secured Notes, as if each such event occurred as of June 30, 1997.
(f) $83.4 million of the proceeds from the issuance of the Senior Secured Notes was placed in an escrow account for the purchase of U.S. government securities to provide for payment in full when due of the first six scheduled interest payments on the Senior Secured Notes.

                             SUMMARY OPERATING DATA

  The following summary operating data is unaudited information that represents data for 100% of the Operating Companies' networks and is derived from Company information. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Supplementary Operating Company Financial Analysis." As of June 30, 1997, 18 of the Company's networks were 50% or less owned by the Company. The Company reports its interest in such 50% or less owned networks pursuant to the equity method of accounting consistent with generally accepted accounting principles. As a result, the financial information set forth below is not indicative of the Company's overall financial position and investors should not place undue reliance on such information in connection with the Exchange Offer.

NETWORK DATA
(UNAUDITED)(A):
                                                                        THREE MONTHS
                                FISCAL YEAR ENDED MARCH 31,            ENDED JUNE 30,
                          -------------------------------------------  ----------------
                           1993    1994     1995     1996      1997     1996     1997
                          ------  -------  -------  -------  --------  -------  -------
                                      (DOLLARS IN THOUSANDS)
OPERATIONS DATA:
 Network revenues.......  $  195  $   962  $ 3,056  $ 7,763  $ 15,223  $ 2,932  $ 5,343
 Operating expenses:
 Network operations.....     504      789    1,946    4,871     8,069    1,490    2,532
 Selling, general and
 administrative.........     353    1,145    2,439    5,316     8,827    1,957    3,995
 Depreciation and
 amortization...........     207      839    2,467    6,137    14,305    2,709    4,855
                          ------  -------  -------  -------  --------  -------  -------
 Operating loss.........  $ (869) $(1,811) $(3,796) $(8,561) $(15,978) $(3,224) $(6,039)
                          ======  =======  =======  =======  ========  =======  =======
OTHER OPERATING DATA:
 EBITDA (b).............  $ (662) $  (972) $(1,329) $(2,424) $ (1,673) $  (515) $(1,184)
 Capital expenditures...   4,947   13,790   24,658   45,177   128,270   13,887   49,595

                                                                        AS OF
                                           AS OF MARCH 31,             JUNE 30,
                               --------------------------------------- --------
                                1993   1994    1995    1996     1997     1997
                               ------ ------- ------- ------- -------- --------
                                       (DOLLARS IN THOUSANDS)
ASSET AND LIABILITY DATA:
 Gross property, plant &
 equipment (c)................ $6,952 $21,907 $49,107 $97,318 $228,384 $277,467
 Capital lease obligations
 (d)..........................  1,244   3,291  11,166  18,163   47,423   57,091

                                                  AS OF MARCH 31, AS OF JUNE 30,
                                                  --------------- --------------
                                                   1996    1997        1997
                                                  ------  ------      ------
OTHER NETWORK DATA:
 Networks in operation...........................      13      15         17
 Networks under construction.....................       4       6          5
 Cities served (e)...............................      19      33         35
 Route miles (e).................................   2,210   3,461      3,640
 Fiber miles (e)................................. 106,080 166,131    174,708
 Buildings connected.............................     822   1,270      1,603
 LEC-COs collocated (f)..........................      44     104        106
 Voice grade equivalent circuits................. 186,292 466,056    531,144
 Switches installed (g)..........................       5       7         13
 Employees (h)...................................     155     261        323

--------
(a) Unless otherwise stated, the data presented represents the summation of all of the networks' financial and operating information for each of the categories presented. Network Data is derived from the Operating Companies' records and presents information for the Company's networks, but does not include information for the South Florida Partnership in which the Company sold its investment during fiscal 1997.
(b) Earnings before interest expense, income taxes, depreciation and amortization, other non-cash charges, gain on sale of investment, interest income and equity in net loss of joint ventures ("EBITDA") and similar measurements of cash flow are commonly used in the telecommunications industry to analyze and compare telecommunications companies on the basis of operating performance, leverage, and liquidity. While EBITDA is not an alternative indicator of operating performance to operating income or an alternative to cash flows from operating activities as a measure of liquidity as defined by generally accepted accounting principles, and while EBITDA may not be comparable to other similarly titled measures of other companies, the Company's management believes EBITDA is a meaningful measure of performance.
(c) Represents total property, plant and equipment (before accumulated depreciation) of the networks, the NOCC and the Company.
(d) Represents fiber lease financings with the respective Local Partners for each network.
(e) Excludes networks under construction.
(f) LEC-CO collocated means that the Company has interconnected its network at the LEC-CO.
(g) Represents Lucent Technologies ("Lucent") 5ESS switches or remote switch modules which deliver full switch functionality.
(h) Employees includes employees of both the Operating Companies and the Company.

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following risk factors should be carefully considered in evaluating the Company and its business in connection with the Exchange Offer.

  Certain information included or incorporated by reference in this Prospectus, is forward-looking, such as information relating to the effects of future regulation, future capital commitments and the effects of competition. These statements appear in a number of places in this Prospectus, including "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," and include statements regarding the intent, belief and current expectations of the Company and its directors and officers. Such forward-looking information involves important risks and uncertainties that could significantly affect expected results in the future from those expressed in any forward-looking statements made by, or on behalf of, the Company. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials, and inventories, technological developments and changes in the competitive environment in which the Company operates. Persons reading this Prospectus are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward looking statements. See "--Forward Looking Statements."

  Consequences of Failure to Exchange. Upon consummation of the Exchange Offer, holders of Old Preferred Stock that were not prohibited from participating in the Exchange Offer and did not tender their Old Preferred Stock will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Preferred Stock and, accordingly, such Old Preferred Stock will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Old Preferred Stock may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not intend to register the Old Preferred Stock under the Securities Act. Based on interpretations by the staff of the Commission with respect to similar transactions, the Company believes that the New Preferred Stock issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder of such New Preferred Stock (other than any such holder which is an "affiliate" of the Registrants within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Preferred Stock is acquired in the ordinary course of such holder's business, such holder has no arrangement or understanding with any person to participate in the distribution of such New Preferred Stock and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Preferred Stock. A broker-dealer who acquired Old Preferred Stock directly from the Registrant cannot exchange such Old Preferred Stock in the Exchange Offer. Each broker-dealer that receives New Preferred Stock for its own account in exchange for Old Preferred Stock must acknowledge that it will deliver a prospectus in connection with any resale of its New Preferred Stock. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the New Preferred Stock received in exchange for the Old Preferred Stock acquired by the broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus available to any broker-dealer for use in connection with any such resale for a period of 365 days after the Exchange Date or, if earlier, until all participating broker-dealers have so resold. See "Plan of Distribution." The New Preferred Stock may not be offered or sold unless it has been registered or qualified for sale under applicable state securities laws or an exemption from registration or qualification is available and is complied with. The Registrant is required, under the Registration Rights Agreement, to register the New Preferred Stock in any jurisdiction requested by the holders, subject to certain limitations.

  Negative Cash Flow and Operating Losses; Limited History of Operations. The Company has experienced significant losses since its inception, with operating losses of approximately $2.1 million, $2.6 million, $3.6 million, $9.1 million, $1.5 million and $3.4 million for the fiscal years ended March 31, 1994, 1995, 1996 and 1997 and the three months ended June 30, 1996 and 1997, respectively. The Company expects to continue to incur substantial operating losses in the foreseeable future as it pursues its plans to expand its networks, service offerings and customer base. There can be no assurance that such losses will not continue indefinitely. The Company currently accounts for its ownership interests in the Operating Companies in which it does not have majority ownership interest using the equity method and, therefore, the Company's consolidated financial statements include only the Company's pro rata share of such Operating Companies' and the South Florida Partnership's net losses as equity in net losses of joint ventures.

  The Company was formed in October 1991 and, as of June 30, 1997, only 11 of its 17 operational networks had been in operation for more than 24 months and five networks were not yet in operation. Prospective investors therefore have limited historical financial information about the Company upon which to base an evaluation of the Company's performance. The development of the Company's businesses and the installation and expansion of its networks require significant expenditures, a substantial portion of which are made before any revenues may be realized. Certain of the expenditures, including marketing, sales and general and administrative costs, are expensed as incurred, while certain other expenditures, including network design and construction, negotiation of rights-of-way and costs to obtain legal and regulatory approval, are deferred until the applicable network is operational. The Company will continue to incur significant expenditures in connection with the construction, acquisition, development and expansion of the Company's and Operating Companies' networks, services and customer base.

  In light of the Company's limited operating history, its history of significant operating losses and its expectation that it will continue to incur significant expenses and operating losses for the foreseeable future, there can be no assurance that the Company will be able to implement its growth strategy or achieve or sustain profitability.

  Substantial Leverage. As of June 30, 1997, the Company's total amount of debt outstanding was $222.3 million and the Company had a stockholders' deficiency of $63.5 million. As of June 30, 1997, as adjusted to give effect to the issuance of the Senior Secured Notes and the Preferred Stock, the Company's total amount of debt and redeemable preferred stock outstanding would have been $672.3 million (such amount at September 30, 1997 would increase by approximately $6.8 million related to the Accreted Value (as defined) with respect to the Senior Notes issued pursuant to the Senior Notes Indenture dated as of April 15, 1996 (the "Senior Notes"). In addition, in each year since its inception, despite increasing revenues, the Company's earnings have been inadequate to cover its combined fixed charges and preferred stock dividends by a substantial and increasing margin. Moreover, the Company anticipates that earnings will be insufficient to cover combined fixed charges and preferred stock dividends for the foreseeable future. Commencing on October 15, 2001, semi-annual cash interest payments of $21.4 million will be due and payable on the Senior Notes, commencing on March 1, 1998, semi-annual cash payments of $15.3 million on the Senior Secured Notes will become due and payable, and commencing on October 15, 2002, quarterly cash dividends of $12.2 million on the Preferred Stock (assuming that all dividends prior to such date are paid in additional shares of Preferred Stock) will become due and payable.

  The degree to which the Company is leveraged could have important consequences to holders of the Preferred Stock, including the following: (i) a substantial portion of the Company's cash flow from operations will be dedicated to payment of the principal and interest on its indebtedness, and to payments of dividends on and the redemption of the Preferred Stock, thereby reducing funds available for other purposes; (ii) the Company's significant degree of leverage could increase its vulnerability to changes in general economic conditions or increases in prevailing interest rates; (iii) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes could be impaired; (iv) a substantial portion of the indebtedness of the Company will mature in accordance with its terms prior to the mandatory redemption of the Preferred Stock; and (v) the Company may be more leveraged than certain of its competitors, which may be a competitive disadvantage.

  Because the Company currently has, and anticipates that it will continue to have, a substantial consolidated cash flow deficit, its ability to (i) make cash interest payments on the Senior Notes commencing on October 15, 2001 and to repay its obligations on the Senior Notes at maturity, (ii) make cash interest payments on the Senior Secured Notes commencing on March 1, 1998, and to repay its obligations on the Senior Secured Notes at maturity and (iii) make cash dividend payments on the Preferred Stock commencing on October 15, 2002, and to redeem the Preferred Stock at maturity, will be dependent on developing one or more sources of cash flow prior to the date on which such cash payment obligations arise. To accomplish this, the Company may seek to
(i) refinance all or a portion of the Senior Notes, the Senior Secured Notes and/or the Preferred Stock (or the Exchange Debentures, as the case may be),
(ii) sell all or a portion of its interests in one or more of the Operating Companies, (iii) negotiate with its current Local Partners to permit any excess cash generated by its Operating Companies to be distributed to partners rather than invested in the businesses of such Operating Companies and/or (iv) invest in companies that will make substantial cash distributions. There can be no assurance that (i) there will be a market for the debt or equity securities of the Company in the future, (ii) the Company will be able to sell assets in a timely manner or on commercially reasonable terms or in an amount that will be sufficient to make cash interest or dividend payments and to repay the Senior Notes, the Senior Secured Notes and/or the Preferred Stock (or the Exchange Debentures, as the case may be) when due, (iii) the Company will be able to persuade its Local Partners that cash generated by the operations of the Operating Companies should be distributed to partners, members or shareholders or (iv) the Company will be able to locate and invest in companies that will be mature enough to make substantial cash contributions to the Company prior to the time such payments are due.

  Significant Future Capital Requirements. Expansion of the Company's existing networks and services and the development of new networks and services require significant capital expenditures. The Company's operations have required and will continue to require substantial capital investment for (i) the installation of electronics for switched services in the Company's networks,
(ii) the expansion and improvement of the Company's NOCC and existing networks and (iii) the design, construction and development of additional networks. The Company plans to make substantial capital investments and investments in Operating Companies in connection with the installation of 5ESS switches or remote switching modules in all of its existing operating markets and will install additional 5ESSs or remote switching modules in each of the Company's future operational markets. To date, the Company has installed switches which service 13 of its markets and expects that it will complete the installation of switches in all of its markets by the end of 1997. In addition, the Company intends to increase spending on marketing and sales significantly in the foreseeable future in connection with the expansion of its sales force and marketing efforts generally. The Company estimates that it will require approximately $175 million to $200 million to fund anticipated capital expenditures, working capital requirements and operating losses of the Company, investments in existing Operating Companies and the acquisition of 100% of the ownership interests in the Buffalo, Louisville, Lexington and Syracuse networks, through the fiscal year ended March 31, 1999. The Company currently expects that the proceeds from this Offering together with cash on hand, anticipated bank and vendor financings, internal cash flow, fiber lease financings and investments to be made by its Local Partners should be adequate to fund through March 31, 1999 anticipated capital expenditures, operating losses and working capital for existing networks. However, there can be no assurance (i) that the Company's future cash requirements will not vary significantly from those presently planned due to a variety of factors including acquisition of additional networks, continued acquisition of increased ownership in its networks and material variances from expected capital expenditure requirements for existing networks or (ii) that anticipated financings, Local Partner investments and other sources of capital will become available to the Company. Accordingly, there can be no assurance that the Company will not seek to raise additional capital prior to March 31, 1999. In addition, expansion of the Company's networks will include the geographic expansion of the Company's existing clusters and the development of new markets. The Company expects to continue to build new networks in additional markets with utility partners, which have broader geographic coverage and require higher capital outlays than those with cable partners in the past.

  The Company also has funded the purchase of certain partnership interests and expects to fund additional purchases of the partnership interests. See "-- Risks Associated with Joint Ventures," "Prospectus Summary--Recent Developments" and "Business--Operating Agreements--Local Partner Agreements."

  The Company expects to fund its capital requirements through existing resources, credit facilities and vendor financings at the Company and Operating Company levels, internally generated funds, equity invested by Local Partners in Operating Companies and additional debt or equity financings, as appropriate, and expects to fund its repurchase of partnership interests of Local Partners through existing resources, internally generated funds and additional debt or equity financings, as appropriate. There can be no assurance, however, that the Company will be successful in generating sufficient cash flow or in raising sufficient debt or equity capital on terms that it will consider acceptable, or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  The expectations of required future capital expenditures are based on the Company's current estimates. There can be no assurance that actual expenditures will not significantly exceed current estimates or that the Company will not accelerate its capital expenditure spending.

  Holding Company Structure; Inability to Access Cash Flow. The Company is a holding company with substantially all of its operations conducted through the Operating Companies, and the Company expects to develop new networks and operations in the future through joint ventures. In addition, as of June 30, 1997, 18 of the Company's 22 networks were owned by Joint Ventures in which the Company owned 50% or less of the equity interests, and future Joint Ventures may be developed in which the Company will own less than 50% of the equity interests. Accordingly, the Company's cash flow and, consequently, its ability to service its debt, including the Senior Notes, the Senior Secured Notes, the Exchange Debentures, if any, any other indebtedness and its obligations with respect to the Preferred Stock, is dependent on the Company receiving its pro rata share of the cash flow of the Operating Companies and the payment of funds by those Operating Companies in the form of management fees, loans, dividends, distributions or otherwise. The Operating Companies are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Senior Notes, the Senior Secured Notes, the Preferred Stock or to make any funds available therefor, whether in the form of loans, dividends, distributions or otherwise. Furthermore, the Company may be unable to access its portion of the cash flow of certain of the Operating Companies because it holds a 50% or less ownership interest in certain of such entities and, therefore, does not have the requisite control to cause such entities to make distributions or pay dividends to the partners or equity holders. In addition, such entities will be permitted to incur indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans. See "--Risks Associated with Joint Ventures" and "--Substantial Leverage."

  Risk of New Service Acceptance by Customers. The Company is in the process of introducing a number of services, primarily local exchange services, that the Company believes are important to its long-term growth. The success of these services will be dependent upon, among other things, the willingness of customers to accept the Company as a new provider of such new telecommunications services. No assurance can be given that such acceptance will occur, and the lack of such acceptance could have a material adverse effect on the Company.

  Restrictions on the Company's Ability to Pay Dividends on the Preferred Stock. To date, the Company has not paid dividends on its shares of capital stock. The ability of the Company to pay cash dividends on the Preferred Stock, commencing on October 15, 2002, and to redeem the Preferred Stock upon maturity is substantially restricted under various covenants and conditions contained in the indentures with respect to the Senior Notes, (the "Senior Indenture") and the Senior Secured Indenture. In addition to the limitations imposed on the payment of dividends by the Senior Indenture and the Senior Secured Indenture, under Delaware law the Company is permitted to pay dividends on its capital stock, including the Preferred Stock, only out of its surplus, or in the event that it has no surplus, out of its net profits for the year in which a dividend is declared or for the immediately preceding fiscal year. At June 30, 1997, the Company had a stockholders' deficiency of $63.5 million. In order to pay dividends in cash, the Company must have surplus or net profits equal to the full amount of the cash dividend at the time such dividend is declared. The Company cannot predict what the value of its assets or the amount of its liabilities will be in the future and, accordingly, there can be no assurance the at the Company will be able to pay cash dividends on the Preferred Stock.

  Subordination of the Preferred Stock. The Company's obligations with respect to the Preferred Stock are subordinate and junior in right of payment to all present and future indebtedness of the Company, its Subsidiaries and Joint Ventures, including the Senior Notes and the Senior Secured Notes, and to all subsequent series of preferred stock of the Company which by its terms ranks senior to the Preferred Stock. See "Description of Certain Indebtedness." In addition to the substantial dividend and redemption restrictions set forth in the Senior Indenture and the Senior Secured Indenture, no cash dividends or mandatory redemption payments may be made with respect to the Preferred Stock if (i) the obligations with respect to the Senior Notes and the Senior Secured Notes are not paid when due or (ii) any other event of default has occurred under the Senior Indenture and the Senior Secured Indenture and is continuing or would occur as a consequence of such payment. As of June 30, 1997, the Preferred Stock would have been junior in right of payment to $529.4 million of indebtedness (such amount at September 30, 1997 would increase by approximately $6.8 million related to the Accreted Value (as defined) with respect to the Senior Notes) of the Company, its Subsidiaries and Joint Ventures (excluding trade payables and other accrued liabilities). In the event of bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay obligations on the Preferred Stock only after all Senior Securities (as defined) and all indebtedness of the Company has been paid, and there may not be sufficient assets remaining to pay amounts due on any or all of the Preferred Stock then outstanding. See "Description of Securities--Description of Preferred Stock--Ranking."

  Subordination of the Exchange Debentures. The payment of principal, premium if any, and interest on, and any other amounts owing in respect of, the Exchange Debentures, if issued, will be subordinated to the prior payment in full of all existing and future Senior Debt, including indebtedness represented by the Senior Notes and the Senior Secured Notes, and will be effectively subordinated to all indebtedness and other liabilities and commitments of the Company's Subsidiaries and Joint Ventures. As of June 30, 1997, the Exchange Debentures would have been subordinated to $529.4 million of indebtedness (such amount at September 30, 1997 would increase by approximately $6.8 million related to the Accreted Value (as defined) with respect to the Senior Notes) of the Company, its Subsidiaries and Joint Ventures (excluding trade payables and other accrued liabilities). The Senior Indenture, the Senior Secured Indenture, and the Indenture pursuant to which the Exchange Debentures would be issued permit the incurrence by the Company, its Subsidiaries and Joint Ventures of additional indebtedness, all of which may constitute Senior Debt, under certain circumstances. In addition, the Company may not pay principal of, premium, if any, or interest on or any other amounts owing in respect of, the Exchange Debentures, or purchase, redeem or otherwise retire the Exchange Debentures, if (i) the obligations with respect to the Senior Notes and the Senior Secured Notes are not paid when due or (ii) any other event of default has occurred under the Senior Indenture or the Senior Secured Indenture, and is continuing or would occur as a consequence of such payment. In the event of bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay obligations on the Exchange Debentures only after all Senior Debt has been paid, and there may not be sufficient assets remaining to pay amounts due on any or all of the Exchange Debentures then outstanding. See "Description of the Exchange Debentures--Subordination."

  Effect of Substantial Additional Indebtedness on the Company's Ability to Make Payments on the Preferred Stock and Exchange Debentures. The Senior Indenture, the Senior Secured Indenture, the Certificate of Designation and the Indenture limit, but do not prohibit, the incurrence of additional indebtedness by the Company, its Subsidiaries and Joint Ventures, and the Company will likely incur substantial additional indebtedness during the next few years to finance the construction of networks and purchase of network electronics, including local long distance voice and data switches. All additional indebtedness of the Company will rank senior in right of payment to any payment obligations with respect to the Preferred Stock and Exchange Debentures (to the extent that such additional indebtedness represents Senior
Debt) and the debt service requirements of any Preferred Stock and Exchange Debentures.

  Inability to Purchase Preferred Stock or Exchange Debentures Upon a Change of Control. The Senior Indenture, the Senior Secured Indenture and the Certificate of Designation each provide, that a Change of Control, which could result from, among other things, certain business combinations or strategic alliances by the Company, requires the Company to commence an offer to repay the Senior Notes and the Senior Secured Notes and redeem the shares of Preferred Stock outstanding under such instruments. If a Change of Control occurs, there is no assurance that the Company will (i) have the ability to make a Change of Control Offer to the holders of the Preferred Stock or the Exchange Debentures, as the case may be, (ii) have sufficient funds to make such repayments and redemption or (iii) that the Company could obtain any additional debt or equity financing in an amount sufficient to repay the Senior Notes, the Senior Secured Notes and to redeem the Preferred Stock. Upon the failure of the Company to make a Change of Control Offer (as defined) on the terms and in accordance with the conditions described under the caption "Description of Securities--Description of Preferred Stock--Change of Control," the sole remedy to the holders of the outstanding Preferred Stock will be the voting rights arising from a Voting Rights Triggering Event. See "Description of Securities--Description of Preferred Stock--Voting Rights; Amendment."

  Risks Associated with Joint Ventures. Most of the Operating Companies' Local Partner Agreements (as defined) contain mandatory buy/sell provisions that, after a certain number of years, can be initiated by either partner and result in one partner purchasing all of the other partner's interests. Accordingly, there can be no assurance that the Company and its subsidiaries will continue to be in partnership with their current Local Partner, or any other partner, in each of their respective markets, or that the Company or its subsidiaries will have sufficient funds to purchase the partnership interest of such other partner. In addition, if a partner triggers such buy/sell provisions and the Company is unable to purchase the initiating partner's interests, the Company will be forced to sell its interests to the partner, thereby terminating the partnership, which could result in a material adverse effect on the future cash flow of the Company.

  The bankruptcy or insolvency of a Local Partner or an Operating Company could result in the termination of the respective Local Partner Agreement and the related Fiber Lease Agreement (as defined). The effect of such terminations could be materially adverse to the Company and the respective Operating Company. Similarly, all of the Management Agreements (as defined), two of the Local Partner Agreements and five of the Fiber Lease Agreements can be terminated by the respective Local Partner at various times during the next seven years. While the Company believes such agreements will be renewed, there can be no assurance that the Local Partner will not seek to terminate the agreements. See "Business--Operating Agreements." Accordingly, the failure to renew such agreements could materially adversely affect the Company and the respective Operating Companies. In addition, the failure of a Local Partner to make required capital contributions could have a material adverse effect on the Company and the respective Operating Company.

  Neither the Senior Indenture, the Senior Secured Indenture, the Certificate of Designation nor the Indenture restricts the amount of indebtedness that can be incurred by Operating Companies in which the Company owns a less than 45% interest. The Company expects that certain of the Operating Companies may begin to incur substantial indebtedness in the foreseeable future. Accordingly, the Company's ability to access the cash flow and assets of such Operating Companies may be severely limited.

  Competition. In each of the markets served by the Company's networks, the services offered by the Company compete principally with the services offered by the incumbent LEC serving that area. Incumbent LECs have long-standing relationships with their customers, have the potential to subsidize competitive services from monopoly service revenues, and benefit from favorable state and federal regulations. In light of the passage of the Telecommunications Act of 1996 (the "Telecommunications Act"), federal and state regulatory initiatives will provide increased business opportunities to CLECs such as the Company, but regulators are likely to provide incumbent LECs with increased pricing flexibility for their services as competition increases. If incumbent LECs are allowed by regulators to lower their rates substantially or selectively, engage in excessive volume and term discount pricing practices for their customers or charge CLECs excessive fees for interconnection to the incumbent LECs' networks, the net income and cash flow of CLECs, including the Operating Companies, could be materially and adversely affected.

  The Telecommunications Act also establishes procedures under which the Regional Bell Operating Companies ("RBOCs") can obtain authority to provide long distance services if they comply with certain interconnection requirements. Some of the RBOCs in the markets served by the Company have filed or plan to file for such authority in 1997 or 1998, including Bell South in Louisiana in late 1997. There has been significant merger activity among the RBOCs in anticipation of entry into the long distance market, including the merger of Bell Atlantic and NYNEX, whose combined territory covers a substantial portion of the Company's markets. If RBOCs are permitted to provide such services, they will ultimately be in a position to offer single source service for local and long distance communications. Thus far, applications by Ameritech (Michigan) and Southwestern Bell (Oklahoma) have been rejected. However, an approval could result in decreased market share for the major IXCs, which are among the Operating Companies' major customers. Such a result could have an adverse effect on the Company.

  The Company also faces, and will continue to face, competition from other current and potential market entrants, including other CLECs, AT&T, MCI, Sprint and other IXCs, cable television companies, electric utilities, microwave carriers, wireless telecommunications providers and private networks built by large end users. The Telecommunications Act facilitates such entry by requiring incumbent LECs to allow new entrants to acquire local services at wholesale prices for resale, and to purchase unbundled networks at cost-based rates. Substantially all of the Company's markets are served by one or more CLECs other than the Company. In addition, all three major IXCs are expected to enter the market for local telecommunications services. Both AT&T and MCI have announced that they have begun to offer local telephone services in some areas of the country, and AT&T recently announced a new wireless technology for providing local telephone service. Although the Company has good relationships with the IXCs, there are no assurances that any of these IXCs will not build their own facilities, purchase other carriers or their facilities, or resell the services of other carriers rather than use the Company's services when entering the market for local exchange services.

  The Company also competes with equipment vendors and installers, and telecommunications management companies with respect to certain portions of its business.

  Many of the Company's current and potential competitors, particularly incumbent LECs, have financial, personnel and other resources substantially greater than those of the Company, as well as other competitive advantages over the Company. See "Competition" for more detailed information on the competitive environment faced by the Company.

  Regulation and Risks of the Telecommunications Act. The Company is subject to varying degrees of federal, state and local regulation. The Company is not currently subject to price cap or rate of return regulation by the Federal Communications Commission (the "FCC"), nor is it currently required to obtain FCC authorization for the installation, acquisition or operation of its network facilities. However, the Operating Companies that provide intrastate services are generally subject to certification and tariff filing requirements by state regulators and may also be subject to state reporting, customer service, service quality, unbundling and universal service or other requirements. Challenges to these tariffs and certificates by third parties or independent action by state public service commissions could cause the Company to incur substantial legal and administrative expenses.

  Although the Telecommunications Act eliminates legal barriers to entry, no assurance can be given that changes in current or future regulations adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry, including access charge and universal service issues, would not have a material adverse effect on the Company. In particular, the Company's belief that the entire $97 billion local exchange market may ultimately be open to CLEC competition depends upon favorable interpretation of the Telecommunications Act, and the ability of the Company and the Operating Companies to compete in these new market segments may be adversely affected if incumbent LECs are granted greater pricing flexibility and other regulatory relief that enables them to impose costs on potential competitors or otherwise restrict the Company's ability to serve its customers and attract new customers. In addition, the Telecommunications Act removes entry barriers for all companies and could increase substantially the number of competitors offering comparable services in the Company's markets. See "Regulation--Overview" for more detailed information on the regulatory environment in which the Company and the Operating Companies operate.

  While the Telecommunications Act requires incumbent LECs, including RBOCs, to enter into agreements to interconnect with, and generally to sell unbundled network elements or to resell services to CLECs, LEC-CLEC interconnection agreements may have short terms, requiring the CLEC to renegotiate the agreements continually. LECs may not provide timely provisioning or adequate service quality thereby impairing a CLEC's reputation with customers who can easily switch back to the LEC. In addition, the prices set in the agreements may be subject to significant rate increases if state regulatory commissions establish prices designed to pass on to the CLECs part of the cost of providing universal service.

  Dependence upon Network Infrastructure; Risk of System Failure; Security Risks. The Company's success in marketing its services to business and government users requires that the Company provide superior reliability, capacity and security via its network infrastructure. The Company's networks are subject to physical damage, power loss, capacity limitations, software defects, breaches of security (by computer virus, break-ins or otherwise) and other factors, certain of which may cause interruptions in service or reduced capacity for the Company's customers. Interruptions in service, capacity limitations or security breaches could have a material adverse effect on the Company's business, financial condition and results of operations.

  Control by Principal Stockholder. Adelphia owns 88% of the outstanding capital stock of the Company, with the remaining 12% owned by Messrs. Milliard, Drenning, Fajerski and Fowler, all of whom are senior executives of the Company. See "Certain Relationships and Transactions." Accordingly, Adelphia is able to control the vote on corporate matters requiring stockholder approval, including, but not limited to, electing directors, amending the Company's certificate of incorporation and approving mergers or sales of substantially all of the Company's assets. In addition, pursuant to a stockholder agreement, as amended, between the Company, Adelphia and Messrs. Drenning, Fajerski and Fowler (the "Management Stockholders"), Adelphia has the power to control certain corporate transactions of the Company, including its ability to enter into joint ventures and other business relationships and Adelphia has the right, under certain circumstances, to purchase the interests of the Management Stockholders. As a result, the Company may be subject to possible conflicts of interest arising from the relationship with Adelphia in connection with the pursuit of business opportunities in the telecommunications industry. Although directors of the Company, who are also directors of Adelphia, have certain fiduciary obligations to the Company under Delaware law, such directors are in positions that may create conflicts of interest. There can be no assurance that any such conflict will be resolved in favor of the Company. Three directors of Adelphia serve on the Special Nominating Committee of the Board of Directors of the Company, which is empowered to expand the number of seats on the Company's Board of Directors up to twelve and to fill the vacancies created thereby. See "Management--Board Committees." In addition, Adelphia has agreed to vote its shares of the Common Stock of the Company to elect the Management Stockholders to the Company's Board of Directors. See "Certain Relationships and Transactions."

  Dependence on Key Personnel. The success of the Company and its growth strategy depends in large part on the Company's ability to attract and retain key management, marketing and operations personnel. Currently, the Company's businesses are managed by a small number of management and operating personnel with certain other services, including financial and certain accounting services, provided by Adelphia. There can be no assurance that the Company will attract and retain the qualified personnel needed to manage, operate and further develop its business. In addition, the loss of the services of any one or more members of the Company's senior management team could have a material adverse effect on the Company.

  Expansion Risk; Additional Personnel. The Company is experiencing a period of rapid expansion which the Company believes will accelerate in the foreseeable future. The operating complexity of the Company, as well as the responsibilities of management personnel, have increased as a result of this expansion. The Company's ability to manage such growth effectively will require it to continue to expand and improve its operational and financial systems and to expand, train and manage its employee base. In addition, the Company and the Operating Companies intend to significantly increase the hiring of additional sales and marketing personnel. There can be no assurance that such new personnel will be successfully integrated into the Company or the Operating Companies, as the case may be, or whether a sufficient number of qualified personnel will be available at all. The Company's inability to effectively manage its hiring of additional personnel and expansion could have a material adverse effect on its business and results of operations.

  Dependence on Business from IXCs. For the fiscal year ended March 31, 1997, approximately 61% of the Operating Companies' combined revenues were attributable to access services provided to MCI, AT&T and other IXCs. The loss of access revenues from IXCs in general or the loss of MCI or AT&T as a customer could have a material adverse effect on the Company's business. See "Business--Company Strategy."

  In addition, the Telecommunications Act establishes procedures under which RBOCs can obtain authority to compete with the IXCs in the long distance market, and there have been indications that certain RBOCs in markets served by the Company may seek such authority in the near future. See "--Competition" and "Competition." Due to the Operating Companies' dependence on business from IXCs, any loss of market share by the IXCs could have a material adverse effect on the Company.

  Need to Obtain and Maintain Permits and Rights-of-Way. There can be no assurance that the Company or the Operating Companies, through Local Partners, Adelphia or their own efforts, will be able to maintain existing permits and rights-of-way or to obtain and maintain the other permits and rights-of-way needed to develop and operate existing and future networks. In addition, the Company and the Operating Companies may require pole attachment or conduit use agreements with incumbent LECs, utilities or other LECs to operate existing and future networks, and there can be no assurance that such agreements will be obtained or will be obtainable on reasonable terms. Failure to obtain or maintain such permits, rights-of-way and agreements could have a material adverse effect on the Company's ability to operate and expand its networks. See "Business--Operating Agreements--Fiber Lease Agreements."

  The amount of lease payments could be affected by the costs the Local Partners incur for attachments to poles, or use of conduit, owned by incumbent LECs or electric utilities. Various state public utility commissions ("State PUCs"), and the FCC are reviewing whether use of Local Partner facilities for telecommunications purposes (as occurs when the Operating Companies lease fiber optic capacity from Local Partners) should entitle incumbent LECs and electric utilities to higher pole attachment or conduit occupancy fees. Such increased fees could result in an increase in the amount of the lease payments made by the Operating Companies to the Local Partners and could have a significant impact on the profitability of the Operating Companies.

  Rapid Technological Changes. The telecommunications industry is subject to rapid and significant changes in technology. While the Company believes that for the foreseeable future these changes will neither materially affect the continued use of fiber optic telecommunications networks nor materially hinder the Company's ability to acquire necessary technologies, the effect of technological changes on the businesses of the Company cannot be predicted. Thus, there can be no assurance that technological developments will not have a material adverse effect on the Company.

  Certain Tax Considerations. For a discussion of certain material federal income tax considerations which are relevant to the purchase, ownership and disposition of the Preferred Stock and Exchange Debentures, see "Certain Federal Income Tax Considerations."

  Lack of Dividend History. The Company has never declared or paid any cash dividends on its Common Stock and does not expect to declare any such dividends on its Common Stock in the foreseeable future. Payment of any future dividends on its Common Stock will depend upon earnings and capital requirements of the Company, the Company's debt facilities and other factors the Board of Directors considers appropriate. The Company intends to retain its earnings, if any, to finance the development and expansion of its business, and therefore does not anticipate paying any dividends on its Common Stock in the foreseeable future. The Company's ability to declare dividends on its Common Stock is affected by certain covenants in the Senior Indenture, Senior Secured Indenture and the Certificate of Designation.

  Absence of a Public Market for the Preferred Stock; Possible Volatility of Preferred Stock Price. Prior to the Exchange Offer, there has been no public market for the Old Preferred Stock. Although the Initial Purchaser has informed the Company that it currently intends to make a market in the Preferred Stock, it is not obligated to do so and any such market making may be discounted at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Preferred Stock. The Preferred Stock is eligible for trading in the PORTAL market. The Company does not intend to apply for listing of the Preferred Stock on any securities exchange or for quotation through the Nasdaq National Market. If a market for the Preferred Stock were to develop, the Preferred Stock could trade at prices that may be higher or lower than their initial offering price depending upon many factors, including prevailing interest rates, the Company's operating results and the markets for similar securities. Historically, the market for securities such as the Preferred Stock has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Preferred Stock. There can be no assurance that, if a market for the Preferred Stock were to develop, such a market will not be subject to similar disruptions.

  Forward Looking Statements. The statements contained in this Prospectus that are not historical facts are "forward looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995), which statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "intends" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Management cautions the reader that these forward-looking statements, such as the Company's plans to build and acquire networks in new areas, the market opportunity presented by larger metropolitan areas, its anticipated installation of local exchange service line and revenues from designated markets during 1997, and statements regarding the development of the Company's business, the markets for the other statements contained above and herein in this Prospectus regarding matters that are not historical facts, are only predictions. No assurance can be given that the future results will be achieved; actual events or results may differ materially as a result of risks facing the Company. Such risks include, but are not limited to, the Company's ability to successfully market its services to current and new customers, access markets, identify, finance and complete suitable acquisitions, design and construct fiber optic networks, install cable and facilities, including switching electronics, and obtain rights-of-way, building access rights and any required governmental authorizations, franchises and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as regulatory, legislative and judicial developments that could cause actual results to vary materially from the future results indicated, expressed or implied, in such forward-looking statements.

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

  On October 9, 1997, the Registrant issued 200,000 shares of Old Preferred Stock with an aggregate liquidation preference of $200,000,000 to Bear, Stearns & Co. Inc. (the "Initial Purchaser"). The issuance was not registered under the Securities Act in reliance upon the exemptions under Rule 144A,
Section 4(2) and Regulation S of the Securities Act. In connection with the issuance and sale of the Old Preferred Stock, the Registrant entered into a Registration Rights Agreement with the Initial Purchaser dated as of October 9, 1997 (the "Registration Rights Agreement"), which requires the Registrant to cause the Old Preferred Stock to be registered under the Securities Act or to file with the Commission a registration statement under the Securities Act with respect to an issue of New Preferred Stock of the Registrant identical in all material respects to the Old Preferred Stock, and use its best efforts to cause such registration statement to become effective under the Securities Act and, upon the effectiveness of that registration statement, to offer to the holders of the Old Preferred Stock the opportunity to exchange their Old Preferred Stock for a like liquidation preference of New Preferred Stock, which will be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Exchange Offer is being made pursuant to the Registration Rights Agreement to satisfy the Registrant's obligations thereunder.

  Based on no-action letters issued by the staff of the Commission to third parties, the Registrant believes that the New Preferred Stock issued pursuant to the Exchange Offer in exchange for Old Preferred Stock may be offered for resale, resold and otherwise transferred by any holder of such New Preferred Stock (other than any such holder which is an "affiliate" of the Registrant within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Preferred Stock are acquired in the ordinary course of such holder's business, such holder has no arrangement or understanding with any person to participate in the distribution of such New Preferred Stock and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Preferred Stock. A broker-dealer who acquired Old Preferred Stock directly from the Registrant cannot exchange such Old Preferred Stock in the Exchange Offer. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Preferred Stock cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Preferred Stock for its own account in exchange for Old Preferred Stock, where such Old Preferred Stock was acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Preferred Stock. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Registrant will accept any and all Old Preferred Stock validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date (as defined herein). The Registrant will issue a principal amount of New Preferred Stock in exchange for an equal liquidation preference of outstanding Old Preferred Stock tendered and accepted in the Exchange Offer. Holders may tender some or all of their Old Preferred Stock pursuant to the Exchange Offer. The date of acceptance for exchange of the Old Preferred Stock for the New Preferred Stock (the "Exchange Date") will be the first business day following the Expiration Date or as soon as practicable thereafter.

  The terms of the New Preferred Stock and the Old Preferred Stock are substantially identical in all material respects, except for certain transfer restrictions, registration rights and Liquidated Damages for Registration Defaults relating to the Old Preferred Stock which will not apply to the New Preferred Stock. See "Description of the Securities" and "Description of Exchange Debentures." The New Preferred Stock will evidence the same debt as the Old Preferred Stock. The New Preferred Stock will be issued under and entitled to the benefits of the Indenture pursuant to which the Old Preferred Stock was issued.

  As of the date of this Prospectus, 200,000 shares of the Old Preferred Stock are outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders.

  Holders of Old Preferred Stock do not have any appraisal or dissenters' rights under state law or the Certificate of Designation in connection with the Exchange Offer. The Registrant intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Exchange Act, and the rules and regulations of the Commission thereunder. Old Preferred Stock which are not tendered and were not prohibited from being tendered for exchange in the Exchange Offer will remain outstanding and continue to accrue dividends and to be subject to transfer restrictions, but will not be entitled to any rights or benefits under the Registration Rights Agreement.

  Upon satisfaction or waiver of all the conditions to the Exchange Offer, on the Exchange Date the Registrant will accept all Old Preferred Stock properly tendered and not withdrawn and will issue New Preferred Stock in exchange therefor. For purposes of the Exchange Offer, the Registrant shall be deemed to have accepted properly tendered Old Preferred Stock for exchange when, as and if the Registrant had given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the New Preferred Stock from the Registrant.

  In all cases, issuance of New Preferred Stock for Old Preferred Stock that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Old Preferred Stock, a properly completed and duly executed Letter of Transmittal and all other required documents; provided, however, that the Registrant reserves the absolute right to waive any defects or irregularities in the tender or conditions of the Exchange Offer. If any tendered Old Preferred Stock is not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Preferred Stock is submitted for a greater principal amount than the holder desires to exchange, such unaccepted or nonexchanged Old Preferred Stock or substitute Old Preferred Stock evidencing the unaccepted portion, as appropriate, will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

  Holders who tender Old Preferred Stock in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Preferred Stock pursuant to the Exchange Offer. The Registrant will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
            , 1997, unless the Registrant, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended; provided that the Exchange Offer shall not be extended beyond 30 business days after the date of this Prospectus.

  In order to extend the Expiration Date, the Registrant will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, prior to 9:00 a.m., New York City time, on the next business day after the then Expiration Date.

  The Registrant reserves the right, in its sole discretion, (i) to delay accepting any Old Preferred Stock, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Registrant to constitute a material change, the Registrant will promptly disclose such amendment in a manner reasonably calculated to inform the holders of Old Preferred Stock of such amendment.

  Without limiting the manner in which the Registrant may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Registrant shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

DIVIDENDS ON THE NEW PREFERRED STOCK

  New Preferred Stock will be entitled to dividends from the most recent date to which dividends has been paid on the Old Preferred Stock or, if no such dividends has been paid on the Old Preferred Stock, from October 9, 1997.

CONDITIONS

  Notwithstanding any other term of the Exchange Offer, the Registrant will not be required to exchange any New Preferred Stock for any Old Preferred Stock, and may terminate or amend the Exchange Offer before the acceptance of any Old Preferred Stock for exchange, if:

  (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which seeks to restrain or prohibit the Exchange Offer or, in the Registrant's judgment, would materially impair the ability of the Registrant to proceed with the Exchange Offer; or

  (b) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule, order or regulation is interpreted, by any government or governmental authority which, in the Registrant's judgment, would materially impair the ability of the Registrant to proceed with the Exchange Offer; or

  (c) the Exchange Offer or the consummation thereof would otherwise violate or be prohibited by applicable law.

  If the Registrant determines in its sole discretion that any of these conditions is not satisfied, the Registrant may (i) refuse to accept any Old Preferred Stock and return all tendered Old Preferred Stock to the tendering holders, (ii) extend the Exchange Offer and retain all Old Preferred Stock tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders who tendered such Old Preferred Stock to withdraw their tendered Old Preferred Stock, or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Preferred Stock which has not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Registrant will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and the Registrant will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

  The foregoing conditions are for the sole benefit of the Registrant and may be asserted by the Registrant regardless of the circumstances giving rise to any such condition or may be waived by the Registrant in whole or in part at any time and from time to time in their sole discretion. The failure by the Registrant at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Registrant concerning the events described above shall be final and binding on all parties.

PROCEDURES FOR TENDERING

  The tender of Old Preferred Stock by a holder as set forth below (including a tender by book-entry delivery in accordance with the DTC Automated Tender Offer Program ("ATOP") or other procedures of DTC for such transfer) and the acceptance thereof by the Registrant will constitute an agreement between such holder and the

Registrant in accordance with the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal.

  Only a holder of Old Preferred Stock may tender such Old Preferred Stock in the Exchange Offer. To tender in the Exchange Offer, a holder must (i) complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Preferred Stock (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date, or (ii) comply with the guaranteed delivery procedures described below. Delivery of all documents must be made to the Exchange Agent at its address set forth herein.

  THE METHOD OF DELIVERY OF OLD PREFERRED STOCK AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD PREFERRED STOCK SHOULD BE SENT TO THE REGISTRANT. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

  Any beneficial owner whose Old Preferred Stock is registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering of such owner's Old Preferred Stock, either make appropriate arrangements to register ownership of the Old Preferred Stock in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any Eligible Institution (as defined) unless the Old Preferred Stock tendered pursuant thereto is tendered (i) by a registered holder who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

  If the Letter of Transmittal is signed by a person other than the registered holder of any Old Preferred Stock listed therein, such Old Preferred Stock must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Preferred Stock, with the signature thereon guaranteed by an Eligible Institution. If the Letter of Transmittal or any Old Preferred Stock or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Registrant, evidence satisfactory to the Registrant of their authority to so act must be submitted with the Letter of Transmittal.

  Any financial institution that is a participant in DTC, the book-entry transfer facility for the Old Preferred Stock, may make book-entry delivery of Old Preferred Stock by causing DTC to transfer such Old Preferred Stock into the Exchange Agent's account with respect to the Old Preferred Stock in accordance with DTC's procedures for such transfer (which procedures may include those, if applicable, under ATOP). Although delivery of Old Preferred Stock may be effected through book-entry transfer into the Exchange Agent's account at DTC, an appropriate Letter of Transmittal with any required signature guarantee and all other required documents must in each case be, or be deemed to be, transmitted to and received and confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Preferred Stock and withdrawal of tendered Old Preferred Stock will be determined by the Registrant in its sole discretion, which determination will be final and binding. The Registrant reserves the absolute right to reject any and all Old Preferred Stock not properly tendered or any Old Preferred Stock the Registrant's acceptance of which would, in the opinion of counsel for the Registrant, be unlawful. The Registrant also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Preferred Stock. The Registrant's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Preferred Stock must be cured within such time as the Registrant shall determine. Although the Registrant intends to notify holders of defects or irregularities with respect to tenders of Old Preferred Stock, neither the Registrant, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Preferred Stock will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Preferred Stock received by the Exchange Agent that is not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

  In addition, the Registrant reserves the right in its sole discretion to purchase or make offers for any Old Preferred Stock that remains outstanding subsequent to the Expiration Date or, as set forth below under "Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Old Preferred Stock in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

  By tendering, each holder will also represent to the Registrant (i) that the New Preferred Stock acquired pursuant to the Exchange Offer is being obtained in the ordinary course of business of the person receiving such New Preferred Stock, whether or not such person is the holder, (ii) that neither the holder nor any such person has an arrangement or understanding with any person to participate in the distribution of such New Preferred Stock and (iii) that neither the holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of the Registrant, or that if it is an "affiliate," it will comply with the registration and prospective delivery requirements of the Securities Act to the extent applicable.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Old Preferred Stock and (i) whose Old Preferred Stock is not immediately available, (ii) who cannot deliver their Old Preferred Stock, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, or (iii) who cannot complete the procedures for book-entry transfer of Old Preferred Stock to the Exchange Agent's account with DTC prior to the Expiration Date, may effect a tender if:

  (a) The tender is made through an Eligible Institution;

  (b) On or prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Old Preferred Stock (if possible) and the principal amount of Old Preferred Stock tendered, stating that the tender is being made thereby and guaranteeing that, within five business trading days after the

     Expiration Date, (i) the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Preferred Stock and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, or (ii) that book-entry transfer of such Old Preferred Stock into the Exchange Agent's account at DTC will be effected and confirmation of such book-entry transfer will be delivered to the Exchange Agent; and

  (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Old Preferred Stock in proper form for transfer and all other documents required by the Letter of Transmittal, or confirmation of book-entry transfer of the Old Preferred Stock into the Exchange Agent's account at DTC, are received by the Exchange Agent within five business trading days after the Expiration Date.

  Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Preferred Stock according to the guaranteed delivery procedures set forth above.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

  The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer:

  The holder tendering Old Preferred Stock exchanges, assigns and transfers the Old Preferred Stock to the Registrant and irrevocably constitutes and appoints the Exchange Agent as the holder's agent and attorney-in-fact to cause the Old Preferred Stock to be assigned, transferred and exchanged. The holder represents and warrants to the Registrant and the Exchange Agent that (i) it has full power and authority to tender, exchange, assign and transfer the Old Preferred Stock and to acquire the New Preferred Stock in exchange for the Old Preferred Stock, (ii) when the Old Preferred Stock is accepted for exchange, the Registrant will acquire good and unencumbered title to the Old Preferred Stock, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim, (iii) it will, upon request, execute and deliver any additional documents deemed by the Registrant to be necessary or desirable to complete the exchange, assignment and transfer of tendered Old Preferred Stock and (iv) acceptance of any tendered Old Preferred Stock by the Registrant and the issuance of New Preferred Stock in exchange therefor will constitute performance in full by the Registrant of its obligations under the Registration Rights Agreement and the Registrant will have no further obligations or liabilities thereunder to such holders (except with respect to accrued and unpaid Liquidated Damages, if any). All authority conferred by the holder will survive the death or incapacity of the holder and every obligation of the holder will be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of the holder.

  Each holder will also certify that it (i) is not an "affiliate" of the Registrant within the meaning of Rule 405 under the Securities Act or that, if it is an "affiliate," it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, (ii) is acquiring the New Preferred Stock in the ordinary course of its business and
(iii) has no arrangement with any person or intent to participate in, and is not participating in, the distribution of the New Preferred Stock.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Old Preferred Stock may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

  To withdraw a tender of Old Preferred Stock in the Exchange Offer, a telegram, telex, facsimile transmission or letter indicating notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having tendered the Old Preferred Stock to be withdrawn (the "Depositor"), (ii) identify the Old Preferred Stock to be withdrawn (including the certificate number or numbers and principal amount of such Old Preferred Stock), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Preferred Stock was tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Preferred Stock register the transfer of such Old Preferred Stock into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Preferred Stock is to be registered, if different from that of the Depositor. If Old Preferred Stock has been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Preferred Stock or otherwise comply with DTC's procedures. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Registrant, whose determination shall be final and binding on all parties. Any Old Preferred Stock so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Preferred Stock will be issued with respect thereto unless the Old Preferred Stock so withdrawn is validly retendered. Any Old Preferred Stock which has been tendered but not accepted for payment will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Preferred Stock may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the Expiration Date.

UNTENDERED OLD PREFERRED STOCK

  Holders of Old Preferred Stock whose Old Preferred Stock is not tendered or is tendered but not accepted in the Exchange Offer will continue to hold such Old Preferred Stock and will be entitled to all the rights and preferences and subject to the limitations applicable thereto under the Certificate of Designation. Following consummation of the Exchange Offer, the holders of Old Preferred Stock will continue to be subject to the existing restrictions upon transfer thereof and the Registrant will have no further obligations to such holders, other than the Initial Purchaser, to provide for the registration under the Securities Act of the Old Preferred Stock held by them. To the extent that Old Preferred Stock is tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Preferred Stock could be adversely affected.

EXCHANGE AGENT

  American Stock Transfer and Trust Company, the Transfer Agent under the Certificate of Designation, has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

   By Registered or Certified Mail,               By Facsimile:
   by Hand or by Overnight Courier      American Stock Transfer and Trust
  American Stock Transfer and Trust                  Company
               Company                 Attention: Reorganization Department
      6201 15th Avenue 3rd Floor                  (718) 234-5001
          Brooklyn, NY 11219                  Confirm by Telephone:
 Attention: Reorganization Department             (718) 921-8200

  DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by the Registrant. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers, regular employees or agents of the Registrant and its affiliates.

  The Registrant has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Registrant, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith and will pay the reasonable fees and expenses of holders in delivering their Old Preferred Stock to the Exchange Agent.

  The cash expenses of the Registrant to be incurred in connection with the Registrant's performance and completion of the Exchange Offer will be paid by the Registrant. Such expenses include fees and expenses of the Exchange Agent, accounting and legal fees and printing costs, among others.

  The Registrant will pay all transfer taxes, if any, applicable to the exchange of Old Preferred Stock pursuant to the Exchange Offer. If, however, certificates representing New Preferred Stock or Old Preferred Stock for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Preferred Stock tendered, or if tendered Old Preferred Stock are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Preferred Stock pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

  Upon consummation of the Exchange Offer, holders of Old Preferred Stock that were not prohibited from participating in the Exchange Offer and did not tender their Old Preferred Stock will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Preferred Stock and, accordingly, such Old Preferred Stock will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Old Preferred Stock may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Registrant does not intend to register the Old Preferred Stock under the Securities Act. Based on interpretations by the staff of the Commission with respect to similar transactions, the Registrant believes that the New Preferred Stock issued pursuant to the Exchange Offer in exchange for Old Preferred Stock may be offered for resale, resold and otherwise transferred by any holder of such New Preferred Stock (other than any such holder which is an "affiliate" of the Registrant within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Preferred Stock is acquired in the ordinary course of such holder's business, such holder has no arrangement or understanding with any person to participate in the distribution of such New Preferred Stock and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Preferred Stock. If any holder has any arrangement or understanding with respect to the distribution of the New Preferred Stock to be acquired pursuant to the Exchange Offer, the holder
(i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Preferred Stock for its own account in exchange for Old Preferred Stock must acknowledge that it will deliver a prospectus in connection with any resale of its New Preferred Stock. See "Plan of Distribution." The New Preferred Stock may not be offered or sold unless it has been registered or qualified for sale under applicable state securities laws or an exemption from registration or qualification is available and is complied with. The Registrant is required, under the Registration Rights Agreement, to register the New Preferred Stock in any jurisdiction requested by the holders, subject to certain limitations.

OTHER

  Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Old Preferred Stock are urged to consult their financial and tax advisors in making their own decisions on what action to take.

  Upon consummation of the Exchange Offer, holders of the Old Preferred Stock that were not prohibited from participating in the Exchange Offer and did not tender their Old Preferred Stock will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Preferred Stock and, accordingly, such Old Preferred Stock will continue to be subject to the restrictions on transfer contained in the legend thereon. However, in the event the Company fails to consummate the Exchange Offer or a holder of Old Preferred Stock notifies the Company in accordance with the Registration Rights Agreement that it will be unable to participate in the Exchange Offer due to circumstances delineated in the Registration Rights Agreement, then the holder of the Old Preferred Stock will have certain rights to have such Old Preferred Stock registered under the Securities Act pursuant to the Registration Rights Agreement and subject to conditions contained therein.

  The Registrant has not entered into any arrangement or understanding with any person to distribute the New Preferred Stock to be received in the Exchange Offer, and to the best of the Registrant's information and belief, each person participating in the Exchange Offer is acquiring the New Preferred Stock in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the New Preferred Stock to be received in the Exchange Offer. In this regard, the Registrant will make each person participating in the Exchange Offer aware (through this Prospectus or otherwise) that if the Exchange Offer is being registered for the purpose of secondary resale, any holder using the Exchange Offer to participate in a distribution of New Preferred Stock to be acquired in the registered Exchange Offer (i) may not rely on the staff position enunciated in Morgan Stanley and Co. Inc. (avail. June 5, 1991) and Exxon Capital Holding Corp. (avail. May 13, 1988) or similar letters and (ii) must comply with registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

ACCOUNTING TREATMENT

  The New Preferred Stock will be recorded at the same carrying value as the Old Preferred Stock as reflected in the Registrant's accounting records on the Exchange Date. Accordingly, no gain or loss for accounting purposes will be recognized by the Registrant.

                                USE OF PROCEEDS

  The net proceeds to the Company from the Offering on October 9, 1997, after deducting the discount to the Initial Purchaser and estimated offering expenses, were approximately $194.5 million.

  The Company intends to use the net proceeds from the Offering to fund (i) the Company's capital expenditures, which will include, among other things:
(a) connecting new buildings to the Company's networks, (b) purchasing electronics (including switches) to increase the services provided by the Company's existing networks, (c) financing the completion of the networks currently under construction and (d) building additional networks, (ii) the acquisition of additional ownership interests in certain of the Operating Companies, and (iii) working capital and general corporate purposes for the Company and the Operating Companies. Management will retain a substantial amount of discretion over the application of the net proceeds of the Offering and there can be no assurance that the application of net proceeds will not vary significantly from the Company's current plans. Pending such uses, the net proceeds will be invested in short-term, highly liquid investment-grade securities.

  Hyperion will not receive any proceeds from the Exchange Offer.

                                CAPITALIZATION

  The following table sets forth the cash and capitalization of the Company as of June 30, 1997 and as adjusted to reflect the receipt of net proceeds from the Offering and the sale of the Senior Secured Notes. This table should be read in conjunction with the Company's consolidated financial statements and related notes thereto included elsewhere in this Prospectus.

                                                          JUNE 30, 1997
                                                     -------------------------
                                                      ACTUAL   AS ADJUSTED (A)
                                                     --------  ---------------
                                                      (DOLLARS IN THOUSANDS)
Cash and cash equivalents, excluding restricted
 cash............................................... $ 21,308     $375,708
Restricted cash (b).................................      --        83,400
                                                     --------     --------
  Total cash and cash equivalents, including
   restricted cash.................................. $ 21,308     $459,108
                                                     ========     ========
Long-term debt:
  13% Senior Discount Notes due 2003................ $193,900     $193,900
  12 1/4% Senior Secured Notes due 2004.............      --       250,000
  Note Payable--Adelphia............................   25,855       25,855
  Other debt........................................    2,496        2,496
                                                     --------     --------
   Total long-term debt............................. $222,251     $472,251
                                                     --------     --------
Series B senior exchangeable redeemable preferred
 stock due 2007, $.01 par value, 380,000 shares
 authorized, and 200,000 shares outstanding, as
 adjusted (aggregate liquidation preference
 $200,000,000)...................................... $    --      $194,500
Series A senior exchangeable redeemable preferred
 stock due 2007, $.01 par value, 380,000 shares
 authorized and none outstanding....................      --           --
Common stockholders' equity (deficiency):
  Class A Common Stock, $.01 par value, 300,000,000
   shares authorized, 122,000 shares issued
   and outstanding (c)..............................        1            1
  Class B Common Stock, $.01 par value, 150,000,000
   shares authorized, 10,000,000 shares issued
   and outstanding (d)..............................      100          100
  Additional paid-in capital........................      182          182
  Class B Common Stock Warrants.....................   11,087       11,087
  Loans to stockholders.............................   (3,000)      (3,000)
  Accumulated deficit...............................  (71,863)     (71,863)
                                                     --------     --------
   Total common stockholders' equity (deficiency)...  (63,493)     (63,493)
                                                     --------     --------
   Total capitalization............................. $158,758     $603,258
                                                     ========     ========

--------
(a) Reflects the effect of $194.5 million in estimated net proceeds from the Offering, $243.3 million in net proceeds from the sale of the Senior Secured Notes and the effects of the Exchange Offer.
(b) $83.4 million of the proceeds from the sale of the Senior Secured Notes were placed in an escrow account for the purchase of U.S. government securities to provide for payment in full when due of the first six scheduled interest payments on the Senior Secured Notes.
(c) Excludes (i) 10,613,427 shares of Class A Common Stock reserved for issuance upon conversion of outstanding Class B Common Stock and Class B Common Stock issuable upon the exercise of outstanding Class B Warrants,
    (ii) 2,378,000 shares of Class A Common Stock reserved for issuance under the Company's 1996 Plan (as defined) and (iii) 281,040 shares of Class A Common Stock issuable to MCI pursuant to the MCI Preferred Provider Agreement. See "Management--Long-Term Compensation Plan" and "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."
(d) Excludes 613,427 shares of Class B Common Stock issuable upon the exercise of outstanding Class B Warrants. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data as of and for each of the four years in the period ended March 31, 1997 have been derived from the audited consolidated financial statements of the Company and the related notes thereto. The unaudited information as of and for the fiscal year ended March 31, 1993 is derived from other Company information. These data should be read in conjunction with the consolidated financial statements and related notes thereto for each of the three years in the period ended March 31, 1997 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The balance sheet data as of March 31, 1994 and 1995 and the statement of operations data with respect to the fiscal year ended March 31, 1994 have been derived from audited consolidated financial statements of the Company not included herein. The data as of June 30, 1997 and for the three months ended June 30, 1996 and 1997 are unaudited; however, in the opinion of management, such data reflect all adjustments (consisting only of normal recurring adjustments) necessary to fairly present the data for such interim periods. Operating results for the three months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ending March 31, 1998.

                                                                            THREE MONTHS
                                 FISCAL YEAR ENDED MARCH 31,               ENDED JUNE 30,
                          ----------------------------------------------  ------------------
                           1993     1994      1995      1996      1997      1996      1997
                          -------  -------  --------  --------  --------  --------  --------
                                             (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
DATA (A)(B):
 Telecommunications
  service and management
  fee revenue...........  $    89  $   417  $  1,729  $  3,322  $  5,088  $  1,102  $  1,520
 Operating expenses:
 Network operations.....       19      330     1,382     2,690     3,432       859     1,180
 Selling, general and
  administrative........      921    2,045     2,524     3,084     6,780     1,027     2,380
 Depreciation and
  amortization..........       30      189       463     1,184     3,945       695     1,372
                          -------  -------  --------  --------  --------  --------  --------
 Operating loss.........     (881)  (2,147)   (2,640)   (3,636)   (9,069)   (1,479)   (3,412)
 Gain on sale of
  investment............       --       --        --        --     8,405     8,405        --
 Interest income........       --       17        39       199     5,976     1,433       763
 Interest expense and
  fees..................       --   (2,164)   (3,321)   (6,088)  (28,377)   (6,169)   (8,077)
 Equity in net loss of
  joint ventures........     (194)    (528)   (1,799)   (4,292)   (7,223)   (1,636)   (2,540)
 Net (loss) income......   (1,075)  (4,725)   (7,692)  (13,620)  (30,547)      551   (13,266)
 Net (loss) income per
  weighted average share
  of common stock.......    (0.11)   (0.47)    (0.77)    (1.36)    (2.88)     0.05     (1.24)
 Common Stock dividends.       --       --        --        --        --        --        --
 Ratio of earnings
  available to cover
  combined fixed charges
  and preferred stock
  dividends (c).........       --       --        --        --        --        --        --
OTHER COMPANY DATA (A):
 EBITDA (d).............  $  (851) $(1,958) $ (2,177) $ (2,452) $ (5,124) $   (784) $ (2,040)
 Capital expenditures
  and Company
  investments (e).......    3,891    8,607    10,376    18,899    79,396     6,568    36,797
 Cash used in operating
  activities............     (725)  (2,121)   (2,130)     (833)   (4,823)   (2,657)   (2,407)
 Cash (used in) provided
  by investing
  activities............   (3,806)  (8,607)  (10,376)  (18,899)  (72,818)    5,050   (36,797)
 Cash provided by
  financing activities..    4,645   10,609    12,506    19,732   137,455   129,749       698

                                                        AS OF MARCH 31,
                                           ----------------------------------------------      AS OF
                                            1993     1994      1995      1996      1997    JUNE 30, 1997
                                           -------  -------  --------  --------  --------  -------------
                                                            (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA (A):
 Cash and cash equivalents..............   $   118  $    --  $     --  $     --  $ 59,814    $ 21,308
 Total assets...........................     4,316   14,765    23,212    35,269   174,601     169,907
 Long term debt.........................     4,814   19,968    35,541    50,855   215,675     222,251
 Stockholders' equity (deficiency)......    (1,286)  (6,011)  (13,703)  (27,323)  (50,254)    (63,493)

--------
(a) Financial information for the Company and its consolidated Subsidiaries. As of June 30, 1997, 18 of the Company's networks were owned by joint ventures in which it owns an interest of 50% or less, and for which the Company reports its interest pursuant to the equity method of accounting consistent with generally accepted accounting principles.
(b) Statement of Operations Data does not reflect the issuance of the Senior Secured Notes or the Offering. Interest expense and fees on a pro forma basis, assuming the issuance of the Senior Secured Notes occurred on April 1, 1996, would have been $59.0 and $15.7 million for the year ended March 31, 1997 and the three months ended June 30, 1997, respectively. Preferred stock dividends on a pro forma basis, assuming the Offering occurred on April 1, 1996 and 1997 would have been $27.0 and $6.4 million for the year ended March 31, 1997 and the three months ended June 30, 1997, respectively.
(c) For purposes of calculating the ratio of earnings available to cover combined fixed charges and preferred stock dividends (i) earnings consist of loss before income taxes and extraordinary items plus fixed charges excluding capitalized interest and (ii) fixed charges consist of interest, whether expensed or capitalized, plus amortization of debt issuance costs. For the years ended March 31, 1993, 1994, 1995, 1996 and 1997 and for the three months ended June 30, 1997, the Company's earnings were insufficient to cover its combined fixed charges and preferred stock dividends by $1.1, $4.8, $7.7, $13.8, $30.3 and $13.3 million, respectively. On a pro forma basis, the Company's earnings were insufficient to cover its combined fixed charges and preferred stock dividends by $87.9 and $27.3 million for the year ended March 31, 1997 and for the three months ended June 30, 1997, respectively.
(d) Earnings before interest expense, income taxes, depreciation and amortization, other non-cash charges, gain on sale of investment, interest income and equity in net loss of joint ventures ("EBITDA") and similar measurements of cash flow are commonly used in the telecommunications industry to analyze and compare telecommunications companies on the basis of operating performance, leverage, and liquidity. While EBITDA is not an alternative indicator of operating performance to operating income or an alternative to cash flows from operating activities as a measure of liquidity as defined by generally accepted accounting principles, and while EBITDA may not be comparable to other similarly titled measures of other companies, the Company's management believes EBITDA is a meaningful measure of performance.
(e) For the fiscal years ended March 31, 1993, 1994, 1995, 1996 and 1997 and the three months ended June 30, 1996 and 1997, the Company's capital expenditures (including capital expenditures relating to its wholly owned Operating Companies) were $2.0, $3.1, $2.9, $6.1, $24.6, $1.8 and $18.8 million, respectively, and the Company's investments in its less than wholly owned Operating Companies and the South Florida Partnership were $1.9, $5.5, $7.5, $12.8, $34.8, $4.8 and $18.0 million, respectively, for the same periods. Furthermore, during the fiscal year ended March 31, 1997, the Company invested $20.0 million in fiber assets and a senior secured note. See the Company's consolidated financial statements and notes thereto appearing elsewhere in this Prospectus.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

OVERVIEW

  The Company, through its Operating Companies, provides a competitive alternative to the telecommunications services offered by the incumbent LECs in its markets. Since its inception in October 1991 through June 30, 1997, the Company experienced substantial growth, building from its original two partnerships covering two networks to 17 Operating Companies and 22 networks. At June 30, 1997, 17 of these 22 networks were operational. The Operating Companies' customers are principally small, medium and large businesses, governmental and educational end users and IXCs. The Company believes that its strategy of utilizing Local Partners to develop its networks has allowed the Company to build networks with greater coverage, lower upfront and ongoing costs and superior service and reliability.

  As of June 30, 1997, the Company's Operating Companies were made up of three wholly owned subsidiaries, one majority-owned partnership and 13 joint ventures (through which the Company has an interest in 18 networks) where the Company owns 50% or less of the aggregate equity interests in such Operating Companies. Results of majority-owned subsidiaries are consolidated into the Company's financial statements. The Company's pro rata share of the results of the Operating Companies where the Company owns 50% or less and the Company's ownership interest in TCG of South Florida (the "South Florida Partnership"), until it was sold on May 16, 1996, are recorded under the caption "Equity in net loss of joint ventures" in the Company's Consolidated Financial Statements utilizing the equity method of accounting. Correspondingly, the Company's initial investments in these Operating Companies and the South Florida Partnership are carried at cost and are subsequently adjusted for the Company's pro rata share of the Operating Companies' and the South Florida Partnership's net losses, additional capital contributions to the Operating Companies and the South Florida Partnership, and distributions from the Operating Companies and the South Florida Partnership to the Company. The Company is responsible for the design, construction, management and operation of the networks owned by all of the Operating Companies and receives management fees from the Operating Companies for its management and network monitoring services. Management fees are determined by Local Partner Agreements and vary depending upon the market. Management fees are accounted for as revenues of the Company. To date, the Company's principal source of revenues has been derived through management fees from its Operating Companies, although in the future the Company expects that majority-owned Operating Companies revenues will represent an increasing proportion of the Company's revenue.

  Since its inception, the Company, in conjunction with its Local Partners, has made substantial investments in designing, constructing and enhancing the Operating Companies' fiber optic networks. As of June 30, 1997, the Company's networks had approximately 3,640 route miles, approximately 174,708 fiber miles and were connected to approximately 1,603 buildings and 106 LEC central offices in 17 operating networks. As of June 30, 1997, the Operating Companies had installed 13 switches or remote modules. The Company expects to offer switched services in all of its markets during 1997. The Company's NOCC in Coudersport, Pennsylvania provides for remote control, monitoring and diagnosis of all Operating Company networks. Funding for the development of the Operating Companies has come from investments by the Company and the Local Partners as well as from Fiber Lease Financings which enable the Company to finance the building of fiber optic plant through long-term leases. Excluding investments in the South Florida Partnership, which was sold on May 16, 1996, the combined capital invested by the Company and the local partners through June 30, 1997 in the Operating Companies' networks, the NOCC and other activities totaled approximately $339.4 million. Due to savings achieved in the construction of fiber optic networks by working with Local Partners, the Company believes that building a comparable level of network infrastructure without Local Partners would require a substantially greater level of capital investment.

  In the markets where the Company's 22 networks are operating or are under construction, as of June 30, 1997, the Company believes its addressable market opportunity was approximately $16.2 billion annually, substantially all of which is currently serviced by the incumbent LECs and IXCs. This addressable market estimate does not include the enhanced data services markets which the Company has entered or the Internet access market which it plans to enter in the near future.

RESULTS OF OPERATIONS

 Three Months Ended June 30, 1997 in comparison with Three Months Ended June 30, 1996

  Revenues increased 38% to $1.5 million for the three months ended June 30, 1997, from $1.1 million for the same quarter in the prior fiscal year. Growth in revenues of $0.4 million resulted primarily from increased revenues from telecommunications services from majority and wholly owned Operating Companies as compared to the same quarter in the prior fiscal year due to increases in the customer base and the impact of consolidation of the Nashville Operating Company for the current fiscal quarter.

  Network operations expense increased 37% to $1.2 million for the three months ended June 30, 1997 from $0.9 million for the same quarter in the prior fiscal year. The increase was attributable to the expansion of operations at the NOCC and the consolidation of the Nashville Operating Company for the current fiscal quarter.

  Selling, general and administrative expense increased 132% to $2.4 million for the three months ended June 30, 1997 from $1.0 million for the same quarter in the prior fiscal year. The increase was due to both corporate and NOCC overhead cost increases to accommodate the growth in the number of operating companies managed and monitored by the Company.

  Depreciation and amortization expense increased 97% to $1.4 million during the three months ended June 30, 1997 from $0.7 million for the same quarter in the prior fiscal year primarily as a result of increased depreciation resulting from higher depreciable asset base at the NOCC and the majority and wholly owned Operating Companies.

  Gain on Sale of Investment for the three months ended June 30, 1996 was due to the sale of the Company's 15.7% partnership interest in TCG of South Florida to Teleport Communications Group, Inc. on May 16, 1996 for an aggregate sales price of $11.6 million. This sale resulted in a gain of $8.4 million. There were no such similar transactions in the three months ended June 30, 1997.

  Interest income for the three months ended June 30, 1997 decreased 47% to $0.8 million from $1.4 million for the same quarter in the prior fiscal year as a result of reduced cash and cash equivalents due to utilization of the proceeds of the Senior Notes and Class B Warrants.

  Interest expense and fees increased 31% to $8.1 million during the three months ended June 30, 1997 from $6.2 million for the same period in the prior fiscal year. The increase was attributable to higher interest expense associated with the accretion of the Senior Notes.

  Equity in net loss of joint ventures increased by 55% to $2.5 million during the three months ended June 30, 1997 from $1.6 million for the same quarter in the prior fiscal year as the nonconsolidated Operating Companies increased operations. The net losses of the Operating Companies for the three months ended June 30, 1997 were primarily the result of increased revenues only partially offsetting startup and other costs and expenses associated with design, construction, operation and management of the networks of the Operating Companies, and the effect of the typical lag time between the incurrence of such costs and expenses and the subsequent generation of revenues by a network.

  The number of nonconsolidated Operating Companies paying management fees to the Company increased from 11 at June 30, 1996 to 14 at June 30, 1997. These Operating Companies and networks under construction paid management and monitoring fees to the Company, which are included in revenues, aggregating approximately $0.8 million for the three months ended June 30, 1996 and 1997. The nonconsolidated Operating Companies' net losses, including networks under construction, for the three months ended June 30, 1996 and 1997 aggregated approximately $3.6 million and $6.3 million respectively.

  Net (loss) income changed from net income of $0.6 million for the three months ended June 30, 1996 to a net loss of $13.3 million for the same quarter in the current fiscal year. The increased net loss was primarily attributable to a higher operating loss, interest expense associated with the Senior Notes, increased equity in the net losses of the Company's joint ventures and increased depreciation and amortization combined with lower interest income and no gain on sale of investment.

 Fiscal 1997 in comparison with Fiscal 1996

  Revenues increased 53% to $5.1 million for the fiscal year ended March 31, 1997 ("Fiscal 1997") from $3.3 million in the prior fiscal year. Growth in revenues of $1.8 million resulted primarily from continued expansion in the number and size of Operating Companies and the resultant increase in management fees of $0.8 million over the prior fiscal year. Revenues from majority and wholly owned Operating Companies also increased approximately $1.0 million as compared to the prior fiscal year due to increases in the customer base and the impact of consolidation of the Nashville Operating Company.

  Network operations expense increased 28% to $3.4 million in Fiscal 1997 from $2.7 million in the prior fiscal year. Substantially all of the increase was attributable to the expansion of operations at the NOCC, as well as the increased number and size of the Operating Companies which resulted in increased employee related costs and equipment maintenance costs.

  Selling, general and administrative expense increased 120% to $6.8 million in Fiscal 1997 from $3.1 million in the prior fiscal year. Approximately $0.9 million of the $3.7 million increase was due to an increase in the amount of allocated costs from Adelphia. These costs include charges for office space, senior management support and shared services such as finance activities, information systems, computer services, investor relation activities, payroll and taxation. Such costs were estimated by Adelphia and do not necessarily represent the actual costs that would be incurred if the Company was to secure such services on its own. In addition, $0.7 million of the increase was due to a write off of costs in connection with the postponement of the Company's contemplated initial public offering in November 1996. The remainder of the increase was due to increased administrative and sales and marketing efforts as well as corporate and NOCC overhead cost increases due to growth in the number of Operating Companies managed and monitored by the Company.

  Depreciation and amortization expense increased 233% to $3.9 million during Fiscal 1997 from $1.2 million in the prior fiscal year primarily as a result of the amortization of $1.0 million of costs incurred in connection with the issuance of the Senior Notes and increased depreciation resulting from higher capital expenditures at the NOCC and the majority and wholly owned Operating Companies.

  Gain on sale of investment is due to the sale of the Company's 15.7% partnership interest in the South Florida Partnership to Teleport
Communications Group Inc. on May 16, 1996 for an aggregate sales price of approximately $11.6 million. This sale resulted in a gain of $8.4 million.

  Interest income for Fiscal 1997 increased to $6.0 million from $0.2 million in the prior fiscal year as a result of interest income earned on investment of the proceeds of the Senior Notes and the Class B Warrants (defined herein).

  Interest expense and fees increased 366% to $28.4 million during Fiscal 1997 from $6.1 million in the prior fiscal year. The increase was attributable to $23.5 million of non-cash interest expense associated with the Senior Notes partially reduced by lower affiliate interest expense due to decreased borrowings from Adelphia.

  Equity in net loss of joint ventures increased by 68% to $7.2 million during Fiscal 1997 from $4.3 million in the prior fiscal year as more nonconsolidated Operating Companies began operations. The net losses of the Operating Companies for Fiscal 1997 were primarily the result of revenues only partially offsetting startup and other costs and expenses associated with design, construction, operation and management of the networks of the Operating Companies, and the effect of the typical lag time between the incurrence of such costs and expenses and the subsequent generation of revenues by a network.

  The number of nonconsolidated networks paying management fees to the Company increased from 13 at March 31, 1996 to 14 at March 31, 1997. These networks paid management and monitoring fees to the Company, which are included in revenues, aggregating approximately $3.2 million for Fiscal 1997, an increase of approximately $0.8 million over the prior fiscal year. The nonconsolidated networks' net losses, including networks under construction, for Fiscal 1997 aggregated approximately $17.1 million.

  Net loss increased by 124% to $30.5 million during Fiscal 1997 from $13.6 million in the prior fiscal year. The increase was primarily attributable to greater interest expense associated with the Senior Notes, increased equity in the net losses of the Company's joint ventures, increased depreciation and amortization, and increased selling, general, and administrative expenses partially offset by higher interest income and the gain recognized on the sale of the Company's investment in the South Florida Partnership.

  Earnings before interest expense, income taxes, depreciation and amortization, other non-cash charges, gain on sale of investment, interest income and equity in net loss of joint ventures ("EBITDA") decreased 109% to ($5.1) million in Fiscal 1997 from ($2.5) million for the prior fiscal year. Increased revenues from management fees and the majority and wholly owned Operating Companies were more than offset by increased operating costs. EBITDA and similar measurements of cash flow are commonly used in the telecommunications industry to analyze and compare telecommunications companies on the basis of operating performance, leverage, and liquidity. While EBITDA is not an alternative indicator of operating performance to operating income or an alternative to cash flows from operating activities as a measure of liquidity as defined by generally accepted accounting principles, and while EBITDA may not be comparable to other similarly titled measures of other companies, the Company's management believes EBITDA is a meaningful measure of performance.

 Fiscal 1996 in comparison with Fiscal 1995

  Revenues increased 92.1% to $3.3 million for the year ended March 31, 1996 ("Fiscal 1996") from $1.7 million for the prior fiscal year. Approximately $1.0 million of the increase resulted from continued expansion in the number and size of Operating Companies and the resulting increase in management fees, and $0.6 million of the increase resulted from the Vermont Operating Company generating revenues during the entire fiscal year.

  Network operations expense increased 94.6% to $2.7 million in Fiscal 1996 from $1.4 million for the prior fiscal year. Approximately $0.8 million of the increase was attributable to the Vermont Operating Company reporting expenses relating to its operations for the entire fiscal year and $0.4 million was attributable to the expansion of operations at the NOCC, including systems upgrades.

  Selling, general and administrative expense increased 22% to $3.1 million in Fiscal 1996 from $2.5 million for the prior fiscal year. Of the increase, approximately $0.4 million was attributable to corporate overhead increases to accommodate the growth in the number of Operating Companies managed by the Company, and $0.1 million was attributable to the full twelve-months of operations at the Vermont Operating Company.

  Depreciation and amortization expense increased 156% to $1.2 million in Fiscal 1996 from $0.5 million for the prior fiscal year primarily as a result of increased capital expenditures at the Vermont Operating Company and the NOCC.

  Interest expense and fees increased 83% to $6.1 million in Fiscal 1996 from $3.3 million for the prior fiscal year. The increase was directly attributable to increased borrowings from Adelphia which were used to fund investments in Operating Companies and the South Florida Partnership, capital expenditures and the Company's operations. All of the Company's interest expense was non-cash and was added to amounts due to Adelphia.

  Equity in net loss of joint ventures increased by 139% to $4.3 million in Fiscal 1996 from $1.8 million for the prior fiscal year as two more nonconsolidated Operating Companies began operations. The net loss for the nonconsolidated Operating Companies and the South Florida Partnership for the year ended March 31, 1996 aggregated approximately $14.5 million. The net losses of the Operating Companies for the year ended March 31, 1996 were primarily the result of revenues only partially offsetting startup and other costs and expenses associated with the design, construction, operation and management of the networks of the Operating Companies, and the effect of the typical lag time between the incurrence of such costs and expenses and the subsequent generation of revenues by a network.

  The number of nonconsolidated networks paying management fees to the Company increased from nine at March 31, 1995 to 13 at March 31, 1996. Such 13 networks paid management and monitoring fees to the Company aggregating approximately $2.4 million for Fiscal 1996, an increase of approximately $1.0 million over Fiscal 1995.

  Net loss increased to $13.6 million for Fiscal 1996 from $7.7 million for Fiscal 1995. The increase was primarily attributable to greater interest expense, increased equity in the net losses of the Company's joint ventures, and increased depreciation and amortization.

  EBITDA decreased 13% to ($2.5) million in Fiscal 1996 from ($2.2) million for the prior fiscal year. Increased revenues from management fees and the Vermont Operating Company were more than offset by increased operating costs.

SUPPLEMENTARY OPERATING COMPANY FINANCIAL ANALYSIS

  The Company believes that working with Local Partners to develop markets enables the Company to build larger networks in a rapid and cost effective manner. In pursuit of this strategy, the Company currently has joint ventures with Local Partners where the Company owns 50% or less of each partnership or corporation. As a result of the Company's ownership position in these joint ventures, a substantial portion of the Operating Companies' results are reported by the Company on the equity method of accounting for investments which only reflects the Company's pro rata share of net income or loss of the Operating Companies. Because all of the assets, liabilities and results of operations of the Operating Companies are not presented in the Company's consolidated financial statements, financial analysis of these Operating Companies based upon the Company's results does not represent a complete measure of the growth or operations of the Operating Companies.

  In order to provide an additional measure of the growth and performance of all of the Company's networks, management of the Company analyzes a variety of financial information including revenues, EBITDA and capital expenditures. Revenues and EBITDA of the Operating Companies indicate the level of activity in the Company's networks. Capital expenditures of the Operating Companies along with network construction statistics, such as route miles and buildings connected, indicate the extensiveness of the Company's construction and expansion efforts in those markets. The financial information set forth below, however, is not indicative of the Company's overall financial position.

  The Operating Companies have shown substantial growth in revenues since the Company's inception in October 1991. Total combined revenues for the Operating Companies have doubled each year since the Company's inception.

   Revenues during Fiscal 1997 of $15.2 million were $7.5 million or 96% higher than Fiscal 1996 primarily due to the Buffalo, Vermont, Richmond, Louisville, Jacksonville and Wichita markets. Revenues during Fiscal 1996 of $7.8 million were $4.7 million or 154% higher than during Fiscal 1995 due to the expansion of the existing networks and the initial generation of revenues in the Buffalo and Louisville networks. Revenues continued to increase in all markets during the three months ended June 30, 1997 as compared with the corresponding period in the prior year.

  There can be no assurance that the Operating Companies will continue to experience revenue growth at this rate, or at all. Furthermore, there can be no assurance that the Company will be able to benefit from such growth in revenues if such growth occurs.

  EBITDA increased for Fiscal 1997 by $0.8 to ($1.7) million, as compared to Fiscal 1996. The increase was due to higher revenues in most of the networks which had commenced operations in the prior fiscal year, offset by increased operating expenses in those networks, and start up costs in several new networks, particularly Philadelphia and New Jersey. Excluding the start up losses in the Philadelphia and New Jersey markets, EBITDA would have been $1.4 million for Fiscal 1997. For Fiscal 1996, EBITDA decreased by $1.1 million to ($2.4) million from ($1.3) million in Fiscal 1995. The decrease was primarily due to increases in operating expenses in several networks, including Vermont, Buffalo, New Jersey, Harrisburg, Charlottesville and Louisville, offset somewhat by increased EBITDA in the Syracuse, Richmond, Nashville and Wichita networks. EBITDA continued to decrease during the three months ended June 30, 1997 as compared to the corresponding period in the prior year due to start up costs associated with entering the switched services market.

  The Operating Companies' capital expenditures for Fiscal 1996 and Fiscal 1997 have grown consistently, reflecting the addition of new networks and the expansion and growth of existing networks. Capital expenditures for the three months ended June 30, 1997 also increased substantially over the corresponding period in the previous year. There can be no assurance, however, that the Company and Operating Companies will continue to be able to fund the Company's significant requirements for future capital expenditures of the Operating Companies.

 Supplementary Operating Company Financial Information by Cluster (unaudited)

                                                 REVENUES
                               ------------------------------------------------
                                                           THREE MONTHS ENDED
                                                                JUNE 30,
                               FISCAL   FISCAL    FISCAL   --------------------
                                1995     1996      1997        1996       1997
                               -------  -------  --------  ---------  ---------
                                          (DOLLARS IN THOUSANDS)
Northeast..................... $ 1,393  $ 3,991  $  5,553  $   1,271  $   1,527
Mid-Atlantic..................     267      735     2,227        345      1,194
Mid-South.....................      44      473     1,264        239        426
Other Networks................   1,352    2,564     6,179      1,077      2,196
                               -------  -------  --------  ---------  ---------
  Total....................... $ 3,056  $ 7,763  $ 15,223  $   2,932  $   5,343
                               =======  =======  ========  =========  =========
                                                  EBITDA
                               ------------------------------------------------
                                                           THREE MONTHS ENDED
                                                                JUNE 30,
                               FISCAL   FISCAL    FISCAL   --------------------
                                1995     1996      1997        1996       1997
                               -------  -------  --------  ---------  ---------
                                          (DOLLARS IN THOUSANDS)
Northeast..................... $  (183) $  (765) $    594  $     215  $    (457)
Mid-Atlantic..................    (308)    (766)   (3,681)      (752)    (1,160)
Mid-South.....................    (605)    (878)     (503)      (231)      (181)
Other Networks................    (233)     (15)    1,917        253        614
                               -------  -------  --------  ---------  ---------
  Total....................... $(1,329) $(2,424) $ (1,673) $    (515) $  (1,184)
                               =======  =======  ========  =========  =========
                                           CAPITAL EXPENDITURES
                               ------------------------------------------------
                                                           THREE MONTHS ENDED
                                                                JUNE 30,
                               FISCAL   FISCAL    FISCAL   --------------------
                                1995     1996      1997        1996       1997
                               -------  -------  --------  ---------  ---------
                                          (DOLLARS IN THOUSANDS)
Northeast..................... $ 8,167  $ 6,978  $ 28,654  $   2,030  $   5,822
Mid-Atlantic..................   3,923   14,351    67,892      7,803     20,879
Mid-South.....................   4,002    7,321    19,455      1,611     10,262
Other Networks................   8,566   16,527    12,269      2,443     12,632
                               -------  -------  --------  ---------  ---------
  Total....................... $24,658  $45,177  $128,270    $13,887    $49,595
                               =======  =======  ========  =========  =========

LIQUIDITY AND CAPITAL RESOURCES

  The development of the Company's business and the installation and expansion of the Operating Companies' networks, combined with the construction of the Company's NOCC, have resulted in substantial capital expenditures and investments during the past several years. Capital expenditures by the Company were $2.9 million, $6.1 million $24.6 million, $1.8 million and $18.8 million for Fiscal 1995, Fiscal 1996, Fiscal 1997, and the three months ended June 30, 1996 and 1997, respectively. Further, investments made in the Company's nonconsolidated Operating Companies and the South Florida Partnership by the Company were $7.5 million, $12.8 million, $34.8 million, $4.8 million and $18.0 million in Fiscal 1995, Fiscal 1996, Fiscal 1997, and the three months ended June 30, 1996 and 1997, respectively. Also, during Fiscal 1997, the Company invested $20.0 million in fiber assets and a senior secured note in furtherance of its strategy to interconnect its networks in the northeastern United States. The Company expects that it will continue to have substantial capital and investment requirements. The Company also expects to have to continue to fund operating losses as the Company develops and grows its business.

  The Company recently received a firm commitment for a $25.0 million long term lease facility from AT&T Capital Corporation. The lease facility provides for financing for certain of the Operating Companies' switching equipment and is expected to be available by the end of 1997.

  Through June 30, 1997, Adelphia had made loans and advances totalling approximately $68.3 million, including accrued interest, to the Company and leased $3.4 million in fiber network construction to certain Operating Companies. During April 1996, the Company repaid $37.8 million of such loans and advances. In addition, Local Partners have invested approximately $91.2 million as their pro rata investment in those networks through June 30, 1997. These amounts exclude previous investments in the South Florida Partnership which were sold on May 16, 1996. These partners have also provided additional capital of $56.4 million for the construction of the Company's networks through the partnership agreements by funding the fiber construction of the network and leasing the fiber to the partnership under long-term, renewable agreements. In addition, the Company used $120.1 million to fund its pro rata investment in the networks, capital expenditures and operations. Collectively, these investments and the Fiber Lease Financings have totaled $339.4 million from the Company's inception through June 30, 1997.

  The Company has experienced substantial negative cash flow since its inception. A combination of operating losses, the substantial capital investments required to build the Company's wholly owned networks and its state-of-the-art NOCC, and incremental investments in the Operating Companies has resulted in substantial negative cash flow. For the fiscal years ended March 31, 1995, 1996 and 1997 and the three months ended June 30, 1996 and 1997, cash used in operating activities totalled $2.1 million, $0.8 million, $4.8 million, $2.7 million and $2.4 million, respectively, cash used in (provided by) investing activities totalled $10.4 million, $18.9 million, $72.8 million, $(5.1) million and $36.8 million, respectively, and cash provided by financing activities totalled $12.5 million, $19.7 million, $137.5 million, $129.7 million and $0.7 million, respectively. Prior to April 15, 1996, funding of the Company's cash flow deficiency was principally accomplished through additional borrowings from Adelphia. Prior to April 15, 1996, interest and fees on this unsecured credit facility were based upon the weighted average cost of unsecured borrowings of Adelphia. The average interest rate charged for all periods was 11.3% through April 15, 1996 (excluding fees charged which were based on the amount borrowed) and 16.5% for the period since April 16, 1996.

  On April 15, 1996, the Company issued $329.0 million of Senior Notes and 329,000 Class B Warrants to purchase an aggregate of 613,427 shares of its common stock. Proceeds to the Company, net of discounts, commissions, and other transaction costs were approximately $168.6 million. Such net proceeds were used to fund the Company's capital expenditures, working capital requirements, operating losses and its pro-rata investments in joint ventures, to pay $25.0 million of indebtedness owing to Adelphia and to make loans of $3.0 million to certain key members of management. Proceeds from the Senior Notes and Class B Warrants were also used to repay amounts related to capital expenditures, working capital requirements, operating losses and pro-rata investments in joint ventures totaling $12.8 million incurred during the period from January 1, 1996 to April 15, 1996. These amounts had been funded during the same time period through advances from Adelphia. As of April 15, 1996, approximately $25.9 million of outstanding indebtedness owed to Adelphia was evidenced by an unsecured subordinated note due April 16, 2003 (the "Adelphia Note"), that accrues interest at 16.5% and is subordinated to the Senior Notes. Interest on the Adelphia Note is payable quarterly in cash, through the issuance of identical subordinated notes, or in any combination thereof, at the option of the Company. Interest accrued on the Adelphia Note was $5.9 million as of June 30, 1997.

  On May 16, 1996, the Company completed the sale of its 15.7% partnership interest in the South Florida Partnership to Teleport Communications Group Inc. for an aggregate sales price of approximately $11.6 million resulting in a pre-tax gain of approximately $8.4 million. Amounts related to the South Florida Partnership included in the Company's investments and equity in net loss of joint ventures as of the sale date and for the year ended March 31, 1997 were approximately $3.2 million and ($0.2) million, respectively. As part of the transaction, the Company was released from its covenant not to compete with respect to the South Florida market. The Company plans to use the proceeds from the sale to continue to expand and develop its existing markets, complete new networks under construction and enter additional markets.

  Pursuant to an agreement dated July 25, 1996, the Company purchased general and limited partnership interests in the Nashville, Tennessee Operating Partnership from InterMedia and Robin Media on August 1, 1996. The aggregate purchase price was $5.0 million. As a result of this acquisition, the Company's ownership interest in this partnership increased to 95%.

  During the year ended March 31, 1997, the Company purchased approximately 341 miles of SONET ring fiber backbone used by the Vermont Operating Company from Adelphia for $6.5 million, Adelphia's historical cost for such assets. Prior to such purchase, the Company had been leasing such fiber backbone in the Vermont network from Adelphia at an annual rate of approximately $1.0 million.

  The competitive local telecommunication service business is a capital-intensive business. The Company's operations have required and will continue to require substantial capital investment for (i) the installation of electronics for switched services in the Company's networks, (ii) the expansion and improvement of the Company's NOCC and existing networks and
(iii) the design, construction and development of additional networks. The Company plans to make substantial capital investments and investments in Operating Companies in connection with the deployment of switches in all of its operating markets by the end of 1997. In addition, the Company intends to increase spending on marketing and sales significantly in the foreseeable future in connection with the expansion of its sales force and marketing efforts generally. The Company estimates that it will require approximately $175 million to $200 million to fund anticipated capital expenditures, working capital requirements and operating losses of the Company, investments in its existing Operating Companies and the acquisition of 100% of the ownership interests in the Buffalo, Louisville, Lexington and Syracuse networks through the fiscal year ending March 31, 1999. In addition, expansion of the Company's networks will include the geographic expansion of the Company's existing clusters and the development of new markets. The Company expects to continue to build new networks in additional markets, which the Company anticipates will include additional networks with utility partners and, in the future, the Company may increase its ownership in the Operating Companies and acquire existing networks. The Company expects that it will have adequate resources to fund such expenditures through the net proceeds from the Offering and the Senior Secured Note Offering, the remaining proceeds from the Senior Notes, anticipated bank and/or vendor financings by the Operating Companies, internal sources of funds, including cash flow from operations generated by the Company, and additional debt or equity financings, as appropriate. There can be no assurance, however, as to the availability of funds from internal cash flow or from the private or public equity or debt markets. In addition, the expectations of required future capital expenditures are based on the Company's current estimate. There can be no assurance that actual expenditures will not significantly exceed current estimates or that the Company will not accelerate its capital expenditures program.

  In addition, the Company expects that pro rata investments by the Company and its Local Partners as well as Fiber Lease Financings and anticipated bank or vendor financings will be adequate to fund the requirements of the Operating Companies for capital expenditures, operating losses and working capital for existing networks, networks currently under construction and certain of the Company's planned additional markets during calendar years 1997 and 1998. There can be no assurance as to the availability of funds from internal cash flow, the Local Partners or other external sources or as to the terms of such financings. In addition, the indenture relating to the Senior Notes provides certain restrictions upon the Company's ability to incur additional indebtedness. The Company's inability to fund pro rata investments required for the Operating Companies could result in a dilution of the Company's interest in the individual Operating Companies or could otherwise have a material adverse effect upon the Company and/or the Operating Companies.

 Recent Developments

  On October 9, 1997, the Company completed the Preferred Stock Offering and on August 27, 1997, the Company completed the Senior Secured Note Offering. See "Prospectus Summary--Recent Developments."

  On February 20, 1997, the Company entered into several agreements regarding the lease of dark fiber in New York state. Pursuant to these agreements and in consideration of a payment of $20.0 million, the Company received (i) a $20 million Senior Secured Note due February 2002 from Telergy, Inc., and (ii) a fully prepaid lease from a Telergy affiliate for at least 25 years (with two additional ten-year extensions), as a preferred customer, for 24 strands of dark fiber installed or to be installed in a New York fiber optic telecommunications backbone network. The fiber optic backbone network will cover approximately 500 miles from Buffalo to Syracuse to Albany to New York City, New York, and will provide interconnection capability for the Company's operating networks in the state of New York.

  On April 24, 1997, the Company and Entergy Corporation formed three joint ventures, in which the Company, through three of its wholly owned Subsidiaries, and Entergy each own a 50% interest. The Entergy-- Hyperion Joint Venture will offer competitive telecommunications services primarily to commercial customers in the Little Rock, Arkansas, Jackson, Mississippi and Baton Rouge, Louisiana metropolitan areas. In addition, they intend to offer a full range of switched telecommunications services, dedicated access to long distance carriers and private line services. The Company expects the networks for these three cities to total approximately 350 route miles of fiber optic cable.

  On June 13, 1997, the Company entered into the MCI Preferred Provider Agreement pursuant to which the Company is designated MCI's preferred provider of new end user dedicated access circuits and of end user dedicated access circuits resulting from conversion from the incumbent LEC in the Company's markets. In addition, Hyperion has a right of first refusal to provide MCI all new dedicated local network access circuits such as POP-to-POP or POP-to-LSO connections. These arrangements will apply to virtually all of the Company's current networks and the term of these arrangements is five years with a five year renewal option. The agreements allow MCI to purchase local loop transport services from Hyperion where Hyperion is collocated with the incumbent LEC. The agreement also provides that the parties negotiate in good faith the terms of a separate agreement for the utilization of the Company's local switches and operating support systems to provide MCI branded local service. In connection with the transaction, the Company has issued a warrant to MCI to purchase 281,040 shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), of the Company, which expires June 13, 2000, at the lower of (i) $20 per share of Class A Common Stock or (ii) the public offering price of the Company's Class A Common Stock if the Company completes an initial public offering of its Class A Common Stock. MCI could receive additional warrants to purchase Class A Common Stock with an exercise price equal to the fair market value of the Class A Common Stock at the time of issuance if MCI meets certain agreed upon purchase volume revenue thresholds. Collectively, the warrants would entitle MCI to purchase Class A Common Stock of the Company representing between 2.5% and 8.5% of the Common Stock of the Company, with adjustments for future issuances of common stock.

  On August 4, 1997 the Company signed an Equity Contribution and Exchange Agreement with Lenfest Telephony, Inc. ("Lenfest") whereby Lenfest will receive 225,115 shares of Class A Common Stock of the Company in exchange for its partnership interest in the Harrisburg, Pennsylvania network. The transaction is subject to normal closing conditions and receipt of regulatory approvals.

  On August 11, 1997, the Company entered into the TCI Agreement pursuant to which the Company will purchase all of TCI's interest in the Buffalo, New York, Louisville, Kentucky and Lexington, Kentucky markets. Upon consummation of the transactions contemplated by the TCI Agreement, which is subject to normal closing conditions and receipt of regulatory approval, the Company will own 100% of each of the Louisville, Lexington and Buffalo networks.

  On September 12, 1997, the Company closed the TWEAN Agreement whereby the Company consolidated its Operating Companies' interests in the state of New York by (i) increasing its ownership interest in the Buffalo network to 60% and in the Syracuse network to 100% and (ii) eliminating its ownership interests in the Albany and Binghamton networks. In addition, the agreement provides that neither party will be subject to the non-competition provisions contained in the existing partnership agreements with respect to the markets from which they are withdrawing.

IMPACT OF INFLATION

  The Company does not believe that inflation has had a significant impact on the Company's consolidated operations or on the operations of the Operating Companies over the past three fiscal years.

                                   BUSINESS

INDUSTRY OVERVIEW

  Deregulation, technological change and the increasingly information intensive nature of the United States economy have significantly expanded the role of telecommunications in business. In particular these changes have accelerated the growth of certain aspects of the telecommunications market. For example, industry sources estimate that voice traffic is growing at a rate of approximately seven percent per year while data communications are growing at three to five times that rate due to the increase in computerized transaction processing and video applications, the movement to distributed data processing and the rise of decentralized management structures, all of which require the transmission of large amounts of information with speed, accuracy and reliability.

  The present structure of the U.S. telecommunications market resulted largely from the divestiture of the "Bell System" in 1984 (the "Divestiture"). As part of the Divestiture, seven RBOCs were created to offer services in geographically defined areas called LATAs. The RBOCs were separated from the long distance provider, AT&T, resulting in the creation of two distinct industries: local exchange and interexchange (commonly known as long distance). The Divestiture facilitated direct, open competition in the long distance segment of the telecommunications market; however, it did not promote competition in the local telecommunications market. Nonetheless, several factors have served to promote competition in the local telecommunications market and the emergence of competitive access providers ("CAPs"), including
(i) the incumbent LECs' monopoly position and regulated pricing structure, which provided little incentive for incumbent LECs to reduce prices, improve service or upgrade their networks, (ii) customer demand for an alternative to the incumbent LEC monopoly, which demand grew rapidly and was spurred in part by the development of competitive activities in the long distance market and increasing demand for high quality, reliable services, (iii) the advancement of fiber optic and digital electronic technologies (such as ATM and SONET), which combined the ability to transmit voice, data and video at high speeds with greatly increased capacity and reliability as compared to the incumbent LECs' copper-based networks and (iv) the significant fees, called "access charges," IXCs are required to pay to incumbent LECs for originating and terminating calls on the incumbent LEC networks.

  Established in the mid 1980s, CAPs were among the first competitors in the local telecommunications market. CAPs provided non-switched services (i.e., dedicated special access and private line) by installing fiber optic facilities connecting IXC POPs within a metropolitan area and, in some cases, connecting end users (primarily large businesses and government agencies) with IXCs. CAPs used the substantial capacity and economies of scale inherent in fiber optic cable to offer customers service that was generally less expensive and of a higher quality than could be obtained from incumbent LECs. In addition, CAPs offered customers shorter installation and repair intervals and improved service reliability in comparison to incumbent LECs.

  More recently, as a result of legal and regulatory developments, in particular the enactment of the Telecommunications Act, certain CAPS have expanded their various offerings to include switched local exchange services, services that have been traditionally offered to residential and business customers by the local telephone company. Such companies are referred to as competitive local exchange companies (as previously defined, "CLECs"). The combination of CAP and CLEC services is generically referred to as "local services".

THE COMPANY

  The Company is a leading facilities-based provider of local telecommunications services with state-of-the-art fiber optic networks located in regionally clustered markets primarily within the eastern half of the United States. As of June 30, 1997, Hyperion's 17 operating networks served 35 cities with approximately 3,640 route miles of fiber optic cable connecting 1,603 buildings and 106 LEC central offices. The Company's 22 networks (which includes five under construction) have generally been developed by partnering with a Local Partner, which has enabled the Company to finance its network expansion at a significantly lower cost than other CLECs and to rapidly construct high capacity networks which provide the Company broader coverage than other CLECs in its markets. According to Company estimates, this broad network coverage enables the Company to directly reach approximately 60% of the business access lines currently in service in its markets. In the markets where the Company's 22 networks are operating or under construction, as of June 30, 1997, the Company believes its addressable market opportunity was approximately $16.2 billion annually, substantially all of which is currently serviced by the incumbent LECs and IXCs. This addressable market estimate does not include the enhanced data services market which the Company has entered, or the Internet access market which it plans to enter in the near future.

  The Company's current service offerings include switched local dial tone (in 13 markets), and enhanced data services (in seven markets), including frame relay, high speed Internet access, video conferencing, dedicated access and long distance access. The Company also plans to be an ISP in a majority of its markets by the end of fiscal 1998. In addition, the Company will begin selling long distance services by the end of 1997 through a resale agreement with an IXC and expects to begin offering facilities-based long distance services through the regional interconnection of the Company's networks in the near future. With 75% of all U.S. telecommunications intraLATA and interLATA toll traffic terminating, on average, within 300 miles of its origination point, the Company believes that the breadth of its networks, their regional clustering, and their current and planned interconnection will enable the Company to originate and terminate a significant proportion of its customers' communications traffic over its own networks, rather than relying primarily on the network of the incumbent LEC.

  Hyperion's targeted customer base consists of small, medium and large businesses, governmental and educational end users and IXCs. Some of the Company's customers include America Online, Sprint, Hershey Medical Center and HCA International. The Company services it customers through a dedicated sales force of approximately 70 highly trained professionals focused on selling the Company's portfolio of service offerings. The Company expects to increase its sales force and marketing efforts significantly by the end of the fiscal year. Management believes that the Company's ability to utilize its extensive network clusters to offer a single source solution for all of its customers' telecommunications needs provides it with significant competitive advantage over other CLECs. Further, Hyperion believes it can continue to attract end user customers by offering (i) a single point of contact for billing, installation and service coordination, (ii) high-capacity fiber optic network connection directly to all or substantially all of a customer's premises due to the breadth of the Company's network coverage and (iii) high quality, solutions-oriented customer service. The Company also believes that major IXCs such as AT&T, MCI and Sprint will seek to offer their business customers an integrated package of switched local and long distance services using the networks of CLECs such as Hyperion. The Company believes that it is well positioned to capitalize on this opportunity as its networks generally offer the broadest coverage in their markets, which is attractive to both end user customers and major IXCs.

  The Company initiated its switched services deployment plan in 1997 and currently provides switched services in 13 markets, nine of which were placed in operation during the last five months, with switching for the remaining two operating markets (excluding Albany and Binghamton, New York) expected to be operational by the end of 1997. In the markets it currently serves, the Company estimates that there are approximately 11 million business access lines in service. The Company has experienced initial success in the sale of access lines, with approximately 16,000 access lines sold as of September 30, 1997, of which approximately 5,500 lines are installed. The timing of certain installations may be extended due to necessary upgrading of customer facilities, the complexity of installation or customer scheduling requirements. Delivery of on-network switched services is expected to provide faster, more reliable access line provisioning and more responsive customer service and monitoring. The Company believes that its large upfront capital investment in its networks, coupled with the selective use of unbundled network elements, will provide higher operating margins than can be achieved by other CLECs.

  Since inception in October 1991 through June 30, 1997, the Company and its partners have invested approximately $339.4 million to build and develop the network infrastructure and to fund operations. As of June 30, 1997, the gross property, plant and equipment of the Company, its networks and the Company's NOCC, including the Company's investment in Telergy (see "Prospectus Summary-- Recent Developments"), was approximately $286.0 million. The Company anticipates that its future capital expenditure requirements will be largely based on a selective network build-out strategy that combines both on-network and off-network connections to customers.

  The Company has, and intends to continue to, increase its ownership interests in Operating Companies when it can do so on attractive economic terms. This goal has been facilitated by the substantial completion of a number of Hyperion's networks along with the desire of certain of its current Local Partners to reduce their telecommunications investments and focus on their core cable operations. For example, the Company has entered into agreements to increase or has recently increased its ownership interest to 100% in Operating Companies for five of its markets. See "Prospectus Summary-- Ownership of the Company and the Operating Companies." As a result, since December 13, 1995, the Company's weighted average ownership interest (based on gross property, plant and equipment), after giving effect to pending definitive agreements, in its Operating Companies has increased to 66.4% from 34.5%.

  The Company operates in a single, domestic industry segment-telecommunications services. Information about the amounts of revenues, operating profit or loss and identifiable assets of the Company as of and for each of the three years in the period ended March 31, 1997, and for the three months ended June 30, 1997 is set forth in the Company's consolidated financial statements and notes thereto included herein.

  The Company has worked with Local Partners in order to significantly reduce the cost and time to construct a fiber optic network, enable the Company to rapidly begin offering services and lower the overhead associated with operating and maintaining the Company's networks. Advantages of building the Company's networks with Local Partners include (i) sharing the cost of building a fiber optic network, which the Company believes reduces the cost of aerial fiber construction by approximately 62% in the case of cable partners and 40% in the case of utility partners, (ii) reducing the time and cost of obtaining access to rights-of-way and building entrances and (iii) leveraging the Local Partners' existing fiber optic network maintenance and installation infrastructure. Through the partnerships, the Company has financed its expansion at a lower cost relative to its competitors by utilizing pro rata equity investments and Local Partner financings of a significant portion of fiber construction. Local Partners generally provide funding for the fiber build in a network and lease the fiber capacity back to the partnership under long-term agreements, while the partnership funds other capital expenditures, including switching infrastructure and electronics. The Company estimates that approximately 70% of its network construction will be aerial and in many cases, where conduit is available, the Company can achieve similar savings in underground construction. These estimates are based upon historical experience, and there can be no assurance that the Company will be able to achieve similar results in future efforts. These cost savings are achieved primarily through the sharing of pole attachment costs ("Pole Attachment Costs") and the elimination of costs of the engineering and rearrangement of cables to prepare telephone poles for the attachment of new fiber optic cable ("Make Ready Costs"). An analysis of the estimated cost savings for the Company for one mile of aerial construction is set forth in the following table.

                                      WITH LOCAL     WITH LOCAL       WITHOUT
COSTS                                CABLE PARTNER UTILITY PARTNER LOCAL PARTNER
-----                                ------------- --------------- -------------
                                               (DOLLARS IN THOUSANDS)
Make Ready Costs....................     $  --(a)       $  --(b)       $18.0(c)
Pole Attachment Costs...............       3.4(d)          --(b)         5.0
Fiber Costs and Installation........       8.0(e)        18.5(e)         8.0
Splicing Costs......................       0.6(f)         0.6(f)         0.6
                                         -----          -----          -----
  Total.............................     $12.0(g)       $19.1(g)       $31.6
                                         =====          =====          =====

--------
(a) Assumes a fiber overlash of existing cable plant.
(b) Assumes placing fiber in the space allocated for the local utility partner on the pole.
(c) Assumes an average cost of $200 per pole, 40 poles per mile, to move the telephone and cable television wires in the space allocated for communications providers on the pole and the replacement of two poles per mile.
(d) Assumes the payment of a pro rata portion (approximately 33%) of such costs by the Local Partner with respect to capacity to be available for such partner's use.
(e) Represents the cost of the Operating Company's fiber and its installation on the pole.
(f) Represents the cost of cutting and integrating new fiber components.
(g) In the above analysis, this would be the amount amortized by an applicable fiber lease financing between an Operating Company and its Local Partner.

GROWTH STRATEGY

  The Company's objective is to be the leading local telecommunications services provider to medium and large businesses, governmental and educational end users and IXCs within its target markets. To achieve this objective, the Company has pursued a facilities-based strategy to provide extensive, high capacity network coverage and to broaden the range of telecommunications products and services it offers to targeted customers. The principal elements of the Company's growth strategy include the following:

  Provide Bundled Package of Telecommunications Services. The Company believes that a significant portion of business and government customers prefer a single-source telecommunications provider that delivers a full range of efficient and cost effective solutions to meet their telecommunications needs. These customers require reliability, high quality, broad geographic coverage, end-to-end service, solutions-oriented customer service and the timely introduction of new and innovative services. The Company believes it will be able to continue to compete effectively for end users by offering superior reliability, product diversity, service and custom solutions to end user needs at competitive prices. The Company also offers its local services to IXCs and has entered into national service agreements with AT&T and MCI to be their preferred supplier of dedicated access and switched access transport services. See "--AT&T Certification" and "Prospectus Summary--Recent Developments-- Preferred Provider Alliance with MCI."

  Expand Solutions-Oriented Sales Effort. The Company provides an integrated solutions approach to satisfy its end users' communications requirements through a well trained and focused team of direct sales and engineering support professionals. In its marketing efforts, the Company emphasizes its extensive fiber optic network, which provides the reach and capacity to address the needs of its customers more effectively than many of its competitors who rely solely upon leased facilities or who have limited network build-outs in their markets. The Company intends to double the size of its current 70 person direct sales force by the end of the year and to increase the number of its customer care professionals from 44 to approximately 70 as it increases the breadth of its product offerings to satisfy the growing communications needs of its customers. Further, by the end of 1997, the Company expects to initiate direct marketing and sales of local communications services on an unbundled loop basis to retail and small business customers in certain markets, generally offering such services under either the Hyperion name or a co-branded name that includes the name of the particular Local Partner.

  Continue to Increase Broad Based Network Clusters and Interconnect
Networks. The Company intends to build on its extensive networks by (i) expanding its networks into nearby areas that are under-served by its competitors, (ii) establishing new networks in close proximity to existing markets and (iii) interconnecting the networks within its regional clusters. The Company believes that clustering and interconnecting its large networks enables it to (i) carry a greater amount of traffic on its own networks, which leverages the fixed cost structure of its networks, thereby increasing revenues and margins, (ii) take advantage of economies of scale in management, network operations and sales and marketing, (iii) increase the number of customers that the Company's networks can service and (iv) increase the networks' ability to provide reliable, end-to-end connectivity on a regionally focused basis.

  Create Additional Partnerships with Utility Companies. The Company intends to continue to construct new networks either through partnerships or long-term fiber lease agreements with utility companies, which significantly reduces the cost and time required to construct a fiber optic network. This approach enables the Company to offer services more rapidly as well as lower the overhead costs associated with operating and maintaining a network. Utility companies are attractive partners for the Company due to their (i) contiguous and broad geographic coverage with extensive conduits and rights-of-way in both business and residential areas, (ii) significant access to capital resources, (iii) existing relationships with business and residential customers and (iv) reputation for reliability and quality customer service. In turn, the Company believes that it is an attractive partner for utility companies because it can offer utility companies a significant stake in its networks, both from a financial and operational perspective, and provide network operations management expertise.

COMPANY SERVICES

  The Company initiated its switched services deployment plan in 1997 and currently provides switched services in 13 markets, nine of which were placed in operation during the last five months, with switching for the remaining two operating markets (excluding Albany and Binghamton, New York) expected to be operational by the end of 1997.

 Switched Services

  Local Exchange Services. Switched services providing dial tone to business customers including local calling and intraLATA toll calls. These local services also provide the customer with operator and directory assistance services, 911 service, enhanced local features, which include PBX trunks, business access lines, and ISDN, and custom calling features such as call waiting, call forwarding, and voice mail.

  Long Distance Services. Switching and transport of interexchange traffic, including voice, data and video billed on a minutes-of-use basis. Long distance services include provision of local access services to IXCs for the local origination and completion of long distance calls. The Company also plans to offer a full range of long distance services, including "toll free" services.

 Traditional Access Services

  Special Access and Private Line Services. Non-switched dedicated connections, including high capacity interconnections between (i) POPs of an IXC, (ii) the POPs of different IXCs, (iii) large end users and their selected IXCs and (iv) different locations of particular customers. These services are billed at a flat, non-usage sensitive, monthly rate.

  Collocated Special Access Services. A dedicated line carrying switched transmissions from the IXC POP, through the LEC-CO to the end user.

  Switched Access Transport Services. A dedicated line carrying switched transmissions from the LEC-CO to an IXC POP.

  Long Distance Transport Services. Non-switched, high capacity intraLATA services sold on a wholesale basis to IXCs and cellular and PCS operators.

 Enhanced Data Services

  The Company and the Operating Companies currently offer, or intend to offer, their customers a broad array of high bandwidth, enhanced data services, including frame relay, ATM transport services, business Internet and intranet access and high speed video conferencing. The Company currently offers, or intends to offer, enhanced services to customers in all of its networks through its partnerships with !NTERPRISE, a wholly owned subsidiary of U S WEST.

MARKET SIZE

  The following table sets forth the Company's estimate, based upon an analysis of industry sources including industry projections and FCC data, of the total local telecommunications revenue for calendar year 1995 in the markets where the Company's 22 networks are located. The estimates, however, do not include the enhanced data services market which the Company has entered or the Internet access market which it plans to enter in the near future. See "--Company Services." There is currently limited direct information relating to these markets and therefore a significant portion of the information set forth below is based upon estimates and assumptions made by the Company. Management believes that these estimates are based upon reliable information and that its assumptions are reasonable. There can be no assurance, however, that these estimates will not vary substantially from the actual market data.

                           TRADITIONAL                                   TOTAL REVENUE
CLUSTER                  ACCESS SERVICES SWITCHED SERVICES LONG-DISTANCE   POTENTIAL
-------                  --------------- ----------------- ------------- -------------
                                             (DOLLARS IN MILLIONS)
Northeast...............     $  269           $2,765          $1,466         $4,500
Mid-Atlantic............        617            4,647           2,494          7,758
Mid-South...............        175            1,381             740          2,296
Other Networks..........        139            1,007             540          1,686
                             ------           ------          ------        -------
  Total.................     $1,200           $9,800          $5,240        $16,240
                             ======           ======          ======        =======

OWNERSHIP OF THE COMPANY AND THE OPERATING COMPANIES

 Overview

  The Company is an 88% owned subsidiary of Adelphia Communications Corporation ("Adelphia"), the seventh largest cable television company in the United States which as of June 30, 1997, owned or managed cable television systems that served approximately 1.9 million subscribers in 12 states. The balance of the Company is currently owned by senior executives of the Company. As of September 1, 1997, the Company's 22 networks were owned through (i) partnerships or limited liability companies with Local Partners (the "Operating Partnerships"), (ii) three wholly owned subsidiaries of the Company, (iii) one corporation in which the Company is a minority shareholder and (iv) one company in which the Company is the majority equityholder (the entities described in clauses (ii), (iii) and (iv) are collectively referred to as the "Operating Corporations," and the Operating Corporations and the Operating Partnerships are collectively referred to as the "Operating Companies"). The Company is responsible for the network design, construction, management and operation of the Operating Companies, for which it receives management fees.

  The following is an overview of the Company's networks and respective ownership interests as of September 1, 1997.

                                ACTUAL OR     ACTUAL   PRO FORMA
                              EXPECTED DATE  HYPERION  HYPERION
COMPANY NETWORKS             OF OPERATION(A) INTEREST INTEREST(B)        LOCAL PARTNER(S)
----------------             --------------- -------- -----------  ----------------------------
     Northeast Cluster
Vermont....................       11/94       100.0%     100.0%(h) (c)
Syracuse, NY...............        8/92        50.0      100.0(h)  Time Warner/Advance(d)
Buffalo, NY................        1/95        40.0      100.0(h)  Tele-Communications, Inc.
                                                                   Time Warner/Advance(c)
Albany, NY.................        2/95        50.0        --      Time Warner/Advance(d)
Binghamton, NY.............        3/95        20.0        --      Time Warner/Advance(d)
   Mid-Atlantic Cluster
Charlottesville, VA........       11/95       100.0      100.0     (c)
Scranton/Wilkes-Barre, PA..       12/97       100.0      100.0     (c)
Harrisburg, PA.............        4/95        50.0      100.0     Lenfest Telephony
Philadelphia, PA...........        8/96        50.0       50.0     PECO Energy(e)
Allentown/Bethlehem/Easton/
 Reading, PA ("ABER")......       12/97        50.0       50.0     PECO Energy(e)
York, PA...................        5/97        50.0       50.0     Susquehanna Cable
Richmond, VA...............        9/93        37.0       37.0     Media One
Morristown, NJ.............        7/96        19.7       19.7     Tele-Communications, Inc.(f)
New Brunswick, NJ..........       11/95        19.7       19.7     Tele-Communications, Inc.(f)
     Mid-South Cluster
Lexington, KY..............        6/97        50.0      100.0(h)  Tele-Communications, Inc.(g)
Louisville, KY.............        3/95        50.0      100.0(h)  Tele-Communications, Inc.(g)
Nashville, TN..............       11/94        95.0       95.0(h)  InterMedia Partners
Baton Rouge, LA............       12/97        50.0       50.0     Entergy
Jackson, MS................       12/97        50.0       50.0     Entergy
Little Rock, AR............       12/97        50.0       50.0     Entergy
      Other Networks
Wichita, KS................        9/94        49.9       49.9     Gannett
Jacksonville, FL...........        9/92        20.0       20.0(h)  Media One
Weighted Average Ownership
(i)........................                    56.8       66.4

--------
(a) Refers to the date on which (i) the network is connected to at least one IXC POP, (ii) the network is capable of accepting traffic from IXCs and end users, (iii) the Company's central office is fully functional and (iv) the initial network SONET fiber ring has been completed.

(b) Gives effect to pending agreements which provide for the Company to increase or decrease its ownership interests in its networks. The Company is permitted to reenter the markets in which it has eliminated its ownership interests and intends to reenter the Albany market by April 1998. As of the consummation of the TWEAN Agreement on September 12, 1997, the Company's interests in the Buffalo and Syracuse networks increased to 60% and 100%, respectively, and the Company's interests in the Albany and Binghamton networks were eliminated. See "Prospectus Summary--Recent Developments."

(c) Adelphia or its affiliates lease fiber capacity to the Operating Companies in these networks.

(d) The interests in the Albany, Binghamton and Syracuse networks are all owned by one Operating Company.

(e) The interests in the Philadelphia and ABER networks are owned by one Operating Company.

(f) The interests in the Morristown and New Brunswick networks are owned by one Operating Company. Sutton Capital Associates also owns a minority interest in the Operating Company.

(g) The interests in the Lexington and Louisville networks are owned by one Operating Company.

(h) Represents a network that is owned by an Operating Company or a subsidiary, all of the Capital Stock of which is or will be pledged by the Company as security for the Senior Secured Notes.

(i) Based upon gross property, plant and equipment of the Company and the Operating Companies.

CLUSTER STATISTICS(A)

                                                                                THREE
                                                                   FISCAL YEAR  MONTHS
                                                                      ENDED     ENDED
                                                                    MARCH 31,  JUNE 30,
                         ROUTE  FIBER  BUILDINGS  LEC-COS             1997       1997
CLUSTER                  MILES  MILES  CONNECTED ALLOCATED VGES(B)  REVENUES   REVENUES
-------                  ----- ------- --------- --------- ------- ----------- --------
                                                                        (DOLLARS IN
                                                                        THOUSANDS)
Northeast............... 1,128  54,156     366       14    132,288   $ 5,553    $1,527
Mid-Atlantic............ 1,248  59,885     457       59    170,304     2,227     1,194
Mid-South...............   506  24,283     436       17     64,488     1,264       426
Other Networks..........   758  36,384     344       16    164,064     6,179     2,196
                         ----- -------   -----      ---    -------   -------    ------
  Total................. 3,640 174,708   1,603      106    531,144   $15,223    $5,343
                         ===== =======   =====      ===    =======   =======    ======

--------
(a) Non-financial information is as of June 30, 1997 and does not include networks under construction.

(b) Voice grade equivalents circuits.

OPERATING AGREEMENTS

  Generally, subsidiaries of the Company enter into partnership agreements with Local Partners to take advantage of the benefits of building networks in conjunction with local cable television or utility operators. Typically Operating Partnerships are formed and operated pursuant to three key agreements: (i) a partnership agreement between the Company or one of its wholly owned subsidiaries and a cable operator or utility company (the "Local Partner Agreement"); (ii) a fiber capacity lease agreement between the Local Partner and the Operating Partnership (the "Fiber Lease Agreement"); and (iii) a management agreement between the Operating Partnership and the Company or one of its subsidiaries (the "Management Agreement").

  The following chart summarizes the allocation of responsibilities and certain payments to be made under the Local Partner Agreements, Fiber Lease Agreements and Management Agreements.

                          [LOGO OF CHART APPEARS HERE]

 Local Partner Agreements

  Each Local Partner Agreement establishes the structure of the applicable Operating Partnership by determining, among other things, the partner's capital contribution requirements, capital structure, purpose and scope of business activities, transfer restrictions, dissolution procedures, duration and competition restrictions, as well as the voting and buy/sell rights and rights of first refusal of the partners of the Operating Partnership.

  Ownership and Capital Contributions. The initial capital contributions and percentage of ownership of the Operating Partnerships vary. Some of the Local Partner Agreements establish maximum capital contributions such that each partner's ultimate aggregate capital contribution is determined at the Operating Partnership's inception. Initial capital contributions are generally paid on an installment basis as determined by the management committee of the Operating Partnership, which is comprised of representatives of each partner. Additional capital contributions in excess of the initial capital contribution may be required in several Local Partner Agreements, but generally either must be initiated by the manager of the Operating Partnership or approved by at least a majority vote of the management committee. Generally, the percentage of ownership is also fixed at the Operating Partnership's inception. Absent an agreement by the partners, generally, the only circumstances that result in the dilution of such partner's ownership interest are a partner's failure to make a capital contribution or its failure to exercise a right of first refusal.

  Matters Requiring a Vote. Most partner votes of an Operating Partnership require only a majority vote; however, a unanimous or supermajority vote of the partners is required for, among other things, expansion of the scope of the business activities in the defined business area, admission of additional partners and merger or consolidation with any other entity if the Operating Partnership is not the surviving entity.

  Distributions. Generally, the Local Partner Agreements allow for distributions to the partners; however, the Local Partner Agreements vary with regard to the procedure for determining if, when and how much of a distribution should be made. In one Local Partner Agreement, the Company, through its affiliate, controls such determinations. In the remaining Local Partner Agreements, the partners or the partnership's managing committee makes such determinations by either majority approval or unanimous consent. All distributions are required to be made in proportion to each partner's percentage interest in the partnership.

  Transfer of Ownership. The Local Partner Agreements generally prohibit the transfer of partnership interests, including most changes in control. Generally, transfers of entire partnership interests to subsidiaries of a partner's parent corporation and the sale or disposition of all or substantially all of the stock or assets of a partner's parent are expressly permitted in the typical Local Partner Agreement.

  Rights of First Refusal; Buy/Sell Agreements. The partners of most of the Operating Partnerships also retain certain rights of first refusal and buy/sell rights. See "Risk Factors--Risks Associated with Joint Ventures." Generally, after a specified period of time, usually three to six years after the inception of the Operating Partnership, either partner may transfer its interest to an unrelated third party if such partner first offers its interest to the other partner at the same terms and the other partner elects not to purchase the interest. The right of first refusal usually requires that the selling partner sell all, and not less than all, of its partnership interest pursuant to an offer by a bona fide third party. The selling party must first give the other partners the opportunity to purchase (on a pro rata basis) the interest at the same price and under the same terms as the third party's offer.

  Several of the Local Partner Agreements set forth rights of first refusal in connection with the sale of cable television systems. These provisions give partners the right to sell all of their partnership interests in conjunction with the sale of all or substantially all of the assets of, or controlling interest in, the cable television systems operated by the selling partner or its affiliates in the defined business area, on any terms and conditions agreed to among the selling partners, its affiliates and the purchaser; provided, however, that if a partner elects to sell its interest in the partnership to an entity that, at the time of the potential sale, is engaged in a competitive business in the business area, the remaining partner generally has a right of first refusal to purchase the selling partner's interest at a price and terms comparable to the offer made by the competitor. In addition, in most of the Operating Partnerships, either partner can, after a specified period of time, usually five years after the inception of the partnership, make an offer to the other partner(s) to sell its own interest. Within 30 days of submitting a price which generally must be based on a written third party valuation of the partnership interest, the other partner must respond to the offer indicating its election to either accept the offer to buy or sell at the offered price. Certain partners in two of the partnerships have the right after a specified period of time to put their interest in the respective partnership (i) to the other partners at an amount equal to the fair market value of such partner's interest pursuant to one agreement and (ii) to the Company at an amount equal to the partner's capital contributions plus interest less any distributions pursuant to the other agreement.

  Term. Most of the Operating Partnerships were created in the last five years and have a duration of 10 to 25 years unless earlier dissolved. Two of the Local Partner Agreements contain provisions whereby the respective Local Partner can terminate its interest, at such Local Partner's sole discretion, prior to 2003. See "Risk Factors--Risks Associated with Joint Ventures." Generally, each partner and certain of its affiliates are restricted from competing with the Operating Partnership in the defined business area so long as the partner is a partner plus two or three years thereafter.

 Fiber Lease Agreements

  Generally, the Operating Partnerships lease fiber optic capacity from their Local Partners. In some instances, the Operating Partnerships lease existing fiber optic capacity and in other instances, the Operating Partnerships request the Local Partners to construct new fiber optic capacity. In many cases, Local Partners upgrade the capacity of their cable or utility infrastructure, and as a result, share construction costs with the Operating Partnership. Monthly lease payments in both instances are based on the amortization of the Operating Partnership's share of the Local Partner's cost of construction and material costs over the term of the Fiber Lease Agreement. Because construction and material costs are amortized over the then current term of the Fiber Lease Agreement, it is possible for the amount of a monthly lease payment to be significantly lower during a renewal term unless the construction of additional fiber optic cable is scheduled for such renewal term. Typically, the amount of the lease payments in a renewal period equals the amount of monthly maintenance costs for the leased fiber optic cable.

  Substantially all of the Fiber Lease Agreements are in their initial terms. The initial terms vary from five to 25 years in length. The Fiber Lease Agreements contain various renewal options. Generally, either party can terminate the Fiber Lease Agreement at the end of the then current term if the terminating party provides prior written notice to the other party. Several of the Fiber Lease Agreements contain termination rights which provide the lessor with the option to terminate the lease if the lessor becomes subject to telecommunications regulation, an action is brought against the lessor challenging or seeking to adversely modify the lessor's continued validity or authority to operate, legal or regulatory determination renders it unlawful or impossible for the lessor to satisfy its obligations under the lease or in case of an imposition of public utility or common carrier status on the lessor as a result of its performance of the lease.

  Throughout the term of the Fiber Lease Agreements and thereafter, title to the fiber optic cable remains with the Local Partner. Similarly, the Operating Partnerships retain title to all of their own electronics and switches that become a part of the network. A Local Partner cannot sell the fiber subject to the Fiber Lease Agreement to a third party unless its obligations under the Fiber Lease Agreement are assumed by the third party.

  The amount of the lease payments could be affected by the costs the Local Partners incur for attachments to poles, or use of conduit, owned by incumbent LECs or electric utilities. Various State PUCs and the FCC are reviewing whether use of Local Partner facilities for telecommunications purposes (as occurs when the Operating Companies lease fiber optic capacity from Local Partners) should entitle incumbent LECs and electric utilities to raise pole attachment or conduit occupancy fees. Such increased fees could result in an increase in the amount of the lease payments made by the Operating Companies to the Local Partners. In some cases, State PUCs attempt to directly regulate the fiber lease contracts between the Operating Companies and their local partners.

 Management Agreements

  Generally, the Company or a wholly owned subsidiary of the Company provides the Operating Partnerships with the following services pursuant to the Management Agreement for a fee based on the Company's cost of providing such services: general management, monitoring, marketing, regulatory processing, accounting, engineering, designing, planning, construction, maintenance, operations, service ordering and billing. The term of the typical Management Agreement is three or five years and automatically renews for continuous one-year periods unless one party provides the other with written notice that it intends to terminate the agreement.

 Enhanced Data Services Agreements

  Four of the Operating Companies have entered into partnerships with !NTERPRISE, a wholly owned subsidiary of U S WEST (the "!NTERPRISE Partnerships"), in order to provide enhanced services such as frame relay, ATM data transport, business video conferencing, private line data interconnect service and LAN connection and monitoring services. The partners in the !NTERPRISE Partnerships each have a 50% ownership interest and are required to contribute equal amounts in order to retain their shares. The business area serviced by the !NTERPRISE Partnerships is generally the same as that serviced by the applicable Operating Company. The partners and their respective affiliates are also prohibited from competing for as long as the partners are partners plus two years thereafter. In addition, the partners have a right of first refusal with regard to the sale of partnership interests and, under certain circumstances, may put their interest to the !NTERPRISE Partnership. Generally, the !NTERPRISE Partnerships have a 20-year duration. In addition, the Company has recently entered into master sales relationship agreements with respect to three of its markets and is in discussions to expand its relationship with !NTERPRISE to provide enhanced services pursuant to similar such agreements in substantially all of the Company's markets.

AT&T CERTIFICATION

  AT&T has established a certification process called Operational Readiness Testing ("ORT") in order to determine whether a supplier's network, systems and processes are capable of providing a level of service which meets AT&T standards. ORT is a lengthy process comprised of the following components: (i) Operational Readiness Assessment ("ORA"), (ii) Network Validation Testing ("NVT") and (iii) Switch Network Validation Testing ("SNVT"). CLECs must pass AT&T's ORT for access services in order to provide access services to AT&T and AT&T's ORT for switched services in order to provide switched services to AT&T. The Company has passed AT&T's ORA, NVT and SNVT in all of its operating networks.

SALES AND MARKETING

  The Company targets its network sales and marketing activities at business, government and educational end users and resellers, including IXCs. The Company services its customers through a dedicated sales force of over 70 highly trained professionals focused on selling the Company's portfolio of service offerings. The Company intends to double the size of its current direct sales force by the end of the year and increase the number of its customer care professionals from 44 to approximately 70 as it increases the breadth of its product offerings to satisfy the growing communications needs of its customers. Further, by the end of 1997, the Company expects to initiate direct marketing and sales of local communications services on an unbundled loop basis to retail and small business customers in certain markets, generally offering such services under either the Hyperion name or a co-branded name that includes the name of the particular Local Partner. The Company's networks offer their services in accordance with tariffs filed with the FCC for interstate services and state regulatory authorities for intrastate services. The Operating Companies are classified as non-dominant carriers by the FCC and therefore have substantial pricing flexibility and in many cases may enter into customer and product specific agreements.

 End Users

  The Company targets end users which include small, medium and large businesses as well as government and educational institutions. End users are currently marketed through Company direct sales representatives in each market. The national sales organization also provides support for the local sales groups and develops new product offerings and customized telecommunications applications and solutions which address the specific requirements of particular customers. In addition, the Company markets the Operating Companies' products through advertisements, media relations, direct mail and participation in trade conferences. End users typically commit to a service agreement for a term of three to five years which is either renegotiated or automatically converted to a month-to-month arrangement at the end of the contract term. The Company believes it will be able to continue to compete effectively for end users by offering superior reliability, product diversity, service and custom solutions to end user needs at competitive prices. A significant component of an Operating Company's reliability will be its ability to offer customers end-to-end SONET ring construction for many localized applications. The Operating Companies' construction of SONET rings combined with the Company's large network size will enable the Operating Companies to offer fiber optic coverage superior to the incumbent LEC in its markets.

 Resellers

  Resellers utilize the Operating Companies' services primarily as a local component of their own service offerings to end users. The Company has national supplier agreements with all of the major IXCs. The Company believes it can effectively provide IXCs with a full complement of traditional access services as well as switched services. Factors that increase the value of the Company's networks to IXCs include reliability, state-of-the-art technology, route diversity, ease of ordering and customer service. The Company also generally prices the services of an Operating Company at a discount relative to the incumbent LEC. In order to further complement the services provided to the IXCs, the Company integrates its networks with IXC networks to enable the IXC to (i) access service, billing and other data directly from the Company and (ii) electronically send automated service requests to the Company. In pursuing this strategy, the Company has entered into the National Service Agreement with AT&T pursuant to which the Company through its networks will be an AT&T preferred supplier of dedicated special access and switched access transport services. The National Service Agreement requires the Company to provide such services to AT&T at a discount from the tariffed or published LEC rates. See "--AT&T Certification." In addition, the Company has entered into the MCI Preferred Provider Agreement pursuant to which the Company is designated MCI's preferred provider of new end user dedicated access circuits and of end user dedicated access circuits resulting from conversions from the incumbent LEC in the Company's markets. See "Prospectus Summary--Recent Developments."

 Special Purpose Networks

  The Company develops special purpose networks in conjunction with the Operating Companies in order to meet specific customer network requirements. To date, these special purpose networks have included construction of IXC backbone networks, campus networks, private carriage networks and other similar network applications. The terms and conditions for these special purpose networks are generally specified in agreements with three to five year terms which automatically renew on a month-to-month basis. In addition, special customer networks are normally constructed with excess fiber bandwith capacity, which allows the Company to make additional capacity available to other end users.

NETWORK DEVELOPMENT AND DESIGN

  Prior to any network construction in a particular market, the Company's corporate development staff reviews the demographic, economic, competitive and telecommunications demand characteristics of the market. These characteristics generally include market location, the size of the telecommunications market, the number and size of business, educational and government end users and the economic prospects for the area. In addition, the Company also carefully analyzes demand information provided by IXCs, including demand for end user special access and volume of traffic from the LEC-CO and the IXC POPs. The Company also analyzes market size utilizing a variety of data, including available estimates of the number of interstate access and intrastate private lines in the region, which is available from the FCC.

  If a particular market targeted for development is deemed to have sufficiently attractive demographic, economic, competitive and telecommunications demand characteristics, the Company's network planning and design personnel, working in conjunction with the Company's Local Partner, Adelphia, or one of Adelphia's affiliates, design a large regional network targeted to provide access to the identified business, educational and government end user revenue base and to the IXC POPs and the LEC-COs in the geographic area covered by the proposed network.

  The actual network design is influenced by a number of market, cost and technical factors including:

  Availability and ease of fiber deployment
  Location of IXC POPs
  Density of telecommunications revenue based upon IXC information The Company's market information
  Cost of construction

  The objective of the network design is to maximize revenue derived from service to IXC POPs, LEC-COs and important customers in consideration of network construction costs. In most cases, the Local Partner bears the costs of construction for the required fiber, retains ownership of the fiber and leases the fiber to the Operating Company. The fiber lease costs are determined by amortizing the Operating Company's portion of the Local Partner's cost of construction over the term of the Fiber Lease Agreement at an assumed interest rate. This structure generally allows the Operating Company to better match its capital costs to cash flows. See "--Operating Agreements--Fiber Lease Agreements."

NETWORK CONSTRUCTION

  The Company's networks are constructed to cost-effectively access areas of significant end user telecommunications traffic, as well as the POPs of most IXCs and the majority of the LEC-COs. The Company establishes with its Local Partner or Adelphia general requirements for network design including, engineering specifications, fiber type and amount, construction timelines and quality control. The Company's engineering personnel provide project management, including contract negotiation and overall supervision of the construction, testing and certification of all facilities. The construction period for a new network varies depending upon the number of route miles to be installed, the initial number of buildings targeted for connection to the network, the general deployment of the network and other factors. Networks that the Company has installed to date have generally become operational within six to ten months after the beginning of construction.

NETWORK OPERATING CONTROL CENTER

  In Coudersport, Pennsylvania, the Company has built the NOCC, which is equipped with state-of-the-art system monitoring and control technology. The NOCC is a single point interface for monitoring all of the Company's networks and provisioning all services and systems necessary to operate the networks. The NOCC currently supports all of the Company's networks including the management of approximately 1,603 building connections, eight switches or remote switching modules and approximately 3,640 network route miles as of June 30, 1997. The NOCC is designed to accommodate the Company's anticipated growth.

  The NOCC is utilized for a variety of network management and control functions including monitoring, managing and diagnosing the Company's SONET networks, central office equipment, customer circuits and signals and the Company's switches and associated equipment. The NOCC is also the location where the Company provisions, coordinates, tests and accepts all orders for switched and dedicated circuit orders. In addition, the NOCC maintains the database for the Company's circuits and network availability. Network personnel at the NOCC also develop and distribute a variety of software utilized to manage and maintain the networks.

EQUIPMENT SUPPLY

  The Company and the Operating Companies purchase fiber optic transmission and other electronic equipment from Lucent, Fujitsu, Tellabs, and other suppliers at negotiated prices. The Company expects that fiber optic cable, equipment and supplies for the construction and development of its networks will continue to be readily available from Lucent, Fujitsu, Tellabs and other suppliers as required. The Company has negotiated multi-year contracts for equipment with Lucent, Fujitsu, and Tellabs. The Company and the Operating Companies have deployed seven Lucent 5ESS Switches ("5ESSs") and six Lucent remote switching modules, which deliver full switching functionality, in thirteen of their current markets. The Company and the Operating Companies plan to deploy 5ESSs or remote switching modules in all of its existing networks during 1997 and additional 5ESSs or remote switching modules in each of the Company's future networks.

CONNECTIONS TO CUSTOMER LOCATIONS

  Office buildings are connected by network backbone extensions to one of a number of physical rings of fiber optic cable, which originate and terminate at the Operating Company's central office. Signals are sent simultaneously on both primary and alternate protection paths through a network backbone to the Operating Company's central office. Within each building, Operating Company-owned internal wiring connects the Operating Company's fiber optic terminal equipment to the customer premises. Customer equipment is connected to Operating Company-provided electronic equipment generally located where customer transmissions are digitized, combined and converted to an optical signal. The traffic is then transmitted through the network backbone to the Operating Company's central office where it can be reconfigured for routing to its ultimate destination on the network.

  The Operating Company locates its fiber optic equipment in space provided by the building owner or, more typically, on a customer's premises. IXCs often enter into discussions with building owners to allow the Company to serve the IXCs' customers. This network configuration enables the Company to share electronic equipment among multiple customers, causes little interruption for customers during installation and maintenance and allows the Company to introduce new services rapidly and at low incremental cost.

  The following diagram is an illustration of an Operating Company fiber optic transport network in a typical market.

                         [LOGO OF CHART APPEARS HERE]

EMPLOYEES

  As of June 30, 1997, the Operating Companies and the Company, respectively, employed 181 and 142 full-time and part-time employees. In support of the Operating Companies' and the Company's operations, the Company also regularly uses the services of its Local Partners, employees and contract technicians for the installation and maintenance of its networks. None of the Operating Companies' or the Company's employees is represented by a collective bargaining agreement. The Company believes that the Operating Companies' and the Company's relations with their respective employees are good.

PROPERTIES

  The Company leases its principal executive offices in Coudersport, Pennsylvania and its offices in Pittsburgh, Pennsylvania. Additionally, the Company owns its NOCC facilities, and leases certain office space from Adelphia, in Coudersport, Pennsylvania.

  All of the fiber optic cable, fiber optic telecommunications equipment and other properties and equipment used in the networks, are owned or leased by the applicable Operating Company. See "--The Company's Markets." Fiber optic cable plant used in providing service is primarily on or under public roads, highways or streets, with the remainder being on or under private property. As of June 30, 1997, the Company's total telecommunications equipment in service consists of fiber optic telecommunications equipment, fiber optic cable, furniture and fixtures, leasehold improvements and construction in progress. Such properties do not lend themselves to description by character and location of principal units.

  Substantially all of the fiber optic telecommunications equipment used in the Company's networks is housed in multiple leased facilities in various locations throughout the metropolitan areas served by the Company. The Company believes that its properties and those of its Operating Companies are adequate and suitable for their intended purpose.

LEGAL PROCEEDINGS

  The Company is not a party to any pending legal proceedings except for claims and lawsuits arising in the normal course of business. The Company does not believe that these claims or lawsuits will have a material effect on the Company's financial condition or results of operations.

                                  COMPETITION

  The Company operates in a highly competitive environment and has no significant market share in any market in which it operates. In each of the markets served by the Company's networks, the services offered by the Company compete principally with the services offered by the incumbent LEC serving that area. Incumbent LECs have long-standing relationships with their customers, have far greater technical and financial resources and provide services that an Operating Company may not currently be authorized by state regulators to offer. See "Regulation--State Regulation." Following the enactment of the Telecommunications Act, there has been significant merger activity among the RBOCs which will result in competitors with even greater financial resources and geographic scope than currently faced by the Company. In addition, in many markets, the incumbent LEC currently is excused from paying license or franchise fees or pays fees materially lower than those required to be paid by the Operating Companies.

  While new business opportunities will be made available to the Company through the Telecommunications Act and other federal and state regulatory initiatives, regulators are likely to provide the incumbent LECs with an increased degree of flexibility with regard to pricing of their services as competition increases. If the incumbent LECs elect to lower their rates and can sustain lower rates over time, this may adversely affect the revenues of the Operating Companies and the Company by placing downward pressure on the rates the Operating Companies can charge. The Company believes this effect will be offset by the increased revenues available by offering new services, but if future regulatory decisions afford the incumbent LECs excessive pricing flexibility or other regulatory relief, such decisions could have a material adverse effect on the Company.

  Competition for the Company's and the Operating Companies' services is based on price, quality, network reliability, service features and responsiveness to customer needs. The Company believes that its management expertise, coupled with its highly reliable, state-of-the-art digital networks and back-office infrastructure, which offer significant transmission capacity at competitive prices, will allow it to compete effectively with the incumbent LECs, which may not yet have fully deployed fiber optic networks in many of the Company's target markets. The Company believes that the Operating Companies price their services at a modest discount compared to the prices of incumbent LECs while providing a higher level of customer service. The Company's networks provide diverse access routing and redundant electronics, design features not widely deployed by the incumbent LEC networks at the present time. However, as incumbent LECs continue to upgrade their networks, any competitive advantage held by the Company due to the superiority of its facilities may diminish.

  Other current or potential competitors of the Company's networks include other CLECs, IXCs, wireless telecommunications providers, microwave carriers, satellite carriers, private networks built by large end users and cable television operators or utilities in markets in which the Company has not partnered with one or the other. Substantially all of the Company's markets are served by one or more CLECs other than the Company. Furthermore, the three major IXCs have announced ambitious plans to enter the local exchange market. There is no assurance that these IXCs will choose to obtain local services from the Operating Companies in the Company's markets. In addition, recent sweeping changes enacted by the Telecommunications Act facilitate entry by such competitors into local exchange and exchange access markets, including requirements that incumbent LECs make available interconnection and unbundled network elements to any requesting telecommunications carrier at cost-based rates, as well as requirements that LECs offer their services for resale. See "Regulation--Telecommunications Act of 1996." Such requirements permit companies to enter the market for local telecommunications services without investing in new facilities, thereby increasing the number of likely competitors in any given market, and enables the IXCs to provide local services by reselling the service of the incumbent LEC, or purchasing unbundled network elements, rather than using services provided by the Company.

                                  REGULATION

OVERVIEW

  Telecommunications services provided by the Company and its networks are subject to regulation by federal, state and local government agencies. At the federal level, the FCC has jurisdiction over interstate and international services. Jurisdictionally, interstate services, which constitute the majority of the Operating Companies' current services, are communications that originate in one state and terminate in another. Intrastate services are communications that originate and terminate in a single state. State regulatory commissions exercise jurisdiction over intrastate services. Additionally, municipalities and other local government agencies may regulate limited aspects of the Company's business, such as use of rights-of-way. Many of the regulations issued by these regulatory bodies may be subject to judicial review, the result of which the Company is unable to predict. The networks are also subject to numerous local regulations such as building codes and licensing.

TELECOMMUNICATIONS ACT OF 1996

  On February 8, 1996, the Telecommunications Act of 1996 was signed into law. It is considered to be the most comprehensive reform of the nation's telecommunications laws since the Communications Act of 1934. The Telecommunications Act has and will continue to result in substantial changes in the marketplace for voice, data and video services. These changes include opening the local exchange market to competition and will result in a substantial increase in the addressable market for the Company's networks. Among its more significant provisions, the Telecommunications Act (i) removes legal barriers to entry in local telephone markets, (ii) requires incumbent LECs to "interconnect" with competitors, (iii) establishes procedures for incumbent LEC entry into new markets, such as long distance and cable television, (iv) relaxes regulation of telecommunications services provided by incumbent LECs and all other telecommunications service providers, and (v) directs the FCC to establish an explicit subsidy mechanism for the preservation of universal service. As a component of the need for explicit subsidy mechanisms for universal service, the FCC was also directed to revise and make explicit subsidies inherent in the current access charge system.

 Removal of Entry Barriers

  Prior to enactment of the Telecommunications Act, many states limited the services that could be offered by a company competing with the incumbent LEC. See "--State Regulation." In these states, the incumbent LEC retained a monopoly over basic local exchange services pursuant to state statute or regulatory policy. In states with these legal barriers to entry, the Company had been limited to the provision of dedicated telecommunications services, which constitutes only a small portion of the local telephone market.

  The Telecommunications Act prohibits state and local governments from enforcing any law, rule or legal requirement that prohibits or has the effect of prohibiting any entity from providing interstate or intrastate telecommunications services. States retain jurisdiction under the Telecommunications Act to adopt laws necessary to preserve universal service, protect public safety and welfare, ensure the continued quality of telecommunications services and safeguard the rights of consumers.

  This provision of the Telecommunications Act should enable the Operating Companies to provide a full range of local telecommunications services in any state. Although the Operating Companies will be required to obtain certification from the state regulatory commission in almost all cases, the Telecommunications Act should limit substantially the ability of a state commission to deny a request for certification filed by an Operating Company. While this provision of the Telecommunications Act expands significantly the markets available to the Operating Companies, it also reduces the barriers to entry by other potential competitors and therefore increases the level of competition the Operating Companies will face in all their markets. See "Competition." Delays in receiving regulatory approvals or the enactment of new adverse regulation or regulatory requirements may have a materially adverse effect upon the Operating Companies.

  Some state commissions are currently considering actions to preserve universal service and promote the public interest. The actions may impose conditions on the certificate issued to an Operating Company which would require it to offer service on a geographically widespread basis through the construction of facilities to serve all residents and business customers in such areas, the acquisition from other carriers of network facilities required to provide such service, or the resale of other carriers' services. The Company believes that state commissions have limited authority to impose such requirements under the Telecommunications Act. The imposition of such conditions by state commissions could increase the cost to the Operating Companies of providing local exchange services, or could otherwise affect the Operating Companies' flexibility to offer services.

 Interconnection with LEC Facilities

  A company cannot compete effectively with the incumbent LEC in the market for switched local telephone services unless it is able to connect its facilities with the incumbent LEC and obtain access to certain essential services and resources under reasonable rates, terms and conditions. Incumbent LECs historically have been reluctant to provide these services voluntarily and generally have done so only when ordered to by state regulatory commissions. The Telecommunications Act imposes a number of access and interconnection requirements on all local exchange providers, including CLECs, with additional requirements imposed on non-rural LECs. These requirements will provide access to certain networks under reasonable rates, terms and conditions. Specifically, LECs must provide the following:

  Telephone Number Portability. Telephone number portability enables a customer to keep the same telephone number when the customer switches local exchange carriers. New entrants are at a competitive disadvantage without telephone number portability because of inconvenience and costs to customers that must change numbers.

  Dialing Parity. All LECs must provide dialing parity, which means that a customer calling to or from a CLEC network cannot be required to dial more digits than is required for a comparable call originating and terminating on the LEC's network.

  Reciprocal Compensation. The duty to provide reciprocal compensation means that LECs must terminate calls that originate on competing networks in exchange for a given level of compensation and that they are entitled to termination of calls that originate on their network for which they must pay a given level of compensation.

  Resale. An incumbent LEC may not prohibit or place unreasonable restrictions on the resale of its services. In addition, incumbent LECs must offer bundled local exchange services to resellers at a wholesale rate that is less than the retail rate charged to end users.

  Access to Rights-of-Way. All LECs, CLECs and other utilities must provide access to their poles, ducts, conduits and rights-of-way on a reasonable, nondiscriminatory basis.

  Unbundling of Network Elements. LECs must offer access to various unbundled elements of their network. This requirement allows new entrants to purchase at cost-based rates elements of an incumbent LEC's network that may be necessary to provide service to customers not located in the new entrants' networks.

  Dependence on RBOCs and incumbent LECs. While the Telecommunications Act generally requires incumbent LECs, including RBOCs, to offer interconnection, unbundled network elements and resold services to CLECs, LEC-CLEC interconnection agreements may have short terms, requiring the CLEC to continually renegotiate the agreements. LECs may not provide timely provisioning or adequate service quality thereby impairing a CLEC's reputation with customers who can easily switch back to the LEC. In addition, the prices set in the agreements may be subject to significant rate increases if state regulatory commissions establish prices designed to pass on to the CLECs part of the cost of providing universal service.

  On July 2, 1996 the FCC released its First Report and Order and Further Notice of Proposed Rulemaking promulgating rules and regulations to implement Congress' statutory directive concerning number portability (the "Number Portability Order"). The FCC ordered all LECs to begin phased development of a long-term service provider portability method in the 100 largest Metropolitan Statistical Areas ("MSAs") no later than October 1, 1997, and to complete deployment in those MSAs by December 31, 1998. Number portability must be provided in those areas by all LECs to all requesting telecommunications carriers. After December 31, 1998, each LEC must make number portability available within six months after receiving a specific request by another telecommunications carrier in areas outside the 100 largest area MSAs in which the requesting carrier is operating or plans to operate. Until long-term service portability is available, all LECs must provide currently available number portability measures as soon as reasonably possible after a specific request from another carrier. As new carriers are at a competitive disadvantage without telephone number portability, the Number Portability Order should enhance the Company's ability to offer service in competition with the incumbent LECs, if these regulations are effective in promoting number portability. The Number Portability Order sets interim criteria for number portability cost recovery. The FCC deferred selecting a long term number portability cost recovery scheme to a further rulemaking proceeding which is not expected to be decided until later this year. Further, the Number Portability Order is subject to Petitions for Reconsideration filed at the FCC. To the extent that the outcome of the Petitions results in new rules that decrease the LEC obligation to provide number portability or increase the CLEC obligation to pay for number portability, changes to the Number Portability Order could decrease the Company's ability to offer service in competition with the LECs.

  On August 8, 1996 the FCC released its First Report and Order and Second Report and Order and Memorandum Opinion and Order promulgating rules and regulations to implement Congress' statutory directive concerning the interconnection obligations of all telecommunications carriers, including obligations of CLEC and LEC networks and LEC pricing of interconnection and unbundled elements (the "Local Competition Orders"). The Local Competition Orders adopted a national framework for interconnection but left to the individual states the task of implementing the FCC's rules. The Local Competition Orders also established rules implementing the Telecommunications Act requirements that LECs negotiate interconnection agreements, and provide guidelines for review of such agreements by state commissions.

  On July 18, 1997, the U.S. Court of Appeals for the Eighth Circuit ("Eighth Circuit") vacated certain portions of the Local Competition Orders, including provisions establishing a pricing methodology, a procedure permitting new entrants to "pick and choose" among various provisions of existing interconnection agreements between LECs and their competitors, and certain provisions relating to the purchase of unbundled access elements. The Operating Companies have negotiated and obtained state commission approval of a number of interconnection agreements with incumbent LECs prior to this Eighth Circuit decision. The Eighth Circuit decision creates uncertainty about individual state rules governing pricing, terms, and conditions of interconnection decisions, and could make negotiating and enforcing such agreements in the future more difficult and protracted. It could also require renegotiation of relevant portions of existing interconnection agreements, or subject them to additional court and regulatory proceedings. It remains to be seen whether the Operating Companies can continue to obtain and maintain interconnection agreements on terms acceptable to them in every state, though most states have already adopted pricing rules, if not interim prices, which are for the most part consistent with the FCC's related pricing provisions. The FCC has petitioned the United States Supreme Court to review the Eighth Circuit decision.

  Although the Number Portability Order, the Local Competition Orders and the underlying statutory requirements are intended to benefit new entrants in the local exchange market, such as the Operating Companies, it is uncertain how effective these requirements will be. Ultimately the success of the Telecommunications Act to bring the benefits of increased competition to consumers will depend in large part upon state regulators' implementation of the Telecommunications Act and the Local Competition Orders as well as numerous rulemakings that should level the playing field between incumbent LECs and new entrants such as the Company. For example if CLECs are unable to obtain favorable agreements with the incumbent LEC regarding call termination and resale of incumbent LEC facilities and services through negotiation with the incumbent LEC or arbitration at state public utility commissions, there is a diminished likelihood that an Operating Company will be successful in its local exchange market. In addition, the ability of CLECs to resell incumbent LEC services obtained at wholesale rates may permit some CLECs to compete with the Operating Companies without investing in facilities.

  Moreover, these requirements place burdens on an Operating Company when it provides switched local exchange services that will benefit potential competitors. In particular, the obligation to offer services for resale means that a company can resell the Operating Company's services without investing in facilities, although unlike incumbent LECs, the Operating Companies are not required to offer services for resale at discounted rates. Similarly, the obligation to provide access to rights-of-way is of limited benefit to most of the Operating Companies, which already have such access through their Local Partners, but benefits other potential competitors to a greater degree.

 LEC Entry into New Markets

  The Company's principal competitor in each market it enters is the incumbent LEC. See "--Competition." Prior to enactment of the Telecommunications Act, incumbent LECs generally were prohibited from providing cable television service pursuant to the "telco/cable cross-ownership prohibition" contained in the Communications Act of 1934, although the prohibition had been stayed by several courts and was not being enforced by the FCC. In addition, the RBOCs generally were prohibited by the MFJ (as defined) from providing interLATA (i.e., long distance) services within the region in which they provide local exchange service.

  The Telecommunications Act repeals the telco/cable cross-ownership prohibition and permits incumbent LECs to provide cable television service. Prior to the Telecommunications Act repeal, some LECs were investing in fiber optic networks on a limited basis through the FCC's "video dialtone" regulatory regime. With the telco/cable cross ownership prohibition removed, LECs are more likely to invest in fiber optic networks because those facilities will be able to generate a revenue stream previously unavailable on a widespread basis to the incumbent LECs. While LEC entry into the video market may be a motivating factor for construction of new facilities, these facilities also can be used by an incumbent LEC to provide services that compete with the Company's networks.

  The Telecommunications Act also eliminates the prospective effect of the MFJ and establishes procedures under which an RBOC can enter the market for interLATA services within its telephone service area. This is referred to as "in-region" interLATA service. (RBOCs are currently permitted to provide interLATA long distance services to customers outside of their local service areas. This is referred to as "out-of-region" long distance service.) Before an RBOC can provide in-region interLATA service, it must enter into a state-approved interconnection agreement with a company that provides local exchange service to business and residential customers predominantly over its own facilities. Alternatively, if no such competitor requests interconnection reasonably expected to lead to facilities-based competition in the residential and business local exchange markets, the RBOC can request authority to provide in-region interLATA services if it offers interconnection under state-approved terms and conditions. The interconnection offered or provided by the RBOC must comply with a "competitive checklist" that is comparable to the interconnection requirements discussed above. See "--Interconnection with LEC Facilities."

  The ability of the RBOCs to provide interLATA services enables them to provide customers with a full range of local and long distance telecommunications services. The provision of interLATA services by RBOCs is expected to reduce the market share of the major long distance carriers, which are the Company's networks' primary customers. Consequently, the entry of the RBOCs into the long distance market may have adverse consequences on the ability of CLECs to generate access revenues from the IXCs. To date Ameritech has sought authority from the FCC to provide in-region interLATA service in Michigan, and Southwestern Bell Telephone Company ("SWBT") has sought similar authority in Oklahoma. The Department of Justice has opposed both requests. On September 30, 1997, BellSouth filed a request with the FCC for in-region interLATA service in South Carolina, and a similar request is expected for Louisiana in the near future. More RBOC requests to provide in-region interLATA service are expected to be filed with the FCC in the near future.

 Relaxation of Regulation

  A long-term goal of the Telecommunications Act is to increase competition for telecommunications services, thereby reducing the need for regulation of these services. To this end, the Telecommunications Act requires the FCC to streamline its regulation of incumbent LECs and permits the FCC to forbear from regulating particular classes of telecommunications services or providers. Since the Company is a non-dominant carrier and, therefore, is not heavily regulated by the FCC, the potential for regulatory forbearance likely will be more beneficial to the incumbent LECs than the Company in the long run.

  In an exercise of its "forbearance authority," the FCC has ruled that following a transition period nondominant interexchange carriers will no longer be able to file tariffs with the FCC concerning their interexchange interstate long distance services (the "IXC Detariffing Order"). The IXC Detariffing Order has been appealed to the U.S. Court of Appeals for the District of Columbia. The IXC Detariffing Order has been stayed and the appeal is still pending.

  Pursuant to the forebearance provisions of the Telecommunications Act, in March 1996, the Company filed a petition requesting that the FCC also forbear from imposing tariff filing requirements on Interstate exchange access services provided by carriers other than incumbent LECs. In June 1997, the FCC granted this request, concluding that allowing providers of exchange access service the option of tariffing or detariffing their services is in the public interest. In granting Hyperion's petition, the FCC requested further comment on whether to mandate the detariffing of exchange access services. This proceeding is pending, and there can be no assurance how the FCC will rule on this issue, or what effect any such ruling may have upon competition within the telecommunications industry generally, or on the competitive position of the Company specifically.

  The Telecommunications Act eliminates the requirement that incumbent LECs obtain FCC authorization before constructing new facilities for interstate services. The Telecommunications Act also limits the FCC's ability to review LEC tariff filings. These changes will increase the speed with which incumbent LECs are able to introduce new service offerings and new pricing of existing services, thereby increasing the incumbent LECs' ability to compete with the Company.

 Universal Service and Access Charge Reform

  One of the primary goals of the original Communications Act of 1934 was to extend telephone service to all the citizens of the United States. This goal has been achieved largely by keeping the rates for basic local exchange service at a reasonable level. It was traditionally thought that incumbent LECs were able to keep basic residential rates reasonable by subsidizing them with revenues from business and IXC customers, and by subsidizing rural service at the expense of urban customers. The existence and level of these subsidies has been widely disputed in recent years because they are so difficult to quantify.

  On May 8, 1997, the FCC issued an order to implement the provisions of the Telecommunications Act relating to the preservation and advancement of universal telephone service (the "Universal Service Order"). The Universal Service Order affirmed the policy principles for universal telephone service set forth in the Telecommunications Act, including quality service, affordable rates, access to advanced services, access in rural and high-cost areas, equitable and non-discriminatory contributions, specific and predictable support mechanisms, and access to advanced telecommunications services for schools, health care providers and libraries. The Universal Service Order added "competitive neutrality" to the FCC's universal service principles by providing that universal service support mechanisms and rules should not unfairly advantage or disadvantage one provider over another, nor unfairly favor or disfavor one technology over another. The Universal Service Order also requires all telecommunications carriers providing interstate telecommunications services, including the Company, to contribute to universal service support. On August 4, 1997, the FCC released its Universal Service Worksheet, which estimates a universal service contribution of 9% of total interstate and international revenues. Although the actual contribution is expected to be lower, the Company's actual contribution cannot be determined until the FCC finalizes its universal service cost mechanisms. Also, the FCC's existing system for subsidizing universal service remains in effect, and only ILECs are likely to be eligible to receive such subsidies until such time as the FCC determines the new subsidy mechanism, even though CLECs like Hyperion may be obligated to provide universal service.

  In a related proceeding, on May 16, 1997, the FCC issued an order to implement certain reforms to its access charge rules (the "Access Charge Reform Order"). Access charges are charges imposed by LECs on long distance providers for access to the local exchange network, and are designed to compensate the LEC for its investment in the local network. The FCC regulates interstate access and the states regulate intrastate access. The Access Charge Reform Order will require incumbent LECs to substantially decrease over time the prices they charge for switched and special access and change how access charges are calculated. These changes are intended to reduce access charges paid by interexchange carriers to LECs and shift certain usage-based charges to flat-rated, monthly per-line charges. To the extent that these rules begin to reduce access charges to reflect the forward-looking cost of providing access, the Company's competitive advantage in providing customers with access services might decrease. In addition, the FCC has determined that it will give incumbent LECs pricing flexibility with respect to access charges. To the extent such pricing flexibility is granted before substantial facilities-based competition develops, such flexibility could be misused to the detriment of new entrants, including the Company. Until the FCC adopts and releases rules detailing the extent and timing of such pricing flexibility, the impact of these rules on the Company cannot be determined.

  Two aspects of the FCC's Access Charge Reform Order create potential competitive benefits for alternative access providers, including the Company. First, the abolition of the unitary rate structure option for local transport may have an adverse effect on some interexchange carriers, making competitive access services provided by the Company and others more attractive. Second, the FCC ruled that incumbent LECs may no longer impose the transport interconnection charge on competitive providers, such as the Company, that interconnect with the incumbent LEC at the incumbent's end offices.

  Both the Universal Service and Access Charge Reform Orders are subject to petitions seeking reconsideration by the FCC and direct appeals to U.S. Courts of Appeals. Until the time when any such petitions or appeals are decided, there can be no assurance of how the Universal Service and/or Access Charge Reform Orders will be implemented or enforced, or what effect the Orders will have on competition within the telecommunications industry, generally, or on the competitive position of the Company, specifically.

FEDERAL REGULATION

  Through a series of regulatory proceedings, the FCC has established different levels of regulation for "dominant carriers" and "non-dominant carriers." Only incumbent LECs are classified as dominant; all other providers of domestic interstate services, including the Operating Companies, are classified as non-dominant carriers. As non-dominant carriers, the Operating Companies are subject to relatively limited regulation by the FCC. The Operating Companies must offer interstate services at just and reasonable rates in a manner that is not unreasonably discriminatory, subject to the complaint provisions of the Communications Act of 1934, as amended.

  Under the Telecommunications Act, the FCC has authority to forbear from regulation (such as toll regulation) provided that such forbearance is consistent with the public interest. In an exercise of its "forbearance authority," the FCC has ruled that following a transition period, nondominant interexchange carriers will no longer be able to file tariffs with the FCC concerning their interstate long distance services (the "IXC Detariffing Order"). The IXC Detariffing Order has been appealed to the U.S. Court of Appeals for the District of Columbia and the provision requiring interexchange carriers to withdraw their tariffs was stayed by that court on February 13, 1997. That appeal is still pending. On March 21, 1996, the Company filed a petition requesting that the FCC forbear from imposing tariff filing requirements on interstate exchange access services provided by carriers other than LECs. In June 1997, the FCC granted this request, concluding that allowing providers of exchange access service the option of tariffing or detariffing their services is in the public interest. In granting Hyperion's petition, the FCC requested further comment on whether to mandate the detariffing of exchange access services. This proceeding is pending, and there can be no assurance how the FCC will rule on this issue, or what effect any such ruling may have upon competition within the telecommunications industry generally, or on the competitive position of the Company specifically.

  The FCC has adopted rules requiring incumbent LECs to provide "collocation" to CAPs for the purpose of interconnecting their competing networks. These rules enable the Operating Companies to carry a portion of a customer's interstate traffic to an IXC even if the customer is not located on the Company's network. The Company has requested collocation in some, but not all, of its markets. The incumbent LECs have proposed collocation rates that are being investigated by the FCC and State Commissions to determine whether they are excessive. If the FCC or State Commissions orders the incumbent LECs to reduce these rates, collocation will be a more attractive option for CLECs. Under the Local Competition Order, incumbent LECs will also be required to provide both virtual collocation and actual collocation at their switching offices.

  Under the Telecommunications Act, an Operating Company may become subject to additional federal regulatory obligations when it provides local exchange service in a market. All LECs, including CLECs, must make their services available for resale by other carriers, provide nondiscriminatory access to rights-of-way, offer reciprocal compensation for termination of traffic and provide dialing parity and telephone number portability. In addition, the Telecommunications Act requires all telecommunications carriers to contribute to the universal service mechanism established by the FCC and to ensure that their services are accessible to and usable by persons with disabilities. Moreover, the FCC is currently engaged in a number of rulemakings in which it is considering regulatory implications of various aspects of local exchange competition. Any or all of the proceedings may negatively affect CLECs, including the Company. Most recently, the FCC has determined to investigate whether or not to mandate operational support systems reporting standards for the LECs, whether to regulate billing and collection functions, and whether to assert jurisdiction over reciprocal compensation for local calls made to ISPs.

  Because the states are in the process of implementing rules consistent with the Telecommunications Act and rules adopted by the FCC pursuant to the Act, it is uncertain how burdensome or beneficial such rules will be for the Company and the Operating Companies. The obligation to provide services for resale by others potentially limits any competitive advantage held by the Company by virtue of its state-of-the-art facilities because other carriers, including the incumbent LEC and the IXCs, can simply resell the Operating Companies' services. Similarly, the obligation to provide access to rights-of-way benefits certain competitors more than the Company, which already has a significant amount of access through its networks owned with Local Partners. Most of the other obligations impose costs on the Operating Companies that also will be borne by competing carriers so the competitive implication of these requirements should not be significant if they are implemented fairly.

  As part of its decision requiring incumbent LECs to provide virtual collocation, the FCC also granted incumbent LECs flexibility to reduce their rates for interstate access services in markets where a CAP is collocated. This flexibility includes the ability to offer volume and term discounts and to de-average access rates in different "zones" in a state based on the level of traffic. In addition, the FCC has granted two incumbent LECs further flexibility in their most competitive markets and the FCC could grant similar waivers in markets served by the Operating Companies. With the passage of the Telecommunications Act and the anticipated increase in the level of competition faced by incumbent LECs, the FCC could grant incumbent LECs substantial pricing flexibility with regard to interstate access services. The May 21, 1997 Order reforming the FCC's price cap formula affords LECs greater flexibility in establishing rates and provides additional incentives to foster efficiency. It is also anticipated that the prices incumbent LECs charge for access services will be reduced as a result of the FCC's reform of the access charge regime and the adoption of universal service rules. To the extent these regulatory initiatives enable or require incumbent LECs to offer selectively reduced rates for access services, the rates the Operating Companies may charge for access services will be constrained. The Operating Companies' rates also will be constrained by the fact that competitors other than the incumbent LECs are subject to the same streamlined regulatory regime as the Operating Companies and can price their services to meet competition.

STATE REGULATION

  Most state public utility commissions require companies that wish to provide intrastate common carrier services to be certified to provide such services. These certifications generally require a showing that the carrier has adequate financial, managerial and technical resources to offer the proposed services in a manner consistent with the public interest.

  Operating Companies have been certificated or are otherwise authorized to provide telecommunications services in Florida, Kansas, Kentucky, Louisiana, Mississippi, New Jersey, New York, Pennsylvania, Tennessee, Vermont and Virginia. The certificates or other authorizations in Florida, Kentucky, Louisiana, Mississippi, New Jersey, New York, Tennessee, Vermont and Virginia permit the Operating Companies to provide a full range of local telecommunications services, including basic local exchange service. The Operating Companies have interim authority to provide a full range of local telecommunications services in Pennsylvania and applications for permanent certificates are pending in that state. Applications for authority to provide local telecommunications services are pending in Arkansas and Kansas. In light of the Telecommunications Act, the Operating Companies will request removal of any restrictions that now exist on its certificates in the remaining states and anticipate that requests will be granted. See "--Telecommunications Act of 1996--Removal of Entry Barriers." In addition, the Telecommunications Act will enable the Company to enter new states providing a full range of local services upon certification. In certain states, each of the Company, its subsidiaries and the Operating Companies may be subject to additional state regulatory requirements, including tariff filing requirements, to begin offering the telecommunications services for which such entities have been certificated. Many states also may have additional regulatory requirements such as reporting and customer service and quality requirements, unbundling and universal service contributions. In addition, in virtually every state, the Company's certificate or other authorization is subject to the outcome of proceedings by the state commission that address regulation of LECs and CLECs, competition, geographic build-out, mandatory detariffing, and service requirements, and universal service issues.

  Certain of the states where the Operating Companies operate have adopted specific universal service funding obligations. For example, in Kentucky, the Operating Company is required to put into escrow, pending the issuance of final Kentucky universal service rules, an amount equal to six percent of gross receipts from the provision of intrastate service in Kentucky once it begins providing intraexchange service. In Pennsylvania, pending the issuance of final rules, the Operating Company will be required to make a universal service contribution based on an "assessment rate" derived from dividing the Operating Company's gross intrastate operating revenues into the statewide intrastate revenues generated by all other carriers. The Operating Company's contribution to the Pennsylvania universal service fund will be phased in over four years with 25 percent of the assessment rate collected in the first year and equal increments added to the payment in the second, third and fourth years. Vermont imposes a universal service fund surcharge to finance state lifeline, relay and E-911 programs, and potentially affordable service in high cost areas, and also imposes a gross revenues tax, like many other states. In Kansas, the state regulatory commission has ordered telecommunications companies to pay approximately 9% of their intrastate retail revenues to the Kansas Universal Service Fund, beginning March 1, 1997. Proceedings to adopt universal service funding obligation rules are pending or contemplated in the other states in which the Operating Companies conduct business.

  In addition to obtaining certification, an Operating Company must negotiate terms of interconnection with the incumbent LEC before it can begin providing switched services. Under the Telecommunications Act, the FCC has adopted interconnection requirements, certain portions of which have been overturned by the Eighth Circuit. See "--Telecommunications Act of 1996--Interconnection with LEC Facilities." To date, a number of the Operating Companies have negotiated interconnection agreements with one or more of the incumbent LECs. Specifically, state commissions have approved interconnection agreements in Kansas (Southwestern Bell), Kentucky (BellSouth; GTE), New Jersey (Bell Atlantic), Tennessee (BellSouth), Vermont (NYNEX), and Virginia (Bell Atlantic; Sprint-Centel). In addition, two interconnection agreements have been approved by operation of law in Pennsylvania (Bell Atlantic; GTE). Finally, Operating Companies in New York interconnect with NYNEX (BA), pursuant to NYNEX tariffs on file with the New York Public Service Commission, rather than through interconnection agreements. The Operating Companies have signed an interconnection agreement in Arkansas (Southwestern Bell) and are negotiating an interconnection agreement with NYNEX (BA) in New York.

  The Operating Companies are not presently subject to price regulation or rate of return regulation in any state, although there can be no assurance this will not change when the Operating Companies begin providing switched services in some states. In most states, an Operating Company is required to file tariffs setting forth the terms, conditions and prices for intrastate services. In some states, an Operating Company's tariff lists a rate range or sets prices on an individual case basis.

  Several states have allowed incumbent LECs rate, special contract (selective discounting) and tariff flexibility, particularly for services deemed subject to competition. This pricing flexibility increases the ability of the incumbent LEC to compete with an Operating Company and constrains the rates an Operating Company may charge for its services. In light of the additional competition that is expected to result from the Telecommunications Act, states may grant incumbent LECs additional pricing flexibility. At the same time, some incumbent LECs may request increases in local exchange rates to offset revenue losses due to competition.

  An investor who acquires as little as ten percent of the Company's outstanding voting securities may have to obtain approval of certain state public utility commissions before acquiring such an interest, because such ownership might be deemed to constitute an indirect controlling interest in the state Operating Company.

  As the Company expands its operations into other states, it may become subject to the jurisdiction of their respective public service commissions.

  Several northeastern states have required NYNEX to comply with the Telecommunications Act's requirements for in-region interLATA service as a condition to approval of its merger with Bell Atlantic. Such requirements may serve to expedite NYNEX-Bell Atlantic's entry into this market and may also reduce the incentive these RBOCs now have to negotiate and renegotiate interconnection agreements with the Operating Companies since the existence of such agreements is a prerequisite to such entry.

LOCAL GOVERNMENT AUTHORIZATIONS

  An Operating Company may be required to obtain from municipal authorities street opening and construction permits, or operating franchises, to install and expand its fiber optic networks in certain cities. In some cities, the Local Partners or subcontractors may already possess the requisite authorizations to construct or expand the Company's networks. An Operating Company or its Local Partners also may be required to obtain a license to attach facilities to utility poles in order to build and expand facilities. Because utilities that are owned by a cooperative or municipality are not subject to federal pole attachment regulation, there are no assurances that an Operating Company or its Local Partners will be able to obtain pole attachments from these utilities at reasonable rates, terms and conditions.

  In some of the areas where the Operating Companies provide service, their Local Partners pay license or franchise fees based on a percent of fiber lease payment revenues. In addition, in areas where the Company does not use facilities constructed by a Local Partner, the Operating Company may be required to pay such fees. There are no assurances that certain municipalities that do not currently impose fees will not seek to impose fees in the future, nor is there any assurance that, following the expiration of existing franchises, fees will remain at their current levels. In many markets, other companies providing local telecommunications services, particularly the incumbent LECs, currently are excused from paying license or franchise fees or pay fees that are materially lower than those required to be paid by the Operating Company or Local Partner. The Telecommunications Act requires municipalities to charge nondiscriminatory fees to all telecommunications providers, but it is uncertain how quickly this requirement will be implemented by particular municipalities in which the Company operates or plans to operate or whether it will be implemented without a legal challenge initiated by the Company or another CLEC.

  If any of the existing Local Partner Agreements or Fiber Lease Agreements held by a Local Partner or an Operating Company for a particular market were terminated prior to its expiration date and the Local Partner or Operating Company were forced to remove its fiber optic cables from the streets or abandon its network in place, even with compensation, such termination could have a material adverse effect on the Company.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The directors and executive officers of the Company are:

 NAME                          AGE POSITION
 ----                          --- --------
 John J. Rigas...............   73 Chairman and Director
 James P. Rigas..............   39 Vice Chairman, Chief Executive Officer and
                                    Director
 Michael J. Rigas............   43 Vice Chairman and Director
 Timothy J. Rigas............   41 Vice Chairman, Chief Financial Officer,
                                    Treasurer and Director
 Daniel R. Milliard..........   50 President, Chief Operating Officer,
                                    Secretary and Director
 Charles R. Drenning.........   51 Senior Vice President, Engineering
                                    Operations and Director
 Paul D. Fajerski............   48 Senior Vice President, Carrier Sales and
                                    Director
 Randolph S. Fowler..........   46 Senior Vice President, Business Development
                                    and Regulatory Affairs and Director
 Pete J. Metros..............   57 Director
 James L. Gray...............   62 Director

  John J. Rigas is the Chairman of the Board of the Company. He also is the founder, Chairman, Chief Executive Officer and President of Adelphia. Mr. Rigas has owned and operated cable television systems since 1952. Among his business and community service activities, Mr. Rigas is Chairman of the Board of Directors of Citizens Bank Corp., Inc., Coudersport, Pennsylvania and a member of the Board of Directors of the Charles Cole Memorial Hospital. He is a director of the National Cable Television Association and a member of its Pioneer Association and a past President of the Pennsylvania Cable Television Association. He is also a member of the Board of Directors of C-SPAN and the Cable Advertising Bureau, and is a Trustee of St. Bonaventure University. He graduated from Rensselaer Polytechnic Institute with a B.S. in Management Engineering in 1950.

  John J. Rigas is the father of Michael J. Rigas, Timothy J. Rigas and James
P. Rigas, each of whom currently serves as a director and executive officer of the Company.

  James P. Rigas is Vice Chairman, Chief Executive Officer and a Director of the Company, Executive Vice President, Strategic Planning and a Director of Adelphia and a Vice President and Director of Adelphia's other subsidiaries. He has been with Adelphia since 1986. Mr. Rigas graduated from Harvard University (magna cum laude) in 1980 and received a Juris Doctor degree and an M.A. degree in Economics from Stanford University in 1984. From June 1984 to February 1986, he was a consultant with Bain & Co., a management consulting firm.

  Michael J. Rigas is Vice Chairman and a Director of the Company, Executive Vice President, Operations and a Director of Adelphia and a Vice President and Director of Adelphia's other subsidiaries. He has been with Adelphia since 1981. From 1979 to 1981, he worked for Webster, Chamberlain & Bean, a Washington, D.C. law firm. Mr. Rigas graduated from Harvard University (magna cum laude) in 1976 and received his Juris Doctor degree from Harvard Law School in 1979.

  Timothy J. Rigas is Vice Chairman, Chief Financial Officer, Treasurer and a Director of the Company, Executive Vice President, Chief Accounting Officer, Treasurer and a Director of Adelphia, and a Vice President and Director of Adelphia's other subsidiaries. He has been with Adelphia since 1979. Mr. Rigas graduated from the University of Pennsylvania, Wharton School, with a B.S. degree in Economics (cum laude) in 1978.

  Daniel R. Milliard is President, Chief Operating Officer, Secretary and a Director of the Company, and Senior Vice President and Secretary and a Director of Adelphia and its other subsidiaries. Mr. Milliard currently spends substantially all of his time on concerns of the Company. He has been with Adelphia since 1982. He served as outside general counsel to Adelphia's predecessors from 1979 to 1982. Mr. Milliard graduated from

American University in 1970 with a B.S. degree in Business Administration. He received an M.A. degree in Business from Central Missouri State University in 1971, where he was an Instructor in the Department of Finance, School of Business and Economics, from 1971-73, and received his Juris Doctor degree from the University of Tulsa School of Law in 1976. He is a member of the Board of Directors of Citizens Bank Corp., Inc. in Coudersport, Pennsylvania and is President of the Board of Directors of the Charles Cole Memorial Hospital.

  Charles R. Drenning has served as Senior Vice President, Engineering Operations effective October 1996, and has been a Director of the Company since October 1991. Prior to joining Hyperion as Vice President, Engineering Operations in October 1991, Mr. Drenning was a District Sales manager for Penn Access Corporation. In addition, he has over 22 years experience with AT&T and the Bell System, where he served in a number of executive level positions in sales and marketing, accounting, data processing, research and development, and strategic planning. Mr. Drenning began his career with AT&T as a member of the technical staff of Bell Laboratories in Columbus, Ohio. His seven years of research work at the laboratories included both hardware and software development for central office switching equipment. Mr. Drenning holds a B.S. in Electrical Engineering and an M.S. in Computer Information Science from Ohio State University. He is a member of the Pennsylvania Technical Institute and IEEE.

  Paul D. Fajerski has served as Senior Vice President, Carrier Sales effective September 1997, and has been a Director of the Company since October 1991. Prior to joining Hyperion as Vice President, Marketing and Sales in October 1991, Mr. Fajerski was a District Sales Manager for Penn Access Corporation, a competitive access provider in Pittsburgh, Pennsylvania. In addition, he has over 13 years experience with AT&T and the Bell System where he served in a number of executive level positions in sales and marketing. Mr. Fajerski holds a B.S. in Business Administration from the College of Steubenville.

  Randolph S. Fowler has served as Senior Vice President, Business Development and Regulatory Affairs effective October 1996, and has been a Director of the Company since October 1991. Prior to joining Hyperion as Vice President, Business Development and Regulatory Affairs in October 1991, Mr. Fowler was Vice President of Marketing for Penn Access Corporation, a competitive access provider in Pittsburgh, Pennsylvania. He previously served for four years as Director of Technology Transfer and Commercial Use of Space in two NASA-sponsored technology transfer programs. In addition, he has over 17 years experience with AT&T and the Bell System, where he served in a number of executive level positions in sales and marketing, operations, human resources, business controls, and strategy development. Mr. Fowler holds a B.S. in Business Administration from the University of Pittsburgh. He has developed and taught courses in Marketing, Network Management, and Regulation for the University of Pittsburgh's Graduate Program in Telecommunications.

  Pete J. Metros became a director of Hyperion on April 1, 1997. Mr. Metros has been President and a member of the Board of Directors of Rapistan Demag Corporation, a subsidiary of Mannesmann AG, since December 1991. From August 1987 to December 1991, he was President of Rapistan Corp., the predecessor of Rapistan Demag Corporation, and of Truck Products Corp., both of which were major subsidiaries of Lear Siegler Holdings Corp. From 1980 to August 1987, Mr. Metros was President of the Steam Turbine, Motor & Generator Division of Dresser-Rand Company. From 1964 to 1980, he held various positions at the General Electric Company, the last of which was Manager--Manufacturing for the Large Gas Turbine Division. Mr. Metros is also on the Board of Directors of Borroughs Corporation of Kalamazoo, Michigan. Mr. Metros has been director of Adelphia Communications Corporation since 1986 and received a B.S. degree from the Georgia Institute of Technology in 1962.

  James L. Gray became a director of Hyperion on April 1, 1997. Mr. Gray has been chairman & CEO of PRIMESTAR Partners since January, 1995. Mr. Gray has more than 20 years of experience in the telecommunications, cable and satellite industries. He joined Warner Cable in 1974, and advanced through several division operating posts prior to being named president of Warner Cable in 1986. In 1992, after the merger of Time Inc. and Warner Communications, Mr. Gray was appointed vice chairman of Time Warner Cable where he served until his retirement in 1993. Mr. Gray has served on the board of several telecommunications companies and associations, including the National Cable Television Association, where he served as a director from 1987 to 1991. He also served as chairman of the executive committee and director of C-SPAN and as a director of E! Entertainment Television, Cable in the Classroom and the Walter Kaitz Foundation. Beginning in 1992, Mr. Gray began serving on PRIMESTAR's board of directors. Mr. Gray received a bachelor's degree from Kent State University in Kent, Ohio and a master's degree in business administration (MBA) from the State University of New York at Buffalo.

  In addition to the above, Edward E. Babcock, Jr., an officer, Assistant Secretary and Vice President, Finance of the Company, serves as Chief Accounting Officer.

EXECUTIVE COMPENSATION

  The following table sets forth certain information regarding compensation paid by the Company for services rendered during the Company's last three fiscal years ending March 31, 1997 to the Company's President and the other most highly compensated executive officers whose total annual salary and bonus exceeds $100,000.

                                                 ANNUAL
                                              COMPENSATION
                                            ----------------
                                                              LONG-TERM
                                                             COMPENSATION
                                                              RESTRICTED
NAME AND PRINCIPAL POSITION(A)  FISCAL YEAR  SALARY   BONUS  STOCK AWARDS  ALL OTHER COMPENSATION
------------------------------  ----------- -------- ------- ------------  ----------------------
Daniel R. Milliard(b)...           1997     $238,863 $75,000   $156,000(c)         $5,340(d)
 President, Chief                  1996      207,474      --         --             5,250(d)
 Operating Officer
 and Secretary                     1995      187,412      --         --             5,350(d)
Charles R. Drenning.....           1997     $167,712 $12,500        $--               $--
 Senior Vice President             1996      139,982  25,000         --                --
                                   1995      128,254  17,345         --                --
Paul D. Fajerski........           1997     $167,712 $12,500        $--               $--
 Senior Vice President             1996      139,982  25,000         --                --
                                   1995      128,254  17,345         --                --
Randolph S. Fowler......           1997     $167,712 $12,500        $--               $--
 Senior Vice President             1996      139,982  25,000         --                --
                                   1995      128,254  17,345         --                --

--------
(a) James P. Rigas, Michael J. Rigas and Timothy J. Rigas are not employed by the Company, and the Company does not reimburse Adelphia for any services they provide to the Company.

(b) During the periods presented, Daniel R. Milliard was not employed by the Company, but was compensated by Adelphia for his services to the Company pursuant to an employment agreement with Adelphia. During such periods, the Company reimbursed Adelphia for Mr. Milliard's base salary, insurance premium payments and other benefits paid by Adelphia. During March 1997, the Company entered into an employment agreement with Mr. Milliard. See "--Employment Contracts."

(c) Mr. Milliard was granted a restricted stock bonus award under the 1996 Plan for 104,000 shares of Class A Common Stock pursuant to his employment agreement on March 4, 1997. The 104,000 shares are not subject to vesting, will participate in any dividends, and had a value of approximately $156,000 as of March 4, 1997.

(d) Fiscal 1997, 1996 and 1995 amounts include (i) life insurance premiums paid during each respective fiscal year pursuant to the employment agreement of Daniel R. Milliard with Adelphia, in the premium payment amounts of $4,590 during Fiscal 1997, $4,600 during Fiscal 1996, and $4,500, during Fiscal 1995, on policies owned by Mr. Milliard and (ii) $750 in matching contributions for Mr. Milliard under Adelphia's 401(k) savings plan for each of Fiscal 1997, 1996 and 1995.

BOARD COMMITTEES

  The Special Nominating Committee of the Board of Directors was established in October 1996 and consists of the following members: John J. Rigas, Michael
J. Rigas and Daniel R. Milliard (with Timothy J. Rigas and James P. Rigas as alternates). The Special Nominating Committee is empowered to expand the number of seats on the Board of Directors up to 12 at any time prior to the next annual meeting of the stockholders of the Company, and to fill the vacancies created thereby. In addition on April 1, 1997, the Special Nominating Committee expanded the number of seats on the Board of Directors by two and filled the vacancies created thereby with independent persons who are not employees of the Company or its subsidiaries. The new members of the board are James L. Gray and Pete J. Metros.

DIRECTOR COMPENSATION

  The directors do not currently receive any compensation for services rendered to the Company in their capacities as directors.

LONG-TERM INCENTIVE COMPENSATION PLAN

  The Company's 1996 Long-Term Incentive Compensation Plan (the "1996 Plan") provides for the grant of options which qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), options which do not so qualify, share awards (with or without restrictions on vesting), stock appreciation rights and stock equivalent or phantom units. The number of shares of Class A Common Stock available for the issuance of such options, awards, rights and phantom stock units under the 1996 Plan initially will be 1,750,000. Such number is to increase each year by a number of shares equal to one percent (1%) of outstanding shares of all classes of Common Stock, up to a maximum of 2,500,000 shares. Options, awards and units may be granted under the 1996 Plan to directors, officers, employees and consultants. The purposes of the 1996 Plan are to encourage ownership of the Class A Common Stock by directors, executive officers, employees and consultants; to induce them to remain employed or involved with the Company; and to provide additional incentive for such persons to promote the success of the Company. Any shares subject to the Plan in excess of 1,000,000 shares will require the consent of the Management Stockholders (as defined below) under the Plan. No stock options, stock awards, stock appreciation rights or phantom stock units have been granted under the Plan, except for 122,000 shares of Class A Common Stock issued to Mr. Milliard pursuant to his employment agreement discussed below, of which 104,000 shares were issued on March 4, 1997 and 18,000 shares were issued on April 1, 1997 as stock bonuses pursuant to such agreement.

EMPLOYMENT CONTRACTS

  The Company and Mr. Milliard have entered into an employment agreement which provides for his employment as President and Chief Operating Officer of the Company. The agreement includes the following provisions: (i) a base salary of at least $230,000, to be increased from time to time to be comparable to salaries paid by comparable companies for comparable positions, (ii) an annual cash bonus, subject to achievement of certain benchmarks, of up to 50% of base salary, (iii) a stock bonus of 104,000 shares of Class A Common Stock, stock options to purchase 25,000 shares of Class A Common Stock at fair market value of the Class A Common Stock on the date of issuance of such options, such options to be granted on the first day of each of the next four fiscal years, commencing April 1, 1997 and the ability to receive, upon attainment of certain benchmarks, stock options to purchase 25,000 shares of Class A Common Stock with an exercise price equal to the fair market value of the Class A Common Stock on the date of issuance of such options, such options to be granted during fiscal 1997 and each of the next four fiscal years; provided, that until an initial public offering of the Class A Common Stock is completed, the Company shall grant stock bonuses in lieu of any stock options required to be granted under the employment agreement, such stock bonuses to be in an amount equal to 72% of the shares of Class A Common Stock that would have been covered by said options, (iv) a cash bonus of $75,000, a portion of which will be used to repay outstanding loans to Adelphia, and (v) certain employee benefits. It is expected that all such stock options will be granted under the 1996 Plan. The initial term of the proposed employment agreement expires on March 31, 2001, unless terminated earlier for cause (as defined therein) or due to death or disability. The agreement also provides that upon a change-in-control (as defined therein) of the Company, the obligations under the agreement, if not assumed, would be cancelled in exchange for a payment by the Company equal to the remaining base salary and options required to be granted under the initial term of the agreement. The employment agreement also contains provisions with respect to confidentiality, non-competition and non-solicitation of customers, suppliers and employees. Mr. Milliard will continue to serve as a director, senior vice president and secretary of Adelphia, although he will receive no additional compensation for serving in such capacities.

  Each of Messrs. Drenning, Fajerski and Fowler (the "Management Stockholders") have employment agreements with the Company which expire on October 20, 1998. The employment agreements provide for base salary, bonuses and benefits, and contain noncompetition and nondisclosure provisions. The employment agreements also provide for base pay and bonuses to be paid to each Management Stockholder that are comparable to industry average base pay and bonuses paid by comparable companies for comparable positions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company's Board of Directors currently does not, and during Fiscal 1997 did not, have a Compensation Committee. Consequently, all Directors have participated in deliberations concerning executive officer compensation, including decisions relative to their own compensation. See "Certain Relationships and Transactions."

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth the beneficial ownership of the Company's Class A Common Stock and Class B Common Stock as of September 1, 1997 by (i) each person known by the Company to be a beneficial owner of more than 5% of either the Class A Common Stock or Class B Common Stock, (ii) the directors and executive officers and (iii) all directors and executive officers as a group.

                                                                         TOTAL
                                                  CLASS A   CLASS B      COMMON
                                                   COMMON    COMMON      STOCK
                                                   STOCK     STOCK        (%)
                                                  -------- ----------    ------
Adelphia Communications Corporation (a)(b).......      (b)  8,900,020     87.93
Daniel R. Milliard............................... 122,000           0      1.21
Charles R. Drenning (c)..........................      (b)    366,660      3.62
Paul D. Fajerski (c).............................      (b)    366,660      3.62
Randolph S. Fowler (c)...........................      (b)    366,660      3.62
All executive officers and directors as a group
(eight persons)(a)............................... 122,000  10,000,000(d) 100.00

--------
(a) The business address of Adelphia Communications Corporation is the same as that of the Company. In their capacity as executive officers of Adelphia, the following persons share or may be deemed to share voting and dispositive power over the shares of Common Stock owned by Adelphia, subject to the discretion of the Board of Directors of Adelphia: John J. Rigas, Michael J. Rigas, Timothy J. Rigas, James P. Rigas and Daniel R. Milliard.

(b) Each share of Class B Common Stock is convertible at any time at the option of the holder into an equal number of shares of Class A Common Stock. Holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to 10 votes per share on all matters submitted to a vote of stockholders.

(c) The business address of each such holder is DDI Plaza Two, 500 Thomas Street, Suite 400, Bridgeville, PA 15017-2838. Includes with respect to
    (i) Mr. Drenning, an aggregate of 80,000 shares of Class B Common Stock held in trust for the benefit of Mr. Drenning's children for which his spouse serves as co-trustee and as to which shares Mr. Drenning has neither the power to dispose nor the power to vote; and (ii) Mr. Fajerski, an aggregate of 80,000 shares held in trust for the benefit of Mr. Fajerski's children for which his spouse serves as co-trustee and as to which shares Mr. Fajerski has neither the power to dispose nor the power to vote.

(d) Includes 8,900,020 shares of Class B Common Stock held by Adelphia, for which the following executive officers and directors of the Company share or may be deemed to share voting and dispositive power over the shares, subject to the discretion of the Board of Directors of Adelphia: John J. Rigas, Michael J. Rigas, Timothy J. Rigas, James P. Rigas and Daniel R. Milliard.

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

  The Company was founded in October 1991. From the Company's inception through April 14, 1996, Adelphia, which owns 88% of the Company's outstanding Common Stock, provided all the equity capital to the Company and also made loans and advances totaling approximately $50.9 million. The Company repaid $25 million of such indebtedness to Adelphia from the proceeds of the offering of the Senior Notes and Class B Warrants (the "Class B Warrants") issued pursuant to the Class B Warrant Agreement, between the Company and Bank of Montreal Trust Company, as warrant agent, on April 15, 1996, on which date the remaining $25.9 million, including accrued interest and fees of approximately $1.2 million for the period January 1, 1996 through April 15, 1996, was evidenced by the Adelphia note, an unsecured subordinated note due April 16, 2003 (the "Adelphia Note") that accrues interest at an annual rate of 16.5% and is subordinated to the Senior Notes. Interest on the Adelphia Note is payable quarterly in cash, through the issuance of identical subordinated notes or in any combination thereof, at the option of the Company. Interest (excluding fees relating to amounts borrowed) accrued on the indebtedness to Adelphia at an annual rate of 11.3% prior to April 15, 1996. Proceeds from the Senior Notes and Class B Warrants were also used to repay amounts related to capital expenditures, working capital requirements, operating losses and pro-rata investments in joint ventures totaling $12.8 million incurred during the period from January 1, 1996 to April 15, 1996. These amounts had been funded during the same time period through advances from Adelphia.

  Messrs. Milliard, Drenning, Fajerski and Fowler, all of whom are senior executives of the Company, cumulatively hold approximately 12% of the Company's outstanding Common Stock prior to this Offering. Messrs. Drenning, Fajerski and Fowler are parties to a stockholder agreement, as amended ("Stockholder Agreement") with Adelphia and together hold approximately 11% of the Company's Common Stock prior to this Offering. The Stockholder Agreement provides, among other things, (i) that upon the earlier of (a) the termination of employment of any Management Stockholder or (b) after October 7, 1998, such Management Stockholder may put his shares to Adelphia for fair market value, unless such put rights are terminated as a result of the registration of the Company's Common Stock under the Securities Act; (ii) for Adelphia to vote its shares in the Company to elect each Management Stockholder to the Board of Directors of the Company; and (iii) for certain buy/sell and termination rights and duties among Adelphia and the Management Stockholders. The Stockholder Agreement terminates automatically upon the date when the Company's Common Stock is registered under the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Management Stockholders have the opportunity to sell their shares pursuant to the registration rights agreement discussed below.

  The Company has also entered into Term Loan and Stock Pledge Agreements ("Loan Agreements") with each of the Management Stockholders. Pursuant to the Loan Agreements, each Management Stockholder has borrowed $1 million from the Company. Each of these loans accrues interest at the average rate at which the Company can invest cash on a short-term basis, is secured by a pledge of the borrower's Common Stock in the Company, and matures upon the earlier of (i) October 8, 1998 or (ii) the date when the Company's Common Stock is registered under the Securities Act and the Management Stockholders have the right to sell their shares pursuant to the registration rights agreement discussed below. Each Loan Agreement also provides that any interest accruing on a loan from the date six months after the date of such loan shall be offset by a bonus payment which shall be paid when principal and interest thereon are due and which shall include additional amounts to pay income taxes applicable to such bonus payment.

  The Company and the Management Stockholders have entered into a registration rights agreement, as amended, whereby the Company has agreed to provide the Management Stockholders with one collective demand registration right relating to the Common Stock owned by them or certain permitted transferees. Such demand registration right may be exercised beginning six months after the completion of the Company's initial public offering and terminated upon the earlier of (i) the sale or disposition of all of such Common Stock or (ii) the date on which all such shares of Common Stock become freely tradeable pursuant to Rule 144.

  The Company and Adelphia have entered into a registration rights agreement whereby the Company has agreed to provide Adelphia and certain permitted transferees with two demand registration rights per year under certain conditions, including that any such demand be with respect to shares with a minimum of $10 million in market value, and with certain piggyback registration rights in future public offerings of the Common Stock. Adelphia's demand registration rights terminate at such time as Adelphia ceases to hold at least $10 million in market value of Common Stock.

  The Company, Adelphia and the Management Stockholders have agreed generally, effective until October 7, 1998, that upon or following the consummation of an initial public offering of the Common Stock of the Company, (i) the Shareholder Agreement and Loan Agreements will terminate, (ii) the Management Stockholders will each repay the $1 million borrowed from the Company pursuant to the Loan Agreements with the proceeds from such offering or from margin loans secured by Common Stock owned by such Management Stockholders, and (iii) the Company will pay to the Management Stockholders bonus payments in the amount of interest accruing on the margin loans for certain periods following such public offering and any additional amounts necessary to pay income taxes applicable to such bonus payments.

  During Fiscal 1995, 1996 and 1997, the Company incurred charges from Adelphia of $0.5, $0.4 and $1.2 million, respectively, for the provision to the Company of shared corporate overhead services in areas such as personnel, payroll, management information services, shared use of office, aircraft and network facilities and support equipment. The Company expects that charges for the provision of similar services by Adelphia to the Company, or by the Company to Adelphia, will continue to be incurred or charged by the Company in the future. The transactions related to the provision of these services have been based on allocation of Adelphia's costs incurred for these services, and do not necessarily represent the actual costs that would be incurred if the Company were to secure such services on its own. During Fiscal 1995, 1996 and 1997, the Company paid Adelphia or certain of Adelphia's affiliates, fiber lease payments of $0.3, $1.0 and $0.7 million, respectively.

  During the year ended March 31, 1997, the Vermont Operating Company purchased from Adelphia approximately 341 miles of SONET ring fiber backbone presently used by the Vermont Operating Company for $6.5 million, Adelphia's historical cost for such assets.

                           DESCRIPTION OF SECURITIES

DESCRIPTION OF PREFERRED STOCK

  The following is a summary of certain terms of the New Preferred Stock offered hereby. The New Preferred Stock, like the Old Preferred Stock, will be issued pursuant to the Certificate of Designation of Voting Power, Designation Preferences and Relative, Participating, Optional or Other Special Rights and Qualifications, Limitations and Restrictions (the "Certificate of Designation"). The terms of the New Preferred Stock are substantially identical to the Old Preferred Stock in all material respects (including dividend rate and maturity), except that (i) the New Preferred Stock will not be subject to the restrictions on transfer (other than with respect to holders that are broker-dealers, persons who participated in the distribution of the Old Notes or affiliates) and (ii) the Registration Rights Agreement covenants regarding registration and the related Liquidated Damages (other than those that have accrued and were not paid) with respect to Registration Defaults will have been deemed satisfied. The New Preferred Stock is subject to all such terms, and holders of New Preferred Stock are referred to the Certificate of Designation for a statement thereof. The following summary of the Preferred Stock, the Certificate of Designation and the Registration Rights Agreement is not intended to be complete and is subject to, and qualified in its entirety by reference to, the Company's Certificate of Incorporation, the Certificate of Designation and the Registration Rights Agreement, including the definitions therein of certain terms used below. Copies of the proposed form of Certificate of Designation and Registration Rights Agreement are available as set forth under "--Additional Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." As used in this Description of Securities, the term "Company" refers to Hyperion Telecommunications Inc., excluding its Subsidiaries and Joint Ventures and references to the Preferred Stock shall be deemed to include the New Preferred Stock.

 GENERAL

  The Company is authorized to issue up to 5,000,000 shares of preferred stock as designated by the Company's board of directors, of which 200,000 shares are authorized, issued and outstanding as a result of the Offering and up to 180,000 shares will be designated and reserved for issuance to pay dividends on the Preferred Stock if the Company elects to pay dividends on the Preferred Stock in additional shares of Preferred Stock on or prior to October 15, 2002 in accordance with the terms thereof. All of such shares will be designated as shares of Preferred Stock and will have a liquidation preference of $1,000 per share (the "Liquidation Preference"). On October 15, 2007 (the "Mandatory Redemption Date"), the Company will be required to redeem (subject to the legal availability of funds therefor) all outstanding shares of Preferred Stock at a price in cash equal to the Liquidation Preference thereof, plus accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for any partial Dividend Period) and Liquidated Damages, if any, to the date of redemption. Subject to certain conditions, the Preferred Stock will be exchangeable for the Exchange Debentures at the option of the Company on any Dividend Payment Date on or after the Issue Date. The Old Preferred Stock is fully paid and non-assessable and the holders thereof do not have any subscription or preemptive rights.

  The Preferred Stock ranks junior in right of payment to all indebtedness and other obligations of the Company. As of June 30, 1997, the Preferred Stock would have been junior in right of payment to approximately $472.3 million of total indebtedness of the Company as adjusted to give effect to the issuance of the Senior Secured Notes (such amount at September 30, 1997 would increase by approximately $6.8 million related to the Accreted Value (as defined) with respect to the Senior Notes). In addition, the Company has the ability to issue additional shares of Preferred Stock to pay dividends. The Certificate of Designation provides that the Company may not, without the consent of the holders of at least two-thirds of the then outstanding shares of Preferred Stock, authorize, create (by way of reclassification or otherwise) or issue any Senior Securities or any Obligation or security convertible or exchangeable into or evidencing a right to purchase, shares of any class or series of Senior Securities, except, the Company may issue Senior Securities pursuant to the covenant entitled "--Incurrence of Indebtedness and Issuance of Disqualified Stock or Preferred Stock." The Certificate of

Designation provides that the Company may not, without the consent of the holders of at least a majority of the then outstanding shares of Preferred Stock or New Preferred Stock, as applicable, authorize, create (by way of reclassification or otherwise) or issue any Parity Securities or any Obligation or security convertible or exchangeable into or evidencing a right to purchase, shares of any class or series of Parity Securities, except, the Company may issue: (i) shares of the New Preferred Stock as provided in the Certificate of Designation, (ii) shares of Preferred Stock or New Preferred Stock to pay dividends thereon in accordance with the terms of the Certificate of Designation, and (iii) Parity Securities that may be issued in accordance with the terms of the Certificate of Designation. See "--Ranking" and "-- Voting Rights."

  In addition, substantially all of the Company's operations are conducted through its Subsidiaries and the Joint Ventures and, therefore, the Company is dependent upon the cash flow of its Subsidiaries and the Joint Ventures to meet its obligations, including its obligations to pay cash dividends on and to redeem the Preferred Stock. Any right of the Company to receive assets of any of its Subsidiaries or the Joint Ventures will be effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of such entities. As of June 30, 1997, as adjusted to give effect to the issuance of the Senior Secured Notes, the aggregate amount of Indebtedness of the Company, its Subsidiaries and Joint Ventures (excluding trade payables and other accrued liabilities) that would effectively rank senior in right of payment to the obligations of the Company under the Preferred Stock would have been approximately $529.4 million (such amount at September 30, 1997 would increase by approximately $6.8 million related to the Accreted Value (as defined) with respect to the Senior Notes). See "Risk Factors--Substantial Leverage."

  The transfer agent for the Preferred Stock is American Stock Transfer & Trust Company unless and until a successor is selected by the Company (the "Transfer Agent").

 RANKING

  The Preferred Stock will, with respect to dividends and rights on the liquidation, winding-up and dissolution of the Company, rank (i) senior to each class of capital stock of the Company outstanding or established after October 1, 1997 by the Board of Directors of the Company the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Preferred Stock as to dividends and rights on the liquidation, winding-up and dissolution of the Company (collectively referred to, together with the common stock of the Company, as "Junior Securities"); (ii) subject to certain conditions, on a parity with each other class of preferred stock established after October 1, 1997 by the Board of Directors of the Company the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividends and rights on the liquidation, winding-up and dissolution of the Company (collectively referred to as the "Parity Securities"); and (iii) subject to certain conditions, junior to each class of preferred stock established after October 1, 1997 by the Board of Directors of the Company the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to dividends and rights on liquidation, winding-up and dissolution of the Company (collectively referred to as the "Senior Securities"). The Company may not authorize any new class of Senior Securities without the approval of the holders of at least two-thirds of the Preferred Stock then outstanding, voting or consenting as a separate class. In addition, the Company may not authorize or issue any Parity Securities (other than additional Preferred Stock issued as dividends on the Preferred Stock and the New Preferred Stock) without the approval of the holders of at least a majority of the Preferred Stock then outstanding, voting or consenting as a separate class if, after giving effect to the issuance of such Parity Securities, the aggregate liquidation preference of outstanding Parity Securities (other than the Preferred Stock) would exceed the sum of (x) $25 million and (y) the aggregate amount of gross proceeds received after the Issue Date and on or prior to the date of issuance of such Parity Securities from the issuance of Qualified Junior Securities. For the purposes of the immediately preceding sentence, gross proceeds from the issuance of Qualified Junior Securities shall be deemed received by the Company and shall be included for purposes of calculating the amount of Parity Securities that may be issued only if and to the extent that such Qualified Junior Securities are outstanding on the date of such issuance of Parity Securities.

 DIVIDENDS

  The holders of shares of the Preferred Stock will be entitled to receive when, as and if dividends are declared by the Board of Directors out of funds of the Company legally available therefor, cumulative preferential dividends from the issue date of the Preferred Stock accruing at the rate per annum equal to 12 7/8% of the Liquidation Preference per share of Preferred Stock, payable quarterly in arrears on each of January 15, April 15, July 15, and October 15, or, if any such date is not a Business Day, on the next succeeding Business Day (each, a "Dividend Payment Date"), to the holders of record as of the next preceding January 1, April 1, July 1, and October 1, (each, a "Record Date"). Dividends will be payable in cash, except that on each Dividend Payment Date occurring on or prior October 15, 2002, dividends may be paid, at the Company's option, by the issuance of additional shares of Preferred Stock (including fractional shares) having an aggregate Liquidation Preference equal to the amount of such dividends. The issuance of such additional shares of Preferred Stock will constitute "payment" of the related dividend for all purposes of the Certificate of Designation. The first dividend payment of Preferred Stock will be payable on January 15, 1998. After October 15, 2002, dividends are payable only in cash. Dividends payable on the Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months and will be deemed to accrue on a daily basis. For a discussion of certain federal income tax considerations relevant to the payment of dividends on the Preferred Stock, see "Certain Federal Income Tax Considerations-- Distributions on Preferred Stock."

  Dividends on the Preferred Stock will accrue whether or not the Company has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. Dividends will accumulate to the extent they are not paid on the Dividend Payment Date for the period to which they relate. In the event that dividends on the Preferred Stock are in arrears and unpaid for six or more quarterly dividend periods (whether or not consecutive), holders of Preferred Stock will be entitled to certain voting rights. See "--Voting Rights." The Certificate of Designation provides that the Company will take all actions required or permitted under the Delaware General Corporation Law (the "DGCL") to permit the payment of dividends on the Preferred Stock, including, without limitation, through the revaluation of its assets in accordance with the DGCL, to make or keep funds legally available for the payment of dividends.

  Dividends on account of arrears for any past Dividend Period and dividends in connection with any optional redemption may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record of Preferred Stock on such date, not more than forty-five (45) days prior to the payment thereof, as may be fixed by the Board of Directors of the Company.

  No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid, or declared and a sufficient sum set apart for the payment of such dividend, upon all outstanding shares of Preferred Stock. No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Securities for any period unless full cumulative dividends shall have been or contemporaneously are declared and paid (or are deemed declared and paid) in full or declared and, if payable in cash, a sum in cash sufficient for such payment set apart for such payment on the Preferred Stock. If full dividends are not so paid, the Preferred Stock will share dividends pro rata with the Parity Securities. So long as any Preferred Stock is outstanding and unless and until full cumulative dividends have been paid (or are deemed paid) in full on the Preferred Stock: (i) no dividend (other than a dividend payable solely in shares of additional Junior Securities) shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of Junior Securities; (ii) no other distribution shall be declared or made upon, or any sum set apart for the payment of any distribution upon, any shares of Junior Securities, other than a distribution consisting solely of Junior Securities; (iii) no shares of Parity Securities or Junior Securities or warrants, rights, calls or options to purchase such Parity Securities or Junior Securities shall be purchased, redeemed or otherwise acquired or retired for value (excluding an exchange for shares of other Junior Securities) by the Company or any of its Subsidiaries; and (iv) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of Parity Securities or Junior Securities by the Company or any of its Subsidiaries. Holders of the

Preferred Stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of the full cumulative dividends as herein described.

  The Senior Indenture and the Senior Secured Indenture contain, and future credit agreements or other agreements relating to Indebtedness to which the Company becomes a party may contain, restrictions on the ability of the Company to pay dividends on the Preferred Stock (other than solely in additional shares of Preferred Stock). See "Risk Factors--Holding Company Structure; Inability to Access Cash Flow."

 VOTING RIGHTS; AMENDMENT

  Holders of record of shares of the Preferred Stock will be entitled to one vote per share on all matters to be voted on generally by stockholders. In addition, the Certificate of Designation provides that upon (a) the accumulation of accrued and unpaid dividends (and, if after October 15, 2002, such dividends are not paid in cash) on the outstanding Preferred Stock in an amount equal to six quarterly dividends (whether or not consecutive); (b) the failure of the Company to satisfy any repurchase obligation (including, without limitation, pursuant to any required Change of Control Offer) or mandatory redemption obligation with respect to the Preferred Stock; (c) the failure of the Company to comply with the provisions described below under the caption "--Change of Control;" (d) the failure of the Company to comply with any of the other covenants or agreements set forth in the Certificate of Designation and the continuance of such failure for 30 consecutive days or more after receipt of notice of such failure from the holders of at least 25% of the Preferred Stock then outstanding; or (e) default under any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the Closing Date, which default (i) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (ii) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more, at any time, in each case, after a 10-day period during which such Payment Default shall not have been cured or such acceleration rescinded (each of the events described in clauses (a), (b), (c), (d) and (e) being referred to herein as a "Voting Rights Triggering Event"), then the holders of a majority of the outstanding shares of Preferred Stock and New Preferred Stock, voting as a separate single class, will be entitled to elect two members to the Board of Directors of the Company and the number of members of the Company's Board of Directors will be immediately and automatically increased by two. Voting rights arising as a result of a Voting Rights Triggering Event will continue until such time as all dividends in arrears on the Preferred Stock are paid in full and all other Voting Rights Triggering Events have been cured or waived, at which time the term of office of any such members of the Board of Directors so elected shall terminate and such directors shall be deemed to have resigned. The voting rights provided for in the Certificate of Designation will be the holder's exclusive remedy at law or in equity.

  In addition to the provisions described above in "--Ranking," the Certificate of Designation also provides that the Company will not, without the approval of the holders of at least two-thirds of the Preferred Stock then outstanding amend, alter or repeal any of the provisions of the Company's Certificate of Incorporation (including the Certificate of Designation) or the bylaws of the Company so as to affect adversely the powers, preferences or rights of the holders of the Preferred Stock or reduce the time for any notice to which the holders of the Preferred Stock may be entitled. Subject to the provisions described above under "--Ranking," the Certificate of Designation provides that an amendment of the Company's Certificate of Incorporation to authorize or create, or to increase the amount of Junior Securities, Parity Securities or Senior Securities shall not be deemed to affect adversely the powers, preferences or rights of the holders of the Preferred Stock.

  Notwithstanding the foregoing, modifications and amendments to the Certificate of Designation described below under "--Change of Control" and "-- Certain Covenants" may be made by the Company with the consent of the holders of a majority of the Preferred Stock; provided that following the mailing of any Offer to

Purchase and until the Expiration Date of that Offer to Purchase no such modification or amendment may without the consent of the holder of each outstanding share of Preferred Stock affected thereby, modify any Offer to Purchase for the Preferred Stock required under the covenant entitled "-- Change of Control" in a manner materially adverse to the holders of outstanding Preferred Stock. In addition, holders of a majority of the outstanding Preferred Stock may waive compliance by the Company with the covenants described below under "--Certain Covenants" and may waive any past default of the provisions of the Certificate of Designation described below under "--Change of Control" and "--Certain Covenants," except a default arising from failure to purchase any Preferred Stock tendered pursuant to an Offer to Purchase.

 EXCHANGE

  The Company may, at its option, on any Dividend Payment Date, exchange, in whole, but not in part, the then outstanding shares of Preferred Stock for Exchange Debentures with a principal amount equal to the liquidation preference of the Preferred Stock; provided that (i) on the date of such exchange there are no accumulated and unpaid dividends and Liquidated Damages, if any, on the Preferred Stock (including the dividend payable on such date) or other contractual impediments to such exchange; (ii) there shall be legally available funds sufficient therefor; (iii) immediately after giving effect to such exchange, no Default or Event of Default (each as defined in the Indenture) would exist under the Senior Indenture or the Senior Secured Indenture or would be caused thereby; (iv) each of the Senior Indenture, the Senior Secured Indenture and Exchange Indenture (as defined), as the case may be, have been qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), if such qualification is required at the time of exchange; and (v) the Company shall have delivered a written opinion to the Trustee (as defined herein) to the effect that all conditions to be satisfied prior to such exchange have been satisfied.

  Upon any exchange pursuant to the preceding paragraph, holders of outstanding Preferred Stock will be entitled to receive, subject to the second succeeding sentence of this paragraph, $1.00 principal amount of Exchange Debentures for each $1.00 of the aggregate Liquidation Preference, plus accumulated and unpaid dividends, of Preferred Stock held by them. The Exchange Debentures will be issued in registered form, without coupons and will contain terms substantially similar to the Company's outstanding Senior Secured Notes and Senior Notes. The Exchange Debentures will be issued in principal amounts of $1,000 and integral multiples thereof to the extent possible, and will also be issuable in principal amounts less than $1,000 so that each holder of Preferred Stock will receive certificates representing the entire amount of Exchange Debentures to which such holder's shares of Preferred Stock entitle such holder. Notice of the intention to exchange will be sent by or on behalf of the Company not more than 60 days nor less than 30 days prior to the Exchange Date, by first class mail, postage prepaid, to each holder of record of Preferred Stock at its registered address. In addition to any information required by law or by the applicable rules of any exchange upon which Preferred Stock may be listed or admitted to trading, such notice will state: (i) the date of exchange (the "Exchange Date"); (ii) the place or places where certificates for such shares are to be surrendered for exchange, including any procedures applicable to exchanges to be accomplished through book-entry transfers; and (iii) that dividends on the shares of Preferred Stock to be exchanged will cease to accrue on the Exchange Date. If notice of any exchange has been properly given, and if on or before the Exchange Date the Exchange Debentures have been duly executed and authenticated and deposited with the Transfer Agent, then on and after the close of business on the Exchange Date, the shares of Preferred Stock to be exchanged will no longer be deemed to be outstanding and may thereafter be issued in the same manner as the other authorized but unissued preferred stock, but not as Preferred Stock, and all rights of the holders thereof as stockholders of the Company will cease, except the right of the holders to receive upon surrender of their certificates the Exchange Debentures and all accrued interest, if any, thereon.

 REDEMPTION

 Mandatory Redemption

  On the Mandatory Redemption Date, the Company will be required to redeem (subject to the legal availability of funds therefor) all outstanding shares of Preferred Stock at a price in cash equal to the Liquidation

Preference thereof, plus accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for any partial Dividend Period) and Liquidated Damages, if any, to the date of redemption. The Company will not be required to make sinking fund payments with respect to the Preferred Stock. The Certificate of Designation provides that the Company will take all actions required or permitted under Delaware law to permit such redemption.

 Optional Redemption

  Except as set forth below, the Preferred Stock may not be redeemed at the option of the Company prior to October 15, 2002. The Preferred Stock may be redeemed, in whole or in part, at the option of the Company on or after October 15, 2002, at the redemption prices specified below (expressed as percentages of the Liquidation Preference thereof), in each case, together with accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for any partial dividend period) and Liquidated Damages, if any, to the date of redemption, upon not less than 30 nor more than 60 days' prior written notice, if redeemed during the 12-month period commencing on October 15 of each of the years set forth below:

            YEAR                               PERCENTAGE
            ----                               ----------
            2002..............................  106.438%
            2003..............................  104.292%
            2004..............................  102.146%
            2005 and thereafter...............  100.000%

  Notwithstanding the foregoing, prior to October 15, 2000, the Company may, at its option, use the net proceeds received by the Company to redeem shares of Preferred Stock (whether initially issued or issued in lieu of cash dividends) having an aggregate Liquidation Preference of up to 35% of the initial aggregate Liquidation Preference of the Preferred Stock originally issued in the Offering for cash at a redemption price equal to 112.875% of the Liquidation Preference per share of the Preferred Stock, plus, without duplication, accumulated and unpaid dividends and Liquidated Damages, if any, to the date of redemption from (x) an Initial Public Offering of the Common Stock of the Company or (y) a sale of the Capital Stock (other than Disqualified Stock) of the Company to a Strategic Investor in a single transaction or a series of related transactions for at least $25.0 million (clauses (x) and (y) together, collectively referred to herein as "Qualified Equity Offerings"); provided, that, in either case, after any such redemption, shares of Preferred Stock having an aggregate Liquidation Preference of at least 65% of the initial aggregate Liquidation Preference of the Preferred Stock originally issued in the Offering remain outstanding; provided, further that such redemption shall occur within 90 days of the closing of such Qualified Equity Offering.

 LIQUIDATION RIGHTS

  Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company or reduction or decrease in its capital stock resulting in a distribution of assets to the holders of any class or series of the Company's capital stock, each holder of shares of the Preferred Stock will be entitled to payment out of the assets of the Company available for distribution of an amount equal to the Liquidation Preference per share of Preferred Stock held by such holder, plus accrued and unpaid dividends and Liquidated Damages, if any, to the date fixed for liquidation, dissolution, winding-up or reduction or decrease in capital stock, before any distribution is made on any Junior Securities, including, without limitation, common stock of the Company. After payment in full of the Liquidation Preference and all accrued dividends and Liquidated Damages, if any, to which holders of Preferred Stock are entitled, such holders will not be entitled to any further participation in any distribution of assets of the Company. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Preferred Stock and all other Parity Securities are not paid in full, the holders of the Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference and accumulated and unpaid dividends and Liquidated Damages to which each is entitled. However, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more corporations will be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Company or reduction or decrease in capital stock, unless such sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding-up of the business of the Company or reduction or decrease in capital stock.

  The Certificate of Designation does not contain any provision requiring funds to be set aside to protect the Liquidation Preference of the Preferred Stock, although such Liquidation Preference will be substantially in excess of the par value of the shares of the Preferred Stock, and there can be no assurance that, upon any such voluntary or involuntary liquidation, dissolution or winding-up of the Company that there will be funds available in amount sufficient to pay such Liquidation Preference in full, in part or at all.

 CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, the Company will be required to make an offer (the "Change of Control Offer") to each holder of shares of Preferred Stock to repurchase all or any part (but not, in the case of any holder requiring the Company to purchase less than all of the shares of Preferred Stock held by such holder, any fractional shares) of such holder's Preferred Stock at an offer price in cash equal to 101% of the aggregate Liquidation Preference thereof plus, without duplication, accumulated and unpaid dividends and Liquidated Damages, if any, thereon to the date of purchase (the "Change of Control Payment").

  The Change of Control Offer must be commenced within 30 days following a Change of Control, must remain open for at least 30 and not more than 40 days (unless otherwise required by applicable law) and must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Preferred Stock as a result of a Change of Control.

  The Change of Control provisions described above will be applicable whether or not any other provisions of the Certificate of Designation are applicable. Except as described above with respect to a Change of Control, the Certificate of Designation does not contain provisions that permit the holders of the Preferred Stock to require that the Company repurchase or redeem the Preferred Stock in the event of a takeover, recapitalization or similar transaction.

  The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Preferred Stock to require the Company to repurchase such Preferred Stock as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company to another Person may be uncertain.

  The Company will not be required to make a Change of Control Offer to the holders of Preferred Stock upon a Change of Control if a third party makes the Change of Control Offer described above in the manner, at the times and otherwise in compliance with the requirements set forth in the Certificate of Designation, and purchases all shares of Preferred Stock validly tendered and not withdrawn under such Change of Control Offer.

  Certain of the Company's indebtedness (including the Senior Notes and the Senior Secured Notes) contains prohibitions with respect to certain events that would constitute a Change of Control. In addition, the exercise by the Holders of Senior Secured Notes or the Senior Notes of their right to require the Company to repurchase the Senior Secured Notes or the Senior Notes, as the case may be, could under certain circumstances cause a default under other indebtedness of the Company, its Subsidiaries or Joint Ventures, even if the Change of Control itself does not, due to the financial effect of such repurchases on the Company. Finally, the Company's ability to pay cash to the Holders of Senior Secured Notes, Senior Notes, and/or the Preferred Stock upon a repurchase may be limited by the Company's then existing financial resources.

  The Company does not currently have adequate financial resources to effect a repurchase of the Senior Notes or the Preferred Stock upon a Change of Control and there can be no assurance that the Company will have such resources in the future. See "Risk Factors--Inability to Purchase Preferred Stock or Exchange Debentures Upon a Change of Control."

 CERTAIN COVENANTS

  The sole remedy to holders of Preferred Stock in the event of a breach of any of the covenants contained in the Certificate of Designation, including the mandatory redemption provisions thereof, will be the voting rights arising from a Voting Rights Triggering Event, and such breach by the Company will not cause any action taken by the Company to be invalid or unauthorized under its charter documents.

 Incurrence of Indebtedness and Issuance of Disqualified Stock or Preferred
Stock

  The Certificate of Designation provides that (i) the Company will not, and will not permit any of its Subsidiaries or Joint Ventures to directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable for the payment of (collectively, "incur" and, correlatively, "incurred" and "incurrence") any Indebtedness (including, without limitation, Acquired Indebtedness) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries or Joint Ventures to issue any shares of Preferred Stock; provided that the Company may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock if the Company's Consolidated Leverage Ratio as of the last day of the Company's most recently ended fiscal quarter for which internal financial statements are available immediately preceding the date on which such Indebtedness is incurred, or such Disqualified Stock is issued, as the case may be, would have been (a) greater than zero and less than 5.5 to 1.0, if such incurrence or issuance is on or prior to March 31, 1999, and (b) greater than zero and less than 5.0 to 1.0, if such incurrence or issuance is after March 31, 1999, determined on a pro forma basis (including pro forma application of the net proceeds therefrom) as if such Indebtedness had been incurred, or such Disqualified Stock had been issued, as the case may be, at the beginning of such fiscal quarter.

  The foregoing limitation will not apply to:

    (a) the incurrence of Indebtedness by the Company, any Subsidiary (other than a General Partner Subsidiary) or any Permitted Joint Venture pursuant to Credit Agreement(s); provided that the aggregate principal amount of such Credit Agreement(s) at any one time outstanding under this clause (i) does not exceed $50.0 million for the Company, all of its Subsidiaries (other than a General Partner Subsidiary) and all of its Permitted Joint Ventures combined;

    (b) the incurrence of Vendor Debt by the Company, any Subsidiary (other than a General Partner Subsidiary) or any Permitted Joint Venture; provided that the aggregate principal amount of such Vendor Debt does not exceed 80% of the purchase price or cost of the construction, acquisition or improvement of the applicable Telecommunications Related Assets financed therewith (or 100% of the total cost of the Telecommunications Related Assets financed therewith if such Vendor Debt was extended for the purchase of tangible physical assets and was so financed by the vendor thereof or an affiliate of such vendor);

    (c) Refinancing Indebtedness;

    (d) the incurrence of Indebtedness by the Company not to exceed, at any one time outstanding, 2.0 times the sum of (i) the net cash proceeds received by the Company from the issuance and sale of its Capital Stock (other than Disqualified Stock) plus (ii) the fair market value at the time of issuance of Equity Interests (other than Disqualified Stock) issued in connection with any acquisition of a Telecommunications Related Business, in each case to a Person other than a Subsidiary or a Joint Venture of the Company; provided that such Indebtedness does not mature prior to the Mandatory Redemption Date of the Preferred Stock and has a Weighted Average Life to Maturity longer than the Preferred Stock or the New Preferred Stock;

    (e) the incurrence by the Company of Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $10.0 million;

    (f) the incurrence by any Restricted Joint Venture of Non-Recourse Debt; provided that if any Non-Recourse Debt of a Restricted Joint Venture ceases to be Non-Recourse Debt, such event shall be deemed to constitute an incurrence of Indebtedness as of the date such Indebtedness ceases to be Non-Recourse Debt;

    (g) the guarantee of Indebtedness by a General Partner Subsidiary in connection with the incurrence of Indebtedness by the Restricted Joint Venture of which such General Partner Subsidiary is a general partner;

    (h) the issuance by the Company of the Exchange Debentures in accordance with the terms of the Certificate of Designation; and

    (i) the incurrence by any Subsidiary (other than a General Partner Subsidiary) or any Permitted Joint Venture of Indebtedness (including, without limitation, Acquired Debt) so long as all of the net proceeds of such incurrence are used by such Subsidiary or Permitted Joint Venture, as the case may be, directly in connection with the design, construction, development or acquisition of a Telecommunications Service Market, provided that, as of the last day of the Company's most recent fiscal quarter for which internal financial statements are available immediately preceding the date on which such Indebtedness is incurred, either: (a) the aggregate principal amount of all Indebtedness of such Subsidiary or such Permitted Joint Venture does not exceed 1.75 times the Invested Equity Capital of such Subsidiary or such Permitted Joint Venture; or (b) the Consolidated Leverage Ratio of such Subsidiary or such Permitted Joint Venture would not have been greater than 3.5 to 1.0, in each case determined on a pro forma basis (including pro forma application of the net proceeds therefrom) as if such Indebtedness had been incurred at the beginning of such fiscal quarter, and provided, further, that any Indebtedness incurred by any such Subsidiary or any Permitted Joint Venture (other than Related Networks) pursuant to this paragraph shall be non-recourse with respect to the Company or any other Subsidiary or any other Joint Venture.

  For purposes of this covenant, the Certificate of Designation provides that, in the event that the Company proposes to incur Indebtedness pursuant to clause (iv) above, the Company shall, simultaneously with the incurrence of such Indebtedness, deliver to the Trustee a resolution of the Board of Directors set forth in an Officers' Certificate stating that the sale or sales of Capital Stock forming the basis for the incurrence of such Indebtedness (i) constitutes a long term investment in the Company and (ii) has not been made for the purpose of circumventing this covenant. The Certificate of Designation also provides that, in the event that the Company rescinds, reverses or unwinds such sale of Capital Stock or otherwise returns or refunds all or any portion of the net cash proceeds of such sale of Capital Stock (whether by dividend, distribution or otherwise) within 270 days of the date of the incurrence of such Indebtedness, such Indebtedness will be deemed to be incurred on the date of, and immediately after giving effect to, such rescission, reversal, unwinding, return or refund.

  For purposes of this covenant, in the event that a Restricted Joint Venture becomes a Permitted Joint Venture or otherwise ceases to be a Restricted Joint Venture, all of the then outstanding Indebtedness of such entity shall be deemed to have been incurred as of the date that such Restricted Joint Venture becomes a Permitted Joint Venture or otherwise ceases to be a Restricted Joint Venture.

  For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories described in clauses (a) through
(i) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item in any manner that complies with this covenant and such item will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph herein. Accrual of interest or dividends, the accretion of accreted value or liquidation preference and the payment of interest or dividends in the form or additional Indebtedness or Preferred Stock will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

 Dividend and Other Payment Restrictions Affecting Subsidiaries

  The Certificate of Designation provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to:

    (i)(a) pay dividends or make any other distributions to the Company or any of its Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Subsidiaries,

    (ii) make loans or advances to the Company or any of its Subsidiaries,

    (iii) transfer any of its properties or assets to the Company or any of its Subsidiaries,

except for such encumbrances or restrictions existing under or by reason of:

    (a) Existing Indebtedness as in effect on the Issue Date;

    (b) any Credit Agreement creating or evidencing Indebtedness permitted by the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof;

    (c) the Certificate of Designation, the Preferred Stock, the New Preferred Stock or the Exchange Debentures;

    (d) applicable law;

    (e) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

    (f) purchase money obligations or Vendor Debt for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired;

    (g) Indebtedness incurred pursuant to clause (i) under the "--Incurrence of Indebtedness and Issuance of Disqualified Stock or Preferred Stock" covenant; provided that such encumbrance or restriction only relates to the Subsidiary or Permitted Joint Venture incurring such Indebtedness; and

    (h) Refinancing Indebtedness; provided that such encumbrances or restrictions are no more restrictive than those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

 Merger, Consolidation or Sale of Assets

  The Certificate of Designation provides that the Company may not, without the affirmative vote of the holders of a majority of the issued and outstanding Preferred Stock, voting or consenting as a separate class, consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Preferred Stock shall be converted into or exchanged for and shall become shares of Capital Stock of such successor, transferee or resulting Person, having in respect of such successor, transferee or resulting Person the same powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Preferred Stock had immediately prior to such transaction; (iii) immediately after such transaction no Voting Rights Triggering Event exists; and (iv) except in the case of a merger of the Company with or into a Wholly Owned Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have

Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant entitled "--Incurrence of Indebtedness and Issuance of Disqualified Stock or Preferred Stock" covenant contained herein.

 Reports

  The Certificate of Designation provides that, whether or not required by the rules and regulations of the Commission, so long as any Preferred Stock, New Preferred Stock or Exchange Debentures are outstanding, the Company will furnish to the holders of Preferred Stock, New Preferred Stock or Exchange Debentures, as applicable, (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants; (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports; and (iii) on a quarterly basis, certain financial information and operating data with respect to each Subsidiary and Joint Venture engaged in a Telecommunications Business, in the form specified by Schedule A of the Certificate of Designation. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any Preferred Stock, New Preferred Stock or Exchange Debentures, as the case may be, remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

 ADDITIONAL INFORMATION

  Anyone who receives this Prospectus may obtain a copy of the Certificate of Designation and Registration Rights Agreement without charge by writing to Hyperion Telecommunications, Inc., Main at Water Street, P.O. Box 472, Coudersport, Pennsylvania 16915, Attention: Vice President, Finance.

 CERTAIN DEFINITIONS

  Set forth below are certain defined terms used in the Certificate of Designation. Reference is made to the Certificate of Designation for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Acquired Indebtedness" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of the Indenture, beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control; provided that no Local Partner will be deemed an affiliate of a Subsidiary or a Joint Venture solely as a result of such Local Partner's ownership of more than 10% of the Voting Stock of such Subsidiary or Joint Venture.

  "Annualized Pro Forma EBITDA" means with respect to any Person, such Person's Pro Forma EBITDA for the latest fiscal quarter for which internal financial statements are then available multiplied by four.

  "Beneficial Owner" means a beneficial owner as defined in Rules 13d-3 and 13d-5 under the Exchange Act (or any successor rules), including the provision of such Rules that a Person shall be deemed to have beneficial ownership of all securities that such Person has a right to acquire within 60 days; provided that a Person will not be deemed a beneficial owner of, or to own beneficially, any securities if such beneficial ownership (1) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to, and in accordance with, the Exchange Act and
(2) is not also then reportable on Schedule 13D or Schedule 13G (or any successor schedule) under the Exchange Act.

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

  "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

  "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any U.S. commercial bank having capital and surplus in excess of $500 million and a Keefe Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and
(iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above and (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition.

  "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Principals or their Affiliates, (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person", other than the Principals and their Affiliates, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting power of the Capital Stock of the Company or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors. For purposes of this definition, any transfer of an Equity Interest of an entity that was formed for the purpose of acquiring voting power of Capital Stock of the Company will be deemed to be a transfer of such portion of such voting power of Capital Stock as corresponds to the portion of the equity of such entity that has been so transferred.

  "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

  "Consolidated Interest Expense" means, for any Person, for any period, the aggregate of the following for such Person for such period determined on a consolidated basis in accordance with GAAP: (a) the amount of interest in respect of Indebtedness (including amortization of original issue discount, amortization of debt issuance costs, and non-cash interest payments on any Indebtedness and the interest portion of any deferred payment obligation) and (b) the interest component of rentals in respect of any Capital Lease Obligation paid, in each case whether accrued or scheduled to be paid or accrued by such Person during such period to the extent such amounts were deducted in computing Consolidated Net Income, determined on a consolidated basis in accordance with GAAP. For purposes of this definition, interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP consistently applied.

  "Consolidated Leverage Ratio" means, for any Person, as of any date, the ratio of (i) the sum of the aggregate outstanding amount of all Indebtedness of a Person and its Subsidiaries (other than any Indebtedness of a General Partner Subsidiary to the extent that such Indebtedness has been incurred in connection with such General Partner Subsidiary's partnership interest in the Restricted Joint Venture of which such General Partner Subsidiary is a general partner) determined on a consolidated basis in accordance with GAAP to (ii) Annualized Pro Forma EBITDA.

  "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions actually paid in cash to the referent Person or a Wholly Owned Subsidiary thereof, (ii) the Net Income of any" subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iv) the cumulative effect of a change in accounting principles shall be excluded.

  "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments) and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

  "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the Issue Date or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

  "Credit Agreement" means, with respect to any Person, any agreement entered into by and among such Person and one or more commercial banks or financial institutions, providing for senior term or revolving credit borrowings of a type similar to credit agreements typically entered into by commercial banks and financial institutions, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit agreement and related agreements may be amended, extended, refinanced, renewed, restated, replaced or refunded from time to time.

  "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the Mandatory Redemption Date of Preferred Stock; provided that any Capital Stock which would not constitute Disqualified Stock but for provisions thereof giving Holders thereof the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a Change of Control occurring prior to the Mandatory Redemption date of Preferred Stock shall not constitute Disqualified Stock if the change in control provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions applicable to the Preferred Stock contained in the covenant described under "Change of Control" and such Capital Stock specifically provides that the Company will not repurchase or redeem any such stock pursuant to such provisions prior to the Company's repurchase of such Preferred Stock as are required to be repurchased pursuant to the covenant described under "Change of Control;" and provided, further, that the Preferred Stock or New Preferred Stock shall not be, and shall not be deemed to be, Disqualified Stock.

  "EBITDA " means, for any Person, for any period, an amount equal to (A) the sum of (i) Consolidated Net Income for such period plus (ii) the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing Consolidated Net Income and any provision for taxes utilized in computing net loss under clause hereof plus (iii) Consolidated Interest Expense for such period, plus (iv) depreciation for such period on a consolidated basis plus (v) amortization of intangibles for such period on a consolidated basis, plus (vi) any other non-cash items reducing Consolidated Net Income for such period minus (B) all non-cash items increasing Consolidated Net Income for such period, all for such Person and its Subsidiaries determined in accordance with GAAP consistently applied.

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

  "Exchange Act" means the Securities Exchange Act of 1934, as amended (or any successor act), and the rules and regulations thereunder.

  "Exchange Offer" means the exchange offer of the New Preferred Stock for the Preferred Stock or the New Debentures for the Exchange Debentures, as applicable, pursuant to the Registration Rights Agreement.

  "Existing Indebtedness" means the Senior Notes, the Senior Secured Notes and any other Indebtedness of the Company and its Subsidiaries in existence on the Issue Date.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

  "General Partner Subsidiary" means a direct or indirect Wholly Owned Subsidiary of the Company that (i) is a general partner or stockholder of a Restricted Joint Venture and (ii) (a) is not engaged in any trade or business other than the holding, voting, disposing of or taking any action with respect to its Equity Interest in such Restricted Joint Venture, (b) has no material assets other than its Equity Interest in such Restricted Joint Venture, (c) has no material liabilities other than liabilities arising (A) as a result of the guarantee by such General Partner Subsidiary's guarantee of Indebtedness incurred by the Restricted Joint Venture of which such General Partner Subsidiary is a general partner or (B) by operation of law; provided that, for purposes of this definition, Hyperion Telecommunications of Virginia, Inc. shall be deemed to be General Partner Subsidiaries for all purposes so long as Hyperion Telecommunications of Virginia, Inc. does not engage in any operations or business that is materially different from the operations or business engaged in by such company on the Issue Date.

  "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

  "Indebtedness" means, with respect to any Person, (a) any liability of any Person, whether or not contingent (i) for borrowed money, or under any reimbursement obligation relating to a letter of credit, bankers' acceptance or note purchase facility; or (ii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation); or (iii) for the payment of money relating to a lease that is required to be classified as a Capitalized Lease Obligation in accordance with GAAP; or (iv) for Disqualified Stock; or (v) for preferred stock of any Subsidiary (other than preferred stock held by the Company or any of its Subsidiaries); (b) any liability of others described in the preceding clause (a) that the Person has guaranteed, that is recourse to such Person or that is otherwise its legal liability; and
(c) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) and (b) above.

  "Initial Public Offering" means an initial underwritten public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act of 1933, as amended.

  "Invested Equity Capital" means, with respect to any Company's Subsidiaries or Joint Ventures as of any date, the sum of (i) the total dollar amount contributed in cash plus the value of all property contributed (valued at the lower of fair market value of such property at the time of contribution, determined in good faith by the Company's Board of Directors, or the book value of such property at the time of contribution on the books of the Person making such contribution) to such Subsidiary or Joint Venture, as the case may be, since the date of its formation in the form of common equity plus, without duplication, (ii) the total dollar amount contributed in cash plus the value of all property contributed (valued at the lower of fair market value of such property at the time of contribution, determined in good faith by the Company's Board of Directors, or the book value of such property at the time of contribution on the books of the Person making such contribution) to such Subsidiary or Joint Venture, as the case may be, since the date of its formation by Local Partners (and their Affiliates) in consideration of the issuance of preferred equity on a basis that is substantially proportionate to their common equity interests plus, without duplication, (iii) the total dollar amount contributed in cash plus the value of all property contributed (valued at the lower of fair market value of such property at the time of contribution, determined in good faith by the Company's Board of Directors, or the book value of such property at the time of contribution on the books of the Person making such contribution) to such Subsidiary or Joint Venture since the date of its formation by the Company in consideration of the issuance of preferred equity less (iv) the fair market value of all dividends and other distributions (in respect of any Equity Interest and in whatever form and however designated) made by such Subsidiary or Joint Venture, as the case may be, since the date of its formation to the holders of its common equity (and their Affiliates); provided that in no event shall the aggregate amount of such dividends and other distributions made by such Subsidiary or Joint Venture, as the case may be, to any such Person (or its Affiliates) reduce the Invested Equity Capital of such Subsidiary or Joint Venture, as the case may be, by more than the total contributions (per clauses (i) through (iii) above) to such Subsidiary or Joint Venture, as the case may be, by such Person (and its Affiliates).

  "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting solely of common equity securities of the Company shall not be deemed to be an Investment. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of.

  "Issue Date" means the date of initial issuance of the Preferred Stock.

  "Joint Venture" means a corporation, partnership or other entity engaged in one or more Telecommunications Businesses (i) in which the Company or its Subsidiaries owns, directly or indirectly, an Equity Interest with the balance of the Equity Interest thereof being held by one or more Local Partners and
(ii) that is managed and operated by the Company or any of its Subsidiaries.

  "Joint Venture Investment" means Investments in Joint Ventures.

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

  "Local Partner" means, with respect to any Joint Venture, (i) the Joint Venture partners set forth on Schedule B to the Senior Indenture, and (ii) any other Person; provided that such other Person (a) is a major cable company or utility that has a substantial presence within the specific market of such Joint Venture, which presence shall be evidenced, (i) in the case of a cable company, by such company having a market share consisting of at least 50% of the total number of cable subscribers in such market and (2) in the case of a utility company, by such company having at least 75% of the total customer base of such market or (b) is a Wholly Owned Subsidiary of a major cable company or utility that (1) meets the criteria set forth in the immediately preceding clause (a) or (2) has all of its initial capital contributions under the agreement governing the Joint Venture fully and unconditionally guaranteed, until such time as all such contributions have been made, by one or more Persons who meet the criteria set forth in the immediately preceding clause (a).

  "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to Sale and Leaseback Transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (n) any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain or loss.

  "New Preferred Stock" means the Series B Preferred Stock authorized by the Certificate of Designation that may be issued pursuant to the Exchange Offer pursuant to the Registration Rights Agreement.

  "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Subsidiaries nor any of its Permitted Joint Ventures (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor, co-obligor or otherwise) or (c) constitutes the lender; (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against a Restricted Joint Venture) would permit (upon notice, lapse of time, the occurrence, or failure to occur, of any other condition or event or any combination thereof) any holder of any other Indebtedness of the Company, any of its Subsidiaries or any of its Permitted Joint Ventures to declare a default on such other Indebtedness or cause or permit the payment thereof to be accelerated prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company, any of its Subsidiaries or any of its Permitted Joint Ventures; provided that the recourse (if any) of a holder of such Indebtedness to the General Partner Subsidiary of a Restricted Joint Venture in which such General Partner Subsidiary is a general partner as a result of being a general partner of such Restricted Joint Venture will not be considered credit support or direct or indirect liability of such General Partner Subsidiary for purposes of clauses (i)(a), (ii)(b) and (iii) above.

  "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

  "Permitted Joint Venture" means any Joint Venture in which the Company has, directly or indirectly, a 45% or greater Equity Interest.

  "Preferred Stock" for any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

  "Principals" means John J. Rigas and members of his immediate family, any of their respective spouses, estates, lineal descendants, heirs, executors, personal representatives, administrators, trusts for any of their benefit and charitable foundations to which shares of the Company's Capital Stock beneficially owned by any of the foregoing have been transferred.

  "Pro Forma EBITDA" means, for any Person, for any period, the EBITDA of such Person as determined on a consolidated basis in accordance with GAAP consistently applied, after giving effect to the following: (i) if, during or after such period, such Person or any of its Subsidiaries shall have made any Asset Sale, Pro Forma EBITDA for such Person and its Subsidiaries for such period shall be reduced by an amount equal to the Pro Forma EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Sale for the period or increased by an amount equal to the Pro Forma EBITDA (if negative) directly attributable thereto for such period and (ii) if, during or after such period, such Person or any of its Subsidiaries completes an acquisition of any Person or business which immediately after such acquisition is a Subsidiary of such Person or a Subsidiary of such Person, Pro Forma EBITDA shall be computed so as to give pro forma effect to such Asset Sale or the acquisition of such Person or business, as the case may be, as if such acquisition had been completed as of the beginning of such period, and (iii) if, during or after such period, such Person or any of its Subsidiaries incurs any Indebtedness (including without limitation, any Acquired Indebtedness) or issues any Disqualified Stock, Pro Forma EBITDA shall be computed so as to give pro forma effect (including pro forma application of the proceeds therefrom) thereto as if such Indebtedness or Disqualified Stock had been incurred as of the beginning of such period.

  "Qualified Junior Securities" means Junior Securities that do not constitute Disqualified Stock.

  "Qualified Subsidiary" means any Subsidiary of the Company in which a Local Partner or Local Partners own at least 5% but less than 50% of the Equity Interests of such Subsidiary; provided that such Subsidiary remains a Subsidiary of the Company at all times for purposes of the Certificate of Designation.

  "Refinancing Indebtedness" means any Indebtedness of the Company, any of its Subsidiaries or any of its Permitted Joint Ventures issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company, any of its Subsidiaries or any of its Permitted Joint Ventures; provided that: (i) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);
(ii) such Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iii) such Indebtedness is incurred either by the Company, the Subsidiary or the Permitted Joint Venture who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

  "Related Networks" means any group of Qualified Subsidiaries or Permitted Joint Ventures in which the same Local Partner owns, or the same group of Local Partners own, all the Equity Interests of each such Qualified Subsidiary or Permitted Joint Venture that comprise such Related Network that are not owned by the Company.

  "Restricted Joint Venture" means any Joint Venture that is not a Permitted Joint Venture, but only if such Joint Venture: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not a party to any agreement, contract, arrangement or understanding with the Company, any of its Subsidiaries or any of its Permitted Joint Ventures unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company, such Subsidiary or such Permitted Joint Venture than those that might be obtained at the time from Persons who are not Affiliates of the Company; and
(c) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company, any of its Subsidiaries or any of its Permitted Joint Ventures. If, at any time, a Restricted Joint Venture fails to meet the requirements of a Restricted Joint Venture by becoming a Permitted Joint Venture or otherwise, it shall thereafter cease to be a Restricted Joint Venture for purposes of the Certificate of Designation and
(i) all of the then outstanding Indebtedness of such entity shall be deemed to be incurred as of the date on which such entity becomes a Permitted Joint Venture or otherwise ceases to be a Restricted Joint Venture for purposes of the covenant entitled "--Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" (and if such Indebtedness is not permitted to be incurred as of such date under such covenant, the Company shall be in default of such covenant).

  "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

  "Stated Maturity" means with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable.

  "Strategic Investor" means a corporation, partnership or other entity engaged in one or more Telecommunications Businesses that has, or 80% or more of the voting power of the Capital Stock of which is owned by a Person that has, an equity market capitalization, at the time (i) of its initial Investment in the Company or (ii) it purchases an Equity Interest in a Subsidiary or Joint Venture of the Company, as the case may be, in excess of $2.0 billion.

  "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity (other than a partnership) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership of which more than 50% of the partnership's capital accounts, distribution rights or general or limited partnership interests are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof.

  "Telecommunications Business" means the business of (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities, (ii) creating, developing or marketing communications related network equipment, software and other devices for use in a telecommunications business or (iii) evaluating, participating or pursuing any other activity or opportunity that is primarily related to those identified in (i) or (ii) above; provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Board of Directors of the Company.

  "Telecommunications Related Assets" means all assets, rights (contractual or otherwise) and properties, whether tangible or intangible, used or intended for use in connection with a Telecommunications Business.

  "Telecommunications Service Market" means a network built by the Company to service a market.

  "Vendor Debt" means any purchase money Indebtedness of the Company or any Subsidiary incurred in connection with the acquisition of Telecommunications Related Assets.

  "Voting Stock" of any person means Capital Stock of such person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such person, whether at all times or only so long as no senior class of securities has voting power by reason of any contingency.

  "Weighted Average Life to Maturity " means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

  "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests (other than directors' qualifying shares) of which shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or a combination thereof.

 BOOK-ENTRY, DELIVERY AND FORM

  The New Preferred Stock will initially be issued in the form of one or more registered notes in global form (the "New Global Note," and together with the global notes representing the Old Preferred Stock, the "Global Security") or in certificated form. The New Global Note will be deposited on the Exchange Date with, or on behalf of, the Depositary and registered in the name of the Global Note Holder. See "Exchange Offer."

  The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchaser), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

  The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Security, the Depositary will credit the accounts of Participants designated by the Initial Purchaser with the appropriate number of shares of the Global Security and (ii) ownership of the Preferred Stock evidenced by the Global Security will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Preferred Stock evidenced by the Global Security will be limited to such extent. For certain other restrictions on the transferability of the Preferred Stock see "Notice to Investors."

  So long as the Global Security holder is the registered owner of any Preferred Stock the Global Security Holder will be considered the sole holder under the Certificate of Designation of any Preferred Stock evidenced by the Global Security. Beneficial Owners of Preferred Stock evidenced by the Global Security will not be considered the owners or holders thereof under the Certificate of Designation for any purpose. Neither the Company nor the Transfer Agent will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Preferred Stock.

  Payments in respect of dividends and redemption payments and Liquidated Damages, if any, on any Preferred Stock registered in the name of the Global Security holder on the applicable record date will be payable by the Company to or at the direction of the Global Security holder in its capacity as the registered holder under the Certificate of Designation. Under the terms of the Certificate of Designation, the Company and the Transfer Agent may treat the persons in whose names Preferred Stock, including the Global Security, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Transfer Agent has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Preferred Stock. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the Beneficial Owners of Preferred Stock will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

CERTIFICATED SECURITIES

  Subject to certain conditions, any person having a beneficial interest in the Global Security may, upon request to the Transfer Agent, exchange such beneficial interest for Preferred Stock in the form of Certificated Securities. Upon any such issuance, the Transfer Agent is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). All such certificated Preferred Stock would be subject to the legend requirements described herein under "Notice to Investors." In addition, if (i) the Company notifies the Transfer Agent in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Transfer Agent in writing that it elects to cause the issuance of Preferred Stock in the form of Certificated Securities under the Certificate of Designation, then, upon surrender by the Global Security Holder of its Global Security, Preferred Stock in such form will be issued to each person that the Global Security Holder and the Depositary identify as being the Beneficial Owner of the related Preferred Stock.

  Neither the Company nor the Transfer Agent will be liable for any delay by the Global Security Holder or the Depositary in identifying the Beneficial Owners of Preferred Stock and the Company and the Transfer Agent may conclusively rely on, and will be protected in relying on, instructions from the Global Security Holder or the Depositary for all purposes.

                    DESCRIPTION OF THE EXCHANGE DEBENTURES

  The 12 7/8% Senior Subordinated Debentures due 2007 (the "Exchange Debentures") will be issued pursuant to an Indenture (the "Indenture") between the Company and a trustee to be selected by the Company (the "Trustee"). The terms of the Exchange Debentures include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Exchange Debentures are subject to all such terms, and holders of Exchange Debentures are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. Copies of the proposed form of Indenture and Registration Rights Agreement are available as set forth below under "--Additional Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." As used in this Description of the Exchange Debentures, the term "Company" refers to Hyperion Telecommunications, Inc., excluding its Subsidiaries and Joint Ventures.

GENERAL

  The Exchange Debentures will be general unsecured obligations of the Company and will mature on October 15, 2007. The Exchange Debentures will bear interest at the rate of 12 7/8% per annum, payable semi-annually on April 15 and October 15 of each year to the holders of record on the day immediately preceding April 1 and October 1. Interest payable on or prior to October 15, 2002 may be paid in the form of additional Exchange Debentures valued at the principal amount thereof. Interest payable after October 15, 2002 will be required to be paid in cash. Interest on the Exchange Debentures will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance of the Exchange Debentures. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Exchange Debentures will be payable both as to principal, premium, if any, interest and Liquidated Damages, if any, at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest and Liquidated Damages may be made by check mailed to the holders of the Exchange Debentures at their respective addresses set forth in the register of holders of the Exchange Debentures. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Exchange Debentures will be issued in registered form, without coupons, and in denominations of $1,000 and integral multiples thereof.

  The Exchange Debentures will be subordinated in right of payment to all current and future Senior Debt. As of June 30, 1997, the Company had Senior Debt of approximately $472.3 million as adjusted to give effect to the issuance of the Senior Secured Notes (such amount at September 30, 1997 would increase by approximately $6.8 million related to the Accreted Value (as defined) with respect to the Senior Notes). The Indenture will permit the incurrence of additional Senior Debt in the future.

  Substantially all of the Company's operations are conducted through its Subsidiaries and Joint Ventures and, therefore, the Company is dependent upon the cash flow of its Subsidiaries and Joint Ventures to meet its obligations, including its obligations under the Exchange Debentures. The Exchange Debentures will be effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's Subsidiaries and Joint Ventures. Any right of the Company to receive assets of any of its Subsidiaries or Joint Ventures upon liquidation or reorganization (and the consequent right of the holders of the Exchange Debentures to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors or that Joint Venture's creditors, as the case may be, except to the extent that the Company is itself recognized as a creditor of such Subsidiary or Joint Venture, as the case may be, in which case the claims of the Company would still be subordinate to any security in the assets of such Subsidiary or Joint Venture, as the case may be, and any indebtedness of such Subsidiary or Joint Venture, as the case may be, senior to that held by the Company. As of June 30, 1997, the Exchange Debentures would have been effectively subordinated to debt (including trade payables and other accrued liabilities) of the Company's Subsidiaries and Joint Ventures of approximately $57.1 million. See "Risk Factors--Substantial Leverage."

SUBORDINATION

  The payment of principal of, premium, if any, and interest on the Exchange Debentures will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Debt, whether outstanding on the date of the Indenture or thereafter incurred.

  Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt) before the holders of Exchange Debentures will be entitled to receive any payment with respect to the Exchange Debentures and until all Obligations with respect to Senior Debt are paid in full, any distribution to which the holders of Exchange Debentures would be entitled shall be made to the holders of Senior Debt (except that holders of Exchange Debentures may receive Permitted Junior Securities and payments made from the trust described under "--Legal Defeasance and Covenant Defeasance").

  The Company also may not make any payment upon or in respect of the Exchange Debentures (except in Permitted Junior Securities or from the trust described under "--Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of the principal of, premium or Liquidated Damages, if any, or interest on Designated Senior Debt occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the holders of any Designated Senior Debt. Payments on the Exchange Debentures may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage may be commenced unless and until (i) 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium or Liquidated Damages, if any, and interest on the Exchange Debentures that have come due have been paid in full in cash. No more than one Payment Blockage Notice to the Trustee may be given in any 360 day period.

  The Indenture will further require that the Company promptly notify holders of Senior Debt if payment of the Exchange Debentures is accelerated because of an Event of Default.

  As a result of the subordination provisions described above, in the event of a liquidation or insolvency, holders of Exchange Debentures may recover less ratably than creditors of the Company who are holders of Senior Debt. The principal amount of Senior Debt outstanding at June 30, 1997 as adjusted for the issuance of the Senior Secured Notes (such amount at September 30, 1997 would increase by approximately $6.8 million related to the Accreted Value (as defined) with respect to the Senior Notes), was approximately $472.3 million (excluding trade payables and other accrued liabilities). The Indenture will limit, subject to certain restrictions, the amount of additional Indebtedness, including Senior Debt, that the Company, its Subsidiaries and the Joint Ventures can incur. See "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

OPTIONAL REDEMPTION

  The Exchange Debentures will not be redeemable at the Company's option prior to October 15, 2002. Thereafter, the Exchange Debentures will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on October 15 of the years indicated below:

            YEAR                              PERCENTAGE
            ----                             ------------
            2002............................   106.438%
            2003............................   104.292%
            2004............................   102.146%
            2005 and thereafter.............   100.000%

  Notwithstanding the foregoing, prior to October 15, 2000, the Company may, at its option, use the net cash proceeds received by the Company from a Qualified Equity Offering to repurchase Exchange Debentures having an aggregate principal amount of up to 35% of the initial aggregate Liquidation Preference of the Preferred Stock originally issued in the Offering plus, without duplication, accumulated and unpaid dividends and Liquidated Damages, if any to the date of redemption for cash at a redemption price equal to 112.875% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption; provided, that after any such redemption the aggregate principal amount of the Exchange Debentures outstanding is equal to at least 65% of the initial aggregate Liquidation Preference of the Preferred Stock originally issued in the Offering; provided, further that such redemption shall occur within 90 days of the closing of such Qualified Equity Offering.

MANDATORY REDEMPTION

  Except as set forth under "--Certain Covenants--Asset Sales" and "--Offer to Purchase Upon Change of Control," the Company will not be required to make mandatory redemption or sinking fund payments with respect to the Exchange Debentures.

OFFER TO PURCHASE UPON CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, the Company will be required to make an offer (the "Change of Control Offer") to each holder of Exchange Debentures to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Exchange Debentures at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the date of purchase (the "Change of Control Payment"). The Change of Control Offer must be commenced within 30 days following a Change of Control, must remain open for at least 30 and not more than 40 days (unless required by applicable law) and must comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations.

  Except as described above with respect to a Change of Control, the Indenture will not contain provisions that permit the holders of the Exchange Debentures to require that the Company repurchase or redeem the Exchange Debentures in the event of a takeover, recapitalization or similar transaction.

  Due to the leveraged structure of the Company and subordination of the Exchange Debentures to Senior Debt of the Company and the effective subordination of the Exchange Debentures to Indebtedness of the Company's Subsidiaries, the Company may not have sufficient funds available to purchase the Exchange Debentures tendered in response to a Change of Control Offer. In addition, the Senior Notes and the Senior Secured Notes contain prohibitions or restrictions on the Company's ability to effect a Change of Control Payment and any future credit agreements or other agreements may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Exchange Debentures, the Company could seek the consent of the lenders of its Senior Debt to the purchase of Exchange Debentures or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Exchange Debentures. In such case, the Company's failure to purchase tendered Exchange Debentures would constitute an Event of Default under the Indenture which would, in turn, constitute as an event of default under the Senior Indenture and the Senior Secured Indenture. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of Exchange Debentures. See "Risk Factors."

  Certain of the Company's other indebtedness (including the Senior Notes and the Senior Secured Notes) contains prohibitions with respect to certain events that would constitute a Change of Control. In addition, the exercise by the Holders of Senior Secured Notes or the Senior Notes of their right to require the Company to repurchase the Senior Notes or the Senior Secured Notes, as the case may be could under certain circumstances cause a default under other indebtedness of the Company, its Subsidiaries or Joint Ventures, even if the Change of Control itself does not, due to the financial effect of such repurchases on the Company. Finally, the Company's ability to pay cash to the Holders of Senior Secured Notes, Senior Notes and/or the Exchange Debentures upon a repurchase may be limited by the Company's then existing financial resources.

  The Company does not currently have adequate financial resources to effect a repurchase of the Senior Notes or the Exchange Debentures upon a Change of Control and there can be no assurance that the Company will have such resources in the future. See "Risk Factors--Inability to Purchase Preferred Stock or Exchange Debentures Upon a Change of Control."

  The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Exchange Debentures to require the Company to repurchase such Exchange Debentures as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company to another Person may be uncertain.

SELECTION OF EXCHANGE DEBENTURES FOR REDEMPTION OR OFFERS TO PURCHASE

  If less than all of the Exchange Debentures are to be redeemed or to be purchased pursuant to any purchase offer required under the Indenture at any time, selection of Exchange Debentures for redemption or purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Exchange Debentures are listed, or, if the Exchange Debentures are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate, provided that no Exchange Debentures with a principal amount of $1,000 or less shall be redeemed or purchased in part. A new Exchange Debenture in principal amount equal to the unredeemed or unpurchased portion will be issued in the name of the holder thereof upon cancellation of the original Exchange Debenture. On and after the redemption or purchase date, interest will cease to accrue on the Exchange Debentures or portions of them called for redemption or purchase.

NOTICE OF REDEMPTION

  Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Exchange Debentures to be redeemed at its registered address. If any Exchange Debenture is to be redeemed in part only, the notice of redemption that relates to such Exchange Debenture shall state the portion of the principal amount to be redeemed.

CERTAIN COVENANTS

  The Indenture will contain, among others, the following covenants, which will only have effect on the date (if any) of the issuance of the Exchange
Debentures:

 Restricted Payments

  The Indenture will provide that (1) the Company will not, and will not permit any of its Subsidiaries or Joint Ventures to, directly or indirectly:
(a) declare or pay any dividend or make any other payment or distribution on account of the Company's Equity Interests (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or distributions payable to the Company or any Wholly Owned Subsidiary); (b) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company (other than Equity Interests owned by the Company or any Wholly Owned Subsidiary of the Company); or (c) purchase, redeem or otherwise acquire or retire for value, prior to a scheduled mandatory sinking fund payment date or maturity date, any Indebtedness of the Company which ranks subordinated in right to payment to the Exchange Debentures and (ii) the Company will not, and will not permit any of its Subsidiaries or Permitted Joint Ventures to, make any Investment other than a Permitted Investment (all such payments and other actions set forth in clauses (i) and (ii) above being collectively referred to as "Restricted Payments") unless, at the time of and after giving effect to such Restricted
Payment:

    (x) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

    (y) such Restricted Payment, together with the aggregate amount of all other Restricted Payments (including, without limitation, all Restricted Payments referred to in clauses (a) and (b)(1) below but excluding those made under clauses (b)(2) and (c) below) made by the Company and its Subsidiaries after the date of the Indenture is less than the sum of: (1) the excess of (A) Cumulative Pro Forma EBITDA over (B) 2.0 times Cumulative Interest Expense plus (2) the aggregate net cash proceeds received by the Company (other than from a Subsidiary or Joint Venture) (A) as capital contributions to the Company, (B) from the issuance and sale of Equity Interests, other than Disqualified Stock, and (C) from the issuance and sale of Indebtedness that is convertible into Capital Stock (other than Disqualified Stock), to the extent such Indebtedness is actually converted into such Capital Stock (clauses (A), (B) and (C) collectively referred to as "Equity Issuances"), in each case including the net cash proceeds received from the issuance and sale of the Preferred Stock, other than any such net cash proceeds from Equity Issuances that were used as set forth in clause (b) or (c) below; and

    (z) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Disqualified or Preferred Stock."

  The foregoing provisions will not prohibit the following Restricted
Payments:

    (a) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

    (b) so long as no Default or Event of Default shall have occurred and be continuing, Restricted Joint Venture Investments, which at the time any such Restricted Joint Venture Investment was made, did not cause the aggregate amount of all Restricted Joint Venture Investments then outstanding under this clause (b) to exceed (1) $20.0 million plus (2) the net cash proceeds from Equity Issuances not used as set forth in clause (y) above and clause (c) below; or

    (c) so long as no Default or Event of Default shall have occurred and be continuing, the making of any Investment in a Telecommunications Business out of the net cash proceeds from Equity Issuances not used as set forth in clauses (y) and (b)(2) above.

  For purposes of this covenant, in the event that a Restricted Joint Venture becomes a Permitted Joint Venture or otherwise ceases to be a Restricted Joint Venture, all of the then outstanding Investments made by such entity since the date of the Indenture, shall be deemed to have been made as of the date that such Restricted Joint Venture becomes a Permitted Joint Venture or otherwise ceases to be a Restricted Joint Venture; provided that if a Restricted Joint Venture ceases to be a Restricted Joint Venture as a result of (i) the loss of its Local Partner or (ii) the loss of management control of such Restricted Joint Venture, then the provisions of this paragraph shall not be applied to such entity.

  The amount of all Restricted Payments, other than cash, shall be the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) on the date of such Restricted Payment of the asset(s) proposed to be transferred by the Company or such Subsidiary, as the case may be, pursuant to such Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, which calculations may be based upon the Company's latest available financial statements.

 Asset Sales

  The Indenture will provide that the Company will not, and will not permit any Subsidiary to, directly or indirectly, whether in a single transaction or a series of related transactions occurring within any twelve-month period, make any Asset Sale, unless:

    (i) the Company or the Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Board of Directors) for the shares or assets sold or otherwise disposed of; and

    (ii) at least 85% of such consideration consists of cash, provided that

    (A) an amount equal to the fair market value (as determined in good faith by the Board of Directors) of:

      (1) Telecommunications Related Assets received by the Company or any Subsidiary from the transferee that will be used by the Company or such Subsidiary in the operation of a Telecommunications Business;

      (2) the Voting Stock of any Person engaged in a Telecommunications Business received by the Company or any Subsidiary; provided that on the date such Voting Stock is received, such Investment in Voting Stock constitutes a Permitted Joint Venture Investment; and

      (3) the publicly tradeable Voting Stock of any person engaged in the Telecommunications Business received by the Company or any Subsidiary as consideration for a sale of an Equity Interest in any Restricted Joint Venture, will, for the purposes of this covenant, be deemed to be cash which was applied in accordance with the first sentence of the penultimate paragraph of this covenant; and

    (B) in the event that any of Hyperion Telecommunications of Pennsylvania, Inc., Hyperion Telecommunications of Tennessee, Inc. or Hyperion Telecommunications of New York, Inc. sell their respective partnership interests in the partnerships to which each is a partner to the respective partnerships in the manner specified by the applicable Local Partner Agreement, (1) the principal amount of any seller note issued to the Company or any of its Wholly Owned Subsidiaries in connection with the sale of such partnership interest shall be deemed to be cash for purposes of this covenant and (2) the payments of principal pursuant to such seller note shall be deemed to be Net Cash Proceeds (for purposes of the penultimate paragraph of this covenant) as and when such payments are received.

  For purposes of this covenant, the first $1.0 million of Net Cash Proceeds received from Asset Sales in any fiscal year shall not be subject to the restrictions contained in this covenant.

  The Indenture will provide that, in determining the fair market value with respect to any Asset Sale or series of related Asset Sales involving aggregate consideration in excess of $10.0 million, the Board of Directors of the Company must obtain an opinion as to the fairness to the holders of the Exchange Debentures of such Asset Sales from a financial point of view issued by a nationally recognized investment banking firm with total assets in excess of $1.0 billion; provided that no such opinion shall be required if such Asset Sale is in accordance with the terms of any Local Partnership Agreement to which the Company or any of its Subsidiaries is a party on the date of the Indenture.

  The Indenture will also provide that the Company may apply the Net Cash Proceeds from such Asset Sale (A) permanently reduce the amounts permitted to be borrowed by the Company under the terms of any of its Senior Debt (including the Senior Notes and the Senior Secured Notes) or (B) to an investment in Telecommunications Related Assets in a Telecommunications Service Market within 180 days after any Asset Sale; provided that if the Company determines to make such investment in a New Telecommunications Service Market, the Company will (y) within 180 days of such Asset Sale, deliver to the Trustee a resolution adopted by a majority of the Board of Directors set forth in an Officer's Certificate certifying that the Company intends to utilize the Net Cash Proceeds of such Asset Sale to invest in a specific new Telecommunications Service Market and (z) complete such investment within 360 days of such Asset Sale. The Company will be deemed to have completed its investment for purposes of the preceding clause (z), so long as the Company has (i) a business plan that sets forth the Company's investment plans for the applicable Telecommunications Service Market and (ii) issued all material purchase orders to the appropriate parties that are necessary to complete such business plan. Any Net Cash Proceeds from an Asset Sale that are not invested as provided in the preceding sentence shall constitute Excess Proceeds. When the cumulative amount of Excess Proceeds (as defined below under "Certain Covenants--Asset Sales") exceeds $2.5 million, the Company will to the extent, but only to the extent permitted by the terms of the Senior Debt (including the Senior Notes and the Senior Secured Notes) make an offer to all holders of Exchange Debentures and Pari Passu Notes (an "Excess Proceeds Offer"), to purchase the maximum principal amount of Exchange Debentures and Pari Passu Notes that may be purchased out of such Excess Proceeds, at an offer price in cash in an amount equal to 100% of the outstanding principal amount (or accreted value) of the Exchange Debentures and 100% of the outstanding principal amount of the Pari Passu Notes, plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the date fixed for the closing of such offer, in accordance with the procedures specified in the Indenture. To the extent that the aggregate principal amount thereof, plus accrued and unpaid interest to the date of repurchase of the Exchange Debentures tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use such remaining Excess Proceeds for any purpose not prohibited by the Indenture. If the aggregate principal amount thereof, plus accrued and unpaid interest to the date of repurchase of Exchange Debentures surrendered by holders thereof exceeds the amount of Excess Proceeds, the Company shall select the Exchange Debentures to be purchased on a pro rata basis. Upon completion of such offer, the amount of Excess Proceeds shall be reset at zero. Pending application of the Net Cash Proceeds as set forth above from Asset Sales, all such Net Cash Proceeds will be placed in escrow for the benefit of the holders of the Exchange Debentures. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Exchange Debentures as a result of an Asset Sale.

  Notwithstanding the foregoing, the Company will not, and will not permit any Subsidiary to, directly or indirectly, make any Asset Sale of any Equity Interests of any Subsidiary (at least 80% of the voting power of the Capital Stock of which is owned by the Company) except pursuant to an Asset Sale of all of the Equity Interests of such Subsidiary; provided that any sale of any Equity Interest of any such Subsidiary to a Strategic Equity Investor shall be deemed not to be an Asset Sale for purposes of this covenant, so long as such sale of such Equity Interests does not result in such Subsidiary ceasing to be a Subsidiary of the Company.

 Incurrence of Indebtedness and Issuance of Disqualified Stock or Preferred
Stock

  The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries or Joint Ventures to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including, without limitation, Acquired Indebtedness) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries or Joint Ventures to issue any shares of Preferred Stock; provided that the Company may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock if the Company's Consolidated Leverage Ratio as of the last day of the Company's most recently ended fiscal quarter for which internal financial statements are available immediately preceding the date on which such Indebtedness is incurred, or such Disqualified Stock is issued, as the case may be, would have been (a) greater than zero and less than 5.5 to 1.0, if such incurrence or issuance is on or prior to March 31, 1999, and (b) greater than zero and less than 5.0 to 1.0, if such incurrence or issuance is after March 31, 1999, determined on a pro forma basis (including pro forma application of the net proceeds therefrom) as if such Indebtedness had been incurred, or such Disqualified Stock had been issued, as the case may be, at the beginning of such fiscal quarter.

  The foregoing provisions will not apply to:

    (i) the incurrence of Indebtedness by the Company, any Subsidiary (other than a General Partner Subsidiary) or any Permitted Joint Venture pursuant to Credit Agreement(s), provided that the aggregate principal amount of such Credit Agreement(s) at any one time outstanding under this clause (i) does not exceed $50.0 million for the Company, all of its Subsidiaries (other than a General Partner Subsidiary) and all of its Permitted Joint Ventures combined;

    (ii) the incurrence of Vendor Debt by the Company, any Subsidiary (other than a General Partner Subsidiary) or any Permitted Joint Venture, provided that the aggregate principal amount of such Vendor Debt does not exceed 80% of the purchase price or cost of the construction, acquisition or improvement of the applicable Telecommunications Related Assets financed therewith (or 100% of the total cost of the Telecommunications Related Assets financed therewith if such Vendor Debt was extended for the purchase of tangible physical assets and was so financed by the vendor thereof or an affiliate of such vendor);

    (iii) Refinancing Indebtedness;

    (iv) the incurrence of Indebtedness by the Company not to exceed, at any one time outstanding, 2.0 times the sum of (i) the net cash proceeds received by the Company from the issuance and sale of its Capital Stock (other than Disqualified Stock) plus (ii) the fair market value at the time of issuance of Equity Interests (other than Disqualified Stock) issued in connection with any acquisition of a Telecommunications Related Business, in each case to a Person other than a Subsidiary or a Joint Venture of the Company; provided that such Indebtedness does not mature prior to the Stated Maturity of the Debentures and has a Weighted Average Life to Maturity longer than the Exchange Debentures;

    (v) the incurrence by the Company of Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $10.0 million;

    (vi) the incurrence by any Restricted Joint Venture of Non-Recourse Debt, provided that if any Non-Recourse Debt of a Restricted Joint Venture ceases to be Non-Recourse Debt, such event shall be deemed to constitute an incurrence of Indebtedness as of the date such Indebtedness ceases to be Non-Recourse Debt;

    (vii) the guarantee of Indebtedness by a General Partner Subsidiary in connection with the incurrence of Indebtedness by the Restricted Joint Venture of which such General Partner Subsidiary is a general partner; and

    (viii) the incurrence by any Subsidiary (other than a General Partner Subsidiary) or any Permitted Joint Venture of Indebtedness (including, without limitation, Acquired Debt) so long as all of the net proceeds of such incurrence are used by such Subsidiary or Permitted Joint Venture, as the case may be, directly in connection with the design, construction, development or acquisition of a Telecommunications Service Market, provided that, as of the last day of the Company's most recent fiscal quarter for which internal financial statements are available immediately preceding the date on which such Indebtedness is incurred, either: (a) the aggregate principal amount of all Indebtedness of such Subsidiary or such Permitted Joint Venture does not exceed 1.75 times the Invested Equity Capital of such Subsidiary or such Permitted Joint Venture; or (b) the Consolidated Leverage Ratio of such Subsidiary or such Permitted Joint Venture would not have been greater than 3.5 to 1.0, in each case determined on a pro forma basis (including pro forma application of the net proceeds therefrom) as if such Indebtedness had been incurred at the beginning of such fiscal quarter, and provided, further that any Indebtedness incurred by any such Subsidiary or any Permitted Joint Venture (other than Related Networks) pursuant to this paragraph shall be non-recourse with respect to the Company or any other Subsidiary or any other Joint Venture.

  For purposes of this covenant, the Indenture will provide that, in the event that the Company proposes to incur Indebtedness pursuant to clause (iv) above, the Company shall, simultaneously with the incurrence of such Indebtedness, deliver to the Trustee a resolution of the Board of Directors set forth in an Officers' Certificate stating that the sale or sales of Capital Stock forming the basis for the incurrence of such Indebtedness (i) constitutes a long term investment in the Company and (ii) has not been made for the purpose of circumventing this covenant. The Indenture will also provide that, in event that the Company rescinds, reverses or unwinds such sale of Capital Stock or otherwise returns or refunds all or any portion of the net cash proceeds of such sale of Capital Stock (whether by dividend, distribution or otherwise) within 270 days of the date of the incurrence of such Indebtedness, such Indebtedness will be deemed to be incurred on the date of, and immediately after giving effect to, such rescission, reversal, unwinding, return or refund.

  For purposes of this covenant, in the event that a Restricted Joint Venture becomes a Permitted Joint Venture or otherwise ceases to be a Restricted Joint Venture, all of the then outstanding Indebtedness of such entity shall be deemed to have been incurred as of the date that such Restricted Joint Venture becomes a Permitted Joint Venture or otherwise ceases to be a Restricted Joint Venture.

 No Senior Subordinated Debt

  The Indenture will provide that the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Exchange Debentures.

 Limitation on Guarantees of Subordinated Debt

  The Company shall not permit any Subsidiary, directly or indirectly, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of the Company that is expressly by its terms subordinate or junior in right of payment to any other Indebtedness of the Company unless such Subsidiary shall make effective provision for guaranteeing the Exchange Debentures (x) with respect to Indebtedness that ranks pari passu with the Exchange Debentures, to the same extent as such Indebtedness is to be guaranteed by such Subsidiary or (y) with respect to Indebtedness that is subordinate in right of payment to the Exchange Debentures, to a greater extent than such other Indebtedness is to be guaranteed by such Subsidiary.

 Liens

  The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries or Permitted Joint Ventures to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

 Limitations on Sale and Leaseback Transactions

  The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, enter into any Sale and Leaseback Transaction; provided that the Company or any Subsidiary (other than a General Partner Subsidiary) may enter into a Sale and Leaseback Transaction if (i) the Company or other entity could have incurred the Indebtedness relating to such Sale and Leaseback Transaction pursuant to the "--Incurrence of Indebtedness and Issuance of Preferred Stock" and "--Liens" covenants to incur secured Indebtedness in an amount equal to the Attributable Debt with respect to such transaction, (ii) the net proceeds of such Sale and Leaseback Transaction are at least equal to the fair market value of such property as determined in good faith by the Board of Directors of the Company and (iii) such proceeds are applied in accordance with the "--Asset Sales" covenant.

 Dividends and Other Payment Restrictions Affecting Subsidiaries

  The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to:

    (i)(a) pay dividends or make any other distributions to the Company or any of its Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Subsidiaries,

    (ii) make loans or advances to the Company or any of its Subsidiaries,

    (iii) grant liens or grant security interests on its asset in favor of the holders of the Exchange Debentures or guarantee the payment of the Exchange Debentures; or

    (iv) transfer any of its properties or assets to the Company or any of its Subsidiaries,

except for such encumbrances or restrictions existing under or by reason of:

    (a) Existing Indebtedness as in effect on the date of the Indenture;

    (b) any Credit Agreement creating or evidencing Indebtedness permitted by the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof;

    (c) the Indenture and the Exchange Debentures;

    (d) applicable law;

    (e) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

    (f) purchase money obligations or Vendor Debt for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iv) above on the property so acquired;

    (g) Indebtedness incurred pursuant to clause (viii) of the "--Incurrence of Indebtedness and Issuance of Disqualified Stock or Preferred Stock" covenant, provided that such encumbrance or restriction only relates to the Subsidiary or Permitted Joint Venture incurring such Indebtedness; and

    (h) Refinancing Indebtedness, provided that such encumbrances or restrictions are no more restrictive than those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

 Merger, Consolidation or Sale of Assets

  The Indenture will provide that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Exchange Debentures and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of the Company with or into a Wholly Owned Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction, equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the "--Incurrence of Indebtedness and Issuance of Disqualified Stock or Preferred Stock" covenant contained herein.

 Transactions with Affiliates

  The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless

    (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary, other than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person; and

    (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution adopted by a majority of the disinterested members of the Board of Directors and a majority of the Independent Directors of the Company set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above; and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the holders of the Exchange Debentures of such Affiliate Transaction from a financial point of view issued by a nationally recognized consulting firm, business valuation firm or investment banking firm;

provided that: (i) all agreements and arrangements with Affiliates, including without limitation the Local Partner Agreements the Fiber Lease Agreements, the Management Agreements, network monitoring agreements and transactions in connection therewith or pursuant thereto existing on the date of the Senior Indenture and through the current term thereof; (ii) all arrangements and transactions with Adelphia, including existing intercompany Indebtedness, overhead charges made in the ordinary course of business, fiber lease arrangements and similar services existing on the date of the Senior Indenture and through the current term thereof; (iii) all employment arrangements approved by the Board of Directors; (iv) all Restricted Payments made pursuant to the covenant entitled "--Restricted Payments"; (v) transactions between or among the Company and/or its Wholly Owned Subsidiaries; (vi) transactions between a General Partner Subsidiary and the Restricted Joint Venture of which such General Partner Subsidiary is a general partner; and (vii) management and network monitoring agreements between the Company and any of its Joint Ventures, shall not be deemed Affiliate Transactions.

 Loans to Subsidiaries and Joint Ventures

  The Indenture will provide that all loans to Subsidiaries or Joint Ventures made by the Company from time to time after the date of the Indenture will be evidenced by Intercompany Notes in favor of the Company. The Indenture will also provide that all loans by the Company to any Subsidiary or Joint Venture outstanding on the date of the Indenture will be evidenced by an unsecured Intercompany Note. The Indenture will prohibit loans by Subsidiaries to other Subsidiaries and will prohibit loans by Subsidiaries to Joint Ventures in which such Subsidiary does not have an Equity Interest, except that such loans may be (i) incurred and maintained between and among the Company, its Subsidiaries and Permitted Joint Ventures in connection with the incurrence of Indebtedness pursuant to clause (i) of the covenant entitled "--Incurrence of Indebtedness and Issuance of Disqualified Stock or Preferred Stock" or (ii) incurred and maintained between and among Related Networks in connection with the incurrence of Indebtedness by such Related Networks pursuant to the proviso in the last paragraph of the covenant entitled "--Incurrence of Indebtedness and Issuance of Preferred Stock."

 Limitation on Status as Investment Company

  The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, conduct its business in a fashion that would cause it to be required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended) or otherwise become subject to regulation under the Investment Company Act of 1940.

 Payments for Consent

  The Indenture will provide that neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Exchange Debentures for or as inducement to any consent, waiver or amendment of any terms or provisions or the Exchange Debentures unless such consideration is offered to be paid or agreed to be paid to all holders of the Exchange Debentures which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

 Business Activities

  The Company will not, and will not permit any Subsidiary to, engage in any business other than the Telecommunications Business and such business activities as are incidental or related thereto.

 Reports

  The Indenture will provide that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Exchange Debentures are outstanding, the Company will furnish to the holders of Exchange Debentures (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants; (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports; and (iii) on a quarterly basis, certain financial information and operating data with respect to each Subsidiary and Joint Venture engaged in a Telecommunications Business, in the form specified by Schedule E of the Indenture. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any Exchange Debentures remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

  The Indenture will provide that each of the following constitutes an Event of Default:

    (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Exchange Debentures;

    (ii) a default in the payment when due of principal of or premium, if any, on the Exchange Debentures when the same becomes due and payable at maturity, upon redemption (including, without limitation, in connection with an offer to purchase) or otherwise;

    (iii) failure by the Company to comply with the provisions described under the captions "--Change of Control," "--Asset Sales,"--Restricted Payments," or "--Merger, Consolidation or Sale of Assets";

    (iv) failure by the Company to comply with the provisions described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock or Disqualified Stock," provided that for purposes of the penultimate paragraph of such covenant, in the event that the Company fails to comply with such covenant because indebtedness is deemed to be incurred by a Restricted Joint Venture solely as a result of such Restricted Joint Venture ceasing to be a Restricted Joint Venture as a result of (i) the loss of a Local Partner or (ii) the loss of management control of such Restricted Joint Venture, such failure shall continue for 90 days;

    (v) failure by the company to observe or perform any other covenant, representation, warranty or other agreement in the Indenture or the Exchange Debentures for 30 days after notice to the Company by the Trustee or the Holders of at least 25% in principal amount of the Exchange Debentures then outstanding;

    (vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

    (vii) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid within, discharged by or stayed for a period of 60 days;

    (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries or any of its Joint Ventures that would, if it were a Subsidiary, constitute a Significant Subsidiary.

  If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Exchange Debentures may declare all the Exchange Debentures to be due and payable immediately (an "Acceleration") provided, that, no such Acceleration shall be permitted until a date which is at least 92 days after all of the Senior Notes have been repaid in full. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Exchange Debentures will become due and payable without further action or notice; provided, that no such Acceleration shall be permitted until a date which is at least 92 days after all of the Senior Notes and the Senior Secured Notes have been paid in full. If each of the Senior Indenture and the Senior Secured Indenture is modified or amended such that the immediate acceleration of the Exchange Debentures upon the occurrence and during the continuation of an Event of Default would not cause the Preferred Stock to be classified as "Disqualified Stock" under each such indenture, then, within 30 days after such modification of amendment of each such indenture, the Company shall, and shall cause the Trustee to, amend the Indenture and the Exchange Debentures to delete the proviso to each of the two immediately preceding sentences. Holders of the Exchange Debentures may not enforce the Indenture or the Exchange Debentures except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Exchange Debentures may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Exchange Debentures notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

  In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Exchange Debentures pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Exchange Debentures. If an Event of Default occurs prior to October 15, 2002 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Exchange

Debentures prior to October 15, 2002, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Exchange Debentures.

  The holders of a majority in aggregate principal amount of the Exchange Debentures then outstanding by notice to the Trustee may on behalf of the holders of all of the Exchange Debentures waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Exchange Debentures.

  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

  No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Exchange Debentures or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Exchange Debentures by accepting an Exchange Debenture waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Exchange Debentures. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Exchange Debentures ("Legal Defeasance") except for:

    (i) the rights of holders of outstanding Exchange Debentures to receive payments in respect of the principal of, premium, if any, and interest on such Exchange Debentures when such payments are due from the trust referred to below;

    (ii) the Company's obligations with respect to the Exchange Debentures concerning issuing temporary Exchange Debentures, registration of Exchange Debentures, mutilated, destroyed, lost or stolen Exchange Debentures and the maintenance of an office or agency for payment and money for security payments held in trust;

    (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith; and

    (iv) the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Exchange Debentures. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Exchange Debentures.

  In order to exercise either Legal Defeasance or Covenant Defeasance:

    (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Exchange Debentures, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Exchange Debentures on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Exchange Debentures are being defeased to maturity or to a particular redemption date;

    (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Exchange Debentures will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

    (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the outstanding Exchange Debentures will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

    (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

    (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company, or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

    (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

    (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Exchange Debentures over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

    (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

  A holder may transfer or exchange Exchange Debentures in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Exchange Debenture selected for redemption. Also, the Company is not required to transfer or exchange any Exchange Debenture for a period of 15 days before a selection of Exchange Debentures to be redeemed.

  The registered holder of an Exchange Debenture will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

  Except as provided in the next three succeeding paragraphs, the Indenture or the Exchange Debentures may be amended or supplemented with the consent of the holders of at least a majority in aggregate outstanding principal amount of the Exchange Debentures (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Exchange Debentures), and any existing default or compliance with any provision of the Indenture or the Exchange Debentures may be waived with the consent of the holders of a majority in principal amount of the then outstanding Exchange Debentures (including consents obtained in connection with a tender offer or exchange offer for Exchange Debentures).

  Without the consent of each holder affected, an amendment or waiver may not (with respect to any Exchange Debentures held by a non-consenting holder):

    (i) reduce the principal amount of Exchange Debentures whose holders must consent to an amendment, supplement or waiver;

    (ii) reduce the principal of or change the fixed maturity of any Exchange Debenture or alter the provisions with respect to the redemption of the Exchange Debentures (other than provisions relating to the covenants described above under the caption "--Offer to Purchase Upon Change of Control" and "--Asset Sales");

    (iii) reduce the rate of or change the time for payment of interest on any Exchange Debenture;

    (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Exchange Debentures (except a rescission of acceleration of the Exchange Debentures by the holders of at least a majority in aggregate principal amount of the Exchange Debentures and a waiver of the payment default that resulted from such acceleration);

    (v) make any Exchange Debenture payable in money other than that stated in the Exchange Debentures;

    (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Exchange Debentures to receive payments of principal of or premium, if any, or interest on the Exchange Debentures;

    (vii) waive a redemption payment with respect to any Exchange Debenture (other than a payment required by the covenants described above under the captions "Offer to Purchase upon Change of Control" or "Certain Covenants-- Asset Sales"); and

    (viii) make any change in the foregoing amendment and waiver provisions.

  Notwithstanding the foregoing, without the consent of any holder of Exchange Debentures, the Company and the Trustee may amend or supplement the Indenture or the Exchange Debentures to cure any ambiguity, defect or inconsistency, to provide for uncertificated Exchange Debentures in addition to or in place of certificated Exchange Debentures, to provide for the assumption of the Company's obligations to holders of Exchange Debentures in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of Exchange Debentures or that does not adversely affect the legal rights under the Indenture of any such holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

  The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

  The holders of a majority in principal amount of the then outstanding Exchange Debentures will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Exchange Debentures, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

  Anyone who receives this Prospectus may obtain a copy of the Certificate of Designation, the Indenture or the Registration Rights Agreement without charge by writing to the Company at Hyperion Telecommunications, Inc., Main at Water Street, Coudersport, Pennsylvania 16915; Attention: Vice President, Finance.

CERTAIN DEFINITIONS

  Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Acquired Indebtedness" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of the Indenture, beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control; provided, that no Local Partner will be deemed an affiliate of a Subsidiary or a Joint Venture solely as a result of such Local Partner's ownership of more than 10% of the Voting Stock of such Subsidiary or Joint Venture.

  "Annualized Pro Forma EBITDA" means with respect to any Person, such Person's Pro Forma EBITDA for the latest fiscal quarter for which internal financial statements are then available multiplied by four.

  "Asset Sale" means

    (i) the sale, lease, conveyance, disposition or other transfer of any assets (including, without limitation, by way of a Sale and Leaseback Transaction) other than (a) sales of inventory in the ordinary course of business consistent with past practices and (b) issuances and sales by the Company of its Equity Interests (provided that the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Change of Control" and/or the provisions described above under the caption "--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant),

  and

    (ii) the issuance or sale by the Company or any of its Subsidiaries of Equity Interests of any of the Company's Subsidiaries or Joint Ventures, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1.0 million or (b) for net proceeds in excess of $1.0 million.

  Notwithstanding the foregoing: (x) a transfer of assets by the Company to a Wholly Owned Subsidiary or by a Subsidiary to the Company or to another Wholly Owned Subsidiary, (y) an issuance of Equity Interests by a Subsidiary to the Company or to a Wholly Owned Subsidiary and (z) a Restricted Payment that is permitted by the covenant described above under the caption "--Restricted Payments" will not be deemed to be Asset Sales.

  "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with

GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

  "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

  "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any U.S. commercial bank having capital and surplus in excess of $500 million and a Keefe Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and
(iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above and (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition.

  "Consolidated Interest Expense" means, for any Person, for any period, the aggregate of the following for such Person for such period determined on a consolidated basis in accordance with GAAP: (i) the amount of interest in respect of Indebtedness (including amortization of original issue discount, amortization of debt issuance costs, and non-cash interest payments on any Indebtedness and the interest portion of any deferred payment obligation) and
(ii) the interest component of rentals in respect of any Capital Lease Obligation paid, in each case whether accrued or scheduled to be paid or accrued by such Person during such period to the extent such amounts were deducted in computing Consolidated Net Income, determined on a consolidated basis in accordance with GAAP. For purposes of this definition, interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP consistently applied.

  "Consolidated Leverage Ratio" means, for any Person, as of any date, the ratio of (i) the sum of the aggregate outstanding amount of all Indebtedness of a Person and its Subsidiaries (other than any Indebtedness of a General Partner Subsidiary to the extent that such Indebtedness has been incurred in connection with such General Partner Subsidiary's partnership interest in the Restricted Joint Venture of which such General Partner Subsidiary is a general partner) determined on a consolidated basis in accordance with GAAP to (ii) Annualized Pro Forma EBITDA.

  "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions actually paid in cash to the referent Person or a Wholly Owned Subsidiary thereof, (ii) the Net Income of any subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iv) the cumulative effect of a change in accounting principles shall be excluded.

  "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments) and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

  "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

  "Credit Agreement" means, with respect to any Person, any agreement entered into by and among such Person and one or more commercial banks or financial institutions, providing for senior term or revolving credit borrowings of a type similar to credit agreements typically entered into by commercial banks and financial institutions, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit agreement and related agreements may be amended, extended, refinanced, renewed, restated, replaced or refunded from time to time.

  "Cumulative Interest Expense" means the aggregate amount of Consolidated Interest Expense of the Company paid or accrued by the Company from and after the first day of the first fiscal quarter beginning after the date of the Indenture to the end of the fiscal quarter immediately preceding a proposed Restricted Payment, determined on a consolidated basis in accordance with GAAP.

  "Cumulative Pro Forma EBITDA" means the cumulative EBITDA of the Company from and after the first day of the first fiscal quarter beginning after the date of the Indenture to the end of the fiscal quarter immediately preceding the date of a proposed Restricted Payment, or, if such cumulative EBITDA for such period is negative, minus the amount by which such cumulative EBITDA is less than zero.

  "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

  "Designated Senior Debt" means (i) a Credit Agreement, (ii) the Senior Notes
(iii) the Senior Secured Notes and (iv) any other Senior Debt permitted under the Indenture the principal amount of which is $20 million or more and that has been designated by the Company as "Designated Senior Debt."

  "Disqualified Stock" means any Capital Stock to the extent that, and only to the extent that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the final maturity date of the Exchange Debentures; provided that any Capital Stock which would not constitute Disqualified Stock but for provisions thereof giving Holders thereof the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a Change of Control occurring prior to the final maturity date of the Exchange Debentures shall not constitute Disqualified Stock if the change in control provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions applicable to the Preferred Stock contained in the covenant described under "Change of Control" and such Capital Stock specifically provides that the Company will not repurchase or redeem any such stock pursuant to such provisions prior to the Company's repurchase of such Preferred Stock as are required to be repurchased pursuant to the covenant described under "Change of Control;" and provided, further, that the Preferred Stock and New Preferred Stock shall not be, and shall not be deemed to be, Disqualified Stock.

  "EBITDA " means, for any Person, for any period, an amount equal to (A) the sum of (i) Consolidated Net Income for such period plus (ii) the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing Consolidated Net Income and any provision for taxes utilized in computing net loss under clause (i) hereof plus (iii) Consolidated Interest Expense for such period, plus (iv) depreciation for such period on a consolidated basis plus (v) amortization of intangibles for such period on a consolidated basis, plus (vi) any other non-cash items reducing Consolidated Net Income for such period minus (B) all non-cash items increasing Consolidated Net Income for such period, all for such Person and its Subsidiaries determined in accordance with GAAP consistently applied.

  "Enhanced Services Provider" means (i) !NTERPRISE, a wholly owned subsidiary of US West, (ii) any nationally recognized Person which provides enhanced telecommunications services, including but not limited to frame relay, Asynchronous Transfer Mode data transport, business video conferencing, private line data interconnect service and LAN connection and monitoring services, or (iii) any Person that has at least 500 existing enhanced data services installations in the United States.

  "Enhanced Services Venture" means any entity in which any Qualified Subsidiary or Permitted Joint Venture owns at least 50% of the Equity Interest, provided that the remainder of the Equity Interest is owned by an Enhanced Services Provider.

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

  "Exchange Act" means the Securities Exchange Act of 1934, as amended (or any successor act), and the rules and regulations thereunder.

  "Exchange Offer" means the exchange offer of the New Preferred Stock for the Preferred Stock or the New Debentures for the Exchange Debentures, as applicable, pursuant to the Registration Rights Agreement.

  "Existing Indebtedness" means (i) the Senior Notes, (ii) the Senior Secured Notes and (iii) any other Indebtedness of the Company and its Subsidiaries (a) in existence on October 9, 1997 or (b) incurred by the Company, its Subsidiaries and its Joint Ventures after October 9, 1997 and on or prior to the Issue Date in accordance with the Certificate of Designations.

  "Existing Networks" means the telecommunications networks operated by all Joint Ventures, the Company and its Subsidiaries, including all networks under construction, on the date of the Indenture.

  "Fiber Lease Agreements" means the agreements relating to fiber leases as set forth on Schedule A to the Indenture.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

  "General Partner Subsidiary" means a direct or indirect Wholly Owned Subsidiary of the Company that (i) is a general partner or stockholder of a Restricted Joint Venture and (ii) (a) is not engaged in any trade or business other than the holding, voting, disposing of or taking any action with respect to its Equity Interest in such Restricted Joint Venture, (b) has no material assets other than its Equity Interest in such Restricted Joint Venture, (c) has no material liabilities other than liabilities arising (A) as a result of the guarantee by such General Partner Subsidiary's guarantee of Indebtedness incurred by the Restricted Joint Venture of which such General Partner Subsidiary is a general partner or (B) by operation of law; provided that, for purposes of this definition, Hyperion Telecommunications of Virginia, Inc. shall be deemed to be General Partner Subsidiaries for all purposes in the Indenture so long as Hyperion Telecommunications of Virginia, Inc. does not engage in any operations or business that is materially different from the operations or business engaged in by such company on the date of the Issue Date.

  "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

  "Indebtedness" means, with respect to any Person, (a) any liability of any Person, whether or not contingent (i) for borrowed money, or under any reimbursement obligation relating to a letter of credit, bankers' acceptance or note purchase facility; or (ii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation); or (iii) for the payment of money relating to a lease that is required to be classified as a Capitalized Lease Obligation in accordance with GAAP; or (iv) for Disqualified Stock; or (v) for preferred stock of any Subsidiary (other than preferred stock held by the Company or any of its Subsidiaries); (b) any liability of others described in the preceding clause (a) that the Person has guaranteed, that is recourse to such Person or that is otherwise its legal liability; and
(c) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) and (b) above.

  "Initial Public Offering" means an initial underwritten public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act of 1933, as amended.

  "Intercompany Notes" means the intercompany notes issued by Subsidiaries and Joint Ventures of the Company in favor of the Company or its Subsidiaries to evidence loans by the Company to such Subsidiary or Joint Venture, in each case, in the form attached as an annex to the Indenture.

  "Invested Equity Capital" means, with respect to any Company's Subsidiaries or Joint Ventures as of any date, the sum of (i) the total dollar amount contributed in cash plus the value of all property contributed (valued at the lower of fair market value of such property at the time of contribution, determined in good faith by the Company's Board of Directors, or the book value of such property at the time of contribution on the books of the Person making such contribution) to such Subsidiary or Joint Venture, as the case may be, since the date of its formation in the form of common equity plus, without duplication, (ii) the total dollar amount contributed in cash plus the value of all property contributed (valued at the lower of fair market value of such property at the time of contribution, determined in good faith by the Company's Board of Directors, or the book value of such property at the time of contribution on the books of the Person making such contribution) to such Subsidiary or Joint Venture, as the case may be, since the date of its formation by Local Partners (and their Affiliates) in consideration of the issuance of preferred equity on a basis that is substantially proportionate to their common equity interests plus, without duplication, (iii) the total dollar amount contributed in cash plus the value of all property contributed (valued at the lower of fair market value of such property at the time of contribution, determined in good faith by the Company's Board of Directors, or the book value of such property at the time of contribution on the books of the Person making such contribution) to such Subsidiary or Joint Venture since the date of its formation by the Company in consideration of the issuance of preferred equity less (iv) the fair market value of all dividends and other distributions (in respect of any Equity Interest and in whatever form and however designated) made by such Subsidiary or Joint Venture, as the case may be, since the date of its formation to the holders of its common equity (and their Affiliates) provided that in no event shall the aggregate amount of such dividends and other distributions made by such Subsidiary or Joint Venture, as the case may be, to any such Person (or its Affiliates) reduce the Invested Equity Capital of such Subsidiary or Joint Venture, as the case may be, by more than the total contributions (per clauses (i) through (iii) above) to such Subsidiary or Joint Venture, as the case may be, by such Person (and its Affiliates).

  "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting solely of common equity securities of the Company shall not be deemed to be an Investment. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of.

  "Issue Date" means the date on which the Exchange Debentures are originally issued under the Indenture.

  "Joint Venture" means a corporation, partnership or other entity engaged in one or more Telecommunications Businesses (i) in which the Company or its Subsidiaries owns, directly or indirectly, an Equity Interest with the balance of the Equity Interest thereof being held by one or more Local Partners and
(ii) that is managed and operated by the Company or any of its Subsidiaries.

  "Joint Venture Investment" means Investments in Joint Ventures.

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

  "Local Partner" means, with respect to any Joint Venture, (i) the Joint Venture partners set forth on Schedule B to the Indenture, and (ii) any other Person, provided that such other Person (a) is a major cable company or utility that has a substantial presence within the specific market of such Joint Venture, which presence shall be evidenced, (1) in the case of a cable company, by such company having a market share consisting of at least 50% of the total number of cable subscribers in such market and (2) in the case of a utility company, by such company having at least 75% of the total customer base of such market or (b) is a Wholly Owned Subsidiary of a major cable company or utility that (1) meets the criteria set forth in the immediately preceding clause (a) or (2) has all of its initial capital contributions under the agreement governing the Joint Venture fully and unconditionally guaranteed, until such time as all such contributions have been made, by one or more Persons who meet the criteria set forth in the immediately preceding clause (a).

  "Local Partner Agreements" means the joint venture agreements with Local Partners, as set forth on a schedule to the Indenture.

  "Management Agreements" means the agreements governing the management of the networks, as set forth on a schedule to the Indenture.

  "Net Cash Proceeds" means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale and principal payments on indebtedness received in any Asset Sale, as and when received), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

  "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to Sale and Leaseback Transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (ii) any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain or loss.

  "New Exchange Debentures" means the new issue of debentures of the Company issued pursuant to the Exchange Offer pursuant to the Registration Rights Agreement.

  "New Telecommunications Service Market" means a Telecommunications Service Market in an area that is not within ten miles of any of the Company's Existing Networks.

  "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Subsidiaries nor any of its Permitted Joint Ventures (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor, co-obligor or otherwise) or (c) constitutes the lender; (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against a Restricted Joint Venture) would permit (upon notice, lapse of time, the occurrence, or failure to occur, of any other condition or event or any combination thereof) any holder of any other Indebtedness of the Company, any of its Subsidiaries or any of its Permitted Joint Ventures to declare a default on such other Indebtedness or cause or permit the payment thereof to be accelerated prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company, any of its Subsidiaries or any of its Permitted Joint Ventures; provided that the recourse (if any) of a holder of such Indebtedness to the General Partner Subsidiary of a Restricted Joint Venture in which such General Partner Subsidiary is a general partner as a result of being a general partner of such Restricted Joint Venture will not be considered credit support or direct or indirect liability of such General Partner Subsidiary for purposes of clauses (i)(a), (ii)(b) and (iii) above.

  "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

  "Pari Passu Notes" means any notes issued by the Company which, by their terms and the terms of any indenture governing such notes, have an obligation to be repurchased by the Company upon the occurrence of an Asset Sale.

  "Permitted Indebtedness" means all Indebtedness permitted to be incurred by the Company and/or its Subsidiaries or Joint Ventures pursuant to the covenant entitled "--Incurrence of Indebtedness and Issuance of Disqualified Stock or Preferred Stock."

  "Permitted Investments" means

    (a) any Investment in a Wholly Owned Subsidiary of the Company that is engaged, either directly or indirectly through a Qualified Subsidiary or Joint Venture, in the Telecommunications Business;

    (b) any Investment in a Qualified Subsidiary of the Company that is directly engaged in the Telecommunications Business;

    (c) any Investment in Cash Equivalents;

    (d) any Investment in a Person that is not a Subsidiary of the Company, if as a result of such Investment (i)(A) such Person becomes a Qualified Subsidiary or Wholly Owned Subsidiary of the Company or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Qualified Subsidiary and (ii)(A) such Wholly Owned Subsidiary, either directly or indirectly through a Qualified Subsidiary or a Joint Venture, is engaged in the Telecommunications Business or (B) such Qualified Subsidiary is directly engaged in the Telecommunications Business;

    (e) any Permitted Joint Venture Investment;

    (f) any Investment made as a result of the receipt of non-cash consideration (whether or not such non-cash consideration is deemed to be cash for the purposes of such covenant) from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Certain Covenants--Asset Sales"; or

    (g) any Investment in an Enhanced Services Venture.

  "Permitted Joint Venture" means any Joint Venture in which the Company has, directly or indirectly, a 45% or greater Equity Interest.

  "Permitted Joint Venture Investment" means any Joint Venture Investment by the Company or a Wholly Owned Subsidiary of the Company if, after such Joint Venture Investment, the Company has, directly or indirectly, a 45% or greater Equity Interest in such Joint Venture.

  "Permitted Junior Securities" means Equity Interests in the Company or debt securities that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the Exchange Debentures are subordinated to Senior Debt pursuant to Article 10 of the Indenture.

  "Permitted Liens" means

    (i) Liens on the property of the Company, any Subsidiary or any Permitted Joint Venture securing Obligations under Indebtedness that may be incurred pursuant to clause (i) of the covenant entitled""--Incurrence of Indebtedness and Issuance of Disqualified Stock or Preferred Stock;

    (ii) Liens in favor of the Company;

    (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company, any Subsidiary or any Permitted Joint Venture; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company;

    (iv) Liens on property existing at the time of acquisition thereof by the Company, any Subsidiary or any Permitted Joint Venture, provided that such Liens were in existence prior to the contemplation of such acquisition;

    (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

    (vi) Liens existing on the date of the Indenture;

    (vii) Liens on property of Subsidiaries and Permitted Joint Ventures securing Obligations under Indebtedness incurred pursuant to clause (viii) of the covenant entitled "--Incurrence of Indebtedness and Issuance of Preferred Stock," but only to the extent that (a) in the case of Subsidiaries and Permitted Joint Ventures that are incurring Indebtedness other than Related Network Debt, such Liens secure only such Indebtedness incurred by such Subsidiary or such Joint Venture; and (b) in the case of Subsidiaries and Joint Ventures that are incurring Related Network Debt, such Liens secure only such Related Network Debt;

    (viii) Liens securing Obligations under the Exchange Debentures, the Senior Notes, the Senior Secured Notes, the Senior Indenture, the Senior Secured Indenture and the Indenture;

    (ix) Liens securing Obligations under Vendor Debt pursuant to clause (ii) of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock," provided that the principal amount of such Vendor Debt secured by such Lien does not exceed 100% of the purchase price or cost of acquisition, construction or improvement of the Telecommunications Related Assets subject to such Liens;

    (x) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

    (xi) Liens incurred in the ordinary course of business of the Company, any Subsidiary or any Permitted Joint Venture with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company, such Subsidiary or such Permitted Joint Venture; and

    (xii) Liens securing Refinancing Indebtedness, but only if, and to the extent, that such Liens that are incurred in connection with such Refinancing Indebtedness do not encumber any assets or properties (or interests therein) other than those assets or properties (or interests therein) subject to Liens pursuant to the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

  "Preferred Stock" for any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

  "Principals" means John J. Rigas and members of his immediate family, any of their respective spouses, estates, lineal descendants, heirs, executors, personal representatives, administrators, trusts for any of their benefit and charitable foundations to which shares of the Company's Capital Stock beneficially owned by any of the foregoing have been transferred.

  "Pro Forma EBITDA" means, for any Person, for any period, the EBITDA of such Person as determined on a consolidated basis in accordance with GAAP consistently applied, after giving effect to the following: (i) if, during or after such period, such Person or any of its Subsidiaries shall have made any Asset Sale, Pro Forma EBITDA for such Person and its Subsidiaries for such period shall be reduced by an amount equal to the Pro Forma EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Sale for the period or increased by an amount equal to the Pro Forma EBITDA (if negative) directly attributable thereto for such period and (ii) if, during or after such period, such Person or any of its Subsidiaries completes an acquisition of any Person or business which immediately after such acquisition is a Subsidiary of such Person or a Subsidiary of such Person, Pro Forma EBITDA shall be computed so as to give pro forma effect to such Asset Sale or the acquisition of such Person or business, as the case may be, as if such acquisition had been completed as of the beginning of such period, and (iii) if, during or after such period, such Person or any of its Subsidiaries incurs any Indebtedness (including without limitation, any Acquired Indebtedness) or issues any Disqualified Stock, Pro Forma EBITDA shall be computed so as to give pro forma effect (including pro forma application of the proceeds therefrom) thereto as if such Indebtedness or Disqualified Stock had been incurred as of the beginning of such period.

  "Qualified Subsidiary" means any Subsidiary of the Company in which a Local Partner or Local Partners own at least 5% but less than 50% of the Equity Interests of such Subsidiary; provided that such Subsidiary remains a Subsidiary of the Company at all times for purposes of the Indenture.

  "Refinancing Indebtedness" means any Indebtedness of the Company, any of its Subsidiaries or any of its Permitted Joint Ventures issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company, any of its Subsidiaries or any of its Permitted Joint Ventures; provided that: (i) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);
(ii) such Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Senior Notes, such Refinancing Indebtedness has a final maturity date later than the final maturity date of the Exchange Debentures, and is subordinated in right of payment to the Exchange Debentures on terms at least as favorable to the holders of Exchange Debentures as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iv) to the extent that the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded was secured by Liens, any Liens being incurred in connection with such Refinancing Indebtedness do not encumber any assets or properties (or interests therein) other than those assets or properties (or interests therein) subject to Liens pursuant to the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (v) such Indebtedness is incurred either by the Company, the Subsidiary or the Permitted Joint Venture who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

  "Related Network Debt" means any Credit Agreement entered into by and among the Qualified Subsidiaries and/or Permitted Joint Ventures that comprise a Related Network.

  "Related Networks" means any group of Qualified Subsidiaries or Permitted Joint Ventures in which the same Local Partner owns, or the same group of Local Partners own, all the Equity Interests of each such Qualified Subsidiary or Permitted Joint Venture that comprise such Related Network that are not owned by the Company.

  "Required Capital Contribution" means any capital contribution made by Hyperion Telecommunications, Inc. of Florida, pursuant to that certain partnership agreement, relating to TCG South Florida, dated November 1, 1993.

  "Restricted Investment" means an Investment other than a Permitted
Investment.

  "Restricted Joint Venture" means any Joint Venture that is not a Permitted Joint Venture, but only if such Joint Venture: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not a party to any agreement, contract, arrangement or understanding with the Company, any of its Subsidiaries or any of its Permitted Joint Ventures unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company, such Subsidiary or such Permitted Joint Venture than those that might be obtained at the time from Persons who are not Affiliates of the Company; and
(c) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company, any of its Subsidiaries or any of its Permitted Joint Ventures. If, at any time, a Restricted Joint Venture fails to meet the requirements of a Restricted Joint Venture by becoming a Permitted Joint Venture or otherwise, it shall thereafter cease to be a Restricted Joint Venture for purposes of the Indenture and (i) all of the then outstanding Indebtedness of such entity shall be deemed to be incurred as of the date on which such entity becomes a Permitted Joint Venture or otherwise ceases to be a Restricted Joint Venture for purposes of the covenant entitled "--Incurrence of Indebtedness and Issuance of Disqualified Stock or Preferred Stock" (and if such Indebtedness is not permitted to be incurred as of such date under such covenant, the Company shall be in default of such covenant) and (ii) all of the then outstanding Investments made by such entity since the date of the Indenture, shall be deemed to have been made as of the date that such Restricted Joint Venture becomes a Permitted Joint Venture or otherwise ceases to be a Restricted Joint Venture for purposes of the covenant entitled "--Restricted Payments" (and if such Investments are not permitted to be made as of such date under such covenant, the Company shall be in default of such covenant), provided that if a Restricted Joint Venture ceases to be a Restricted Joint Venture as a result of (i) the loss of its Local Partner or (ii) the loss of management control of such Restricted Joint Venture, than the provisions of the covenant entitled "--Restricted Payments" shall not be applied to such entity.

  "Restricted Joint Venture Investment" means any Joint Venture Investment by a General Partner Subsidiary if, after such Joint Venture Investment, such Joint Venture is a Restricted Joint Venture.

  "Sale and Leaseback Transaction" of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person more than 365 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any Person to whom funds have been or are to be advanced by lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

  "Senior Debt" means any Indebtedness permitted to be incurred by the Company under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Exchange Debentures. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (i) any liability for federal, state, local or other taxes owed or owing by the Company, (ii) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates,
(iii) any trade payables or (iv) any Indebtedness that is incurred in violation of the Indenture.

  "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

  "Stated Maturity" means with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable.

  "Strategic Investor" means a corporation, partnership or other entity engaged in one or more Telecommunications Businesses that has, 80% or more of the voting power of the Capital Stock of which is owned by a Person that has, an equity market capitalization, at the time (i) of its initial Investment in the Company or (ii) it purchases an Equity Interest in a Subsidiary or Joint Venture of the Company, as the case may be, in excess of $2.0 billion.

  "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity (other than a partnership) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership of which more than 50% of the partnership's capital accounts, distribution rights or general or limited partnership interests are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof.

  "Telecommunications Business" means the business of (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities, (ii) creating, developing or marketing communications related network equipment, software and other devices for use in a telecommunications business or (iii) evaluating, participating or pursuing any other activity or opportunity that is primarily related to those identified in (i) or (ii) above; provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Board of Directors of the Company.

  "Telecommunications Related Assets" means all assets, rights (contractual or otherwise) and properties, whether tangible or intangible, used or intended for use in connection with a Telecommunications Business.

  "Telecommunications Service Market" means a network built by the Company to service a market.

  "Vendor Debt" means any purchase money Indebtedness of the Company or any Subsidiary incurred in connection with the acquisition of Telecommunications Related Assets which purchase money Indebtedness was extended by the vendor of such Telecommunications Related Assets or an affiliate thereof.

  "Voting Stock" of any person means Capital Stock of such person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such person, whether at all times or only so long as no senior class of securities has voting power by reason of any contingency.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

  "Wholly-Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests (other than directors' qualifying shares) of which shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or a combination thereof.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

  The Company and the Initial Purchaser entered into the Registration Rights Agreement on or prior to the Closing Date. Pursuant to the Registration Rights Agreement, the Company agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the New Preferred Stock, or if the Preferred Stock has been exchanged for Exchange Debentures, the New Exchange Debentures. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for New Preferred Stock or New Exchange Debentures, as the case may be. If (i) the Company is not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any holder of Transfer Restricted Securities notifies the Company prior to the 20th day following consummation of the Exchange Offer that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer or (B) that it may not resell the New Preferred Stock or New Exchange Debentures acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (C) that it is a broker-dealer and owns Preferred Stock or Exchange Debentures acquired directly from the Company or an affiliate of the Company, the Company will file with the Commission a Shelf Registration Statement to cover resales of the Preferred Stock or Exchange Debentures by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each share of Preferred Stock or Exchange Debenture until (i) the date on which such Preferred Stock or Exchange Debenture has been exchanged by a person other than a broker-dealer for New Preferred Stock or New Exchange Debentures in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of Preferred Stock or Exchange Debentures for New Preferred Stock or New Exchange Debentures the date on which such New Preferred Stock or New Exchange Debentures are sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement,
(iii) the date on which such Preferred Stock or Exchange Debenture has been effectively registered under the Securities Act and disposed of in accordance with the Shelf

Registration Statement or (iv) the date on which such Preferred Stock or Exchange Debenture is distributed to the public pursuant to Rule 144 under the Act.

  The Registration Rights Agreement provides that (i) the Company will file an Exchange Offer Registration Statement with the Commission on or prior to 30 days after the Closing Date, (ii) the Company will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 120 days after the Closing Date, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its best efforts to issue on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, shares of New Preferred Stock or New Exchange Debentures, as the case may be, in exchange for all Preferred Stock or Exchange Debentures tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Company will use its best efforts to file the Shelf Registration Statement with the Commission on or prior to 30 days after such filing obligation arises (and in any event within 90 days after the Closing Date) and to cause the Shelf Registration to be declared effective by the Commission on or prior to 60 days after such obligation arises (and in any event within 120 days after the Closing Date). If (a) the Company fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), or (c) the Company fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above is a "Registration Default"), then the per annum rate of the dividends will increase by an additional 0.25% for each 90-day period that such Registration Default continues; provided, that such rate shall in no event exceed 1.0% per annum. At such time as such event is no longer in effect, the dividend rate on the Preferred Stock shall be the rate stated on the cover page hereof, and no further additional dividends will accrue. In the event Exchange Debentures are issued, additional interest will accrue on the Exchange Debentures in an identical manner as the additional dividends on the Preferred Stock. All accrued Liquidated Damages will be paid by the Company on each Damages Payment Date to the Global Security Holder through the issuance of additional shares of Preferred Stock, in the event that the Preferred Stock is outstanding or in additional Exchange Debentures, in the event that the Exchange Debentures are outstanding. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

  Holders of Exchange Debentures will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Preferred Stock or Exchange Debentures included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

13% SENIOR DISCOUNT NOTES DUE 2003

  In April 1996, the Company issued $329.0 million in aggregate principal amount at maturity of Senior Notes, pursuant to the Senior Indenture, dated as of April 15, 1996, by and among the Company and Bank of Montreal Trust Company, as trustee, all of which remain outstanding. The Senior Notes, which were issued at a substantial discount from their final principal amount at maturity, will not begin to require payments of cash interest until October 15, 2001, at which time cash interest will be payable on April 15 and October 15 of each year at a rate of 13.0% per annum.

  The Senior Notes are senior obligations of the Company, rank pari passu in right of payment with all existing and future senior Indebtedness of the Company, including the Exchange Debentures, if any, and will rank senior in right of payment to all future subordinated Indebtedness of the Company. The Senior Notes are effectively subordinated to all liabilities of the Subsidiaries and the Joint Ventures.

  The Senior Notes may be redeemed at the option of the Company, in whole or in part, at any time on or after April 15, 2001 at the redemption prices set forth in the Senior Indenture plus accrued and unpaid interest, if any, to the date of redemption. In addition, at the option of the Company, up to 25% in aggregate principal amount at maturity of Senior Notes may be redeemed by the Company at any time prior to April 15, 1999 at a redemption price of 113.0% of the Accreted Value (as defined in the Senior Indenture) thereof, with the proceeds of an Initial Public Offering (as defined in the Senior Indenture) or of certain sales of the Capital Stock (as defined in the Senior Indenture) to a Strategic Investor (as defined in the Senior Indenture). In the event of a Change of Control (as defined in the Senior Indenture), the holders of the Senior Notes will have the right to require the Company to purchase the Senior Notes, at a price equal to 101% of the Accreted Value thereof, or, in the case of any such purchase on or after April 15, 2001, at 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

  The Certificate of Designation contains a change of control repurchase requirement which is similar to that of the Senior Note Indenture. See "Description of Securities--Change of Control." The Senior Indenture also contains certain covenants that, among other things, limit the ability of the Company, its Subsidiaries and certain Joint Ventures to incur additional indebtedness, issue stock of Subsidiaries, pay dividends or make other distributions, repurchase equity interests or subordinated indebtedness, engage in sale and leaseback transactions, create certain liens, enter into certain transactions with affiliates, sell assets of the Company, Subsidiaries and certain Joint Ventures, and enter into certain mergers and consolidations. The Senior Indenture contains provisions that allow for the modification and amendment of the covenants contained in the Senior Indenture by a vote of holders owning a majority in aggregate principal amount of Senior Notes. In addition, the holders of a majority in aggregate principal amount of the Senior Notes, on behalf of all holders of Senior Notes, may waive compliance by the Company with certain provisions of the Senior Indenture.

12 1/4% SENIOR SECURED NOTES DUE 2004

  In August 1997, the Company issued $250.0 million in aggregate principal amount of Senior Secured Notes, pursuant to the Senior Secured Indenture, dated as of August 27, 1997, by and among the Company and Bank of Montreal Trust Company, as trustee, all of which remain outstanding. The Senior Secured Notes will not begin to require payments of cash interest until March 1, 1998, at which time cash interest will be payable on September 1 and March 1 of each year at a rate of 12 1/4% per annum.

  The Senior Secured Notes are senior obligations of the Company, rank pari passu in right of payment with all existing and future senior Indebtedness of the Company, including the Senior Notes, and will rank senior in right of payment to all future subordinated Indebtedness of the Company. The Senior Secured Notes are effectively subordinated to all liabilities of the Subsidiaries and the Joint Ventures. Hyperion secured the Senior Secured Notes through the pledge of U.S. government securities and the common stock of certain of its wholly-owned subsidiaries. Of the net proceeds from the Senior Secured Notes offering, approximately $83.4 million was placed in an escrow account to provide for payment in full when due of the first six scheduled interest payments on the Senior Secured Notes.

  The Senior Secured Notes may be redeemed at the option of the Company, in whole or in part, at any time on or after September 1, 2001 at the redemption prices set forth in the Senior Secured Indenture plus accrued and unpaid interest, if any, to the date of redemption. In addition, at the option of the Company, up to 25% in aggregate principal amount at maturity of Senior Secured Notes may be redeemed by the Company at any time prior to September 1, 2000 at a redemption price of 112.25% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages (as defined in the Senior Secured Indenture), if any, to the date of redemption, with the net proceeds of (i) one or more Qualified Equity Offerings; provided, however, that, in either case, at least 75% in aggregate principal amount of the Senior Secured Notes remain outstanding following such redemption and, provided, further, that such redemption shall occur within 90 days of the date of the closing of such Qualified Equity Offerings. In the event of a Change of Control, the holders of the Senior Secured Notes will have the right to require the Company to purchase the Senior Secured Notes, at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

  The Senior Secured Indenture contains a change of control repurchase requirement which is similar to that of the Certificate of Designation. See "Description of Securities--Change of Control." The Senior Secured Indenture also contains certain covenants that, among other things, limit the ability of the Company, its Subsidiaries and certain Joint Ventures to incur additional indebtedness, issue stock of Subsidiaries, pay dividends or make other distributions, repurchase equity interests or subordinated indebtedness, engage in sale and leaseback transactions, create certain liens, enter into certain transactions with affiliates, sell assets of the Company, Subsidiaries and certain Joint Ventures, and enter into certain mergers and consolidations. The Senior Secured Indenture contains provisions that allow for the modification and amendment of the covenants contained in the Senior Secured Indenture by a vote of holders owning a majority in aggregate principal amount of Senior Secured Notes. In addition, the holders of a majority in aggregate principal amount of the Senior Secured Notes, on behalf of all holders of Senior Secured Notes, may waive compliance by the Company with certain provisions of the Senior Secured Indenture.

ADELPHIA NOTE

  As of April 15, 1996, approximately $25.9 million was owed to Adelphia pursuant to the Adelphia Note, which is an unsecured subordinated note due April 16, 2003 that accrues interest at 16.5% and is subordinated to the Senior Notes. Interest on the Adelphia Note is payable quarterly in cash, through the issuance of identical subordinate notes, or in any combination thereof, at the option of the Company. Interest accrued on the Adelphia Note was $5.9 million as of June 30, 1997.

                         DESCRIPTION OF CAPITAL STOCK

  The following description of the capital stock of Hyperion and certain provisions of Hyperion's Certificate of Incorporation and Bylaws is a summary and is qualified in its entirety by Hyperion's Certificate of Incorporation and Bylaws, which documents are filed as exhibits with the Commission and are incorporated herein by reference.

  Hyperion's authorized capital stock consists of 300,000,000 shares of Class A Common Stock, par value $.01 per share, 150,000,000 shares of Class B Common Stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.

COMMON STOCK

  Shares of Class A Common Stock and Class B Common Stock are substantially identical, except that holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to 10 votes per share on all matters submitted to a vote of stockholders.

 Class A Common Stock

  The holders of Class A Common Stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Class A Common Stock and Class B Common Stock are entitled to receive dividends ratably, if any such dividends are declared, from time to time by the Board of Directors out of funds legally available therefor. Stock dividends declared on Class A Common Stock shall be in shares of Class A Common Stock, and stock dividends on Class B Common Stock shall be in shares of Class B Common Stock. In the event of a liquidation, dissolution or winding up of the Company, the holders of Class A Common Stock and Class B Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of the holders of the preferred stock then outstanding. There are no redemption or sinking fund provisions available to the Class A Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Class A Common Stock to be issued upon exercise of the Warrants issued in this Offering will be fully paid and non-assessable.

 Class B Common Stock

  The holders of Class B Common Stock are entitled to ten votes per share on all matters to be voted on by the stockholders. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock. In all other respects, the provisions of the Class B Common Stock are identical to those of the Class A Common Stock.

  Neither the holders of Class A Common Stock nor the holders of Class B Common Stock have cumulative voting rights. For a discussion of the effects of the disproportionate voting rights of the Class A Common Stock and Class B Common Stock, see "Risk Factors--Control by Principal Stockholder."

PREFERRED STOCK

  The Board of Directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time such shares of preferred stock, in one or more classes or series. Each class or series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the Board of Directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights. The ownership and control of the Company by the holders of Common Stock would be diluted if the Company were to issue preferred stock that had voting rights or that was convertible into Common Stock. In addition, the holders of preferred stock issued by the Company would be entitled by law to vote on certain transactions such as a merger or consolidation, and thus the issuance of preferred stock could dilute the voting rights of the holders of Common Stock on such issues.

CLASS B WARRANTS

  The Class B Warrants were issued pursuant to the Class B Warrant Agreement between the Company and Bank of Montreal Trust Company, as warrant agent (the "Class B Warrant Agent") on April 15, 1996 as part of a private placement by the Company of 329,000 units consisting of $329.0 million aggregate principle amount at maturity of Senior Notes and Class B Warrants to purchase an aggregate of 613,427 shares of common stock of the Company. The following summary of certain provisions of the Class B Warrant Agreement and the Class B Warrants does not purport to be complete and is qualified in its entirety by reference to the Class B Warrant Agreement and the Class B Warrants, including the definitions therein of certain terms. As used in this section, the term "Company" refers only to Hyperion Telecommunications, Inc. and not to its subsidiaries.

  Each Warrant, when exercised, will entitle the holder thereof to purchase
1.8645 shares of Class B Common Stock (the "Class B Warrant Shares") at the exercise price of $0.01 per share. The exercise price and the number of Class B Warrant Shares issuable on exercise of a Class B Warrant are both subject to adjustment in certain cases referred to below. The Class B Warrants are exercisable at any time on or after the earlier to occur of (i) May 1, 1997 and (ii) in the event a Change of Control occurs, the date the Company mails notice thereof to holders of the Senior Notes and to the holders of the Class B Warrants, Class B Warrant Shares and any other securities issued or issuable with respect thereto. Unless exercised, the Class B Warrants will automatically expire on April 1, 2001, the Expiration Date. The Company will give notice of expiration not less than 90 and not more than 120 days prior to the Expiration Date to the registered holders of the then outstanding Class B Warrants. If the Company fails to give such notice, the Class B Warrants will not expire until 90 days after the Company gives such notice. In no event will holders be entitled to any damages or other remedy for the Company's failure to give such notice other than any such extension.

  In connection with the issuance of the Class B Warrants, the Company agreed to file Class B Warrant shelf registration statements under the Securities Act
(i) covering the Warrants, on or prior to October 1, 1996, and (ii) covering the Class B Warrant Shares, on or prior to January 1, 1997, and to use its best efforts to cause such Class B Warrant Shelf registration statements to be declared effective by the Commission on or prior to 90 days after the dates specified for such filings. The Company filed a Class B Warrant shelf registration statement covering the Class B Warrants and the Class B Warrant Shares on September 25, 1996 (the "Class B Warrant Shelf Registration Statement") and the Class B Warrant Shelf Registration Statement was declared effective by the Commission on December 30, 1996. The Company has agreed to keep the Class B Warrant Shelf Registration Statements with respect to the Class B Warrants and the Class B Warrant Shares as described in the immediately preceding paragraph effective until October 1, 1999 and January 1, 2000, respectively. If the Company does not comply with its registration obligations under the Class B Warrant Registration Rights Agreement, it will be required to pay liquidated damages to holders of the Class B Warrants or Class B Warrant Shares under certain circumstances.

DIVIDEND RESTRICTIONS

  The terms of the Senior Indenture, the Senior Secured Indenture, the Indenture and the Certificate of Designation contain restrictions on the ability of the Company to pay dividends on the Common Stock. The payment of dividends on the Common Stock is also subject to the preferences that may be applicable to any then outstanding preferred stock.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is the American Stock Transfer & Trust Company. The Transfer Agent and Registrar for the Class B Warrants is Bank of Montreal Trust Company, New York, New York.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion is a summary of certain Federal income tax considerations relevant to the receipt, ownership and disposition of the New Preferred Stock to the initial Holders of the New Preferred Stock and any Exchange Debentures resulting from the exchange thereof, but does not purport to be a complete analysis of all the potential tax effects thereof. This summary only addresses the tax consequences to a person that acquires New Preferred Stock in the Exchange Offer and that is not excluded by this summary. This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this Registration Statement may affect the tax consequences described herein. Such changes may be applied retroactively in a manner that could cause the tax consequences to vary substantially from the consequences described below. The authorities on which this summary is based are subject to various interpretations, and it is therefore possible that the federal income tax treatment of the purchase, ownership and disposition of the New Preferred Stock or Exchange Debentures may differ from the treatment described below. In this connection, it should be noted that as used in the discussion below, the term "earnings and profits" refers to Hyperion's current and accumulated earnings and profits as determined under the Code. There is no assurance that Hyperion will have earnings and profits for any particular taxable year. This summary addresses only holders of Preferred Stock and the Exchange Debentures who hold the same as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a Holder in light of its particular circumstances or to Holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, holders that are, for Federal income tax purposes, non-resident alien individuals or foreign corporations, and persons holding the Preferred Stock or the Exchange Debentures as part of a "straddle," "hedge" or "conversion transaction." Holders should consult their tax advisors with regard to the application of the Federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                                PREFERRED STOCK

EXCHANGE OFFER

  The exchange of Old Preferred Stock for New Preferred Stock pursuant to the Exchange Offer should not be a taxable exchange for Federal income tax purposes. As a result, there should be no Federal income tax consequences to Holders exchanging Old Preferred Stock for New Preferred Stock pursuant to the Exchange Offer. A Holder should have the same adjusted basis and holding period in the New Preferred Stock as it had in the Old Preferred Stock immediately before the Exchange Offer.

DIVIDENDS ON PREFERRED STOCK

  Cash dividends paid on the Preferred Stock will be taxable as ordinary income to the extent of Hyperion's earnings and profits. To the extent that the amount of cash distributions paid on the Exchangeable Preferred Stock exceeds Hyperion's earnings and profits, such distributions will be treated first as a return of capital and will be applied against and reduce the adjusted tax basis of the Preferred Stock in the hands of the shareholder. Any remaining amount after the Holder's basis has been reduced to zero will be taxable as capital gain and will be long-term capital gain if the Holder's holding period for the Preferred Stock exceeds one year.

  For purposes of the remainder of this discussion, the term "dividend" refers to a distribution taxable as ordinary income as described above unless the context indicates otherwise. Dividends received by corporate shareholders will be eligible for a dividends-received deduction under section 243 of the Code, subject to the limitations contained in sections 246 and 246A of the Code.

  Section 1059 of the Code requires a corporate shareholder to reduce its basis (but not below zero) in the Preferred Stock by the "nontaxed portion" or any "extraordinary dividend" if the holder has not held its

Preferred Stock for more than two years as of the date the amount or payment of such dividend is agreed to, announced or declared. Generally, the nontaxed portion of an extraordinary dividend is the amount excluded from income under section 243 of the Code (relating to the dividends-received deduction). An "extraordinary dividend" on the Preferred Stock would include a dividend that
(i) equals or exceeds 5% of the holder's adjusted tax basis in the Preferred Stock, treating all dividends having ex-dividend dates within an 85-day period as one dividend, or (ii) exceeds 20% of the holder's adjusted tax basis in the Preferred Stock, treating all dividends having ex-dividend dates within a 365-day period as one dividend. In determining whether a dividend paid is an extraordinary dividend, a Holder may elect to use the fair market value of the Preferred Stock rather than its basis for purposes of applying the 5% (or 20%) limitation, if the shareholder is able to establish to the satisfaction of the Secretary of the Treasury such fair market value as of the day before the ex-dividend date. An "extraordinary dividend" would also include any amount treated as a dividend in the case of a redemption of the Preferred Stock that is non-pro rata as to all shareholders, without regard to the period the Holder held the stock. If any part of the nontaxed portion of an extraordinary dividend has not been applied to reduce basis as a result of the limitation on reducing basis below zero, the amount thereof will be treated as gain from the sale or exchange of stock in the year in which the extraordinary dividend is received.

  The extraordinary dividend rules do not apply with respect to "qualified preferred dividends." A "qualified preferred dividend" is any fixed dividend payable with respect to preferred stock which (i) provides for fixed preferred dividends payable no less often than annually and (ii) is not in arrears as to dividends when acquired, provided the actual rate of return, as determined under section 1059(e)(3) of the Code, on such stock does not exceed 15%. Where a qualified preferred dividend exceeds the 5% (or 20%) threshold for extraordinary dividend status described above, (i) the extraordinary dividend rules will not apply if the taxpayer holds the stock for more than five years, and (ii) if the taxpayer disposes of the stock before it has been held for more than five years, the aggregate reduction in basis cannot exceed the excess of the qualified preferred dividends paid on such stock during the period held by the taxpayer over the qualified preferred dividends which would have been paid during such period on the basis of the stated rate of return, as determined under section 1059(e)(3) of the Code. The length of time that a taxpayer is deemed to have held stock for purposes for section 1059 of the Code is determined under principles similar to those contained in section 246(c) of the Code discussed above.

  CORPORATE STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE POSSIBLE APPLICATION OF SECTION 1059 TO THE OWNERSHIP AND DISPOSITION OF THEIR PREFERRED STOCK.

REDEMPTION PREMIUM

  If the redemption price of the Preferred Stock to be paid by Hyperion on the Mandatory Redemption or Optional Redemption of the Preferred Stock exceeds, by more than a de minimis amount, its issue price, all or a portion of such excess may, pursuant to section 305(c) of the Code, be viewed as constructive distributions (and thus as dividends depending upon the presence of earnings and profits) over the term during which the Preferred Stock cannot be called for redemption under an economic accrual method similar to the method described under the fourth paragraph under "Original Issue Discount." In such event, Holders of Preferred Stock could be required to treat such excess as constructive distributions of property includable in income on a periodic basis in advance of receiving cash attributable to such income. The issue price of the Preferred Stock issued for money is the price at which a substantial amount of such stock is sold. A redemption premium will generally be considered de minimis as long as it is less than the redemption price of the Preferred Stock multiplied by 1/4 of 1% multiplied by the number of years until the issuer must redeem the preferred stock.

  For purposes of determining whether such constructive distribution treatment applies, the Mandatory Redemption and the Optional Redemption are tested separately. Constructive distribution treatment is required if either (or both) of these tests is satisfied. Because the issue price of the Old Preferred Stock at original issuance was equal to the Mandatory Redemption Price, no redemption premium will arise as a result of the Mandatory Redemption feature with respect to such stock.

  Pursuant to recently issued regulations (the "Section 305(c) Regulations"), such economic accrual will arise due to the Optional Redemption only if, based on all of the facts and circumstances as of the date the Preferred Stock is issued, redemption pursuant to the Optional Redemption were more likely than not to occur. Even if redemption were more likely than not to occur, however, constructive distribution treatment would not result if the redemption premium were solely in the nature of a penalty for premature redemption. For this purpose, a penalty for premature redemption is a premium paid as a result of changes in economic or market conditions over which neither the issuer nor the Holder has control, such as changes in prevailing dividend rates. The Section 305(c) Regulations provide a safe harbor pursuant to which constructive distribution treatment will not result from an issuer call right if the issuer and the Holder are unrelated, there are no arrangements that effectively require the issuer to redeem the stock and exercise of the option to redeem would not reduce the yield of the stock. Although Hyperion believes that the Optional Redemption would not be treated as more likely than not to be exercised under these rules, that the redemption premium is in the nature of a penalty for premature redemption or that the safe harbor would apply, this determination cannot be made with certainty at this time. Thus, no assurance can be given as to the treatment of the redemption premium with respect to the Preferred Stock under the Section 305(c) Regulations.

  Shares of Preferred Stock that are subject to the Section 305(c) Regulations concerning redemption premiums generally will have different tax characteristics than shares of Preferred Stock that are not subject to the
Section 305(c) Regulations and might trade separately, which might adversely affect the liquidity of such shares.

REDEMPTION, SALE AND EXCHANGE OF PREFERRED STOCK

  A redemption of Preferred Stock for cash (whether pursuant to the Mandatory Redemption or the Optional Redemption), a sale of Preferred Stock or an exchange of shares of Preferred Stock for Exchange Debentures will be a taxable event.

  A redemption of Preferred Stock for cash will be treated as a dividend to the extent of Hyperion's current or accumulated earnings and profits, unless the redemption (i) results in a "complete termination" of the shareholder's stock interest in Hyperion under section 302(b)(3) of the Code, (ii) is "substantially disproportionate" with respect to the shareholder under section 302(b)(2) of the Code or (iii) is "not essentially equivalent to a dividend" with respect to the shareholder under section 302(b)(1) of the Code. In determining whether any of these tests has been met, the shareholder must take into account not only stock he actually owns, but also stock he constructively owns within the meaning of section 318 of the Code. A distribution to a shareholder is "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the shareholder's stock interest in Hyperion. If, as a result of a redemption for cash of the Preferred Stock, a shareholder of Hyperion whose relative stock interest in Hyperion is minimal and who exercises no control over corporate affairs suffers a reduction in his proportionate interest in Hyperion (including any ownership of common stock and any shares constructively owned), that shareholder should generally be regarded as having suffered a meaningful reduction in his interest in Hyperion. Satisfaction of the "complete termination" and "substantially disproportionate" exceptions is dependent upon compliance with the respective objective tests set forth in section 302(b)(3) and 302(b)(2) of the Code.

  If the redemption is not treated as a distribution taxable as a dividend, or if Preferred Stock is sold, the redemption or sale of the Preferred Stock for cash would result in taxable gain or loss equal to the difference between the amount of cash received and the shareholder's adjusted tax basis in the Preferred Stock redeemed or sold. Such gain or loss would be capital gain or loss and would be long-term capital gain or loss if the holding period for the Preferred Stock exceeded one year.

  An exchange of Preferred Stock for Exchange Debentures at the option of Hyperion will be subject to the same general rules as a redemption for cash, including the rules for treating the redemption as a dividend or as a sale or exchange. If the exchange of Preferred Stock for Exchange Debentures is treated as a dividend, the amount of the dividend would be the "issue price" of the Exchange Debentures (to the extent of Hyperion's current or accumulated earnings and profits) determined in the manner described below for purposes of computing original issue discount (if any) on the Exchange Debentures. If the exchange of Preferred Stock is not treated as a dividend, the exchanging shareholder would recognize gain or loss equal to the difference between the issue price of Exchange Debentures and the shareholder's adjusted tax basis in the Preferred Stock. If neither the Preferred Stock nor the Exchange Debentures are regularly traded on an established securities market, gain realized on the exchange of Preferred Stock for Exchange Debentures may qualify for installment-sale treatment.

  If the amount received in a redemption of Preferred Stock is treated as a distribution which may be taxable as a dividend as opposed to consideration received in a sale or exchange, the amount of the distribution will be measured by the amount of cash or the issue price (or, alternatively, fair market value) of the Exchange Debentures, as the case may be, received by the Holder. The Holder's adjusted tax basis in the redeemed Preferred Stock will be transferred to any remaining stockholdings in Hyperion. If the shareholder does not retain any stock ownership in Hyperion, it is unclear whether the shareholder will be permitted to transfer such basis to any Exchange Debentures received in the redemption or will lose such basis entirely. Under section 1059 of the Code, the term "extraordinary dividend" includes any redemption of stock that is treated as a dividend and that is non-pro rata as to all stockholders, including shares of common stock, irrespective of the holding period. Consequently, to the extent an exchange of Preferred Stock for debentures or cash constitutes a distribution taxable as a dividend, it may constitute an "extraordinary dividend" to a corporate shareholder and be subject to the rules described above. See "--Dividends on Preferred Stock."

ORIGINAL ISSUE DISCOUNT

  If the shares of Preferred Stock are exchanged for Exchange Debentures at a time when the stated redemption price at maturity of such Exchange Debentures exceeds their issue price by an amount equal to or greater than 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity, the Exchange Debentures will be treated as having original issue discount ("OID") equal to the entire amount of such excess. If the Exchange Debentures are traded on an established securities market within the meaning of section 1273(b)(3) of the Code, the issue price of the Exchange Debentures will be their fair market value as of the issue date. Similarly, if the Preferred Stock, but not the Exchange Debentures issued and exchanged therefor, is traded on an established securities market within the meaning of section 1273(b)(3) of the Code at the time of the exchange, then the issue price of each Exchange Debenture should be the fair market value of the Preferred Stock at the time of the exchange. If neither the Preferred Stock nor the Exchange Debentures are traded on an established securities market, and absent any "potentially abusive situation," the issue price of the Exchange Debentures will be their stated principal amount or, in the event the Exchange Debentures do not bear "adequate stated interest" within the meaning of section 1274 of the Code, their "imputed principal amount" as determined under section 1274 of the Code using the applicable federal rate (the "AFR") in effect as of the date of the exchange.

  Hyperion is allowed to exchange the Preferred Stock for Exchange Debentures. Because the determination of the issue price of the Exchange Debentures depends on several factors as described above, it is possible that Exchange Debentures issued at different times will have different issue prices. To the extent the Exchange Debentures have different issue prices, they may have different tax characteristics from each other (for example, the amount of OID on such Exchange Debentures may vary), and may trade separately, which may adversely affect the liquidity of such Exchange Debentures.

  The "stated redemption price at maturity" of the Exchange Debentures will equal the total of all payments under the Exchange Debentures, other than payments of "qualified stated interest." "Qualified stated interest" generally is stated interest that is unconditionally payable in cash or other property (other than Exchange Debentures) at least annually at a single fixed rate. Therefore, if the Exchange Debentures are issued when the Company has the option to pay interest thereon for certain periods in additional Exchange Debentures, the interest on the Exchange Debentures will not be qualified stated interest. Accordingly, the sum of all interest payable pursuant to the stated interest rate on the Exchange Debentures over the entire term will be treated as

OID and includible in gross income by the holders under a constant-yield method, and the receipt of stated interest on the Exchange Debentures will not be taxable to the holders for federal income tax purposes.

  An additional Exchange Debenture (a "PIK Debenture") issued in payment of interest with respect to an initially issued Exchange Debenture (an "Initial Debenture") will not be considered a payment made on the Initial Debenture and will be aggregated with the Initial Debenture for purposes of computing and accruing OID on the Initial Debenture. As between the Initial Debenture and the PIK Debenture, the Company will allocate the adjusted issue price of the Initial Debenture between the Initial Debenture and the PIK Debenture in proportion to their respective principal amounts. That is, upon the issuance of a PIK Debenture with respect to an Initial Debenture, the Company intends to treat the Initial Debenture and the PIK Debenture derived from the Initial Debenture as initially having the same adjusted issue price and inherent amount of OID per dollar of principal amount. The Initial Debenture and the PIK Debenture derived therefrom will be treated as having the same yield to maturity. Similar treatment will be applied when PIK Debentures are issued on PIK Debentures.

  If the Exchange Debentures are not issued with OID, because they are issued at a time when the Company does not have the option to pay interest thereon in additional Exchange Debentures and the redemption price of the Exchange Debentures does not exceed their issue price by more than a de minimis amount, stated interest will be includible in income by a holder in accordance with such holder's method of accounting.

  If the Exchange Debentures are issued with OID and Hyperion were found to have had an intention to call the Exchange Debentures before maturity, any gain realized on a sale, exchange or redemption of Exchange Debentures prior to maturity would be considered ordinary income to the extent of any unamortized OID for the period remaining to the stated maturity of the Exchange Debentures. Hyperion cannot predict whether it would have an intention to call the Exchange Debentures before their maturity at the time, if ever, it issues the Exchange Debentures.

TAXATION OF STATED INTEREST AND ORIGINAL ISSUE DISCOUNT ON EXCHANGE DEBENTURES

  Each holder of an Exchange Debenture with OID will be required to include in gross income an amount equal to the sum of the "daily portions" of the OID for all days during the taxable year on which such holder holds the Exchange Debenture. The daily portions of OID required to be included in a holder's gross income in a taxable year will be determined under a constant-yield method by allocating to each day during the taxable year on which the holder holds the Exchange Debenture on pro rata portion of the OID thereon which is attributable to the "accrual period" in which such day is included. The amount of the OID attributable to each accrual period will be the product of the "adjusted issue price" of the Exchange Debenture at the beginning of such accrual period multiplied by the "yield to maturity" of the Exchange Debenture (properly adjusted for the length of the accrual period). The adjusted issue price of an Exchange Debenture at the beginning of an accrual period is the original issue price of the Exchange Debenture increased by the aggregate amount of OID that has accrued in all prior accrual periods and reduced by any cash payments previously made on the Exchange Debenture--other than qualified stated interest payments (which will apply only if the Exchange Debentures are issued after October 15, 2002). The "yield to maturity" is the discount rate that, when used in computing the present value of all principal and interest payments to be made under the Exchange Debenture, produces an amount equal to the issue price of the Exchange Debenture. An "accrual period" may be of any length and may vary in length over the term of the debt instrument, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on either the final day or the first day of an accrual period.

  If the Exchange Debentures are issued after October 15, 2002, when the Company does not have the option to pay interest thereon in additional Exchange Debentures, stated interest will be includible in gross income by a holder in accordance with such holder's usual method of accounting. In all other cases, all interest on the Exchange Debentures will be taxed as OID under the rule discussed above, and payments of stated interest will not be taxable to the holders.

BOND PREMIUM ON EXCHANGE DEBENTURES

  If the shares of Preferred Stock are exchanged for Exchange Debentures at a time when the issue price of such Exchange Debentures exceeds the amount payable at the maturity date (or earlier redemption date, if appropriate) of the Exchange Debentures, such excess will be deductible, subject to certain limitations with respect to individuals, by the Holder of such Exchange Debentures as amortizable bond premium over the term of the Exchange Debentures (taking into account earlier call dates, as appropriate), under a yield-to-maturity formula, but only if an election by the taxpayer under the section 171 of the Code is in effect or is made. To the extent the excess is deducted as amortizable bond premium, the Holder's adjusted tax basis in the Exchange Debentures will be reduced. An election under section 171 of the Code is available only if the Exchange Debentures are held as capital assets. Such election is binding once made and applies to all debt obligations owned or subsequently acquired by the taxpayer. Under the Code, the amortizable bond premium will be treated as an offset to interest income on the Exchange Debentures rather than as a separate deduction item unless otherwise provided in future regulations.

REDEMPTION OR SALE OF EXCHANGE DEBENTURES

  Generally, any redemption or sale of Exchange Debentures by a Holder would result in taxable gain or loss equal to the difference between the amount of cash received (except to the extent that cash received is attributable to accrued interest) and the Holder's tax basis in the Exchange Debentures. The tax basis of a Holder who received an Exchange Debenture in exchange for Preferred Stock will generally be equal to the issue price of the Exchange Debenture on the date the Exchange Debenture is issued (or, in the case of an Exchange Debenture received as to which the holder thereof was entitled to installment-sale-treatment, the adjusted tax basis of the Preferred Stock exchanged) plus any OID on the Exchange Debenture included in the Holder's income prior to sale or redemption of the Exchange Debenture, reduced by any amortizable bond premium applied against the Holder's income prior to sale or redemption of the Exchange Debenture and by payments other than payments of qualified stated interest. Such gain or loss would be capital gain or loss and would be long-term capital gain or loss if the holding period exceeded one year. However, if Hyperion were found to have an intention at the time the Exchange Debentures were issued to call them before maturity, the gain would be ordinary income to the extent of any unamortized OID.

HIGH YIELD DISCOUNT OBLIGATIONS

  Sections 163(e) and 163(i) of the Code provide rules that affect the tax treatment of certain high-yield discount obligations ("HYDOs"). The Exchange Debentures may constitute HYDOs if their yield-to-maturity exceeds by more than five percentage points the applicable federal rate (the "AFR") for instruments with a similar maturity in effect for the calendar month in which the Exchange Debentures are issued. If the Exchange Debentures are HYDOs, the Company may not deduct any OID that accrues with respect to the Exchange Debentures until it pays such amount in cash.

  In addition, to the extent that the Exchange Debentures' yield-to-maturity exceeds the relevant AFR by more than six percentage points, then (i) a portion of such interest corresponding to the yield in excess of six percentage points above the AFR will not be deductible by Hyperion at any time and (ii) a corporate holder may be entitled to treat the portion of the interest that is not deductible by Hyperion as a dividend, which may then qualify for the dividends-received deduction provided by Section 243 of the Code (subject to applicable limitations). In such event, corporate holders of Exchange Debentures should consult with their tax advisors as to the applicability of the dividends-received deduction. It is not possible to determine at the present time whether an Exchange Debenture will be treated as a HYDO.

BACKUP WITHHOLDING

  Under section 3406 of the Code and applicable Treasury regulations, a Holder of Preferred Stock or Exchange Debentures may be subject to backup withholding at the rate of 31% with respect to "reportable payments," which include dividends or interest paid on, or the proceeds of a sale, exchange or redemption of, Preferred Stock or Exchange Debentures, as the case may be. The payor will be required to deduct and withhold the prescribed amounts if (i) the payee fails to furnish a taxpayer identification number ("TIN") to the payor in the manner required by the Code and applicable Treasury regulations, (ii) the Internal Revenue Service notifies the payor that the TIN furnished by the payee is incorrect, (iii) there has been a "notified payee underreporting" described in section 3406(c) of the Code, or
(iv) there has been a failure of the payee to certify under penalty of perjury that the payee is not subject to withholding under section 3406(a)(1)(C) of the Code. If any one of the events listed above occurs, Hyperion will be required to withhold an amount equal to 31% from any dividend payment made with respect to Preferred Stock, any payment of interest or principal pursuant to the terms of the Exchange Debentures or any payment of proceeds of a redemption of Preferred Stock or Exchange Debentures, as the case may be, to a Holder. Amounts paid as backup withholding do not constitute an additional tax and will be credited against the holder's federal income tax liabilities, so long as the required information is provided to the Internal Revenue Service.

  The Company will furnish annually to the IRS and to record holders of the Preferred Stock (other than with respect to certain exempt holders) information relating to dividends paid during the calendar year.

  The Company will furnish annually to the IRS and to record holders of the Exchange Debentures (other than with respect to certain exempt holders) information relating to the stated interest and the OID, if any, accruing during the calendar year. Such information will be based on the amount of OID that would have accrued to a holder who acquired the Exchange Debentures on original issue.

SUBSEQUENT PURCHASERS

  The foregoing does not discuss special rules which may affect the treatment of purchasers that acquire the Preferred Stock or the Exchange Debentures other than through purchasing the Preferred Stock at the time of original issuance at the issue price, including those provisions of the Code relating to the treatment of "market discount." For example, the market discount provisions of the Code may require a subsequent purchaser of an Exchange Debenture at a market discount to treat all or a portion of any gain recognized upon sale or other disposition of the Exchange Debenture as ordinary income and to defer a portion of any interest expense that would otherwise be deductible on any indebtedness incurred or maintained to purchase or carry such Exchange Debenture until the holder disposes of the Exchange Debenture in a taxable transaction.

  As a further example, a holder of an Exchange Debenture issued with OID who purchases such Exchange Debenture for an amount that is greater than its adjusted issue price but equal to or less than the sum of all payments payable on the Exchange Debenture after the purchase date (other than payments, if any, of qualified stated interest) will be considered to have purchased such Exchange Debenture at an "acquisition premium." Under the acquisition premium rules, the amount of OID which such holder must include in income with respect to such Exchange Debenture for any taxable year will be reduced by the portion of such acquisition premium properly allocable to such year.

  EACH PROSPECTIVE HOLDER OF PREFERRED STOCK OR EXCHANGE DEBENTURES SHOULD CONSULT HIS OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL AND ANY OTHER TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF PREFERRED STOCK OR EXCHANGE DEBENTURES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL OR FOREIGN INCOME TAX LAWS AND ANY RECENT OR PROSPECTIVE CHANGES IN APPLICABLE TAX LAWS.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives New Preferred Stock for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of the New Preferred Stock. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Preferred Stock received in exchange for Old Preferred Stock acquired as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus available to any broker-dealer for use in connection with any such resale for a period of 365 days after the Expiration Date or until all participating broker-dealers have so resold.

  The Company will not receive any proceeds from any sale of New Preferred Stock by broker-dealers. New Preferred Stock received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Preferred Stock or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concession from any such broker-dealer and/or the purchasers of any New Preferred Stock. Any broker-dealer that resells New Preferred Stock that was received by it for its own account pursuant to the Exchange Offer and any broker-dealer that participates in a distribution of New Preferred Stock may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any resale of New Preferred Stock and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  The Company has not entered into any arrangement or understanding with any person to distribute the New Preferred Stock to be received in the Exchange Offer, and to the best of the Company's information and belief, each person participating in the Exchange Offer is acquiring the New Preferred Stock in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the New Preferred Stock to be received in the Exchange Offer.

                                 LEGAL MATTERS

  The validity of the New Preferred Stock will be passed upon on behalf of the Company by Buchanan Ingersoll Professional Corporation, Pittsburgh, Pennsylvania.

                                    EXPERTS

  The consolidated financial statements of the Company as of March 31, 1996 and 1997 and for each of the three years in the period ended March 31, 1997 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

               HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report.............................................. F-2
Consolidated Balance Sheets, March 31, 1996 and 1997, and unaudited
 June 30, 1997............................................................ F-3
Consolidated Statements of Operations, Years Ended March 31, 1995, 1996
 and 1997, and unaudited three months ended June 30, 1996 and 1997........ F-4
Consolidated Statements of Stockholders' Equity (Deficiency), Years Ended
 March 31, 1995, 1996 and 1997, and unaudited three months ended
 June 30, 1997............................................................ F-5
Consolidated Statements of Cash Flows, Years Ended March 31, 1995, 1996
 and 1997, and unaudited three months ended June 30, 1996 and 1997........ F-6
Notes to Consolidated Financial Statements................................ F-7

INDEPENDENT AUDITORS' REPORT

Hyperion Telecommunications, Inc.:

  We have audited the accompanying consolidated balance sheets of Hyperion Telecommunications, Inc. and subsidiaries as of March 31, 1996 and 1997 and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for each of the three years in the period ended March 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Hyperion Telecommunications, Inc. and subsidiaries at March 31, 1996 and 1997 and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1997 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
June 13, 1997

               HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                    MARCH 31,        JUNE 30,
                                                 -----------------  -----------
                                                  1996      1997       1997
                                                 -------  --------  -----------
                                                                    (UNAUDITED)
ASSETS:
-------
Current assets:
  Cash and cash equivalents..................... $   --   $ 59,814   $ 21,308
  Other current assets..........................     282       768      1,158
                                                 -------  --------   --------
    Total current assets........................     282    60,582     22,466
Investments.....................................  21,087    44,685     60,152
Property, plant and equipment--net..............  12,561    53,921     71,633
Other assets--net...............................   1,045    15,376     15,619
Deferred income taxes--net......................     294        37         37
                                                 -------  --------   --------
    Total....................................... $35,269  $174,601   $169,907
                                                 =======  ========   ========
LIABILITIES AND STOCKHOLDERS' EQUITY
(DEFICIENCY):
------------------------------------
Current liabilities:
  Accounts payable.............................. $ 2,529  $  2,342   $  2,451
  Due to affiliates--net........................   8,707     6,081      6,930
  Other current liabilities.....................     501       757      1,768
                                                 -------  --------   --------
    Total current liabilities...................  11,737     9,180     11,149
13% Senior Discount Notes due 2003..............     --    187,173    193,900
Note payable--Adelphia..........................  50,855    25,855     25,855
Other debt......................................     --      2,647      2,496
                                                 -------  --------   --------
    Total liabilities...........................  62,592   224,855    233,400
                                                 -------  --------   --------
Commitments and contingencies (Note 7)
Stockholders' equity (deficiency):
  Class A Common Stock, $0.01 par value,
   300,000,000 shares authorized and 0, 104,000
   and 122,000 shares outstanding, respectively.     --          1          1
  Class B Common Stock, $0.01 par value,
   150,000,000 shares
   authorized and 10,000,000 shares outstanding.     100       100        100
  Additional paid in capital....................     --        155        182
  Class B Common Stock Warrants.................     --     11,087     11,087
  Loans to Stockholders.........................     --     (3,000)    (3,000)
  Accumulated deficit........................... (27,423)  (58,597)   (71,863)
                                                 -------  --------   --------
    Total stockholders' equity (deficiency)..... (27,323)  (50,254)   (63,493)
                                                 -------  --------   --------
    Total....................................... $35,269  $174,601   $169,907
                                                 =======  ========   ========

                See notes to consolidated financial statements.

               HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               THREE MONTHS
                                  YEAR ENDED MARCH 31,        ENDED JUNE 30,
                                ---------------------------  -----------------
                                 1995      1996      1997     1996      1997
                                -------  --------  --------  -------  --------
                                                               (UNAUDITED)
Revenues......................  $ 1,729  $  3,322  $  5,088  $ 1,102  $  1,520
                                -------  --------  --------  -------  --------
Operating expenses:
  Network operations..........    1,382     2,690     3,432      859     1,180
  Selling, general and
  administrative..............    2,524     3,084     6,780    1,027     2,380
  Depreciation and
  amortization................      463     1,184     3,945      695     1,372
                                -------  --------  --------  -------  --------
    Total.....................    4,369     6,958    14,157    2,581     4,932
                                -------  --------  --------  -------  --------
Operating loss................   (2,640)   (3,636)   (9,069)  (1,479)   (3,412)
Other income (expense):
  Gain on sale of investment..      --        --      8,405    8,405       --
  Interest income.............       39       199     5,976    1,433       763
  Interest expense and fees...   (3,321)   (6,088)  (28,377)  (6,169)   (8,077)
                                -------  --------  --------  -------  --------
(Loss) income before income
 taxes and equity in net loss
 of joint ventures ...........   (5,922)   (9,525)  (23,065)   2,190   (10,726)
Income tax benefit (expense)..       29       197      (259)      (3)      --
                                -------  --------  --------  -------  --------
(Loss) income before equity in
 net loss of
 joint ventures ..............   (5,893)   (9,328)  (23,324)   2,187   (10,726)
Equity in net loss of joint
ventures......................   (1,799)   (4,292)   (7,223)  (1,636)   (2,540)
                                -------  --------  --------  -------  --------
Net (loss) income.............  $(7,692) $(13,620) $(30,547) $   551  $(13,266)
                                =======  ========  ========  =======  ========
Net (loss) income per weighted
 average share of
 common stock.................  $ (0.77) $  (1.36) $  (2.88) $  0.05  $  (1.24)
                                =======  ========  ========  =======  ========
Weighted average shares of
 common stock outstanding.....   10,000    10,000    10,591   10,525    10,735
                                =======  ========  ========  =======  ========


                See notes to consolidated financial statements.

               HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                     CLASS B
                          CLASS A CLASS B ADDITIONAL  COMMON                           STOCKHOLDERS'
                          COMMON  COMMON   PAID-IN    STOCK     LOANS TO   ACCUMULATED    EQUITY
                           STOCK   STOCK   CAPITAL   WARRANTS STOCKHOLDERS   DEFICIT   (DEFICIENCY)
                          ------- ------- ---------- -------- ------------ ----------- -------------
Balance, March 31, 1994    $--     $100      $--     $   --     $   --      $ (6,111)    $ (6,011)
  Net loss..............    --      --        --         --         --        (7,692)      (7,692)
                           ----    ----      ----    -------    -------     --------     --------
Balance, March 31, 1995     --      100       --         --         --       (13,803)     (13,703)
  Net loss..............    --      --        --         --         --       (13,620)     (13,620)
                           ----    ----      ----    -------    -------     --------     --------
Balance, March 31, 1996.    --      100       --         --         --       (27,423)     (27,323)
  Proceeds from issuance
   of Class B Common
   Stock warrants ......    --      --        --      11,087        --           --        11,087
  Loans to stockholders
   .....................    --      --        --         --      (3,000)         --        (3,000)
  Excess of purchase
   price of acquired
   assets
   over related party
   predecessor owner's
   carrying value.......    --      --        --         --         --          (627)        (627)
  Issuance of Class A
   Common Stock bonus ..      1     --        155        --         --           --           156
  Net loss .............    --      --        --         --         --       (30,547)     (30,547)
                           ----    ----      ----    -------    -------     --------     --------
Balance, March 31, 1997
 .......................      1     100       155     11,087     (3,000)     (58,597)     (50,254)
  Issuance of Class A
   Common Stock bonus
   (unaudited)..........    --      --         27        --         --           --            27
  Net loss (unaudited)..    --      --        --         --         --       (13,266)     (13,266)
                           ----    ----      ----    -------    -------     --------     --------
Balance, June 30, 1997
 (unaudited)............     $1    $100      $182    $11,087    $(3,000)    $(71,863)    $(63,493)
                           ====    ====      ====    =======    =======     ========     ========



                See notes to consolidated financial statements.

               HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                              THREE MONTHS
                                 YEAR ENDED MARCH 31,        ENDED JUNE 30,
                              ----------------------------  ------------------
                                1995      1996      1997      1996      1997
                              --------  --------  --------  --------  --------
                                                               (UNAUDITED)
Cash flows from operating
 activities:
  Net (loss) income.......... $ (7,692) $(13,620) $(30,547) $    551  $(13,266)
  Adjustments to reconcile
   net (loss) income to net
   cash used in operating
   activities:
    Depreciation.............      397     1,061     2,604       335     1,054
    Amortization.............       66       123     1,341       360       318
    Equity in net loss of
     joint ventures..........    1,799     4,292     7,223     1,636     2,540
    Non-cash interest
     expense.................    3,321     6,088    23,467     4,915     6,727
    Deferred income taxes....      (37)     (206)      257       --        --
    Gain on sale of
     investment..............      --        --     (8,405)   (8,405)      --
    Issuance of Class A
     Common Stock bonus......      --        --        156       --         27
    Changes in operating
     assets and liabilities,
     net of effects of
     acquisition:
      Other assets--net......     (550)     (227)     (624)      (22)     (951)
      Accounts payable and
       other current
       liabilities...........      566     1,656      (295)   (2,027)    1,144
                              --------  --------  --------  --------  --------
Net cash used in operating
 activities..................   (2,130)     (833)   (4,823)   (2,657)   (2,407)
                              --------  --------  --------  --------  --------
Cash flows from investing
 activities:
   Net cash used for
    acquisition..............      --        --     (5,040)      --        --
   Expenditures for property,
    plant
    and equipment............   (2,850)   (6,084)  (24,627)   (1,818)  (18,766)
   Investment in fiber asset
    and senior secured note..      --        --    (20,000)      --        --
   Proceeds from sale of
    investment...............      --        --     11,618    11,618       --
   Investments in joint
    ventures.................   (7,526)  (12,815)  (34,769)   (4,750)  (18,031)
                              --------  --------  --------  --------  --------
Net cash (used in) provided
 by investing activities.....  (10,376)  (18,899)  (72,818)    5,050   (36,797)
                              --------  --------  --------  --------  --------
Cash flows from financing
 activities:
   Proceeds from Senior
    Discount Notes...........      --        --    163,705   163,705       --
   Proceeds from issuance of
    Class B Common Stock
    warrants.................      --        --     11,087    11,087       --
   Costs associated with debt
    financing................      --        --     (6,555)   (6,221)      --
   Loans to stockholders.....      --        --     (3,000)   (3,000)      --
   Borrowings on (repayment
    of) Note payable--
    Adelphia.................   12,252     9,226   (25,000)  (25,000)      --
   Repayment of debt.........      --        --        --        --       (151)
   Advances from (to)
    affiliates...............      254    10,506    (2,782)  (10,822)      849
                              --------  --------  --------  --------  --------
Net cash provided by
 financing activities........   12,506    19,732   137,455   129,749       698
                              --------  --------  --------  --------  --------
Net increase (decrease) in
 cash and cash equivalents...      --        --     59,814   132,142   (38,506)
Cash and cash equivalents,
 beginning of period.........      --        --        --         --    59,814
                              --------  --------  --------  --------  --------
Cash and cash equivalents,
 end of period............... $    --   $    --   $ 59,814  $132,142  $ 21,308
                              ========  ========  ========  ========  ========

                See notes to consolidated financial statements.

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 FOR THE YEARS ENDED MARCH 31, 1995, 1996 AND 1997, AND THE THREE MONTHS ENDED
                            JUNE 30, 1996 AND 1997
(INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
(1)THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization and Business

  The consolidated financial statements include the accounts of Hyperion Telecommunications, Inc. and its wholly and majority owned subsidiaries (the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation. The Company was formed in 1991 and is an 88% owned subsidiary of Adelphia Communications Corporation ("Adelphia"). The remaining 12% is owned by certain key Company officers.

  The Company provides telecommunications service through its subsidiaries and joint ventures, in which it has less than a majority ownership interest. The Company's efforts have been directed primarily toward becoming an owner and manager of competitive local exchange carrier ("CLEC") business telecommunications services in selected mid-sized cities. The Company generally partners with a local cable television or utility company, whose fiber facilities are located in the market areas, to build competitive access fiber optic networks. The Company then operates the networks for a management fee. Each network provides local special access, carrier-to-carrier, and point-to-point telecommunications services to major businesses and government customers. The Company's revenues are derived from a combination of direct business telecommunication services provided by its subsidiaries and management fees from its unconsolidated joint ventures.

  Joint ventures in which the Company does not have a majority interest are accounted for under the equity method of accounting.

 Cash and cash equivalents

  Cash and cash equivalents consist of highly liquid instruments with an initial maturity date of three months or less.

 Property, Plant and Equipment

  Property, plant and equipment is stated at cost less accumulated depreciation. Costs capitalized include amounts directly associated with network engineering, design and construction.

  Provision for depreciation of property, plant and equipment is computed using the straight-line method over the estimated useful lives of the assets beginning in the month the asset is available for use or is acquired.

  The estimated useful lives of the Company's principal classes of property, plant and equipment are as follows:

   Telecommunications networks...................................... 10-20 years
   Network monitoring and switching equipment.......................  5-10 years
   Other............................................................  3-10 years

 Revenue Recognition

  The Company recognizes revenues related to management and network monitoring of the joint ventures in the month that the related services are provided. The Company recognizes revenue from telecommunications services in the month the related service is provided. Revenues on billings to customers for services in advance of providing such services are deferred and recognized when earned.

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 FOR THE YEARS ENDED MARCH 31, 1995, 1996 AND 1997, AND THE THREE MONTHS ENDED
                            JUNE 30, 1996 AND 1997
(INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
(1)THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

 Net Loss Per Weighted Average Share of Common Stock

  The computation of net loss per weighted average share of common stock is based upon the weighted average number of common shares and warrants outstanding during the year. All references in the accompanying consolidated financial statements to the number of shares of common stock have been retroactively restated to reflect the stock split (See Note 6).

 Income Taxes

  Deferred income taxes are recognized for the tax effects of temporary differences between financial statement and income tax bases of assets and liabilities and for loss carryforwards for which income tax benefits are expected to be realized in future years. A valuation allowance is established to reduce deferred tax assets to the net amount that management believes will more likely than not be realized.

 Other Assets

  Costs incurred in developing new networks or expanding existing networks, including network design, negotiating rights-of-way and obtaining legal/regulatory authorizations are deferred and amortized over five years. Pre-operating costs, included in other assets, represent certain nondevelopment costs incurred during the pre-operating phase of a newly constructed network and are amortized over five-year periods commencing with the start of operations. Deferred debt financing costs, included in other assets, are amortized over the term of the related debt. The unamortized amounts at March 31, 1996 and 1997 were $0 and $6,033, respectively. Also included in other assets at March 31, 1997 is a Senior Secured Note (See Note
3).

 Asset Impairments

  The Company reviews the carrying value of its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. Measurement of any impairment would include a comparison of estimated future operating cash flows anticipated to be generated during the remaining life of the assets with their net carrying value. An impairment loss would be recognized as the amount by which the carrying value of the assets exceeds their fair value.

 Financial Instruments

  Financial instruments which potentially subject the Company to concentration of credit risk consist principally of accounts receivable. Concentration of credit risk with respect to accounts receivable is limited due to the dispersion of the Company's customer base among different customers and geographic areas.

  The Company's financial instruments include cash and cash equivalents, Note payable--Adelphia, Senior Secured Note, and Senior Discount Notes. The carrying values of the Note payable--Adelphia and the Senior Secured Note approximated their fair values at March 31, 1996 and 1997. The carrying value of the Senior Discount Notes exceeded fair value by approximately $5,400 at March 31, 1997. The fair values of the Note payable--Adelphia and the Senior Secured Note were estimated based upon the terms in comparison with other similar instruments. The fair value of the Senior Discount Notes was based upon quoted market prices.


 Use of Estimates in the Preparation of Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 FOR THE YEARS ENDED MARCH 31, 1995, 1996 AND 1997, AND THE THREE MONTHS ENDED
                            JUNE 30, 1996 AND 1997
(INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
(1)THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Recent Accounting Pronouncements

  Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share" has been issued and is effective for periods ending after December 15, 1997, with early application not permitted. The general requirements of SFAS No. 128 are designed to simplify the computation of earnings per share. The new statement requires a calculation of basic and diluted earnings per share. The adoption of SFAS No. 128 is not expected to have any effect on the Company's calculation of earnings per share.

  SFAS No. 130, "Reporting Comprehensive Income", and SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information," have been issued and are effective for fiscal years beginning after December 15, 1997. SFAS No. 130 defines comprehensive income and outlines certain reporting and disclosure requirements related to comprehensive income. SFAS No. 131 requires certain disclosures about business segments of an enterprise, if applicable. The adoption of SFAS No. 130 and SFAS No. 131 is not expected to have any effect on the Company's financial statements or disclosures.

 Unaudited Interim Information

  In the opinion of management, the accompanying unaudited interim financial information as of June 30, 1997 and for the three months ended June 30, 1996 and 1997 contains all adjustments, consisting of only normal recurring accruals necessary for a fair presentation of the data as of such date and for such periods. This information does not include all footnotes which would be required for complete financial statements prepared in accordance with generally accepted accounting principles. The results of operations for the three months ended June 30, 1997 are not necessarily indicative of the results to be expected for the year ending March 31, 1998.

 Reclassification

  For the fiscal years ended March 31, 1995, 1996, and 1997, certain amounts have been reclassified to conform with the June 30, 1997 presentation.

(2)PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consists of the following:

                                                      MARCH 31,
                                                   ----------------   JUNE 30,
                                                    1996     1997       1997
                                                   -------  -------  -----------
                                                                     (UNAUDITED)
  Telecommunications networks..................... $ 6,312  $12,236    $13,475
  Network monitoring and switching equipment......   5,267   19,301     20,442
  Fiber asset under construction (Note 3).........     --    11,500     11,500
  Construction in process.........................   2,245   14,978     31,334
  Other...........................................     388    1,131      1,151
                                                   -------  -------    -------
                                                    14,212   59,146     77,902
  Less accumulated depreciation...................  (1,651)  (5,225)    (6,269)
                                                   -------  -------    -------
    Total......................................... $12,561  $53,921    $71,633
                                                   =======  =======    =======

(3)INVESTMENT IN FIBER ASSET AND SENIOR SECURED NOTE

  On February 20, 1997, the Company entered into several agreements regarding the leasing of dark fiber in New York state in furtherance of its strategy to interconnect its networks in the northeastern United States.

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 FOR THE YEARS ENDED MARCH 31, 1995, 1996 AND 1997, AND THE THREE MONTHS ENDED
                            JUNE 30, 1996 AND 1997
(INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
(3)INVESTMENT IN FIBER ASSET AND SENIOR SECURED NOTE, CONTINUED
Pursuant to these agreements and in consideration of a payment of $20,000, the Company received a $20,000 Senior Secured note bearing interest at 22 1/2% (subject to reduction upon early repayment of principal) due February 2002 (subject to early redemption options), from Telergy, Inc. ("Telergy") and a fully prepaid lease from a Telergy affiliate for an initial lease term of 25 years (with two additional ten-year extensions) for 24 strands of dark fiber installed or to be installed in a New York fiber optic telecommunications backbone network. The Company has included $11,500 and $8,500 in Property, Plant and Equipment and Other Assets, respectively, as the allocation of the $20,000 payment between the fiber asset and the Senior Secured Note. The allocation reflects the Company's estimate of the relative fair values of the assets acquired.

(4)INVESTMENTS

  The equity method of accounting is used to account for investments in joint ventures in which the Company owns less than a majority interest. Under this method, the Company's initial investment is recorded at cost and subsequently adjusted for the amount of its equity in the net income or loss of its joint ventures. Dividends or other distributions are recorded as a reduction of the Company's investment. Investments in joint ventures accounted for using the equity method reflect the Company's equity in their underlying net assets.

  The Company's nonconsolidated investments are as follows:

                                                     MARCH 31,
                                    OWNERSHIP     -----------------   JUNE 30,
                                    PERCENTAGE     1996      1997       1997
                                    ----------    -------  --------  -----------
                                                                     (UNAUDITED)
Continental Fiber Technologies
(Jacksonville).....................     20.0%     $ 4,701  $  7,330   $  7,979
Multimedia Hyperion
Telecommunications (Wichita).......     49.9%       2,620     3,306      3,306
Louisville Lightwave...............     50.0%(1)      996     4,683      8,644
NewChannels Hyperion
Telecommunications (Albany)........     50.0%(2)      999       924        924
NewChannels Hyperion
Telecommunications (Binghamton)....     20.0%(2)      504       504        504
NHT Partnership (Buffalo)..........     40.0%(2)    2,457     4,717      5,300
NewChannels Hyperion
Telecommunications (Syracuse)......     50.0%(2)    3,140     4,215      5,161
Hyperion of Harrisburg.............     50.0%       1,600     5,246      8,576
Hyperion of Tennessee (Nashville)..     25.0%(3)    1,345       --         --
Alternet of Virginia (Richmond)....     37.0%       3,406     7,018      7,212
New Jersey Fiber Technologies (New
Brunswick).........................     19.7%         956     3,340      4,582
TCG of South Florida...............     15.7%(4)    4,679       --         --
PECO-Hyperion (Philadelphia) ......     50.0%         --     10,750     15,000
Lexington Lightwave ...............     50.0%         --      2,311      4,261
Hyperion of York...................     50.0%         --      1,402      2,000
Other .............................  Various          497       949      1,277
                                                  -------  --------   --------
                                                   27,900    56,695     74,726
Cumulative equity in net losses....                (6,813)  (12,010)   (14,574)
                                                  -------  --------   --------
Total Investments..................               $21,087  $ 44,685   $ 60,152
                                                  =======  ========   ========

--------
 (1) The Company increased its ownership in this partnership on May 8, 1996 from 20% to 50%.
 (2) As discussed in Note 12, the Company has entered into agreements, subject to normal closing conditions and receipt of regulatory approval, to exchange its interests in these networks.
 (3) As discussed below, the Company increased its ownership in this partnership on August 1, 1996 to 95%, and accordingly, has consolidated this investment effective August 1, 1996.
 (4) As discussed below, the Company sold its interest in TCG of South Florida on May 16, 1996.

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 FOR THE YEARS ENDED MARCH 31, 1995, 1996 AND 1997, AND THE THREE MONTHS ENDED
                            JUNE 30, 1996 AND 1997
(INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
(4)INVESTMENTS, CONTINUED

  Summarized unaudited combined financial information for the Company's investments being accounted for using the equity method of accounting, excluding TCG of South Florida and Hyperion of Tennessee as of and for the periods presented, is as follows:

                                                          MARCH 31,
                                                      ----------------- JUNE 30,
                                                        1996     1997     1997
                                                      -------- -------- --------
   Current assets.................................... $  3,262 $  5,684 $  8,278
   Non-current assets................................   74,055  154,950  181,986
   Current liabilities...............................    6,043    6,797    8,604
   Non-current liabilities...........................   17,718   48,069   55,214

                                                           THREE MONTHS ENDED
                               YEAR ENDED MARCH 31,             JUNE 30,
                            -----------------------------  --------------------
                              1995      1996      1997         1996       1997
                            --------  --------  ---------  ---------  ---------
   Revenues................ $  2,818  $  6,497  $  12,357  $   2,651  $   4,252
   Net loss................   (3,454)   (8,414)   (17,052)    (3,572)    (6,259)

  On May 16, 1996, the Company sold its 15.7% interest in TCG of South Florida for approximately $11,618 resulting in a pre-tax gain of approximately $8,400. Amounts related to TCG of South Florida included in the Company's investments and equity in net loss of joint ventures as of and for the year ended March 31, 1996 were $3,422 and $778, respectively. The Company's equity in net loss of joint ventures included a loss of $221 for TCG of South Florida for the fiscal year ended March 31, 1997.

  On August 1, 1996, the Company purchased additional general and limited partnership interests in Hyperion of Tennessee for approximately $5,000, which increased the Company's ownership of Hyperion of Tennessee to 95%. The following unaudited financial information of the Company assumes that this acquisition had occurred on April 1, 1995:

                                                            YEAR ENDED MARCH 31,
                                                            --------------------
                                                                1996      1997
                                                            --------------------
   Revenues................................................ $   3,963 $    5,303
   Net loss................................................    15,239     31,002
   Net loss per weighted average share of common stock..... $    1.52 $     2.93

(5)FINANCING ARRANGEMENTS

 Note Payable--Adelphia

  The Company has an unsecured credit arrangement with Adelphia which had no repayment terms prior to April 15, 1996. On April 15, 1996, $25,000 of the proceeds from the sale of the 13% Senior Discount Notes (the "Notes") and Class B Common Stock Warrants discussed below were used to repay a portion of this obligation. Interest expense and fees on this credit arrangement were based upon the weighted average cost of unsecured borrowings of Adelphia during the corresponding periods. Interest at 11.28% per annum plus fees was charged on the Note Payable--Adelphia for the years ended March 31, 1995 and 1996. The total amount of interest converted to note principal through April 15, 1996 was $9,007.

  Effective April 15, 1996, the remaining balance due on the Note payable-- Adelphia is evidenced by an unsecured subordinated note due April 16, 2003. This obligation bears interest at 16.5% per annum with interest

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 FOR THE YEARS ENDED MARCH 31, 1995, 1996 AND 1997, AND THE THREE MONTHS ENDED
                            JUNE 30, 1996 AND 1997
(INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
(5)FINANCING ARRANGEMENTS, CONTINUED
payable quarterly in cash; by issuing additional subordinated notes; or a combination of cash and additional subordinated notes, all of which is at the Company's option. Interest accrued through June 30, 1997 on the amount outstanding to Adelphia totaled $5,923 and is included in due to affiliates-- net.

 13% Senior Discount Notes and Class B Common Stock Warrants

  On April 15, 1996, the Company issued $329,000 of 13% Senior Discount Notes due April 15, 2003 and 329,000 warrants to purchase an aggregate of 613,427 shares of its Class B Common Stock. Proceeds to the Company, net of discounts, commissions, and other transaction costs were approximately $168,600. Such net proceeds were used to pay $25,000 of the Note payable--Adelphia discussed above, to make loans of $3,000 to certain key Company officers (see Note 6) and to fund the Company's capital expenditures, working capital requirements, operating losses and its pro-rata investments in joint ventures. Use of proceeds from the Notes also included the repayment of amounts related to capital expenditures, working capital requirements, operating losses and pro-rata investments in joint ventures totaling $12,800 incurred during the period from January 1, 1996 to April 15, 1996. These amounts had been funded during the same time period through advances from Adelphia.

  Prior to April 15, 2001, interest on the Notes is not payable in cash, but is added to principal. Thereafter, interest is payable semi-annually commencing October 15, 2001. The Notes are unsecured and are senior to the Note payable--Adelphia and all future subordinated indebtedness. On or before April 15, 1999 and subject to certain restrictions, the Company may redeem, at its option, up to 25% of the aggregate principal amount of the Notes at a price of 113% of the Accreted Value (as defined in the Indenture). On or after April 15, 2001, the Company may redeem, at its option, all or a portion of the Notes at 106.5% which declines to par in 2002, plus accrued interest.

  The holders of the Notes may put the Notes to the Company at any time at a price of 101% of accreted principle upon the occurrence of a Change of Control (as defined in the Indenture). In addition, the Company will be required to offer to purchase Notes at a price of 100% with the proceeds of certain asset sales (as defined in the Indenture).

  The Indenture stipulates, among other things, limitations on additional borrowings, issuance of equity instruments, payment of dividends and other distributions, repurchase of equity interests or subordinated debt, sale-- leaseback transactions, liens, transactions with affiliates, sales of Company assets, mergers and consolidations.

  In accordance with a registration rights agreement, the Company filed a registration statement offering to exchange the Notes for Series B Senior Discount Notes registered under the Securities Act of 1933, as amended (the "Securities Act"). Terms of the Series B Senior Discount Notes are substantially the same as the Notes. The above exchange was consummated within the time periods stipulated in the agreement.

  The Class B Common Stock Warrants are exercisable at $.01 per share, upon the earlier of May 1, 1997 or a Change of Control. Unless exercised, the Class B Common Stock Warrants expire on April 1, 2001. The number of shares and the exercise price for which a warrant is exercisable are subject to adjustment under certain circumstances. In accordance with a registration rights agreement, the Company filed a shelf registration statement under the Securities Act covering the Warrant Shares.

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 FOR THE YEARS ENDED MARCH 31, 1995, 1996 AND 1997, AND THE THREE MONTHS ENDED
                            JUNE 30, 1996 AND 1997
(INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
(5)FINANCING ARRANGEMENTS, CONTINUED

  If the Notes and Class B Common Stock Warrants had been issued on April 1, 1995, interest expense would have been approximately $27,796 for the year ended March 31, 1996.

  Other debt consists primarily of capital leases entered into in connection with the acquisition of fiber leases for use in the telecommunications networks. The interest rate on such debt ranges from 11.25% to 15.0%.

  Maturities of debt for the five years after March 31, 1997 are as follows:

        1998............................................................... $489
        1999...............................................................  554
        2000...............................................................  529
        2001...............................................................  382
        2002...............................................................  324

(6)STOCKHOLDERS' EQUITY

  The Class B Common Stock of the Company held by Adelphia and certain key Company officers (the "Officers") is subject to sale and transfer restriction provisions. These provisions state that none of the Officers may transfer any shares unless they have offered to sell such shares to Adelphia (or the other remaining Officers if Adelphia declines) at a price per share equal to the terms of the proposed third party sale or exchange.

  In accordance with a shareholder agreement, upon termination of employment or at any time after October 7, 1996, the Officers could have required Adelphia to purchase all their outstanding Class B shares (the "Officers' Option"). At any time after October 7, 2001, Adelphia could have required the Officers to sell all of their outstanding Class B shares to Adelphia (the "Adelphia Option"). The price per share shall be equal to the fair market value of the shares as determined by a nationally recognized financial advisor selected by Adelphia and the Officers.

  On March 19, 1996, such shareholder agreement was amended primarily to (i) grant the Officers certain registration rights regarding their Class B Common Stock; (ii) extend the Officers' Option date until after October 7, 1998;
(iii) extend the Adelphia Option date until after October 7, 2003 and (iv) provide for aggregate loans to the Officers of $3,000 from the proceeds received from the sale of the Notes and Class B Common Stock Warrants discussed in Note 5. Such loans, including accrued interest at a rate equal to the rate which the Company is able to invest cash on a short-term basis, are secured by a pledge of each Officer's Class B Common Stock in the Company and are payable to the Company on the earlier of October 8, 1998 or the date of the registration of an equity security of the Company as described below. Also, an amount equal to the interest that accrues on such loans from the date six months after the date the loans are made until due and payable will be satisfied through additional compensation to the Officers. The shareholder agreement is terminated upon the registration of an equity security of the Company under the Securities Act or the Securities Exchange Act of 1934, as amended, which equity security is of the same class as the equity security held by the Officers.

  On March 19, 1996, the Board of Directors of the Company approved a ten thousand-for-one stock split of its Class B Common Stock and the reduction of the par value from $1.00 per share to $.01 per share. In addition, on March 19, 1996, the Board of Directors approved charter amendments to increase the Company's authorized shares of Class B Common Stock from 1,000 shares to 30,000,000 shares and authorized 5,000,000 shares of preferred stock with terms of such preferred stock to be determined by the Board of Directors of the Company. No preferred stock has been issued by the Company.

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 FOR THE YEARS ENDED MARCH 31, 1995, 1996 AND 1997, AND THE THREE MONTHS ENDED
                            JUNE 30, 1996 AND 1997
(INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
(6)STOCKHOLDERS' EQUITY, CONTINUED

  On October 3, 1996, the Board of Directors of the Company approved charter amendments to (i) increase the Company's authorized shares from 30,000,000 shares of Common Stock to 150,000,000 shares of Class B Common Stock, (ii) authorize 300,000,000 shares of a second class of common stock (Class A Common Stock), and (iii) reclassify each previously authorized and outstanding share of Common Stock as Class B Common Stock. Holders of the Class A Common Stock and Class B Common Stock vote as a single class on all matters submitted to a vote of the stockholders, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes. In addition, each share of Class B Common Stock is automatically convertible into one share of Class A Common Stock. In the event a cash dividend is paid, the holders of the Class A Common Stock and the Class B Common Stock will be paid an equal amount.

  All references in the accompanying consolidated financial statements to the number of shares of common stock and the par value have been retroactively restated to reflect the stock split, the par value reduction and the other actions taken by the Board of Directors on March 19 and October 3, 1996.

  On October 3, 1996, the Board of Directors and stockholders of the Company approved the Company's 1996 Long-Term Compensation Plan (the "1996 Plan"). The 1996 Plan provides for the grant of (i) options which qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, (ii) options which do not so qualify, (iii) share awards (with or without restrictions on vesting), (iv) stock appreciation rights and
(v) stock equivalent or phantom units. The number of shares of Class A Common Stock available for issuance initially will be 1,750,000. Such number is to increase each year by 1% of outstanding shares of all classes of the Company's Common Stock, up to a maximum of 2,500,000 shares. Options, awards and units may be granted under the 1996 Plan to directors, officers, employees and consultants. The 1996 Plan provides that incentive stock options must be granted with an exercise price of not less than the fair market value of the underlying Common Stock on the date of grant. Options outstanding under the Plan may be exercised by paying the exercise price per share through various alternative settlement methods. On March 4, 1997 and April 1, 1997, the company issued 104,000 and 18,000 shares, respectively, of Class A Common Stock to Daniel R. Milliard pursuant to his employment agreement with the Company. No other stock options, stock awards, stock appreciation rights or phantom stock units have been granted under the Plan.

(7)COMMITMENTS AND CONTINGENCIES

  The Company rents office space, node space and fiber under leases with terms which are generally less than one year or under agreements that are generally cancelable on short notice. Total rental expense under all operating leases aggregated $478, $1,210 and $1,103 for the years ended March 31, 1995, 1996 and 1997, respectively.

  The minimum future lease obligations under the noncancelable operating leases as of March 31, 1997 are approximately:

  PERIOD ENDING MARCH 31,
  -----------------------
  1998....................................................................  $553
  1999....................................................................   524
  2000....................................................................   507
  2001....................................................................   521
  2002....................................................................   462
  Thereafter..............................................................   113

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 FOR THE YEARS ENDED MARCH 31, 1995, 1996 AND 1997, AND THE THREE MONTHS ENDED
                            JUNE 30, 1996 AND 1997
(INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
(7)COMMITMENTS AND CONTINGENCIES, CONTINUED

  Certain investors in two of the joint ventures have the right after a specified period of time to sell their interest to the Company. Under one agreement, the sales price represents the investor's aggregate capital contribution less distributions plus interest accrued at the prime rate. The Company's obligation under this commitment at June 30, 1997 was approximately $3,729. The sales price under the second agreement is equal to the fair market value of such investor's interest.

  The Company has entered into employment agreements with certain key Company officers, the terms of which expire on October 20, 1998, as amended. The employment agreements provide for base salary, benefits and bonuses payable if specified management goals are attained. In addition, the employment agreements contain noncompetition and nondisclosure provisions.

  The Company has entered into an employment agreement with the President of the Company, the terms of which expire on March 31, 2001, unless extended by the Company for additional one year periods. The employment agreement provides for base salary, benefits, stock options or stock grants and cash and stock bonuses payable if specified management goals are attained as established annually by the Board of Directors. In addition, the employment agreement contains noncompetition and nondisclosure provisions.

  The Company's operations and the operations of its joint ventures may be adversely affected by changes and developments in governmental regulation, competitive forces and technology. The telecommunications industry is subject to extensive regulation at the federal, state and local levels. On February 8, 1996, President Clinton signed the Telecommunications Act of 1996 (the "Telecommunications Act"), the most comprehensive reform of the nation's telecommunications laws since the Communications Act of 1934.

  The more significant provisions of the Telecommunications Act and certain of its possible effects are as follows:

  The Telecommunications Act removes legal barriers of entry in local telephone markets. This provision should enable the Company to provide a full range of services in any state while potentially increasing the level of competition the Company faces in all its markets.

  The Telecommunications Act requires incumbent Local Exchange Company's ("LECs") to "interconnect" with competitors which will provide access to certain networks under reasonable rates, terms and conditions.

  The Telecommunications Act establishes procedures for LEC and Bell Operating Company ("BOC") entry into new markets, including long distance and cable television service.

  By allowing the BOCs to enter the long distance market, this may reduce the market share of the major long distance carriers (the Company's joint ventures' primary customers) and have adverse consequences on the Company's joint ventures' ability to generate revenues from the long distance carriers.

  The Telecommunications Act eliminates the requirement that LECs obtain FCC authorization before constructing new facilities for interstate services and limits the FCC's ability to review LEC tariff filings. The changes will increase the speed with which the LECs are able to introduce new service offerings and new pricing of existing services, thereby increasing the LEC's ability to compete with the Company.

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 FOR THE YEARS ENDED MARCH 31, 1995, 1996 AND 1997, AND THE THREE MONTHS ENDED
                            JUNE 30, 1996 AND 1997
(INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
(7)COMMITMENTS AND CONTINGENCIES, CONTINUED
  On July 2, 1996 the FCC released its First Report and Order and Further Notice of Proposed Rulemaking promulgating rules and regulations to implement Congress' statutory directive concerning number portability (the "Number Portability Order"). The FCC ordered all LECs to begin phased development of a long-term service provider portability method in the 100 largest Metropolitan Statistical Areas ("MSAs") no later than October 1, 1997, and to complete deployment in those MSAs by December 31, 1998. Number portability must be provided in those areas by all LECs to all requesting telecommunications carriers. As new carriers are at a competitive disadvantage without telephone number portability, the Company believes the Number Portability Order should enhance the Company's ability to offer service in competition with the incumbent LECs, but it is uncertain how effective these regulations will be in promoting number portability. The Number Portability Order sets interim criteria for number portability cost recovery. The FCC deferred selecting a long term number portability cost recovery scheme to a further rulemaking proceeding which is expected to be decided later in 1997.

  On August 8, 1996 the FCC released its First Report and Order and Second Report and Order and Memorandum Opinion and Order promulgating rules and regulations to implement Congress' statutory directive concerning the interconnection obligations of all telecommunications carriers, including obligations of CLEC and incumbent LEC networks and incumbent LEC pricing of interconnection and unbundled elements (the "Local Competition Orders"). The Local Competition Orders adopt a national framework for interconnection but leave to the individual states the task of implementing the FCC's rules. Because implementation of the Local Competition Orders is occurring at the state level, it is uncertain how these new requirements will affect the Company. To the extent that CLECs are able to interconnect with incumbent LEC networks on favorable terms, the Company believes its ability to provide competitive local exchange services will increase. On May 8, 1997, the FCC issued an order to implement the provisions of the Telecommunications Act relating to the preservation and advancement of universal telephone service (the "Universal Service Order"). The Universal Service Order requires all telecommunications carriers providing interstate telecommunications services, including the Company, to contribute to universal service support. Such contributions will be assessed based on interstate and international end-user telecommunications revenues. Universal service support will be distributed to all carriers designated as "eligible carriers" by state commissions. This could be advantageous to the Company or it could be beneficial to the Company's competitors depending on the geographic areas for which subsidies are available.

  In a related proceeding, on May 16, 1997, the FCC issued an order to implement certain reforms to its access charge rules (the "Access Charge Reform Order"). To the extent that the Access Charge Reform Order requires incumbent LECs to impose lower, cost-based access charges on Interexchange or Long Distance Carriers ("IXCs"), the Company's potential margins in providing customers with access services may decrease.

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 FOR THE YEARS ENDED MARCH 31, 1995, 1996 AND 1997, AND THE THREE MONTHS ENDED
                            JUNE 30, 1996 AND 1997
(INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
(8)RELATED PARTY TRANSACTIONS

  The following table summarizes the Company's transactions with related parties:

                                                                  THREE MONTHS
                                                                      ENDED
                                                  MARCH 31,         JUNE 30,
                                             -------------------- -------------
                                              1995   1996   1997   1996   1997
                                             ------ ------ ------ ------ ------
                                                                   (UNAUDITED)
   REVENUES:
     Management fees........................ $1,045 $1,950 $2,600 $  679 $  614
     Network monitoring fees................    217    446    604    119    216
     Special access fees....................    189    651    540    180    170
                                             ------ ------ ------ ------ ------
     Total.................................. $1,451 $3,047 $3,744 $  978 $1,000
                                             ====== ====== ====== ====== ======
   EXPENSES:
     Interest expense and fees.............. $3,321 $6,088 $4,731 $1,254 $1,259
     Allocated corporate costs..............    511    417  1,199     80    326
     Fiber leases...........................    303  1,022    738    282     16
                                             ------ ------ ------ ------ ------
     Total.................................. $4,135 $7,527 $6,668 $1,616 $1,601
                                             ====== ====== ====== ====== ======

  Management fees from related parties represent fees received by the Company from its unconsolidated joint ventures for the performance of financial, legal, regulatory, network design, construction and other administrative services.

  Network monitoring fees represent fees received by the Company for technical support for the monitoring of each individual joint venture's telecommunications system.

  Special access fees represent amounts charged to joint ventures for use of the network of a wholly owned subsidiary of the Company.

  Interest income charged on certain affiliate receivable balances with joint ventures was $65, $199, $230, $13, and $110 for the years ended March 31, 1995, 1996, and 1997, and the three months ended June 30, 1996 and 1997, respectively.

  Interest expense and fees relate to the Note payable--Adelphia (See Note 5).

  Allocated corporate costs represent costs incurred by Adelphia on behalf of the Company for the administration and operation of the Company. These costs include charges for office space, corporate aircraft and shared services such as finance activities, information systems, computer services, human resources, and taxation. Such costs were estimated by Adelphia and do not necessarily represent the actual costs that would be incurred if the Company was to secure such services on its own.

  Fiber lease expense represents amounts paid to various subsidiaries of Adelphia for the utilization of existing cable television plant for development and operation of the consolidated operating networks.

  During the year ended March 31, 1997, the Company purchased from Adelphia for approximately $6,485, Adelphia's historic cost to acquire the assets, certain fiber that had previously been leased from Adelphia. Because the entities involved in the transaction are under the common control of Adelphia, the excess of the purchase price of the assets over the predecessor owner's net book value was charged to accumulated deficit.

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 FOR THE YEARS ENDED MARCH 31, 1995, 1996 AND 1997, AND THE THREE MONTHS ENDED
                            JUNE 30, 1996 AND 1997
(INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
(9)INCOME TAXES

  Adelphia and its corporate subsidiaries (including the Company) file a consolidated federal income tax return. For financial reporting purposes, current and deferred income tax assets and liabilities are computed on a separate company basis. The net operating loss carryforwards and the valuation allowance are adjusted for the effects of filing a consolidated income tax return, similar to provisions of the Internal Revenue Code. At March 31, 1997, the Company had net operating loss carryforwards for federal income tax purposes of $30,478 expiring through 2012.

  Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and
(b) operating loss carryforwards.

  The Company's net deferred tax asset is comprised of the following:

                                                                MARCH 31,
                                                            ------------------
                                                              1996      1997
                                                            --------  --------
   DEFERRED TAX ASSETS:
    Differences between book and tax basis of intangible
     assets................................................ $    119  $    197
    Net operating loss carryforwards.......................    9,302    11,539
    Investment in Partnerships.............................    1,401     2,793
    Other..................................................      134        50
                                                            --------  --------
     Total.................................................   10,956    14,579
    Valuation allowance....................................  (10,459)  (12,356)
                                                            --------  --------
     Total.................................................      497     2,223
                                                            --------  --------
   DEFERRED TAX LIABILITIES:
    Differences between book and tax basis of property,
     plant and equipment...................................      203     2,186
                                                            --------  --------
   Net deferred tax asset.................................. $    294  $     37
                                                            ========  ========

  The net change in the valuation allowance for the years ended March 31, 1996 and 1997 was an increase of $5,164 and $1,897, respectively.

  Income tax benefit (expense) for the years ended March 31, 1995, 1996 and 1997 is as follows:

                                                                  MARCH 31,
                                                               -----------------
                                                               1995  1996  1997
                                                               ----  ----  -----
  Current..................................................... $(8)  $ (9) $  (2)
  Deferred....................................................  37    206   (257)
                                                               ---   ----  -----
  Total....................................................... $29   $197  $(259)
                                                               ===   ====  =====

               HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 FOR THE YEARS ENDED MARCH 31, 1995, 1996 AND 1997, AND THE THREE MONTHS ENDED
                             JUNE 30, 1996 AND 1997
 (INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
(9)INCOME TAXES, CONTINUED

  A reconciliation of the statutory federal income tax rate and the Company's effective income tax rate is as follows:

                                                               MARCH 31,
                                                           -------------------
                                                           1995   1996   1997
                                                           -----  -----  -----
  Statutory federal income tax rate.......................  35.0%  35.0%  35.0%
  Change in valuation allowance........................... (39.0) (34.6) (34.6)
  State taxes, net of federal benefit and other...........   4.4    1.0   (1.2)
                                                           -----  -----  -----
  Income tax benefit (expense)............................   0.4%   1.4%  (0.8)%
                                                           =====  =====  =====

(10) QUARTERLY FINANCIAL DATA (UNAUDITED)

  The following tables summarize the financial results of the Company for each of the quarters in the years ended March 31, 1996 and 1997:

                                                THREE MONTHS ENDED
                                   ----------------------------------------------
                                   JUNE 30,  SEPTEMBER 30, DECEMBER 31, MARCH 31,
                                     1995        1995          1995       1996
                                   --------  ------------- ------------ ---------
Revenues.........................  $   686      $   612      $ 1,198     $   826
                                   -------      -------      -------     -------
Operating expenses:
 Network operations..............      628          613          637         812
 Selling, general and
administrative...................      831          534        1,010         709
 Depreciation and amortization...      250          278          333         323
                                   -------      -------      -------     -------
  Total..........................    1,709        1,425        1,980       1,844
                                   -------      -------      -------     -------
Operating loss...................   (1,023)        (813)        (782)     (1,018)
Other income (expense):
 Interest income.................       16           10          --          173
 Interest expense and fees.......   (1,328)      (1,372)      (1,478)     (1,910)
                                   -------      -------      -------     -------
Loss before income taxes and eq-
 uity in net loss
 of joint ventures...............   (2,335)      (2,175)      (2,260)     (2,755)
Income tax benefit (expense).....       19           59          (20)        139
                                   -------      -------      -------     -------
Loss before equity in net loss of
 joint ventures..................   (2,316)      (2,116)      (2,280)     (2,616)
Equity in net loss of joint ven-
 tures...........................     (797)        (845)      (1,509)     (1,141)
                                   -------      -------      -------     -------
Net loss.........................  $(3,113)     $(2,961)     $(3,789)    $(3,757)
                                   =======      =======      =======     =======
Net loss per weighted average
 share of common stock...........  $ (0.31)     $ (0.30)     $ (0.38)    $ (0.38)
                                   =======      =======      =======     =======
Weighted average shares of common
 stock
 outstanding (in thousands)......   10,000       10,000       10,000      10,000
                                   =======      =======      =======     =======

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 FOR THE YEARS ENDED MARCH 31, 1995, 1996 AND 1997, AND THE THREE MONTHS ENDED
                            JUNE 30, 1996 AND 1997
(INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
(10) QUARTERLY FINANCIAL DATA (UNAUDITED), CONTINUED

                                                THREE MONTHS ENDED
                                   ----------------------------------------------
                                   JUNE 30,  SEPTEMBER 30, DECEMBER 31, MARCH 31,
                                     1996        1996          1996       1997
                                   --------  ------------- ------------ ---------
Revenues.........................  $ 1,102      $ 1,175      $  1,334   $  1,477
                                   -------      -------      --------   --------
Operating expenses:
 Network operations..............      859          728           752      1,093
 Selling, general and
administrative...................    1,027        1,164         2,545      2,044
 Depreciation and amortization...      695          886         1,002      1,362
                                   -------      -------      --------   --------
  Total..........................    2,581        2,778         4,299      4,499
                                   -------      -------      --------   --------
Operating loss...................   (1,479)      (1,603)       (2,965)    (3,022)
Other income (expense):
 Gain on sale of investment......    8,405          --            --         --
 Interest income.................    1,433        1,696         1,190      1,657
 Interest expense and fees.......   (6,169)      (7,108)       (7,482)    (7,618)
                                   -------      -------      --------   --------
Income (loss) before income taxes
 and equity in net loss
 of joint ventures...............    2,190       (7,015)       (9,257)    (8,983)
Income tax (expense) benefit.....       (3)         120            63       (437)
                                   -------      -------      --------   --------
Income (loss) before equity in
 net loss of joint ventures......    2,187       (6,895)       (9,194)    (9,420)
Equity in net loss of joint ven-
 tures...........................   (1,636)      (1,362)       (2,145)    (2,080)
                                   -------      -------      --------   --------
Net income (loss)................  $   551      $(8,257)     $(11,339)  $(11,500)
                                   =======      =======      ========   ========
Net income (loss) per weighted
 average share
 of common stock.................  $  0.05      $ (0.78)     $  (1.07)  $  (1.08)
                                   =======      =======      ========   ========
Weighted average shares of common
 stock
 outstanding (in thousands)......   10,525       10,613        10,613     10,613
                                   =======      =======      ========   ========

(11) SUBSEQUENT EVENTS (THROUGH DATE OF INDEPENDENT AUDITORS' REPORT):

  On June 13, 1997, the Company entered into agreements with MCImetro Access Transmission Services, Inc. (together with its affiliate, MCI Communications, "MCI"). Pursuant to this agreement the Company is designated MCI's preferred provider for new end user dedicated access circuits and of conversions of end user dedicated access circuits as a result of conversions from the incumbent LEC in the Company's markets. Hyperion also has certain rights of first refusal to provide MCI with certain telecommunications services. Under this arrangement, the Company issued a warrant to purchase 281,040 shares of Class A Common Stock to MCI representing 2 1/2% of the Common Stock of the Company on a fully diluted basis. MCI can receive additional warrants to purchase up to an additional 6% of the shares of the Company's Class A Common Stock, on a fully diluted basis, at fair value, if MCI meets certain purchase volume thresholds over the term of the agreement.

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 FOR THE YEARS ENDED MARCH 31, 1995, 1996 AND 1997, AND THE THREE MONTHS ENDED
                            JUNE 30, 1996 AND 1997
(INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

(12) EVENTS (UNAUDITED) SUBSEQUENT TO THE DATE OF THE INDEPENDENT AUDITORS'
REPORT:

  On August 4, 1997, the Company entered into an agreement with Lenfest Telephony to increase the Company's interest in Hyperion of Harrisburg to 100% in exchange for 225,115 shares of the Company's Class A Common Stock.

  On August 11, 1997, the Company entered into agreements with subsidiaries of Tele-Communications, Inc. to (i) increase the Company's interest in Louisville Lightwave and Lexington Lightwave to 100% and (ii) increase the Company's interest in NHT Partnership (Buffalo) to 100%.

  Both of these transactions are subject to normal closing conditions and receipt of regulatory approvals.

  On August 27, 1997, the Company issued $250,000 aggregate principal amount of 12 1/4% Senior Secured Notes due September 1, 2004 (the "Secured Notes") in a private placement. Interest is payable semi-annually commencing March 1, 1998. The Secured Notes are secured by a first priority pledge of (i) the Pledged Securities (as defined in the Indenture) and (ii) the Stock Collateral (as defined in the Indenture). On or prior to September 1, 2000, the Company may redeem up to 25% of the aggregate principal amount of the Secured Notes at 112.25% of principal with the net proceeds of one or more Qualified Equity Offerings (as defined in the Indenture). Commencing September 1, 2001, the Company may redeem the Secured Notes in whole or in part at 106.125% of principal declining annually to par on September 1, 2003. Holders of the Secured Notes have the right to require the Company to redeem their Secured Notes at 101% of principal upon a Change of Control (as defined in the Indenture). The Indenture stipulates, among other things, limitations on additional borrowings, payment of dividends or distributions, repurchase of equity interests, transactions with affiliates and the sale of assets. The Indenture also provides for payment to the Secured Notes holders of liquidated damages of up to 2% per annum of the Secured Notes principal if the Company does not file a registration statement or cause such registration statement to become effective within a prescribed time period with respect to an offer to exchange the Secured Notes for a new issue of debt securities registered under the Securities Act, with terms substantially the same as those of the Secured Notes. The new issue of debt securities is expected to be recorded at the same carrying value as the Secured Notes and, accordingly, no gain or loss is expected to be recognized. Of the $243,300 net proceeds, after payment of transaction costs, approximately $83,400 was placed in escrow for the purchase of the Pledged Securities to provide for payment of the first six scheduled interest payments on the Secured Notes. The Company intends to use the remainder of the net proceeds to fund (i) capital expenditures, (ii) the acquisition of additional ownership interests in certain of its joint ventures and (iii) working capital.

  On May 8, 1997, the Company entered into agreements with Time Warner Entertainment Advance/Newhouse and Advance/Newhouse Partnership (collectively, "TWEAN") to exchange interests in four New York CLEC networks. On September 12, 1997, the Company consummated the agreements and thereby (i) increased its ownership interests in the Buffalo and Syracuse networks to 60% and 100%, respectively, and (ii) eliminated its ownership interests in the Albany and Binghamton networks.

  On October 9, 1997, the Company issued $200,000 aggregate liquidation preference of 12 7/8% Senior Exchangeable Redeemable Preferred Stock due 2007 (the "Preferred Stock") in a private placement. The Company is required to redeem all of the Preferred Stock on October 15, 2007 at 100% of the liquidation preference of the Preferred Stock then outstanding. Dividends are payable quarterly, commencing January 15, 1998, at 12 7/8% of the liquidation preference of outstanding Preferred Stock. Through October 15, 2002, dividends are payable in cash or additional shares of Preferred Stock at the Company's option. Subsequent to

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 FOR THE YEARS ENDED MARCH 31, 1995, 1996 AND 1997, AND THE THREE MONTHS ENDED
                            JUNE 30, 1996 AND 1997
(INFORMATION AS TO THE THREE MONTHS ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
October 15, 2002, dividends are payable in cash. Prior to October 15, 2000, subject to certain conditions, the Company may redeem up to 35% of the aggregate liquidation preference of the originally issued Preferred Stock at 112.875% of the liquidation preference thereof with the net proceeds of one or more Qualified Equity Offerings (as defined). Commencing October 15, 2002, the Company may redeem the Preferred Stock in whole or in part at 106.438% of the liquidation preference thereof declining annually to par on October 15, 2005. Holders of the Preferred Stock have the right to require the Company to redeem their Preferred Stock at 101% of the liquidation preference thereof upon a Change of Control (as defined). The Certificate of Designation stipulates, among other things, limitations on additional borrowings, payment of dividends or distributions, transactions with affiliates and the sale of assets. A related Registration Rights Agreement provides for payment to the Preferred Stock holders of liquidated damages of up to 1% per annum of the Preferred Stock liquidation preference if the Company does not file a registration statement or cause such registration statement to become effective within a prescribed time period with respect to an offer to exchange the Preferred Stock for a new issue of securities registered under the Securities Act, with terms substantially the same as those of the Preferred Stock. The new issue of securities is expected to be recorded at the same carrying value as the Preferred Stock and, accordingly, no gain or loss is expected to be recognized. The Company intends to use the net proceeds of approximately $194,500 to fund the acquisition of increased ownership interests in certain of its networks, for capital expenditures, including the construction and expansion of new and existing networks, and for general corporate and working capital purposes. Pending such uses, the net proceeds will be invested in cash, short-term investments and other cash equivalents.

  The Company may, at its option, on any dividend payment date, exchange in whole, but not in part, the then outstanding shares of Preferred Stock for 12 7/8% Senior Subordinated Debentures due October 15, 2007 (the "Exchange Debentures"). Interest, redemption and registration rights provisions of the Exchange Debentures are consistent with the provisions of the Preferred Stock.

                                    ANNEX A

                                   GLOSSARY

  Access Charges--The fees paid by long distance carriers to LECs for originating and terminating long distance calls over the LECs' local networks.

  Access Line Equivalents--The number of access lines represented by a trunk line, estimated for purposes of this Prospectus as six access lines per trunk line.

  ATM (Asynchronous Transfer Mode)--A recently commercialized switching and transmission technology that is one of a general class of packet technologies that relay traffic by way of an address contained within the first five bits of a standard fifty-three bit-long packet or cell. ATM-based packet transport was specifically developed to allow switching and transmission of mixed voice, data and video (sometimes referred to as "multi-media" information) at varying rates. The ATM format can be used by many different information systems, including LANs.

  Broadband--Broadband communications systems can transmit large quantities of voice, data and video by way of digital or analog signals. Examples of broadband communication systems include DS-3 fiber optic systems, which can transmit 672 simultaneous voice conversations, or a broadcast television station signal, that transmits high resolution audio and video signals into the home. Broadband connectivity is also an essential element for interactive multimedia applications.

  CAP (Competitive Access Provider)--A company that provides its customers with an alternative to the incumbent local telephone company for local transport of private line, special access and interstate transport of switched access telecommunications services. CAPs are also referred to in the industry as alternative local telecommunications service providers (ALTs), metropolitan area network providers (MANs) and alternative access vendors (AAVs).

  Central Offices or LEC-COs--The switching centers or central switching facilities of the LECs or CLECs.

  Centrex--Centrex is a service that offers features similar to those of a Private Branch Exchange (PBX), except the equipment is located at the carrier's premises and not at the premises of the customer. These features include direct dialing within a given phone system, direct dialing of incoming calls, and automatic identification of outbound calls. This is a value-added service that LECs and CLECs can provide to a wide range of customers who do not have the size or the funds to support their own on-site PBX.

  CLEC (Competitive Local Exchange Carrier)--A CAP that also provides switched local telecommunications services.

  Collocation--The ability of a CAP, IXC or end user to connect its network to a LEC-COs. Physical collocation occurs when a CAP places its network connection equipment inside the LEC-COs. Virtual collocation is an alternative to physical collocation pursuant to which the LEC permits a CAP to connect its network to the LEC-COs on comparable terms, even though the CAP's network connection equipment is not physically located inside the central offices.

  Dedicated Lines--Telecommunications lines dedicated or reserved for use exclusively by particular customers along predetermined routes (in contrast to telecommunications lines within the public switched network).

  Digital--A method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary code digits 0 and 1. Digital transmission and switching technologies employ a sequence of these pulses to represent information as opposed to the continuously variable analog signal. Digital transmission and switching technologies offer a threefold improvement in speed and capacity over analog techniques, allowing much more efficient and cost-effective transmission of voice, video and data.

  Dialing Parity--Dialing parity exists when a customer calling to or from the network of a CLEC is not required to dial any more digits than for a comparable call originating and terminating on the incumbent LEC's network.

  Diverse Access Routing--A telecommunications network configuration in which signals are transported simultaneously along two different paths so that if one cable is cut, traffic can continue in the other direction without interruption to its destination. The Company's networks generally provide diverse access routing.

  DS-0, DS-1, DS-3--Standard telecommunications industry digital signal formats, which are distinguishable by bit rate (the number of binary digits (0 and 1) transmitted per second). DS-0 service has a bit rate of up to 64 kilobits per second. DS-1 service has a bit rate of 1.544 megabits per second and DS-3 service has a bit rate of 45 megabits per second.

  FCC--Federal Communications Commission

  Fiber Mile--The number of route miles installed (excluding pending installations) along a telecommunications path multiplied by the number of fibers along that path. See the definition of "route mile" below.

  Fiber Optics--Fiber optic cable is the medium of choice for the telecommunications and cable industries. Fiber is immune to electrical interference and environmental factors that affect copper wiring and satellite transmission. Fiber optic technology involves sending laser light pulses across glass strands in order to transmit digital information. A strand of fiber optic cable is as thick as a human hair yet is said to have more bandwidth capacity than copper cable the size of a telephone pole.

  Fiber Optic Ring Network--Most CAPs have built their networks in ring configurations in order to ensure that, if one segment of a network is damaged or cut, the traffic is simply re-routed and sent to its destination in the opposite direction. The Company uses a "self-healing" optical fiber ring architecture known as SONET.

  Frame Relay--Frame relay is a high speed data packet switching service used to transmit data between computers. Frame relay supports data units of variable lengths at access speeds ranging from 56 kilobits to 1.5 megabits. This service is appropriate for connecting LANs, but is not appropriate for voice and video applications due to the variable delays which can occur. Frame relay was designed to operate at higher speeds on modern fiber optic networks.

  Frame Relay Service--Data communications service that functions as a fast packet transport service of variable length data packets between customer designated locations and supports the establishment of software defined logical connections and circuits that act as private facilities on a public platform.

  Hubs--Collection centers located centrally in an area where telecommunications traffic can be aggregated at a central point for transport and distribution.

  Interconnection Decisions--Rulings by the FCC announced in September 1992 and August 1993, which require the RBOCs and most other LECs to provide interconnection in LEC-COs to any CAP, IXC or end user seeking such interconnection for the provision of interstate special access and switched access transport services.

  InterLATA Calls--InterLATA calls are calls that pass from one LATA to another. Typically, these calls are referred to as long distance calls. The Telecommunications Act establishes procedures under which the RBOCs can receive authority to provide interLATA services.

  IntraLATA Calls--IntraLATA calls, also known as short haul calls, are those calls that originate and terminate within the same LATA. All states allow intraLATA competition, but dialing parity still does not exist in most states and very little LEC intraLATA revenue has been won by competitors.

  IXC (Interexchange or Long Distance Carriers)--Usually referred to as long distance carriers. There are many facilities-based IXCs, including AT&T, MCI, WorldCom and Sprint, as well as a few CAPs that provide interexchange service.

  Kilobit--One thousand bits of information. The information-carrying capacity (i.e., bandwidth of a circuit may be measured in "kilobits per second.")

  LANs (Local Area Networks)--The interconnection of computers for the purpose of sharing files, programs and various devices such as work stations, printers and high-speed modems. LANs may include dedicated computers or file servers that provide a centralized source of shared files and programs.

  LATAs--The geographically defined Local Access and Transport Areas in which LECs are authorized by the MFJ to provide local exchange services. These LATAs roughly reflect the population density of their respective states (for example California has 11 LATAs while Wyoming has one). There are 164 LATAs in the United States.

  LEC (Local Exchange Carrier)--A company providing local telephone services.

  LEC-CO--Local Exchange Carrier's Central Office.

  Local Exchange Areas--A geographic area determined by the appropriate state regulatory authority in which local calls generally are transmitted without toll charges to the calling or called party.

  LSO--Local Serving Office of the incumbent LEC.

  Megabit--One million bits of information. The information-carrying capacity (i.e., bandwidth) of a circuit may be measured in "megabits per second."

  MFJ (Modified Final Judgment)--The MFJ was a consent decree entered into in 1982 between AT&T and the Department of Justice which forced the breakup of the old Bell System through the divestiture of the seven separate Regional Bell Operating Companies (RBOCs) from AT&T. Divestiture resulted in two distinct segments of the telecommunications service market: local and long distance. This laid the groundwork for intense competition in the long distance industry, but essentially created seven separate regionally-based local exchange service monopolies. The Telecommunications Act removes most MFJ restrictions on a prospective basis from AT&T and the RBOCs.

  Network Systems Integration--Involves the creation of a turnkey telecommunications network including (i) route and site selection and obtaining rights of way and legal authorizations to install the network; (ii) design and engineering of the system, including technology and vendor assessment and selection, determining fiber optic circuit capacity, and establishing reliability/flexibility standards; and (iii) project and construction management, including contract negotiations, purchasing and logistics, installation as well as testing and construction management.

  Number Portability--The ability of an end user to change local exchange carriers while retaining the same telephone number.

  Off-Net--A customer that is not physically connected to one of the Company's networks but who is accessed through interconnection with a LEC network.

  On-Net--A customer that is physically connected to one of the Company's networks.

  Overlash--An aerial cable construction technique that involves the attachment of a new cable to an existing cable by placing the new cable beside the existing cable, and lashing (or binding) the two cables together by means of a lashing wire that is wrapped around both cables. This technique allows for the addition of new cable facilities utilizing existing pole attachments without the requirement for additional space on the pole.

  PCS (Personal Communications Service)--A type of wireless telephone system that uses light, inexpensive handheld sets and communicates via low power antennas.

  PBX--A Private Branch Exchange is a switching system within an office building which allows calls from outside to be routed directly to the individual or through a central number. A PBX also allows for calling within an office by way of four digit extensions. Centrex is a service which can simulate this service from an outside switching source, thereby eliminating the need for a large capital expenditure on a PBX.

  Physical Collocation--Physical Collocation occurs when a CAP places its own network connection equipment inside the LEC-CO. The Telecommunications Act gives the FCC authority to mandate physical collocation. See Virtual Collocation.

  POPs (Points of Presence)--Locations where an IXC has installed transmission equipment in a service area that serves as, or relays calls to, a network switching center of that IXC.

  Private Line--A private, dedicated telecommunications connection between different end user locations (excluding IXC POPs).

  Private Line Data Interconnect Service--A data transport service utilizing data products and private line facilities that are packaged together with data products.

  Public Switched Network--That portion of a LEC's network available to all users generally on a shared basis (i.e., not dedicated to a particular user).

  Public Utility Commission--A state regulatory body which regulates utilities, including telephone companies providing intrastate services. In some states this regulatory body may have a different name, such as public service commission.

  RBOCs (Regional Bell Operating Companies)--The seven local telephone companies established by the MFJ. The RBOCs were prohibited from providing interLATA services and from manufacturing telecommunications equipment under the MFJ, but the Telecommunications Act of 1996 establishes procedures for lifting these restrictions.

  Reciprocal Compensation--The compensation paid by a local carrier for termination of a local call on the network of a competing carrier which is obligated to pay a comparable charge to terminate traffic on the network of the first carrier. Reciprocal compensation is distinct from the one way access charges by which the IXCs compensate LEC's for originating or terminating traffic.

  Redundant Electronics--A telecommunications facility using two separate electronic devices to transmit a telecommunications signal so that if one device malfunctions, the signal may continue without interruption.

  Remote Modules (or Remote Switching Modules)--Telephone switching units that are attached to a host switch (usually via DS1 lines) in a different geographic location. Remote modules provide the capability of offering switching functionality to areas that will not economically support a host switch.

  Rights of Way--Rights of certain entities (usually utility, cable TV or telephone companies and local government agencies) to "pass over" or place facilities on, over, or underneath property. This includes the ability to place cable on poles, in conduit, and to bury cable underground.

  Route Miles--The number of miles of the telecommunications path in which fiber optic cables are installed as it would appear on a network map.

  Second and Third Tier Markets--Metropolitan markets in the United States with population bases ranging from 250,000 to two million.

  Special Access Services--The lease of private, dedicated telecommunications lines or "circuits" along the network of a LEC or a CAP, which lines or circuits run to or from the IXC POPs. Examples of special access services are telecommunications lines running between POPs of a single IXC, from one IXC POP to the POP of another IXC or from an end user to its IXC POP. Special access services do not require the use of switches.

  SONET (Synchronous Optical Network)--SONET is the electronics and network architecture which enable transmission of voice, video and data (multimedia) at very high speeds. This state-of-the-art self-healing ring network offers advantages over older linear networks in that a cut line or equipment failure can be overcome by re-routing calls within the network. If the line is cut, the traffic is simply reversed and sent to its destination around the other side of the ring.

  Switch--A sophisticated computer that accepts instructions from a caller in the form of a telephone number. Like an address on an envelope, the numbers tell the switch where to route the call. The switch opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is a process of interconnecting circuits to form a transmission path between users. Switches allow local telecommunications service providers to connect calls directly to their destination, while providing advanced features and recording connection information for future billing.

  Switched Access Transport Services--Transportation of switched traffic along dedicated lines between the LEC central offices and IXC POPs.

  Switched Services--Services which utilize a switch, as opposed to dedicated services which are non-switched. These services are the greatest source of revenue for carriers.

  Switched Traffic--Telecommunications traffic along a switched network.

  Virtual Collocation--Virtual collocation is an alternative to physical collocation in which the CAPs connect their equipment to the LECs facilities from a remote location and request that the LEC install the necessary electronics in its central office which is then leased by the LEC to the CAP for charges which are generally higher than the charges for physical collocation. However, the CAP avoids payment of the initial capital costs for the leased facilities which the CAP must incur under physical collocation.

  Voice Grade Equivalent Circuit--One DS-0. One voice grade equivalent circuit is equal to 64 kilobits of bandwidth per second.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-SENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTA-TION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE REGISTRANT. NEI-THER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICA-TION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE REGISTRANT SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL CONSTITUTES AN OFFER OR SOLICITATION BY ANYONE IN ANY JU-RISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                ---------------

                               TABLE OF CONTENTS



                                                                            PAGE
                                                                            ----
Available Information.....................................................    3
Prospectus Summary........................................................    4
The Exchange Offer........................................................   10
Summary Description of Exchangeable Preferred Stock and Exchange
 Debentures ..............................................................   12
Risk Factors..............................................................   18
The Exchange Offer........................................................   28
Use of Proceeds...........................................................   37
Capitalization............................................................   38
Selected Consolidated Financial Data......................................   39
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   40
Business..................................................................   50
Competition...............................................................   65
Regulation................................................................   66
Management................................................................   75
Security Ownership of Certain Beneficial Owners and Management............   80
Certain Relationships and Transactions....................................   81
Description of Securities.................................................   83
Description of Exchange Debentures........................................  103
Description of Certain Indebtedness.......................................  132
Description of Capital Stock..............................................  134
Certain Federal Income Tax Considerations.................................  136
Plan of Distribution......................................................  143
Legal Matters.............................................................  143
Experts...................................................................  143
Index to Consolidated Financial Statements................................  F-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $200,000,000


                                      LOGO
                  [LOGO OF HYPERION TYELECOMMUNICATIONS, INC.]

             12 7/8% SENIOR EXCHANGEABLE REDEEMABLE PREFERRED STOCK
                               DUE 2007, SERIES B

                          --------------------------

                                  PROSPECTUS

                          --------------------------


                                          , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law provides in general that a corporation may indemnify its directors, officers, employees or agents against expenditures (including judgments, fines, amounts paid in settlement and attorneys' fees) made by them in connection with certain lawsuits to which they may be made parties by reason of their being directors, officers, employees or agents and shall so indemnify such persons against expenses (including attorneys' fees) if they have been successful on the merits or otherwise. The bylaws of Hyperion provide for indemnification of the officers and directors of Hyperion to the full extent permissible under Delaware law.

  Hyperion's Certificate of Incorporation also provides, pursuant to Section 102(b)(7) of the Delaware General Corporation Law, that directors of Hyperion shall not be personally liable to Hyperion, respectively, or its stockholders for monetary damages for breach of fiduciary duty as a director for acts or omissions, provided that directors shall nonetheless be liable for breaches of the duty of loyalty, bad faith, intentional misconduct, knowing violations of law, unlawful distributions to stockholders, or transactions from which a director derived an improper personal benefit.

ITEM 21. EXHIBITS

  (a) The following is a complete list of Exhibits filed as part of this Registration Statement, which are incorporated herein:

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
     2.1     Purchase Agreement effective as of May 13, 1996 between Teleport
             Communications Group Inc. and Hyperion Telecommunications of
             Florida, Inc. (Incorporated herein by reference is Exhibit 2.1 to
             Registration Statement No. 333-06957 on Form S-4.)
     3.1     Certificate of Incorporation of Registrant, together with all amendments thereto. (Incorporated herein by reference is Exhibit
             3.01 to Registrant's Current Report on Form 8-K for the event dated October 9, 1997.)
     3.2     Bylaws of Registrant. (Incorporated herein by reference is Exhibit
             3.2 to Registration Statement No. 333-12619 on Form S-1.)
     4.1     Indenture, dated as of April 15, 1996, between the Registrant and
             Bank of Montreal Trust Company. (Incorporated herein by reference is Exhibit 4.1 to Registration Statement No. 333-06957 on Form S-
             4.)
     4.2     First Supplemental Indenture, dated as of September 11, 1996, between, the Registrant and Bank of Montreal Trust Company.
             (Incorporated herein by reference is Exhibit 4.2 to Registration
             Statement No. 333-12619 on Form S-4.)
     4.3     Form of 13% Senior Discount Note. (Incorporated herein by
             reference is Exhibit 4.3 to Registration Statement No. 333-12619
             on Form S-4.)
     4.4     Registration Rights Agreement dated as of April 15, 1996, between the Registrant and the Initial Purchasers. (Incorporated herein by reference is Exhibit 4.3 to Registration Statement No. 333-06957
             on Form S-4.)
     4.5     Subordinated Note dated April 15, 1996 by the Company in favor of
             Adelphia. (Incorporated herein by reference is Exhibit 4.3 to
             Quarterly Report on Form 10-Q for the quarter ended September 30,
             1996 (File No. 0-21605).)

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
  4.6        Form of Class A Common Stock Certificate. (Incorporated herein by reference is Exhibit 4.1 to Registrant's Registration Statement on
             Form 8-A, dated October 23, 1996.)
  4.7        Indenture, dated as of August 27, 1997, with respect to the
             Registrant's 12 1/4% Senior Secured Notes due 2004, between the
             Registrant and the Bank of Montreal Trust Company. (Incorporated
             herein by reference is Exhibit 4.01 to Form 8-K dated August 27,
             1997 (File No. 0-21605).)
  4.8        Form of 12 1/4% Senior Secured Note due 2004 (contained in Exhibit
             4.7)
  4.9        Pledge Agreement between the Registrant and the Bank of Montreal
             Trust Company as Collateral Agent, dated as of August 27, 1997.
             (Incorporated herein by reference is Exhibit 4.03 to Form 8-K dated August 27, 1997 (File No. 0-21605).)
 4.10        Registration Rights Agreement between the Registrant and the
             Initial Purchasers, dated August 27, 1997, regarding the 12 1/4%
             Senior Secured Notes due 2004. (Incorporated herein by reference is Exhibit 4.04 to Form 8-K dated August 27, 1997 (File No. 0-
             21605).)
 4.11        Pledge, Escrow and Disbursement Agreement, between the Registrant and the Bank of Montreal Trust Company, dated as of August 27,
             1997. (Incorporated herein by reference is Exhibit 4.05 to Form 8-
             K dated August 27, 1997 (File No. 0-21605).)
 4.12        Second Supplemental Indenture, dated as of August 27, 1997, between the Registrant and the Bank of Montreal Trust Company,
             regarding the Registrant's 13% Senior Discount Notes due 2003.
             (Incorporated herein by reference is Exhibit 4.06 to Form 8-K dated August 27, 1997 (File No. 0-21605).)
 4.13        Certificate of Designation for 12 7/8% Series A and Series B
             Senior Exchangeable Redeemable Preferred Stock due 2007.
             (Contained in Exhibit 3.01 to Registrant's Current Report on Form
             8-K for the event dated October 9, 1997 which is incorporated herein by reference.)
 4.14        Form of Certificate for 12 7/8% Senior Exchangeable Redeemable
             Preferred Stock due 2007. (Incorporated herein by reference is
             Exhibit 4.02 to the Registrant's Current Report on Form 8-K for
             the event dated October 9, 1997.)
 4.15        Form of Indenture, with respect to the Registrant's 12 7/8% Senior
             Subordinated Exchange Debentures due 2007. (Contained as Annex A
             in Exhibit 3.01 to Registrant's Current Report on Form 8-K for the
             event dated October 9, 1997 which is incorporated herein by reference.)
 4.16        Registration Rights Agreement between the Registrant and the
             Initial Purchaser dated October 9, 1997, regarding the 12 7/8%
             Senior Exchangeable Redeemable Preferred Stock due 2007.
             (Incorporated herein by reference is Exhibit 4.04 to the
             Registrant's Current Report on Form 8-K for the event dated
             October 9, 1997.)
  5.1*       Opinion of Buchanan Ingersoll Professional Corporation.
 10.1        Purchase Agreement dated as of April 10, 1996 between the
             Registrant and Bear, Stearns & Co. Inc., Chase Securities Inc. and
             NationsBanc Capital Markets, Inc. (collectively, the "Initial
             Purchasers"). (Incorporated herein by reference is Exhibit 1.1 to
             Registration Statement No. 333-06957 on Form S-4.)
 10.2        Employment Agreement between the Registrant and Charles R.
             Drenning. (Incorporated herein by reference is Exhibit 10.1 to
             Registration Statement No. 333-06957 on Form S-4.)

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
     10.3    Employment Agreement between the Registrant and Paul D. Fajerski.
             (Incorporated herein by reference is Exhibit 10.2 to Registration
             Statement No. 333-06957 on Form S-4.)
     10.4    Employment Agreement between the Registrant and Randolph S.
             Fowler. (Incorporated herein by reference is Exhibit 10.3 to
             Registration Statement No. 333-06957 on Form S-4.)
     10.5    Pre-Incorporation and Shareholder Restrictive Agreement between
             Adelphia, Paul D. Fajerski, Charles R. Drenning and Randolph S.
             Fowler. (Incorporated herein by reference is Exhibit 10.5 to
             Registration Statement No. 333-06957 on Form S-4.)
     10.6    Term Loan Note dated May 10, 1996 between Charles R. Drenning in favor of Registrant in the amount of $1,000,000. (Incorporated herein by reference is Exhibit 10.6 to Registration Statement No.
             333-06957 on Form S-4.)
     10.7    Term Loan Note dated May 10, 1996 between Paul D. Fajerski in favor of Registrant in the amount of $1,000,000. (Incorporated herein by reference is Exhibit 10.7 to Registration Statement No.
             333-06957 on Form S-4.)
     10.8    Term Loan Note dated May 10, 1996 between Randolph S. Fowler in favor of Registrant in the amount of $1,000,000. (Incorporated herein by reference is Exhibit 10.8 to Registration Statement No.
             333-06957 on Form S-4.)
     10.9    Term Loan and Stock Pledge Agreement dated May 10, 1996 between the Registrant and Charles R. Drenning. (Incorporated herein by reference is Exhibit 10.9 to Registration Statement No. 333-06957
             on Form S-4.)
    10.10    Term Loan and Stock Pledge Agreement dated May 10, 1996 between the Registrant and Paul D. Fajerski. (Incorporated herein by reference is Exhibit 10.10 to Registration Statement No. 333-06957
             on Form S-4.)
    10.11    Term Loan and Stock Pledge Agreement dated May 10, 1996 between the Registrant and Randolph S. Fowler. (Incorporated herein by reference is Exhibit 10.11 to Registration Statement No. 333-06957
             on Form S-4.)
    10.12    Letter Agreement dated March 19, 1996 between the Registrant,
             Charles R. Drenning, Paul D. Fajerski, Randolph S. Fowler and
             Adelphia. (Incorporated herein by reference is Exhibit 10.12 to
             Registration Statement No. 333-06957 on Form S-4.)
    10.13    Warrant Agreement dated as of April 15, 1996, by and among
             Hyperion Telecommunications, Inc. and Bank of Montreal Trust
             Company. (Incorporated herein by reference is Exhibit 10.13 to
             Registration Statement No. 333-06957 on Form S-4.)
    10.14    Warrant Registration Rights Agreement dated as of April 15, 1996, by and among Hyperion Telecommunications, Inc. and the Initial
             Purchasers. (Incorporated herein by reference is Exhibit 10.14 to
             Registration Statement No. 333-06957 on Form S-4.)
    10.15    Form of Management Agreement. (Incorporated herein by reference is
             Exhibit 10.15 to Registration Statement No. 333-06957 on Form S-
             4.)
    10.16    Employment Agreement between Hyperion Telecommunications, Inc. and
             Daniel R. Milliard dated as of March 4, 1997. (Incorporated herein by reference is Exhibit 10.03 to Current Report on Form 8-K of
             Adelphia Communications Corporation dated May 1, 1997 (File Number
             0-16014).)

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
    10.17    1996 Long-Term Incentive Compensation Plan. (Incorporated herein by reference is Exhibit 10.17 to Registration Statement No. 333-
             13663 on Form S-1.)
    10.18    Registration Rights Agreement among Charles R. Drenning, Paul D.
             Fajerski, Randolph S. Fowler, Adelphia Communications Corporation
             and the Company. (Incorporated herein by reference is Exhibit
             10.18 to Registration Statement No. 333-13663 on Form S-1.)
    10.19    Registration Rights Agreement between Adelphia Communications
             Corporation and the Company. (Incorporated herein by reference is
             Exhibit 10.19 to Registration Statement No. 333-13663 on Form S-
             1.)
    10.20    Extension Agreement dated as of January 8, 1997, among Hyperion
             Telecommunications, Inc., Adelphia Communications Corporation,
             Charles R. Drenning, Paul D. Fajerski, Randolph S. Fowler, and six
             Trusts named therein. (Incorporated herein by reference is Exhibit
             10.04 to Current Report on Form 8-K of Adelphia Communications
             Corporation dated May 1, 1997 (File Number 0-16014).)
    10.21    Purchase Agreement among the Registrant, Bear Stearns & Co. Inc.,
             Chase Securities Inc., TD Securities (USA) Inc., CIBC Wood Gundy
             Securities Corp., and Scotia Capital Markets dated August 21,
             1997. (Incorporated herein by reference is Exhibit 10.01 to Form
             8-K dated August 27, 1997 (File No. 0-21605).)
    10.22    Purchase Agreement among the Registrant and Bear Stearns & Co.
             Inc. (the "Initial Purchaser") dated October 1, 1997 regarding the
             12 7/8% Senior Exchangeable Redeemable Preferred Stock due 2007.
             (Incorporated by reference is Exhibit 10.01 to the Registrant's
             Current Report on Form 8-K for the event dated October 9, 1997.)
     12.1*   Calculation of Ratio of Earnings to Combined Fixed Charges and
             Preferred Stock Dividends
     21.1    Subsidiaries of the Registrant (Incorporated herein by reference is Exhibit 21.1 to Registrant's Annual Report on Form 10-K for the
             fiscal year ended March 31, 1997.) (File Number 0-21605)
     23.1*   Consent of Buchanan Ingersoll Professional Corporation (contained in its opinion filed as Exhibit 5.01 hereto)
     23.2*   Consent of Deloitte & Touche LLP
     24.1*   Power of Attorney (appearing on signature page)
     99.1*   Form of Letter of Transmittal and Notice of Guaranteed Delivery

--------
*Filed herewith.

ITEM 22. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11, or 13 of the Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed part of the Registration Statement as of the time it was declared effective.

  (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at such time shall be deemed to be the initial bona fide offering thereof.

  (3) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ((S)230.424(b) of this chapter), if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (3)(i) and (3)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (4) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (6) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
      1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coudersport, Commonwealth of Pennsylvania, on the 29th day of October, 1997.

                                          HYPERION TELECOMMUNICATIONS, INC.

                                          By:/s/ Timothy J. Rigas
                                             ----------------------------------
                                             Timothy J. Rigas
                                             Chief Financial Officer and
                                             Treasurer

                               POWER OF ATTORNEY

  Know All Men By These Presents that each person whose signature appears below constitutes and appoints Michael J. Rigas, Timothy J. Rigas, James P. Rigas and Daniel R. Milliard, and each of them, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for such person and in such person's name, place and stead, in any and all amendments (including post-effective amendments to this Registration Statement) and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                        TITLE                   DATE

/s/ John Rigas                 Chairman and Director           October 29,
-----------------------------                                  1997
John Rigas

/s/ Michael J. Rigas           Vice Chairman and Director      October 29,
-----------------------------                                  1997
Michael J. Rigas

/s/ Timothy J. Rigas           Vice Chairman, Treasurer,       October 29,
-----------------------------  Chief Financial Officer and     1997
Timothy J. Rigas               Director

/s/ James P. Rigas             Vice Chairman, Chief            October 29,
-----------------------------  Executive Officer and           1997
James P. Rigas                 Director

/s/ Daniel R. Milliard         President, Chief Operating      October 29,
-----------------------------  Officer, Secretary and          1997
Daniel R. Milliard             Director

          SIGNATURE                        TITLE                   DATE

/s/ Charles R. Drenning        Senior Vice President and       October 29,1997
-----------------------------  Director
Charles R. Drenning

/s/ Paul D. Fajerski           Senior Vice President and       October 29,
-----------------------------  Director                        1997
Paul D. Fajerski

/s/ Randloph S. Fowler         Senior Vice President and       October 29,
-----------------------------  Director                        1997
Randolph S. Fowler

/s/ Pete J. Metros             Director                        October 29,
-----------------------------                                  1997
Pete J. Metros

/s/ James L. Gray              Director                        October 29,
-----------------------------                                  1997
James L. Gray

/s/ Edward E. Babcock, Jr.     Chief Accounting Officer and    October 29,
-----------------------------  Assistant Secretary             1997
Edward E. Babcock, Jr.

                                 EXHIBIT INDEX

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
     2.1     Purchase Agreement effective as of May 13, 1996 between Teleport
             Communications Group Inc. and Hyperion Telecommunications of
             Florida, Inc. (Incorporated herein by reference is Exhibit 2.1 to
             Registration Statement No. 333-06957 on Form S-4.)
     3.1     Certificate of Incorporation of Registrant, together with all amendments thereto. (Incorporated herein by reference is Exhibit
             3.01 to Registrant's Current Report on Form 8-K for the event dated October 9, 1997.)
     3.2     Bylaws of Registrant. (Incorporated herein by reference is Exhibit
             3.2 to Registration Statement No. 333-12619 on Form S-1.)
     4.1     Indenture, dated as of April 15, 1996, between the Registrant and
             Bank of Montreal Trust Company. (Incorporated herein by reference is Exhibit 4.1 to Registration Statement No. 333-06957 on Form S-
             4.)
     4.2     First Supplemental Indenture, dated as of September 11, 1996, between, the Registrant and Bank of Montreal Trust Company.
             (Incorporated herein by reference is Exhibit 4.2 to Registration
             Statement No. 333-12619 on Form S-4.)
     4.3     Form of 13% Senior Discount Note. (Incorporated herein by
             reference is Exhibit 4.3 to Registration Statement No. 333-12619
             on Form S-4.)
     4.4     Registration Rights Agreement dated as of April 15, 1996, between the Registrant and the Initial Purchasers. (Incorporated herein by reference is Exhibit 4.3 to Registration Statement No. 333-06957
             on Form S-4.)
     4.5     Subordinated Note dated April 15, 1996 by the Company in favor of
             Adelphia. (Incorporated herein by reference is Exhibit 4.3 to
             Quarterly Report on Form 10-Q for the quarter ended September 30,
             1996 (File No. 0-21605).)
     4.6     Form of Class A Common Stock Certificate. (Incorporated herein by reference is Exhibit 4.1 to Registrant's Registration Statement on
             Form 8-A, dated October 23, 1996.)
     4.7     Indenture, dated as of August 27, 1997, with respect to the
             Registrant's 12 1/4% Senior Secured Notes due 2004, between the
             Registrant and the Bank of Montreal Trust Company. (Incorporated
             herein by reference is Exhibit 4.01 to Form 8-K dated August 27,
             1997 (File No. 0-21605).)
     4.8     Form of 12 1/4% Senior Secured Note due 2004 (contained in Exhibit
             4.7)
     4.9     Pledge Agreement between the Registrant and the Bank of Montreal
             Trust Company as Collateral Agent, dated as of August 27, 1997.
             (Incorporated herein by reference is Exhibit 4.03 to Form 8-K dated August 27, 1997 (File No. 0-21605).)
    4.10     Registration Rights Agreement between the Registrant and the
             Initial Purchasers, dated August 27, 1997, regarding the 12 1/4%
             Senior Secured Notes due 2004. (Incorporated herein by reference is Exhibit 4.04 to Form 8-K dated August 27, 1997 (File No. 0-
             21605).)
    4.11     Pledge, Escrow and Disbursement Agreement, between the Registrant and the Bank of Montreal Trust Company, dated as of August 27,
             1997. (Incorporated herein by reference is Exhibit 4.05 to Form 8-
             K dated August 27, 1997 (File No. 0-21605).)

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
    4.12     Second Supplemental Indenture, dated as of August 27, 1997, between the Registrant and the Bank of Montreal Trust Company,
             regarding the Registrant's 13% Senior Discount Notes due 2003.
             (Incorporated herein by reference is Exhibit 4.06 to Form 8-K dated August 27, 1997 (File No. 0-21605).)
    4.13     Certificate of Designation for 12 7/8% Series A and Series B
             Senior Exchangeable Redeemable Preferred Stock due 2007.
             (Contained in Exhibit 3.01 to Registrant's Current Report on Form
             8-K for the event dated October 9, 1997 which is incorporated herein by reference.)
    4.14     Form of Certificate for 12 7/8% Senior Exchangeable Redeemable
             Preferred Stock due 2007. (Incorporated herein by reference is
             Exhibit 4.02 to the Registrant's Current Report on Form 8-K for
             the event dated October 9, 1997.)
    4.15     Form of Indenture, with respect to the Registrant's 12 7/8% Senior
             Subordinated Exchange Debentures due 2007. (Contained as Annex A
             in Exhibit 3.01 to Registrant's Current Report on Form 8-K for the
             event dated October 9, 1997 which is incorporated herein by reference.)
    4.16     Registration Rights Agreement between the Registrant and the
             Initial Purchaser dated October 9, 1997, regarding the 12 7/8%
             Senior Exchangeable Redeemable Preferred Stock due 2007.
             (Incorporated herein by reference is Exhibit 4.04 to the
             Registrant's Current Report on Form 8-K for the event dated
             October 9, 1997.)
     5.1*    Opinion of Buchanan Ingersoll Professional Corporation.
    10.1     Purchase Agreement dated as of April 10, 1996 between the
             Registrant and Bear, Stearns & Co. Inc., Chase Securities Inc. and
             NationsBanc Capital Markets, Inc. (collectively, the "Initial
             Purchasers"). (Incorporated herein by reference is Exhibit 1.1 to
             Registration Statement No. 333-06957 on Form S-4.)
    10.2     Employment Agreement between the Registrant and Charles R.
             Drenning. (Incorporated herein by reference is Exhibit 10.1 to
             Registration Statement No. 333-06957 on Form S-4.)
    10.3     Employment Agreement between the Registrant and Paul D. Fajerski.
             (Incorporated herein by reference is Exhibit 10.2 to Registration
             Statement No. 333-06957 on Form S-4.)
    10.4     Employment Agreement between the Registrant and Randolph S.
             Fowler. (Incorporated herein by reference is Exhibit 10.3 to
             Registration Statement No. 333-06957 on Form S-4.)
    10.5     Pre-Incorporation and Shareholder Restrictive Agreement between
             Adelphia, Paul D. Fajerski, Charles R. Drenning and Randolph S.
             Fowler. (Incorporated herein by reference is Exhibit 10.5 to
             Registration Statement No. 333-06957 on Form S-4.)
    10.6     Term Loan Note dated May 10, 1996 between Charles R. Drenning in favor of Registrant in the amount of $1,000,000. (Incorporated herein by reference is Exhibit 10.6 to Registration Statement No.
             333-06957 on Form S-4.)
    10.7     Term Loan Note dated May 10, 1996 between Paul D. Fajerski in favor of Registrant in the amount of $1,000,000. (Incorporated herein by reference is Exhibit 10.7 to Registration Statement No.
             333-06957 on Form S-4.)
    10.8     Term Loan Note dated May 10, 1996 between Randolph S. Fowler in favor of Registrant in the amount of $1,000,000. (Incorporated herein by reference is Exhibit 10.8 to Registration Statement No.
             333-06957 on Form S-4.)

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
     10.9    Term Loan and Stock Pledge Agreement dated May 10, 1996 between the Registrant and Charles R. Drenning. (Incorporated herein by reference is Exhibit 10.9 to Registration Statement No. 333-06957
             on Form S-4.)
    10.10    Term Loan and Stock Pledge Agreement dated May 10, 1996 between the Registrant and Paul D. Fajerski. (Incorporated herein by reference is Exhibit 10.10 to Registration Statement No. 333-06957
             on Form S-4.)
    10.11    Term Loan and Stock Pledge Agreement dated May 10, 1996 between the Registrant and Randolph S. Fowler. (Incorporated herein by reference is Exhibit 10.11 to Registration Statement No. 333-06957
             on Form S-4.)
    10.12    Letter Agreement dated March 19, 1996 between the Registrant,
             Charles R. Drenning, Paul D. Fajerski, Randolph S. Fowler and
             Adelphia. (Incorporated herein by reference is Exhibit 10.12 to
             Registration Statement No. 333-06957 on Form S-4.)
    10.13    Warrant Agreement dated as of April 15, 1996, by and among
             Hyperion Telecommunications, Inc. and Bank of Montreal Trust
             Company. (Incorporated herein by reference is Exhibit 10.13 to
             Registration Statement No. 333-06957 on Form S-4.)
    10.14    Warrant Registration Rights Agreement dated as of April 15, 1996, by and among Hyperion Telecommunications, Inc. and the Initial
             Purchasers. (Incorporated herein by reference is Exhibit 10.14 to
             Registration Statement No. 333-06957 on Form S-4.)
    10.15    Form of Management Agreement. (Incorporated herein by reference is
             Exhibit 10.15 to Registration Statement No. 333-06957 on Form S-
             4.)
    10.16    Employment Agreement between Hyperion Telecommunications, Inc. and
             Daniel R. Milliard dated as of March 4, 1997. (Incorporated herein by reference is Exhibit 10.03 to Current Report on Form 8-K of
             Adelphia Communications Corporation dated May 1, 1997 (File Number
             0-16014).)
    10.17    1996 Long-Term Incentive Compensation Plan. (Incorporated herein by reference is Exhibit 10.17 to Registration Statement No. 333-
             13663 on Form S-1.)
    10.18    Registration Rights Agreement among Charles R. Drenning, Paul D.
             Fajerski, Randolph S. Fowler, Adelphia Communications Corporation
             and the Company. (Incorporated herein by reference is Exhibit
             10.18 to Registration Statement No. 333-13663 on Form S-1.)
    10.19    Registration Rights Agreement between Adelphia Communications
             Corporation and the Company. (Incorporated herein by reference is
             Exhibit 10.19 to Registration Statement No. 333-13663 on Form S-
             1.)
    10.20    Extension Agreement dated as of January 8, 1997, among Hyperion
             Telecommunications, Inc., Adelphia Communications Corporation,
             Charles R. Drenning, Paul D. Fajerski, Randolph S. Fowler, and six
             Trusts named therein. (Incorporated herein by reference is Exhibit
             10.04 to Current Report on Form 8-K of Adelphia Communications
             Corporation dated May 1, 1997 (File Number 0-16014).)
    10.21    Purchase Agreement among the Registrant, Bear Stearns & Co. Inc.,
             Chase Securities Inc., TD Securities (USA) Inc., CIBC Wood Gundy
             Securities Corp., and Scotia Capital Markets dated August 21,
             1997. (Incorporated herein by reference is Exhibit 10.01 to Form
             8-K dated August 27, 1997 (File No. 0-21605).)

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
    10.22    Purchase Agreement among the Registrant and Bear Stearns & Co.
             Inc. (the "Initial Purchaser") dated October 1, 1997 regarding the
             12 7/8% Senior Exchangeable Redeemable Preferred Stock due 2007.
             (Incorporated by reference is Exhibit 10.01 to the Registrant's
             Current Report on Form 8-K for the event dated October 9, 1997.)
     12.1*   Calculation of Ratio of Earnings to Combined Fixed Charges and
             Preferred Stock Dividends
     21.1    Subsidiaries of the Registrant (Incorporated herein by reference is Exhibit 21.1 to Registrant's Annual Report on Form 10-K for the
             fiscal year ended March 31, 1997.) (File Number 0-21605)
     23.1*   Consent of Buchanan Ingersoll Professional Corporation (contained in its opinion filed as Exhibit 5.01 hereto)
     23.2*   Consent of Deloitte & Touche LLP
     24.1*   Power of Attorney (appearing on signature page)
     99.1*   Form of Letter of Transmittal and Notice of Guaranteed Delivery

--------
*Filed herewith.